As filed with the Securities and Exchange Commission on August 31, 2026.

Registration No. 333-297372

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________________________

AMENDMENT NO. 1 TO

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_______________________________

Tailored Brands, Inc.
(Exact name of registrant as specified in its charter)

_______________________________

Delaware	5600	85-3990200
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

530 7th Avenue, 7th Floor
New York, New York 10018
(281) 776-7575
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

_______________________________

John Tighe
Chief Executive Officer
530 7th Avenue, 7th Floor
New York, New York 10018
(281) 776-7575

(Name, address, including zip code and telephone number, including area code, of agent for service)

_______________________________

Copies of all communications, including communications sent to agent for service, should be sent to:

Christian O. Nagler P.C. Ross M. Leff P.C. Rebecca A. Cho Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 (212) 446-4800	Yen Chu Chief Legal Officer and Corporate Secretary 530 7th Avenue, 7th Floor New York, New York 10018 (281) 776-7575	Maurice Blanco Marcel Fausten Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000

_______________________________

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment, which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We and the selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated August 31, 2026

            Shares

Tailored Brands, Inc.

Common Stock

_____________________________

This is an initial public offering of Tailored Brands, Inc. We are offering            shares of our common stock, par value $0.001 per share, and the selling stockholders identified in this prospectus are offering an additional            shares of our common stock. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders.

Prior to this offering, there has been no public market for our common stock. It is currently estimated that the initial public offering price per share will be between $            and $            . We have applied to list our common stock on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “MW”.

Immediately after this offering, Silver Point Capital, L.P. (“Silver Point” or “Principal Stockholder”), will beneficially own approximately            % of our common stock (or            % of our common stock if the underwriters’ option to purchase additional shares is exercised in full). After the completion of this offering, we expect to be a “controlled company” within the meaning of the corporate governance standards of Nasdaq. See “Management — Controlled Company Exemption.”

_____________________________

Investing in our common stock involves risks. See “Risk Factors” beginning on page 23 of this prospectus.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us	$	$
Proceeds, before expenses, to the selling stockholders	$	$

____________

(1)    See “Underwriting” for a description of compensation to be paid to the underwriters.

Certain of our non-employee directors, including Peter Sachse (our current Executive Chairman of the Board of Directors and former Chief Executive Officer), have collectively provided indications of interest to purchase $           of shares of our common stock in this offering at the public offering price and on the same terms as the other purchasers in this offering. The underwriters will receive the same underwriting discount on any shares purchased by these parties as they will on any other shares sold to the public in this offering. Because these indications of interest are not binding agreements or commitments to purchase, the directors may determine to purchase more, less or no shares in this offering.

The selling stockholders have granted the underwriters an option to purchase up to an additional            shares of common stock from the selling stockholders at the initial offering price, less underwriting discounts and commissions, for 30 days after the date of this prospectus to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock against payment in New York, New York on or about            , 2026.

_____________________

Joint Bookrunning Managers
Goldman Sachs & Co. LLC	Morgan Stanley	Jefferies
BofA Securities	Evercore ISI	Guggenheim Securities	Wells Fargo Securities	Baird	Stifel

Co-Managers

Telsey Advisory Group
Fifth Third Securities	Academy Securities	Loop Capital Markets

Prospectus dated            , 2026

OUR VALUES

CUSTOMER FIRST
We put customers at the center of every decision

WIN TOGETHER
We win as a team and make a difference in our communities

BETTER EVERY DAY
We strive for excellence and continuous improvement

EVERYONE IS WELCOME
We value differences and know they make us better

ACT WITH INTEGRITY
We show up with courage to always do the right thing

TAILORED BRANDS

MEN'S WEARHOUSE

JoS. A. BANK

Moores®
CLOTHING FOR MEN

K&G FASHION SUPERSTORE

# 1,000+

STORES

# 8.8MM

TOTAL CUSTOMERS IN FY 2025

# $2.5BN

FY 2025 NET SALES

# $217MM

FY 2025 NET INCOME

# $411MM

FY 2025 ADJ. EBITDA

Through and including            , 2026 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

i

ABOUT THIS PROSPECTUS

Unless the context otherwise requires, all references in this prospectus to the “Company,” “Tailored Brands,” “TBI,” “we,” “us,” “our,” or similar terms refer to Tailored Brands, Inc. and its consolidated subsidiaries.

Neither we, the selling stockholders nor the underwriters have authorized anyone to provide you with information or make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We, the selling stockholders and the underwriters take no responsibility for, and provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: we, the selling stockholders and the underwriters have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons who come into possession of this prospectus and any applicable free writing prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus and any such free writing prospectus applicable to that jurisdiction.

TRADEMARKS AND COPYRIGHTS

We own or have rights to numerous service marks and trademarks that we use in connection with the operation of our business, including Men’s Wearhouse, Jos. A. Bank, Moores and K&G Fashion Superstore, as well as many others. We also have several service mark and trademark applications that are pending with the U.S. Patent and Trademark Office and anticipate filing additional applications in the future. We also own numerous registered service marks, trademarks and pending applications in other countries, including Canada. We also own several trade names, domain names and copyrights for use in our business. Solely for convenience, the trademarks, service marks, trade names and copyrights referred to in this prospectus may be listed without the ©, ®, ™ and ℠ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks, trade names and copyrights.

This prospectus may include trademarks, service marks or trade names of other companies. Our use or display of other parties’ trademarks, service marks or trade names in this prospectus is not intended to, and does not imply a relationship with, or endorsement or sponsorship of us or by us. All trademarks, service marks and trade names appearing in this prospectus are the property of their respective owners.

INDUSTRY AND MARKET DATA

We use market data and industry forecasts and projections throughout this prospectus, and in particular in the sections titled “Prospectus Summary” and “Business.” All industry and market data that are not cited as being from a specified source are from our internal analysis based upon data available from known sources or other proprietary research and analysis. We believe such data to be accurate as of the date of this prospectus. However, this information may prove to be inaccurate because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. Additionally, from time to time, we or third-party sources may change methodologies for information input or calculation, which may change the related results. In addition, our internal research is based upon our understanding of industry conditions, and such information has not been verified by any independent sources. You should be aware that market and other similar industry data included in this prospectus, and estimates and beliefs based on that data, may not be reliable. Any industry forecasts are based on data (including third-party data), models and experience of various professionals and are based on various assumptions, all of which are subject to change without notice. While we are not aware of any misstatements regarding any market or similar data presented herein, industry forecasts and projections involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” and “Cautionary Statement About Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent sources and by us.

Certain information in the text of this prospectus is contained in independent industry publications and other third-party sources. The sources of these independent industry publications and third-party data are provided below. Wherever possible, we leverage Circana POS Data. We augment or supplement Circana POS Data with Circana Consumer Survey Data to provide otherwise unavailable data, which our management believes creates a more complete picture of the market. With respect to data provided by Circana, all references to tailored clothing refers to men’s suits, sportcoats and dress pants, and all references to sportswear refers to men’s polo/golf, t-shirts, turtlenecks, other knit shirts, sweaters, dress shirts, woven shirts, jeans, casual pants and casual shorts.

•        Barna Group, New Research: Men vs. Women at Church (the “Barna Group Survey”).

•        Brides.com, 2018 American Wedding Study (the “Brides American Wedding Study”).

•        Center for Applied Research in the Apostolate, Frequently Requested Church Statistics, 2024 (the “CARA Church Statistics”).

•        Circana, LLC, Consumer Tracking Service, US, Men’s Footwear, Fashion and Leisure Categories, Dollar Sales, 12ME January 2026 (“Circana Consumer Footwear Data”). Tailored Brands uses the term “casual and formal” as its alternative to Fashion and Leisure Categories in the Circana data.

•        Circana, LLC, Consumer Tracking Service, US Apparel, Men’s Intended Wearer, Tailored Clothing, Dollar Sales, 12ME January 2026 (“Circana Consumer Apparel Data”). Circana’s Consumer Tracking Service is based on panelist survey responses and is representative of the U.S. men’s apparel market.

•        Circana, LLC, Consumer Tracking Service, US Apparel, Men’s Intended Wearer, Tailored Clothing, Dollar Sales, 12ME January 2026 (“Circana Consumer Survey Data”).

•        Circana, LLC, POS Tracking Service, Men’s Apparel Annual Historic POS and Forecasts, 2021 – 2028 (“Circana Historic POS Data”). Circana’s POS Tracking Service is an aggregation of selected retailers from the U.S. men’s apparel market.

•        Circana, LLC, POS Tracking Service, US, Men’s Apparel, Dress Pants, Sportcoats, Suits, Dollars, 12ME January 2026 (“Circana POS Data”). Circana’s POS Tracking Service is an aggregation of selected retailers from the U.S. men’s apparel market.

•        Circana, LLC, Future of Apparel (“Circana Future of Apparel Data”).

•        Consumer Edge (formerly Earnest Analytics), Fiscal Year 2025 Rental TAM and Rental Market Share Report (the “Consumer Edge Report”).

•        Morning Consult, Men’s Wearhouse Q4 2025 Overview (February 2026) (the “Morning Consult Men’s Wearhouse Overview”).

•        Morning Consult, Moores Overview – W4 (February 2026) (the “Morning Consult Moores Overview”).

•        National Center for Education Statistics, Digest of Education Statistics, Table 318.10 (the “National Center for Education Statistics”).

•        The Knot, 2026 Real Weddings Study (the “Knot Real Weddings Study”).

•        The National Funeral Directors Association, 2023 Consumer Awareness and Preferences Study (August 2023) (the “National Funeral Directors Association Study”).

•        U.S. Bureau of Labor Statistics, Current Population Survey Annual Averages (the “U.S. Bureau of Labor Statistics”).

•        U.S. Centers for Disease Control and Prevention, Provisional Number and Rates of Marriages, Divorces, and Annulments: United States, 2000 – 2023 (the “CDC Data”).

•        U.S. Centers for Disease Control and Prevention, Vital Statistics Rapid Release, Number 039 (September 2025) (the “CDC Vital Statistics Report”).

•        U.S. Census Bureau, American Community Survey, Sex by School Enrollment by Level of School by Type of School for the Population 3 Years and Over, 2025 (the “U.S. Census Bureau Community Study”).

•        U.S. Census Bureau, All Sectors: County Business Patterns, including ZIP Code Business Patterns, by Legal Form of Organization and Employment Size Class for the U.S., States, and Selected Geographies: 2018 and All Sectors: County Business Patterns, including ZIP Code Business Patterns, by Legal Form of Organization and Employment Size Class for the U.S., States, and Selected Geographies: 2023 (the “U.S. Census Bureau Department Stores Survey”).

BASIS OF PRESENTATION

Tailored Brands, Inc., the registrant whose name appears on the cover of this registration statement, is a corporation incorporated under the laws of the State of Delaware. We were originally formed as a corporation incorporated under the laws of the State of Delaware on November 20, 2020 under the name New TMW Topco Inc. and subsequently changed our name to Tailored Brands, Inc. on April 27, 2021.

This prospectus includes the (i) audited consolidated financial statements of TBI and its consolidated subsidiaries for the fiscal years ended January 31, 2026, February 1, 2025 and February 3, 2024, and as of January 31, 2026, and February 1, 2025 (together with the related notes thereto, the “Audited Consolidated Financial Statements”), and (ii) unaudited condensed consolidated financial statements of TBI and its consolidated subsidiaries for the six months ended August 1, 2026 and August 2, 2025, and as of August 1, 2026, August 2, 2025 and January 31, 2026 (together with the related notes thereto, the “Unaudited Condensed Consolidated Financial Statements” and, together with the Audited Consolidated Financial Statements, the “Consolidated Financial Statements”). The summary historical financial information presented in this prospectus has been derived from the Consolidated Financial Statements.

We follow the standard fiscal year of the retail industry, which ends on the Saturday closest to January 31. This typically results in a fifty-two-week year, but occasionally gives rise to an additional week, resulting in a fifty-three-week year. Fiscal years are designated in the Consolidated Financial Statements thereto, as well as the remainder of this prospectus, by the calendar year in which the fiscal year commenced. All references herein to our fiscal years are as follows:

Fiscal Year	Year Ended	Number of Weeks
Fiscal year 2026	January 30, 2027	52
Fiscal year 2025	January 31, 2026	52
Fiscal year 2024	February 1, 2025	52
Fiscal year 2023	February 3, 2024	53

Unless otherwise indicated, the information presented in this prospectus, other than our historical financial statements, is adjusted to reflect our          -for-1 forward split of our common stock (the “Stock Split”), occurring subsequent to the effectiveness of the registration statement of which this prospectus is a part, which will be effective upon filing of our third amended and restated certificate of incorporation (the “amended and restated certificate of incorporation”) prior to the completion of this offering. Certain numbers in this prospectus represent approximations due to required rounding in connection with the anticipated Stock Split. The actual numbers will not differ materially from such approximations.

Certain amounts, percentages and other figures presented in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals, dollars or percentage amounts of changes may not represent the arithmetic summation or calculation of the figures that precede them. All references to “U.S. dollars,” “dollars” or “$” are to the U.S. dollar.

v

NON-GAAP FINANCIAL MEASURES

In addition to financial information presented in accordance with generally accepted accounting principles in the United States (“GAAP”), such as net income, our management uses Adjusted EBITDA, Free cash flow and Comparable sales change on a constant currency basis, each of which is a non-GAAP financial measure.

Adjusted EBITDA, Free cash flow and Comparable sales change on a constant currency basis, as presented in this prospectus, are supplemental measures of our performance that are not required by, and are not presented in accordance with, GAAP. Adjusted EBITDA and Free cash flow are measures commonly used by financial analysts, investors and other interested parties in evaluating a company’s performance. We present Adjusted EBITDA to monitor and evaluate the performance of our business and believe the presentation of this measure enhances investors’ ability to analyze trends in our business and to evaluate our performance relative to other companies in our industry. We use Free cash flow as a supplemental measure to GAAP financial measures regarding the liquidity of our operations. We believe Comparable sales change on a constant currency basis helps our investors to better understand our underlying performance because it excludes the effects of foreign currency volatility that are not indicative of our actual results of operations. These non-GAAP financial measures, as used herein, are not necessarily comparable to similarly titled measures of other companies. The items excluded from such non-GAAP financial measures are significant in assessing our results of operations and liquidity.

Management uses these non-GAAP financial measures:

•        as a measurement of operating performance because it assists us in comparing the operating performance of our business on a consistent basis, as it removes the impact of items not directly resulting from our core operations;

•        for planning purposes, including the preparation of our internal annual operating budget and financial projections;

•        to evaluate the performance and effectiveness of our operational strategies; and

•        to evaluate our capacity to expand our business.

For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Performance Indicators and Non-GAAP Financial Measures — Non-GAAP Financial Measures” and the Consolidated Financial Statements included elsewhere in this prospectus.

Letter from our Chief Executive Officer John Tighe

To Our Prospective Shareholders,

When I joined Tailored Brands five years ago, many asked why I would join a company that sells suits at such a challenging time. My answer has been consistent: I joined a company with a mission — to help people look and feel their best during life’s most important moments. Today, I am more inspired by this mission than ever and humbled to lead iconic brands trusted by millions of customers every year and to represent our more than 14,000 team members.

Our business is built on genuine human connection: customers feeling welcomed, supported, and understood. For many men, buying a suit marks a significant milestone, whether it be a prom, graduation, first job, wedding or another defining life event. Every day, customers walk into our stores seeking guidance for these occasions. Helping them feel confident and at their best is at the heart of our culture. We strive to make every experience at Men’s Wearhouse, Jos. A. Bank, K&G, or Moores memorable.

Over the past five years we have transformed our business model, enhanced our customer value proposition, and delivered strong financial results. Our evolution began with a revitalization of our leadership team, and today approximately 67% of our senior executives have joined since 2021. Together, we have elevated our assortment, reinvigorated our rental business, optimized our store footprint, and invested in our organization for the long term.

As we write our next chapter as a public company, I would like to share what excites and inspires me most about our path forward:

•        Solving Customer Needs:    By putting the customer at the center of every strategic decision we make, we have become the preeminent menswear solutions provider and achieved unrivaled scale anchored in life’s recurring events. Our #1 positions across Tailored Clothing, Dress Shirts and Formalwear Rentals are a testament to the strength of our approach and provide a powerful foundation to broaden our impact.

•        Our Purpose-Driven Team:    Our team members bring a deep commitment to our mission, a passion for serving customers, and a shared set of values that guide every interaction. Our exceptional service is exemplified by our in-store tailors who have an average tenure of approximately 13 years and, together with the experience and leadership of our store managers, contribute to our superior Net Promoter Scores of 73 to 79 across our banners.

•        Our Growth Opportunity:    We are successfully introducing our brands to new customers and deepening our relationship with millions of previous customers. Our self-funded investments in highly productive new stores, a world-class marketing engine and a deeper presence in the $33 billion polished casual category is just beginning to unlock our full potential.

As we continue to grow, our proven, industry-leading management team will remain committed to our values: we put the customer first, we win together, we get better every day, everyone is welcome, and we always act with integrity. We hold ourselves accountable to these values in hiring, developing, retaining our teams, and in how we operate every day.

I want to close with heartfelt gratitude to our entire team for their dedication and hard work, our Board of Directors for their guidance and support, and our leadership for their forward-thinking vision. I invite you to join me on this journey as we continue to grow, innovate, and deliver exceptional value for our customers and shareholders.

John Tighe
Chief Executive Officer

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider before deciding to invest in our common stock. You should read this entire prospectus carefully, including “Risk Factors,” “Cautionary Statement About Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and our Consolidated Financial Statements included elsewhere in this prospectus before making an investment decision.

Overview

Our Vision

We aspire to be the #1 men’s specialty retailer in North America.

Our Mission

We believe every day is an opportunity to serve with purpose, with the customer at the center of everything we do.

It’s not a normal 9 to 5. We turn obstacles into opportunities and strive to go above and beyond for our customers, our people and our communities. We grow lasting relationships, not just transactions. We’re driven to make tomorrow better than today.

We’re an open-the-door-for-you, get-to-know-you kind of company. We welcome everyone. We help people confidently express their true selves so they can be their best. There’s nothing more rewarding to us than seeing people thrive.

Whether it’s Wedding Day or Tuesday, dialing up your wardrobe isn’t just for special occasions. It makes more occasions special. It’s a way to unlock your potential. From shaking hands with your future boss to laying eyes on your future soulmate, when you feel good about how you look, any moment can be the moment.

Rest easy. We’re always here for you whenever you’re ready.

We are Tailored Brands, and we help people love the way they look and feel for their most important moments.

Our Company

Tailored Brands is the leading retailer and rental provider of men’s apparel, offering tailored clothing, dress shirts, formalwear, sportscoats, pants, outerwear, footwear, sportswear and more for milestone events and everyday occasions. We operate as a scaled, integrated platform combining a differentiated, high-touch service model with vertically integrated retail and rental capabilities that address both occasion-driven and everyday wardrobe needs. We inspire confidence in how our customers dress and present themselves, providing solutions to address all of his wardrobe needs through high-touch service and a broad product selection. Our expert sales consultants and on-site tailors deliver personalized style guidance, a fit-based and size-inclusive assortment and coordinated outfits designed just for him. Our dedicated rental platform and national distribution network enable fast, reliable fulfillment of rental orders for special occasions every day, a key differentiator that we believe drives outsized profitability and stable cash flow. We proudly serve millions of customers across our national footprint of over 1,000 stores and four iconic banners: Men’s Wearhouse, Jos. A. Bank, Moores and K&G Fashion Superstore.

Our business model is rooted in enduring, recurring demand. Weddings, graduations, milestone celebrations, and everyday professional occasions provide us with predictable, high-intent customer visits. By focusing on recurring wardrobe needs, we are able to maintain a disciplined, replenishment-oriented retail assortment with limited fashion risk and reduced seasonal exposure.

As a result, we have built a scaled, cash-generative business with a track record of profitable growth and structural margin advantages. We achieved $2.5 billion of net sales in fiscal year 2025, reflecting a 4.4% compound annual growth rate (“CAGR”) since fiscal year 2021. In fiscal year 2025, we generated net income of $217 million, or an 8.6% net income margin, alongside Adjusted EBITDA of $411 million, representing a 16.3% Adjusted EBITDA margin. Since fiscal year 2023, we have produced net income margins at or above 7.0% each year and Adjusted EBITDA margins above 15% each year, underscoring the durability and consistency of our approach. Over the past five fiscal years, we have generated approximately $1.4 billion of cumulative operating cash flow and approximately $1.2 billion of cumulative free cash flow, allowing us to self-fund our growth and return capital to our shareholders.

We are executing a proven growth algorithm combining same-store sales expansion with disciplined new unit development, organized around four strategic pillars. First, we plan to expand our market share by elevating our assortment, service and localization. Second, we are focused on expanding customer lifetime value through higher retention and purchase frequency. Third, we are building on digital momentum to drive higher e-commerce sales through an enhanced digital experience, complemented by robust omni-channel capabilities. Fourth, we plan to accelerate new store growth into a whitespace opportunity of over 500 additional locations over the next 10 years, supported by attractive unit economics, data-driven site selection and existing infrastructure that has historically supported a larger store footprint. These pillars are underpinned by investments in technology and a foundational commitment to our people, culture and operational excellence.

Diversified Portfolio of Leading Banners

We operate a portfolio of iconic menswear banners, The Men’s Wearhouse, Jos. A. Bank, Moores and K&G Fashion Superstore, each with a distinct market position and strong resonance with its core customer. While each banner maintains a differentiated identity, assortment and value proposition, all benefit from the scale and capabilities of our platform, including our design and sourcing capabilities, distribution network and experienced team, which together support efficient operations and a consistent, high-quality customer experience across the portfolio. We also maintain a portfolio of private brands, including Awearness by Kenneth Cole (“Kenneth Cole Awearness”) and Joseph Abboud, as well as proprietary brands such as Pronto Uomo and Egara. These brands are offered across our banners and support a range of price points and use occasions, enabling broader customer reach and cross-segment penetration.

## Specialty Menswear

| MEN'S WEARHOUSE | JOS. A. BANK | Moores | K&G FASHION SUPERSTORE |
|---|---|---|---|
| 63% of net sales | 16% of net sales | 7% of net sales | 14% of net sales |
| 641 stores | 180 stores | 107 stores | 81 stores |
| 86% private label penetration | 95% private label penetration | 84% private label penetration | 42% private label penetration |
| 21% rental penetration | 6% rental penetration | 8% rental penetration | 0% rental penetration |
| 73 NPS | 79 NPS | 76 NPS | 74 NPS |

Store counts as of August 1, 2026; All other figures reflect fiscal year 2025

The Men’s Wearhouse

The Right Fit for Every Moment

Founded in 1973, The Men’s Wearhouse (“TMW”) has grown into one of the largest specialty retailers of men’s apparel in the United States. Positioned as a trusted destination for men seeking expert guidance and dependable style, TMW pairs a broad multi-brand assortment (both national brands and private label) of tailored clothing, elevated everyday apparel and formalwear with knowledgeable service and precise fitting expertise. This combination has driven strong customer engagement and market leadership. TMW held the #1 position in tailored clothing and #3 position in dress shirts in the U.S. as of the end of fiscal year 2025, determined by applying Circana POS Data for TMW against competitor sales figures from Circana Consumer Survey Data (excluding off price and warehouse clubs). TMW held the #1 position in formalwear rentals according to the Consumer Edge Report. Reflecting this resonance with customers, TMW achieved a Net Promoter Score (“NPS”) of 73 and, according to the Morning Consult Men’s Wearhouse Overview, an aided brand awareness of 74% as of the end of fiscal year 2025.

TMW operated 641 locations as of August 1, 2026 and generated approximately $1,604 million in net sales in fiscal year 2025, representing 63% of our total net sales for all banners.

Jos. A. Bank

Classically Styled and Timeless Appeal

Founded in Baltimore in 1905, Jos. A. Bank (“JAB”) is a heritage menswear brand recognized for quality craftsmanship, classic style, and enduring value. Positioned as a trusted authority on timeless American tailoring, JAB serves customers who value refined styling, premium fabrics, and expert tailoring with an assortment of largely private label offerings. In recent years, the brand has deliberately refined its marketing and merchandising approach to emphasize product quality, disciplined pricing, and a more premium customer experience, while modernizing its assortment with updated silhouettes, expanded sportswear and versatile separates designed to meet the evolving needs of today’s professional customer. These efforts have resonated with customers, as reflected in JAB’s NPS of 79 in fiscal year 2025.

JAB operated 180 locations as of August 1, 2026 and generated approximately $404 million in net sales in fiscal year 2025, representing 16% of our total net sales for all banners. JAB held the #4 position in tailored clothing in the U.S. and the #10 position in dress shirts as of the end of fiscal year 2025, determined by applying Circana POS Data for JAB against competitor sales figures from Circana Consumer Survey Data (excluding off price and warehouse clubs).

Moores

Canada’s Leading Menswear Solution

Founded in 1980 in Mississauga, Ontario, Moores is one of Canada’s leading specialty retailers of men’s apparel, serving professionals and occasion-driven customers nationwide. According to the Morning Consult Moores Overview, Moores holds an aided brand awareness of 82%, placing it ahead of its competitors. Its assortment largely mirrors TMW, benefitting from purchase economies of scale far beyond its own size. The brand focuses on delivering dependable style guidance and tailored menswear solutions for work, weddings, and other important occasions, supported by personalized service and in-store tailoring expertise. Through this customer-centric approach, Moores continues to build long-term relationships across the Canadian market, reflected in its NPS of 76 in fiscal year 2025.

Moores operated 107 locations as of August 1, 2026 and generated approximately $167 million in net sales in fiscal year 2025, representing 7% of our total net sales for all banners.

K&G Fashion Superstore

Brand-Name Fashion for Everyone to Live Their Best-Dressed Life

For more than 30 years, K&G Fashion Superstore (“K&G”) has served value-oriented shoppers seeking stylish apparel at accessible prices. Founded in 1989 in Atlanta, Georgia, K&G offers a one-stop shopping destination with a broad assortment of apparel, footwear and accessories for the entire family. The brand serves a diverse customer base, including a particularly strong following among African American shoppers, by combining brand-name fashion and tailored apparel with compelling value-oriented price points that allow customers to express their personal style without compromising affordability. This value proposition continues to resonate, as evidenced by K&G’s NPS of 74 in fiscal year 2025.

K&G operated 81 locations as of August 1, 2026 and generated approximately $352 million in net sales in fiscal year 2025, representing 14% of our total net sales for all banners.

Our National Footprint of Highly Profitable Stores

We operate a highly accessible, nationwide retail footprint of more than 1,000 locations, of which over 90% are located off-mall as of the end of fiscal year 2025, allowing customers to engage with us easily when high-intent needs arise. In fiscal year 2025, 100% of our locations were profitable on a 4-Wall Store Contribution basis, with 84% of stores achieving 4-Wall Store Contribution Margins above 30% and 93% of stores exceeding 25% 4-Wall Store Contribution Margins.

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*        4-Wall Store Contribution is defined as store profitability excluding allocated corporate overhead expenses. Allocated corporate overhead expenses include, but are not limited to, certain advertising expenses, non-store specific supply chain expenses, corporate human capital costs, corporate IT expenses and corporate operational expenses, such as professional services, corporate insurance, travel and entertainment expenses, and office occupancy costs.

**      4-Wall Store Contribution Margin is defined as 4-Wall Store Contribution divided by store sales.

Our strong store level profitability is driven by our robust gross margin of 48.2% in fiscal year 2025, including Rental selling margins of 85.5%, and further enhanced by our simple store layouts and efficient staffing model. Our locations are highly profitable.

Our store fleet is supported by extensive in-house distribution infrastructure comprised of 3 retail DCs, 6 rental DCs and 27 regional hubs. Our distinct national reverse logistics network and dry-cleaning operation helps maximize efficiency at individual retail locations. Our distribution capabilities also help power our robust omni-channel capabilities, allowing customers to seamlessly shop across digital and physical channels and further supporting our 4-Wall Store Contribution Margins. We also manage a unified retail inventory pool across stores and e-commerce, supporting buy-online-pick-up-in-store and ship-from-store capabilities while accommodating localized assortments by market.

Our Industry

We operate within the large and resilient United States and Canada menswear market, a category supported by ongoing needs for professional and occasion-based attire. According to Circana Consumer Apparel Data, men’s apparel generated $76 billion of sales in the United States in 2025 and is projected to grow through 2028. Based on Circana’s estimates, Tailored Brands calculates a CAGR of approximately 0.7% from 2026 to 2028. Within this market, TMW held the #1 position in the men’s tailored clothing category in 2025, as measured by Circana Consumer Survey Data. The tailored clothing category generated $4 billion in sales in 2025, according to Circana Consumer Apparel Data. According to Circana’s Future of Apparel Data, the Men’s Tailored Clothing market is expected to grow approximately twice as fast as the overall men’s apparel market through 2028. Based on Circana’s estimates, Tailored Brands calculates a CAGR of approximately 1.5% from 2026 to 2028. In addition, we are expanding our presence in lifestyle and everyday offerings, which we refer to as “polished casual.” Also referred to as Sportswear, Circana Data reports this category generated $33 billion in sales in 2025 and is expected to grow through 2028. Based on Circana’s estimates, Tailored Brands calculates a CAGR of approximately 1.3% from 2026 to 2028. Beyond the men’s apparel category, we also have a significant presence in casual and formal footwear which, according to Circana Consumer Footwear Data, represented $27 billion in annual sales in 2025 and is expected to grow through 2028. Based on Circana’s estimates, Tailored Brands calculates a CAGR of approximately 1.9% from 2026 to 2028. Within these sizable markets, consumers have increasingly favored channels better aligned with service, specialization and convenience. We believe our focus on menswear, our high-touch service model and our offering with unparalleled expert advice and fit solutions position us favorably to continue capturing share from department stores and competing effectively against e-commerce and off-price retailers.

Our industry benefits from durable tailwinds across formal occasions and professional needs, in addition to a structural advantage from ongoing channel shifts. Key factors we expect to drive sustained growth include:

•        Consistent Annual Volume of Formal Occasions:    Demand for formal categories is bolstered by a steady annual cadence of life events and occasions that require specific purchases or rentals. These events are demographically anchored and highly predictable in aggregate and include:

•        Weddings:    According to the Centers for Disease Control (“CDC”) Data, there were approximately 2 million marriages per year in the United States from 2023 to 2025. Based on the Knot Real Weddings Study, weddings hosted in 2025 had an average of 117 wedding guests attend. Approximately half of such attendees are men, along with five groomsmen, based on the Brides American Wedding Study, who typically require a suit or tuxedo, often matched.

•        High School and College Events:    According to the U.S. Census Bureau Community Study, there are approximately 17 million male high school and college students in the U.S. Collectively, these students regularly attend school-related milestone events, including proms, graduations and other formal ceremonies.

•        Religious and Cultural Ceremonies:    Religious and cultural events such as baptisms, first communions, quinceañeras and other ceremonies represent a broad base of large, recurring gatherings. Based on the Barna Group Survey, approximately 43% of men attend religious services on a weekly basis and, based on the CARA Church Statistics, we estimate there are over 1.5 million annual religious and cultural ceremonies requiring formalwear in the U.S. annually.

•        Funerals and Memorial Services:    According to the National Funeral Directors Association Study, traditional funeral and memorial services account for 57% of preferred arrangements following a death. With approximately 3 million deaths annually in the United States based on the CDC Vital Statistics Report, these occasions collectively represent a significant number of events each year where formal attire remains customary.

•        Job Interviews:    From 2023 to 2025, the National Center for Education Statistics estimates over 800,000 men have graduated with a bachelor’s degree each year. As new graduates seek and interview for jobs, this creates sustainable demand for professional attire.

•        Large Recurring Professional Customer Base:    We estimate that the combined addressable male population that regularly wears formal, professional or business casual attire is over 34 million, based on data from the U.S. Bureau of Labor Statistics in 2025. We believe this population represents a significant source of ongoing replenishment demand for the menswear solutions we offer.

•        Favorable Channel Shift from Department Stores to Specialty Retail: The contraction in the number of department stores, which declined more than 40% from 2018 to 2023 based on the U.S. Census Bureau Department Stores Survey, has redirected consumer spend toward specialty retailers such as the banners operated by Tailored Brands, which offer curated product assortments, expert staff, a more convenient location and a more personalized shopping experience.

Our Evolution in Recent Years

In 2021, a new board of directors and leadership team stepped in with fresh energy and a bold vision. Together, the new team reimagined the business, from assortment and rental experience to store operations and pricing strategies, always with the goal of providing solutions for our customers. Through collaboration and a shared commitment to excellence, we have delivered significant margin enhancement and created a foundation to support sustainable growth and profitability.

Our Focus	Key Actions and Results
Revitalized Our Team and Culture

• Entirely new board of retail and financial industry veterans established since 2021

• Invested in recruiting, retaining and training top talent, including establishing Tailored Brands University, our platform for career development and training

• Aligned the Company around a clear purpose and values rooted in service excellence

Results

✓ Approximately 67% of current Executive Committee newly hired since 2021 (including our CEO, CFO and COO)

✓ 59% of current SVPs and VPs newly hired since 2021

✓ Reduced full-time and part-time store employee turnover by over 35% and 45%, respectively, from fiscal year 2021 to fiscal year 2025

✓ Maintained strong employee engagement score of over 70 since 2021

Simplified Retail Assortments, Improved Pricing Discipline and Expanded Private Brands

• Modernized and streamlined offering, making it more relevant in today’s market

• Expanded private brand penetration to 88% as of the end of fiscal year 2025

• Reoriented the merchandise assortment around fit

• Increased focus on replenishment programs and reduced seasonal offerings

• Reduced focus on custom suits and increased selection of jacket and pant separates

• Implemented disciplined pricing architecture and decreased promotional activity

Results

✓ Increased our retail market share in menswear by approximately 70 basis points from fiscal year 2021 to fiscal year 2025, according to Circana Historical POS Data

✓ Expanded our Gross margin rate to approximately 48% for fiscal year 2025

Reinvigorated Rental Business

• Refreshed inventory and revamped pricing architecture

• Invested in reverse logistics capabilities to better serve rental customers

• Invested over $100 million in rental inventory to elevate offerings and deliver a wider size range

• Expanded distribution capabilities, including a state-of-the-art rental distribution center (“DC”) in the Midwest, one of our largest rental markets

Results

✓ Grew market-leading U.S. men’s apparel rental share to nearly 60% as of the end of fiscal year 2025 based on the Consumer Edge Report

✓ Expanded our Rental selling margin to 85.5% in fiscal year 2025, contributing to structurally improving our gross margin rate

Optimized Store Fleet & Operations and Omni-channel Offering

• Simplified store layouts to support self-guided shopping, enabling customers to easily find their size

• Re-aligned store service model and sales incentives to a solutions-based approach vs. a transaction-based approach, including shifting away from sales commissions

• Closed underperforming locations and reinvested in successful markets

• Tested and created a framework for highly profitable new store expansion

• Revamped e-commerce offering and omni-channel approach

Results

✓ Elevated NPS across all banners to a range of 73 to 79 as of the end of fiscal year 2025

✓ Generated positive 4-Wall Store Contribution for 100% of stores in fiscal year 2025

Invested for the Long-Term While Driving SG&A Efficiency

• Made deliberate, long-term investments in our supply chain, technology and systems

• Implemented store workforce labor management model, allowing optimization of store payroll and improving efficiency while enhancing personalized service

• Established a marketing platform that leverages customer data and analytical tools to drive higher return on investment

Results

✓ Drove more than a $230 million improvement in net income and more than doubled Adjusted EBITDA from fiscal year 2021 to fiscal year 2025, exceeding fiscal year 2019 profitability despite a significantly smaller store footprint

✓ By fiscal year 2025, store expenses as a percentage of net sales declined by 350 basis points and marketing expenses as a percentage of sales declined by 20 basis points when compared against the base-line cost structure for fiscal year 2019

✓ Generated approximately $1.4 billion of operating cash flow and approximately $1.2 billion of free cash flow from fiscal year 2021 through fiscal year 2025, thereby enabling debt repayment, capital returns and self-funded growth

Recent Financial Performance

Our financial performance is underpinned by recurring demand, operational discipline and capital efficiency. Our focus on repeating occasions and everyday needs drives resilient demand with limited fashion risk and supports our profitable growth. We believe that we benefit from structural margin advantages, including our significant national scale and well-invested infrastructure, highly profitable and predominantly off-mall store fleet, high-margin rental business, efficient direct sourcing model and disciplined cost management. As a result, we generate strong cash flow, supporting self-funded growth and providing meaningful capital allocation optionality. Our recent financial performance underscores the success of our execution:

•        In fiscal year 2025, we generated net sales of $2,528 million, representing a 2.1% increase from fiscal year 2024 net sales of $2,476 million and a 4.4% CAGR since fiscal year 2021. Comparable sales growth was 1.9% in fiscal year 2025. Net sales for the six months ended August 1, 2026 were $1,358 million, representing a 5.1% increase from net sales of $1,292 million for the six months ended August 2, 2025, driven by comparable sales growth of 5.1%. Comparable sales growth over the past five quarters was consistently positive and averaged 4.4%, demonstrating the strength of our current momentum. Rental comparable sales growth was 7.6% for the six months ended August 1, 2026, and the second quarter represented our highest rental comparable sales growth since the fourth quarter of fiscal year 2022, reflecting market share gains and growing momentum in our rental business.

•        We generated gross margin of $1,220 million in fiscal year 2025, an increase of 5.4% from fiscal year 2024 gross margin of $1,158 million. Our gross margin rate expanded by approximately 145 basis points, from 46.8% in fiscal year 2024 to 48.2% in fiscal year 2025. Gross margin for the six months ended August 1, 2026, was $687 million and gross margin rate was 50.6%, an increase of 9.5% from gross margin of $628 million and 210 basis points expansion from gross margin rate of 48.5% for the six months ended August 2, 2025. The increase in gross margin and gross margin rate for the six months ended August 1, 2026 benefited from a $12.2 million International Emergency Economic Powers Act (“IEEPA”) tariff refund recognized as a reduction of cost of goods sold.

•        Net income increased from $173 million in fiscal year 2024 to $217 million in fiscal year 2025, representing year-over-year growth of 25.5%. Net income margin increased by 160 basis points, from 7.0% in fiscal year 2024 to 8.6% in fiscal year 2025. For the six months ended August 1, 2026, net income was $111 million and net income margin was 8.2%, a decrease of 2.6% from net income of $114 million and a decrease of 60 basis points from net income margin of 8.8% for the six months ended August 2, 2025. The decrease in net income and net income margin for the six months ended August 1, 2026 was primarily attributable to higher interest expense associated with our debt recapitalization completed at the end of fiscal year 2025 and changes in working capital.

•        Adjusted EBITDA was $411 million in fiscal year 2025, with an Adjusted EBITDA margin of 16.3%. This reflects an increase of 9.0% from fiscal year 2024 and a 102 basis point expansion from an Adjusted EBITDA margin of 15.2% in fiscal year 2024. For the six months ended August 1, 2026, Adjusted EBITDA was $262 million and Adjusted EBITDA margin was 19.3%, and the second quarter represented the highest quarter of Adjusted EBITDA since fiscal year 2022. Adjusted EBITDA increased 19.6% from $219 million and reflected a 240 basis points expansion from Adjusted EBITDA margin of 16.9% for the six months ended August 2, 2025. Adjusted EBITDA and Adjusted EBITDA margin for the six months ended August 1, 2026 benefited from the $12.2 million IEEPA tariff refund recognized as a reduction of cost of goods sold.

•        Cash flow from operations increased from $236 million in fiscal year 2024 to $343 million in fiscal year 2025, representing year-over-year growth of 45.2%. For the six months ended August 1, 2026, cash flow from operations decreased by 10.1% to $193 million from $214 million for the six months ended August 2, 2025. The decrease in cash flow from operations for the six months ended August 1, 2026 was primarily attributable to lower net income driven by higher interest expense associated with our debt recapitalization completed at the end of fiscal year 2025, as described above, and changes in working capital.

•        Free cash flow increased from $192 million in fiscal year 2024 to $281 million in fiscal year 2025, representing year-over-year growth of 46.2%. For the six months ended August 1, 2026, free cash flow decreased by 22.8% to $148 million from $191 million for the six months ended August 2, 2025. The decrease in free cash flow for the six months ended August 1, 2026 was primarily attributable to lower cash flow from operations, as described above, and higher capital expenditures related to investments in footprint expansion. Strong free cash flow generation enabled us to pay down $190 million, or 15.3%, of our outstanding debt during the six months ended August 1, 2026.

Net Sales ($MM)
Year-Over-Year Growth
2.1%
$2,476
$2,528
FY2024
FY2025

Gross Margin ($MM)
Year-Over-Year Growth
5.4%
$1,158
$1,220
FY2024
FY2025
46.8%
48.2%
Gross Margin Rate (%)

Net Income ($MM)
Year-Over-Year Growth
25.5%
$173
$217
FY2024
FY2025
7.0%
8.6%
Net Income Margin (%)

Adjusted EBITDA ($MM)
Year-Over-Year Growth
9.0%
$378
$411
FY2024
FY2025
15.2%
16.3%
Adj. EBITDA Margin (%)

Cash Flow From Operations ($MM)
Year-Over-Year Growth
45.2%
$236
$343
FY2024
FY2025

Free Cash Flow ($MM)
Year-Over-Year Growth
46.2%
$192
$281
FY2024
FY2025

Competitive Strengths

We attribute our strong performance and financial momentum to a combination of the following competitive strengths. We believe these strengths form our strong competitive position and set the foundation for our future growth opportunities.

The Ultimate Solutions Provider in a Large, Durable Menswear Market with Low Fashion Risk

We are a leading authority in men’s tailored apparel, supported by unmatched scale and a clear leadership position in the category. We operate within a large, approximately $76 billion menswear market, according to Circana Consumer Apparel Data. This market is characterized by consistent product cycles and a replenishment-driven model that supports lower markdowns, reinforcing the category’s low fashion risk profile. We benefit from steadily growing demand driven by the enduring need for occasion-based and professional attire, supported by favorable category tailwinds including the return to office, recurring life events and an ongoing channel shift toward specialty retail. We provide solutions for some of life’s most important moments as well as everyday career needs through a comprehensive assortment of tailored and professional wear, delivered through a high-touch service model that drives traffic, strengthens customer relationships and supports attractive margins.

Our category leadership is reflected in our market share, according to Circana POS Data (for tailored clothing and dress shirts) and Consumer Edge Report (for U.S. Men’s Apparel Rental Market):

•        1 in 3 pieces of tailored clothing sold in the U.S.

•        approximately 1 in 5 dress shirts sold in the U.S.

•        nearly 60% share in fiscal year 2025 in U.S. Men’s Apparel Rental Market, according to the Consumer Edge Report

Formidable Competitive Advantage Driven by a Differentiated, High Touch Service Model

Customers visit our banners with clear needs and we meet them with confidence-building, high-touch service designed to put first-time and unfamiliar customers at ease and create a positive experience that entices customers to keep coming back for their wardrobe needs. Many men lack experience navigating tailored and formalwear categories; our role is to simplify decisions, remove uncertainty, and help them get it right. Each customer visit is intentional and solutions-driven, led by our approximately 11,000 highly trained sales consultants and approximately 1,000 on-site tailors who provide personalized guidance, precise fitting expertise, and coordinated recommendations tailored to the specific occasion or professional requirement.

This service model is integrated across an expansive network of over 1,000 stores in North America, supported by robust omni-channel capabilities, highly curated and localized assortments and store layouts centered on fit, enabling a seamless, one-stop shopping experience. Simple store layouts, mobile point-of-sale capabilities, and seamless retail-to-rental integration allow us to resolve customer needs efficiently and comfortably, without friction or complexity.

These capabilities fuel a self-reinforcing flywheel in which high-intent, needs-based traffic is met with personalized service and expert tailoring, driving strong customer satisfaction, repeat engagement and higher spend, which in turn supports continued traffic growth and scaling of our platform. This service-led approach consistently delivers strong customer advocacy and sustained brand strength, reflected in NPS ranging from 73 to 79 across our banners and Men’s Wearhouse commanding, according to the Morning Consult Men’s Wearhouse Overview, an aided brand awareness of 74% as of the end of fiscal year 2025, which drives strong customer engagement across our platform, including 8.8 million customers served and average spend of $258 in fiscal year 2025.

Industry-Leading Menswear Rental Business Driving Strong Margins

We are the clear leader in the U.S. men’s apparel rental market, capturing approximately 50% annual market share since 2018 and nearly 60% as of fiscal year 2025 according to the Consumer Edge Report, driven by the strength of the Men’s Wearhouse and Jos. A. Bank banners. Our rental platform supports high-intent customer needs tied to important moments and often serves as an initial point of engagement with our brands, delivering attractive margins and consistent performance.

We believe our rental business represents a competitive advantage that is difficult to replicate at scale. The combination of our brand awareness, national store footprint, vertically integrated operations, proprietary reverse logistics capabilities and one of the largest industrial dry-cleaning facilities in North America creates significant barriers to entry. This infrastructure is supported by six dedicated rental distribution centers that enable rapid turnaround, timely delivery of customized rental packages from a broad assortment and efficient collection and processing of returned garments, allowing us to recirculate inventory efficiently and maintain high availability across our high-velocity rental model. The average rental order includes approximately eight pieces, reflecting the operational complexity required to execute at scale.

Our leadership in rental is supported by an integrated operating model that combines an omni-channel platform for seamless order management with expert personalized in-store service including fitting. Our national store network further strengthens this advantage by allowing customers to pick up and return rentals at any location across Men’s Wearhouse and Jos. A. Bank, enabling consistent fittings across entire wedding parties and accommodating a broad range of sizes and body types.

Unlike competitors that focus solely on rental, we integrate retail and rental, allowing different members of the same group, such as a wedding party, to rent or purchase across a deep assortment, delivering a complete and coordinated experience. The average rental customer visits a store approximately three times during the rental journey, highlighting the role of our physical footprint in delivering a high-touch experience and supporting engagement throughout the rental lifecycle. Because both rental and retail transactions generate strong profitability, we can focus on providing the solution that best meets the customer’s needs and preferences while delivering attractive economics for our business.

## ILLUSTRATIVE SUIT RENTAL VS. PURCHASE COMPARISON

| Rental | | Suit Purchase |
|---|---|---|
| ~$200 | Sale | ~$320 |
| ~85% | Selling Margin% | ~75% |
| ~$170 | Selling Margin$ | ~$240 |
| Existing Asset | Inventory | Traditional Purchase |

In fiscal year 2025, the rental business generated approximately six million store visits and delivered strong financial outcomes, including a Rental selling margin of 85.5%, a disproportionate earnings contribution of approximately 30% of Adjusted EBITDA, and rapid inventory payback, with the initial cost of a garment typically recovered within its first rental. Rentals represented approximately 15% of total net sales for fiscal year 2025.

Structurally Attractive Market with Scaled Operations Driving High Profitability and Cash Generation

We have built a scaled business characterized by profitable growth and strong cash flow generation. Our stable top-line performance reflects recurring demand for our products, supported by a balanced revenue mix across retail and rental channels and driven by essential, event-based purchasing behavior that remains resilient regardless of broader market conditions. Our category also benefits from a high mix of replenishment-driven products and low fashion risk, supporting a recurring revenue base and limiting markdown exposure.

Over the past five years, we have evolved our business model to support a strong and durable margin profile. From fiscal year 2021 to fiscal year 2025, we expanded our gross margin by over 1,100 basis points through a series of targeted initiatives, including overhauling our inventory assortment to focus on less seasonal replenishment categories, optimizing our pricing architecture and reducing promotional activity, and increasing our sales mix of high-margin private brands and rental sales. These efforts are further supported by scaled operations and an efficient fixed cost structure, which together drive strong unit-level economics and operating leverage. The strength and durability of our model is underscored by the profitability of 100% of our locations on a 4-Wall Store Contribution basis. We coupled our gross margin expansion with more efficient marketing spend and a streamlined overhead cost structure to improve our SG&A expense ratio.

Our business generates attractive cash flow conversion and benefits from a self-funded operating model with limited external capital requirements, providing flexibility to reinvest in the business, pursue growth initiatives and support capital return programs over time. From fiscal year 2021 to fiscal year 2025, we have generated approximately $1.4 billion of cumulative operating cash flow and approximately $1.2 billion of cumulative free cash flow. As our business has scaled, we have continued to invest in operational excellence and an agile, efficient infrastructure that provides a foundation for future profitable growth and sustained operating cash flow and free cash flow generation.

Strong Management Team that has Demonstrated the Ability to Execute

We are led by a highly experienced and revitalized leadership team, strengthened through substantial upgrades beginning in 2021 that brought in a deep bench of new talent across senior leadership and functional roles. This refreshed team combines seasoned retail expertise with fresh perspectives, enhancing capabilities across global sourcing, store operations, omni-channel execution, brand marketing and finance. Since 2021, we have made 33 leadership appointments, including the addition of approximately 67% of our current Executive Committee, including our CEO, CFO and COO, and 59% of our Senior Vice Presidents and Vice Presidents. These investments in leadership have enhanced organizational capabilities, accelerated decision-making and execution, and fostered a culture centered on accountability, collaboration and continuous improvement. Together, the team has driven meaningful organizational improvement while successfully navigating a complex macroeconomic environment. Under this leadership, the Company has made significant investments in people development and training, including the launch of Tailored Brands University. Our service model also benefits from long-tenured store managers, who average approximately 11 years of service across Men’s Wearhouse, Jos. A. Bank, and Moores and approximately 16 years at K&G. This combination of leadership renewal, disciplined execution and a people-first culture supports consistent operational performance and long-term value creation.

Our Growth Strategies

We are well-positioned for sustained growth, supported by a set of actionable, low-risk strategies rooted in our operational strengths and market leadership. Our approach is deliberate, disciplined and focused on creating long-term value while minimizing risk. Our growth plan is designed around a simple and proven algorithm of accretive top-line growth, with a core focus on growing comparable store sales and expanding store footprint.

Grow Comparable Store Sales

Expand Our Market Share Through Elevating Assortment, Service, and Localization

We intend to elevate our assortment by delivering the world’s best dress and formalwear offering and expanding our polished casual presence. With a sustained market share of over 30% in Tailored Clothing since 2022 and a nearly 60% share of U.S. men’s apparel rental in fiscal year 2025, we have a strong foundation to grow our share in these core categories and drive incremental comparable store sales. We have started to leverage AI-driven demand signals to support replenishment and allocation decisions to improve the size availability while reducing excess inventory.

Our dress and formal assortment will also be enhanced by the investments we are making in our digital capabilities, localization efforts and in-store experience. Beyond occasion-driven categories, we see a compelling opportunity to elevate our assortment by increasing our relevance across lifestyle and everyday occasions in the “polished casual” category. Based on Circana Consumer Survey Data, the U.S. men’s sportswear market is an approximately $33 billion segment. From fiscal year 2021 to fiscal year 2025, we grew our sales of polished casual by a CAGR of 7%, exceeding our total company sales growth over the same period; however, polished casual still only remains approximately 22% of our sales mix for fiscal year 2025. By leveraging our trusted brands and developing a winning assortment of lifestyle apparel to engage our millions of customers, we seek to increase penetration in polished casual and further accelerate our comparable store sales growth.

We believe we deliver a level of service our competitors cannot match, providing a one-stop solution with expert advice for all of our customers’ clothing needs, driving additional traffic and sales to our store. Our field teams build meaningful customer relationships that reinforce our store fleet as a competitive advantage, while our nationwide footprint and omni-channel capabilities enable us to deliver the product the customer wants, where they want it and when they want it. Tailoring is central to that experience, with a tailor in every store providing a personalized fit at scale. We continue to invest in training our onsite tailors and sales consultants to enhance this high-touch service model and drive customer satisfaction, loyalty and repeat engagement.

We are also applying a localized approach in-store to specific markets by leveraging refreshes and remodels alongside targeted marketing initiatives and tailored assortment and store-level execution. For example, in Salt Lake City, we implemented localized assortment adjustments, modernized store layouts and focused marketing designed to better serve customers on religious missions, including dedicated merchandising and signage to support this key demand segment. Based on the first six months of post-implementation data, from November 2025 to April 2026, these Salt Lake City stores generated net sales approximately 9% higher than a comparable control group of stores over the same period. We continue to replicate these learnings across additional markets to drive consistent execution, strengthen customer relevance and support ongoing comparable sales growth and share gains.

We are also extending our reach beyond the store, with a strong focus on life events as a key demand driver. Through hyperlocal outreach, our teams are building partnerships with wedding venues, planners and community organizations to engage customers earlier, at the moment these events are being planned. We are applying the same approach to schools and other local organizations, capturing demand for prom, graduation, quinceañeras and additional event-based occasions. These efforts bring in not just individuals, but entire wedding parties, peer groups and guest networks, creating multiple purchase occasions and deeper relationships. This strategy is grounded in disciplined execution and a strong selling culture, reflected in consistently high NPS. We expect the result to be a more durable pipeline of traffic and increased customer lifetime value, capturing share, and driving our top line growth.

Expand Customer Lifetime Value Through Increased Retention and Frequency

We are driving higher customer lifetime value by increasing retention and purchase frequency through a targeted, data-driven marketing engine. Our platform leverages robust customer data and analytical tools including marketing mix modeling (“MMM”) to focus spend based on customer insights and drive higher return on investment. We are deploying AI-powered tools that enhance product search and discovery, and enable deeper personalization at scale across site, email, media and in-store experiences. We expect these capabilities will allow us to increase awareness of our full assortment beyond tailored clothing and formalwear and increase engagement, customer frequency and the pool of multi-purchase customers, all critical drivers of our top-line growth. Our efforts to improve conversion through enhanced customer segmentation, messaging and offers have already yielded tested improvements in media return on ad spend of approximately 20% to 30%, demonstrating the effectiveness of our data-driven approach.

This platform provides a strong foundation for meaningful growth. As of the end of fiscal year 2025, approximately 68% of our customers are new or reactivated, while customers retained from the prior 24 months represent 32% of our customer base, underscoring the significant opportunity to increase retention and engagement. While a lower retention rate is typical given the occasion-based nature of our business, converting even a portion of the 6.0 million new and reactivated customers into repeat customers represents a meaningful growth lever. Our customers averaged 1.6 visits annually in fiscal year 2025. A 5% increase in annual average visits per customer has the potential to translate into over $50 million of incremental adjusted EBITDA, assuming constant basket sizes without incurring additional expenses beyond cost of goods sold, highlighting the opportunity embedded in our loyalty and personalization initiatives.

We aim to be more than a retailer; we seek to be a trusted partner throughout our customers’ life journeys and further expand lifetime value through cross-selling across categories and deepening engagement over time. Customers who engage across both rental and retail spend approximately 1.9 times more than rental-only customers, while repeat customers spend approximately $464 annually, or approximately 1.8 times our average customer. Customers with three or more transactions, while comprising approximately 10% of our customer base, generate approximately 20% of our total revenue, reflecting higher spend and strong omni-channel engagement. As of fiscal year 2025, omni-channel customers represented only approximately 4% of our customer base, yet generated approximately double the revenue of single-channel customers, highlighting a significant opportunity to expand engagement across channels. By leveraging our integrated retail and rental model, personalized marketing and seamless omni-channel experience, we aim to convert rental customers to retail, expand into polished casual and drive repeat purchases across life events and replenishment needs. We see substantial opportunity to increase wallet share through greater penetration of polished casual, particularly at Men’s Wearhouse, where customer consideration for the menswear category was approximately 68% compared to consideration of only 37% for polished casual products in fiscal year 2025. We also believe there is a meaningful opportunity to deepen engagement with rental customers, as only approximately 11% of new rental customers during fiscal year 2025 returned to purchase retail merchandise within two years. Together, these initiatives convert a durable pipeline of traffic into higher customer lifetime value, increased share capture and sustained comparable sales growth.

## SUPPORTING OUR CUSTOMERS THROUGH THEIR LIFE JOURNEYS

Wedding
Professional Life
Date Night
Job Interview
Prom
Polished Casual

Drive Higher E-Commerce Sales by Enhancing Our Digital Experience, Optimizing Our Online Assortment and Growing Traffic Efficiently

We are investing in our digital capabilities to drive sustained e-commerce growth and strengthen omni-channel engagement. We are enhancing the customer experience through improved checkout flows, integrated customer journeys across rental and retail, and AI-driven personalization and guided shopping that create a more seamless and intuitive path to purchase. To support these efforts, we are consolidating three legacy banner websites into a single, modern platform to improve speed, agility and user experience. We are also optimizing our online assortment by expanding online-exclusive and extended assortments, localizing product offerings and introducing value-focused merchandise that supports cross-selling and improves conversion. In addition, we are growing traffic efficiently through an optimized media mix across search, social and display channels, as well as enhanced audience targeting, membership and loyalty optimization, search engine optimization and content expansion. These initiatives are already driving tangible gains in conversion, traffic and cross-selling, including 16% growth in e-commerce sales and 20% growth in digital traffic in fiscal year 2025 as compared to fiscal year 2024.

E-commerce represents a significant and growing opportunity for our business to drive comparable sales growth. Omni-channel customers remain highly valuable, demonstrating annual purchase frequency and annual spend that are more than two times that of single-channel customers in fiscal year 2025. We also see a significant whitespace opportunity to further expand digital penetration across our banners, as e-commerce represented 9% of sales across our banners in fiscal year 2025, with no current online presence at K&G. By continuing to enhance our digital platform and expand omni-channel engagement, we expect to increase digital penetration, drive higher customer lifetime value and further establish e-commerce as a key engine of long-term growth.

Expand Store Footprint

Accelerate New Store Growth, Leveraging Extensive Data and Profitable Store Economics, Building on Learnings and Momentum of Recent Store Openings to Execute a Tangible Plan

We are pursuing disciplined new store expansion supported by a hyperlocal strategy, with store placement, format and assortment tailored to the specific needs of each local market using customer data, performance insights from comparable locations and AI and machine learning powered analytics. We see a clear opportunity across more than 100 key markets, supporting potential expansion of over 500 additional locations over the next 10 years including approximately 250 Men’s Wearhouse locations, 200 Jos. A. Bank locations and 50 K&G locations, all of which we believe offer attractive return profiles. Our expansion strategy is governed by a formal Real Estate Committee which approves all new locations based on rigorous financial analysis. We utilize multi-stage machine learning models, customer data, trade zone demographics, performance data from more than 1,000 existing locations and competitor analysis to identify new markets, forecast sales potential and evaluate profitability. We are actively executing on a robust near-term pipeline, targeting more than 20 new locations in fiscal year 2026, more than 35 in fiscal year 2027 and ramping to more than 50 annually in the near term.

As a part of our expansion strategy, we are implementing a modernized store design across new Men’s Wearhouse and Jos. A. Bank locations. New Men’s Wearhouse stores reflect our future store experience, with flexible layouts centered on key product categories such as shirting, dedicated experience areas and an event-focused format that supports one-stop solutions across retail and rental. New Jos. A. Bank stores are built on an updated concept featuring enhanced design, centralized merchandising of core assortments and a layout that highlights fit, brand and lifestyle in a more elevated and intuitive shopping experience.

Our strategy is further supported by unique insights derived from our 2020 fleet optimization, which included the closure of more than 400 stores, of which 95% were profitable on a 4-Wall Store Contribution basis in 2019. Combined with our structurally improved profitability profile today, this unique data informs a low risk “re-expansion” strategy. Together with performance data from our current store base and recent openings, we believe this demonstrates that our new streamlined, highly efficient operating model has the potential to deliver strong profitability in many new markets while leveraging our existing logistics and distribution infrastructure to support efficient ramp without meaningful incremental fixed cost. Our store openings from fiscal year 2023 through fiscal year 2025 demonstrate the attractiveness and consistency of our store economics. New locations generally require an initial investment of approximately $1.0 million per store on average. They achieve meaningful 4-Wall Store Contribution in their first year of operations at rates accretive to total company profitability and their profitability rates approach banner averages by year 3. Our fiscal year 2023 and 2024 cohort of nine stores are on track to deliver more than a 30% internal rate of return (“IRR”), approximately 3.3-year after-tax paybacks and generated double-digit comparable sales growth in fiscal year 2025, while our fiscal year 2025 cohort of six stores are on track to deliver more than a 50% IRR, less than two-year after-tax paybacks and have exceeded our original internal sales forecast by more than 20%. We apply strict return criteria, with projected store economics evaluated fully accounting for capital expenditures, working capital, opening costs, maturity curves, taxes, potential cannibalization and no terminal value. All 15 stores opened since 2023 are generating positive comparable sales growth and outperforming the broader company in fiscal year 2026 year-to-date. As a result, we are targeting average after-tax payback periods of no more than 2.5 years and IRRs of 35% to 45% for new locations based on incremental sales and our observed performance. These learnings reinforce our confidence in accelerating new store growth in a disciplined and scalable manner.

Summary Risk Factors

Our business and our ability to execute our strategy are subject to many risks. Before making a decision to invest in our common stock, you should carefully consider all of the risks and uncertainties described in the section of this prospectus titled “Risk Factors” immediately following this Prospectus Summary and all of the other information in this prospectus. These risks include, but are not limited to, the risks set forth below:

•        changes in consumer spending and general macroeconomic conditions, including an economic downturn;

•        the intense competition we face from our existing competitors and other brands and retailers;

•        our ability to adapt to changes in customer preferences, including with respect to e-commerce channels and platforms, attract new customers and retain existing customers;

•        our marketing platform may not generate the level of return on our investment that we anticipate, and we may not be able to develop or implement marketing strategies effectively;

•        negative publicity involving our brand, products and services that gives rise to reputational harm;

•        adverse events, including geopolitical tension and trade restrictions, including tariffs and import and export regulations, influencing the sustainability of our supply chain and our access to raw materials and other resources;

•        our reliance on a network of global suppliers and manufacturers;

•        our reliance on key personnel and our ability to attract, train and retain skilled personnel;

•        our ability to successfully operate and expand retail stores;

•        regulations governing the use and processing of personal data, as well as disruption and security breaches affecting our information technology systems;

•        risks associated with owning and leasing substantial amounts of real estate;

•        adequate protection, maintenance and enforcement of our trademarks and other intellectual property rights;

•        compliance with existing laws and regulations or changes in such laws and regulations;

•        use of artificial intelligence in our business and associated challenges with properly managing and complying with laws, rules and regulations applicable to its use;

•        the effects of our indebtedness and lease obligations on our financial flexibility and competitive position;

•        our Principal Stockholder controlling us and its interests conflicting with ours or our investors in the future; and

•        our status as a “controlled company” and ability to rely on exemptions from certain corporate governance requirements.

Our Principal Stockholder

In 2020, affiliates of Silver Point Capital, L.P. became a significant shareholder in connection with our restructuring and have held a majority position since 2021. Silver Point is a leading global credit investing firm founded in 2002. With a dedicated team of approximately 400 employees, Silver Point oversees the management of nearly $50 billion of investable assets across a comprehensive credit platform that includes public and private investment strategies.

Controlled Company Exemption

After the completion of this offering, Silver Point will beneficially own approximately            % of our total outstanding shares of common stock (or            % if the underwriters exercise in full their option to purchase additional shares of common stock from the selling stockholders).

As a result, Silver Point will have the ability to exercise control over substantially all transactions and other matters requiring approval by our stockholders, including the election of directors, for so long as it owns a majority of the voting power of shares of our capital stock and, upon completion of this offering, we will be a “controlled company” as defined under the corporate governance rules of Nasdaq. We may avail ourselves of the “controlled company” exemption under the rules of Nasdaq, including exemptions from certain of the corporate governance listing requirements. See “Management — Controlled Company Exemption.”

Corporate Information

Tailored Brands, Inc. was incorporated as a Delaware corporation on November 20, 2020 under the name New TMW Topco Inc. and subsequently changed its name to Tailored Brands, Inc. on April 27, 2021. Our principal executive offices are located at 530 7th Avenue, 7th Floor, New York, New York 10018. Our telephone number is (281) 776-7575. Our website address is www.tailoredbrands.com. The information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus or the registration statement of which this prospectus is a part, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase shares of our common stock. The inclusion of our website in this prospectus is an inactive textual reference only. We are a holding company and all of our business operations are conducted through our subsidiaries.

THE OFFERING

Issuer	Tailored Brands, Inc.
Common stock offered by us	shares.
Common stock offered by the selling stockholders	shares.
Option to purchase additional shares

The selling stockholders have granted the underwriters an option to purchase up to an additional            shares of common stock from the selling stockholders at the initial public offering price, less underwriting discounts and commissions, for 30 days after the date of this prospectus to cover over-allotments, if any.

Common stock to be outstanding immediately after this offering	shares.
Use of proceeds

We expect to receive approximately $            million, based on an assumed initial public offering price of $            per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any proceeds from the sale of shares of common stock by the selling stockholders, including any shares sold pursuant to the underwriters’ option to purchase additional shares from the selling stockholders. We intend to use approximately $            million of the net proceeds from this offering to repay $            million of the aggregate principal amount outstanding under our Term Loan Facility (as defined herein) and, to the extent of any remaining net proceeds, for general corporate purposes, including working capital, operating expenses and capital expenditures. See “Use of Proceeds.”

Controlled company

Upon completion of this offering, Silver Point will beneficially own approximately            % of our total outstanding shares of common stock (or            % if the underwriters exercise in full their option to purchase additional shares of common stock from the selling stockholders). Accordingly, we expect to be a “controlled company” within the meaning of the corporate governance standards of Nasdaq. See “Management — Controlled Company Exemption.”

Dividend policy

We declared a special dividend of $865.4 million to our common stockholders during fiscal year 2025. We have not adopted and do not currently expect to adopt a written dividend policy. Subject to our compliance with applicable law, any decision to declare and pay dividends in the future will be made at the sole discretion of our board of directors (the “Board” or “board of directors”) and will depend on, among other things, our results of operations and capital needs of our business, the terms of the Credit Facilities (as defined herein), Secured Notes Indenture (as defined herein) or other borrowing arrangements that restrict the amount of cash dividends that we can pay and any future earnings may be retained to finance our future expansion and for the implementation of our business plan. We are not obligated to pay dividends on our common stock. See “Dividend Policy.”

Listing	We have applied to list our common stock on Nasdaq under the symbol “MW”.
Risk factors

See “Risk Factors” beginning on page 23 and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

The number of shares of common stock to be outstanding after this offering is based on            shares of common stock outstanding as of the date of this offering and excludes            shares of common stock reserved for future issuance under the 2026 Plan and the ESPP (each, as defined herein). Unless we specifically state otherwise or the context otherwise requires, the share information in this prospectus:

•        gives effect to the -for-1 Stock Split, occurring subsequent to the effectiveness of the registration statement of which this prospectus is a part, which will be effective upon filing of our amended and restated certificate of incorporation prior to the completion of this offering;

•        gives effect to the issuance of            shares of common stock in this offering, at an assumed initial public offering price of $            per share, the midpoint of the price range set forth on the cover page of this prospectus;

•        excludes            shares of our common stock, calculated based on an assumed initial public offering price of $             per share, the midpoint of the price range set forth on the cover page of this prospectus, issuable upon the vesting and settlement of (i) certain performance-based restricted stock unit awards which we expect to grant to certain employees, including our named executive officers, and (ii) certain restricted stock units which we expect to grant to certain non-employee directors, in each case, under our 2026 Plan in connection with the closing of this offering;

•        excludes             shares of our common stock and             shares of our common stock issuable upon the vesting and settlement of restricted stock units and performance-based restricted stock units, respectively, that are outstanding under the MEIPs and the BEIP (each as defined herein) (none of which will vest in connection with this offering);

•        assumes no exercise of the underwriters’ option to purchase up to an additional            shares of common stock from the selling stockholders in this offering; and

•        assumes the filing of our amended and restated certificate of incorporation and the adoption of our fourth amended and restated bylaws (“amended and restated bylaws”), each in connection with the closing of this offering.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL AND OTHER DATA

The following table sets forth the summary historical and pro forma financial data of TBI and its consolidated subsidiaries for the periods and as of the dates indicated. The summary historical statements of income and summary historical cash flow data for (i) the fiscal years ended January 31, 2026, February 1, 2025 and February 3, 2024 and the summary historical balance sheet data as of January 31, 2026 and February 1, 2025 have been derived from the Audited Consolidated Financial Statements of TBI and its consolidated subsidiaries included elsewhere in this prospectus, and (ii) the six months ended August 2, 2026 and August 1, 2025 and the summary historical balance sheet data as of August 1, 2026, August 1, 2025 and January 31, 2026 have been derived from the Unaudited Condensed Consolidated Financial Statements of TBI and its consolidated subsidiaries included elsewhere in this prospectus. The summary historical and pro forma data presented below are not necessarily indicative of the results to be expected for any future period, and our historical results for any interim period are not necessarily indicative of results to be expected for a full fiscal year.

The summary historical and pro forma consolidated financial data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements of TBI and its consolidated subsidiaries appearing elsewhere in this prospectus.

Summary Historical and Pro Forma Financial Data:

	Fiscal Year				Six Months Ended
(In thousands)	2025		2024	2023	August 1, 2026		August 2, 2025
Statements of Income:
Net sales
Retail sales		$2,150,916	$2,096,644	$2,218,610		$1,146,873	$1,097,624
Rental services		377,260	379,115	405,761		211,055	194,875
Total net sales		2,528,176	2,475,759	2,624,371		1,357,928	1,292,499
Cost of sales
Retail sales		955,609	969,439	1,060,578		489,315	488,153
Rental services		54,579	56,788	64,410		29,309	29,422
Occupancy costs (inclusive of depreciation)		298,144	291,777	280,734		151,930	147,421
Total cost of sales		1,308,332	1,318,004	1,405,722		670,554	664,996
Total gross margin		1,219,844	1,157,755	1,218,649		687,374	627,503
Selling, general and administrative expenses		879,675	866,881	901,118		468,808	451,085
Depreciation (exclusive of depreciation in cost of sales)		24,456	23,643	18,509		11,917	12,296
Operating income		315,713	267,231	299,022		206,649	164,122
Interest expense, net		(45,283)	(59,519)	(20,611)		(56,836)	(25,744)
Loss on extinguishment of debt		(11,438)	(8,095)	(294)		(6,557)	(4,763)
Income before income taxes		258,992	199,617	278,117		143,256	133,615
Provision for income taxes		41,773	26,603	6,648		32,211	19,619
Net income		$217,219	$173,014	$271,469		$111,045	$113,996
Currency translation adjustments, net of tax		3,050	(4,091)	(482)		(1,406)	2,505
Adjustment to minimum pension liability, net of tax		168	112	(175)		—	—
Other comprehensive income (loss)		3,218	(3,979)	(657)		(1,406)	2,505
Comprehensive income		$220,437	$169,035	$270,812		$109,639	$116,501
Basic earnings per share		$3.25	$2.16	$29.90		$2.26	$2.25
Pro forma basic earnings per share(1)	$				$
Diluted earnings per share		$3.23	$2.16	$3.62		$2.25	$2.25
Pro forma diluted earnings per share(1)	$				$

	Fiscal Year			Six Months Ended
(In thousands)	2025	2024	2023	August 1, 2026	August 2, 2025
Statement of Cash Flows Data:
Net cash provided by operating activities	$343,015	$236,292	$273,185	$192,502	$214,210
Net cash used in investing activities	(58,515)	(17,951)	(77,263)	(44,801)	(22,945)
Net cash used in financing activities	(208,077)	(249,751)	(208,530)	(195,674)	(146,453)

____________

(1)      Pro forma earnings per share

          We declared dividends to our stockholders of $894.8 million during fiscal year 2025. Dividends declared in the year preceding an initial public offering are deemed to be in contemplation of the offering with the intention of repayment out of offering proceeds to the extent that the dividends exceeded earnings during such period. As such, unaudited pro forma earnings per share for fiscal year 2025 gives effect to the estimated number of shares whose proceeds are deemed to be necessary to pay the dividend amount that is in excess of fiscal year 2025 net earnings, up to the amount of shares assumed to be issued in the offering. All share and per-share amounts presented herein give effect to the Stock Split.

          Pro forma basic and diluted net earnings per share reflect an adjustment to increase weighted-average shares outstanding by approximately            million shares, representing the estimated shares to be issued in the initial public offering. This adjustment reflects the portion of the $677.6 million of dividends declared (including dividend equivalents) in excess of fiscal year 2025 net earnings that is assumed to be funded from the proceeds of the offering. The adjustment is limited to the estimated number of shares expected to be sold in the offering and therefore does not equal the full amount that would result from dividing such excess dividends by the assumed initial public offering price of $           per share.

(In thousands)	Fiscal Year 2025	Six Months Ended August 1, 2026
Pro forma net income attributable to Common Shareholders (basic)	$120,621	$111,045
Pro forma net income attributable to Common Shareholders (diluted)	120,784	111,045

Basic weighted-average shares outstanding	37,169	49,177
Adjustment for common stock issued whose proceeds are deemed to be necessary to pay the dividend amount that is in excess of fiscal year 2025 net earnings
Pro forma basic weighted-average shares outstanding
Restricted stock units and performance stock units	188	139
Pro forma diluted weighted-average shares outstanding

Consolidated Balance Sheet Data:

	As of
(In thousands)	August 1, 2026	January 31, 2026
Balance Sheet Data (at period end):
Cash and cash equivalents	$100,142	$149,030
Total assets	1,599,122	1,626,326
Long-term debt, net	1,028,056	1,186,923
Total shareholders’ deficit	(517,047)	(631,416)

Key Performance Indicators and Non-GAAP Financial Measures

We use the following key performance indicators and non-GAAP financial measures to evaluate our business, measure our performance, develop financial forecasts and make strategic decisions. For more information, see “Non-GAAP Financial Measures” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Performance Indicators and Non-GAAP Financial Measures” for a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measure.

	Fiscal Year			Six Months Ended
(in thousands, except store count and percentages)	2025	2024	2023	August 1, 2026	August 2, 2025
Total net sales	$2,528,176	$2,475,759	$2,624,371	$1,357,928	$1,292,499
Comparable sales growth	1.9%	(4.5)%	(8.4)%	5.1%	0.2%
Retail net sales, as a percentage of Total net sales	85.1%	84.7%	84.5%	84.5%	84.9%
Rental services net sales, as a percentage of Total net sales	14.9%	15.3%	15.5%	15.5%	15.1%
Rental selling margin(1)	$322,681	$322,327	$341,351	$181,746	$165,453
Rental selling margin, as a percentage of Rental services net sales	85.5%	85.0%	84.1%	86.1%	84.9%
Net income	$217,219	$173,014	$271,469	$111,045	$113,996
Adjusted EBITDA(2)	411,384	377,508	406,493	261,931	219,058
Net cash provided by operating activities	343,015	236,292	273,185	192,502	214,210
Free cash flow(3)	281,043	192,202	190,896	147,701	191,265
Store count	1,006	1,010	1,015	1,009	1,008

____________

(1)      Rental selling margin represents a GAAP financial measure that evaluates the direct profitability of our rental operations. We define Rental selling margin as rental services sales less rental services cost of sales, inclusive of depreciation.

(2)      Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, further adjusted to eliminate the effects of items management does not believe are representative of our ongoing performance.

(3)      Free cash flow is defined as cash flow from operations less capital expenditures.

RISK FACTORS

Investing in our common stock involves risks and uncertainties. Before making an investment decision, you should carefully consider the risk factors set forth below, as well as the other information included in this prospectus, including in the section “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in our Consolidated Financial Statements. The risks and uncertainties described below are not the only risks or uncertainties that we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also impair our business operations. Any of these risks and uncertainties may have a material adverse effect on our business, financial condition, results of operations and cash flows. In such a case, you may lose all or part of your investment.

Risks Related to Our Business

A decline in consumer spending, whether due to macroeconomic conditions, low consumer confidence, inflation, household discretionary income levels, availability of consumer credit, consumer debt levels, elevated interest rates or otherwise, could adversely affect our business, financial condition and results of operations.

Our sales depend on consumer spending, which is influenced by numerous factors beyond our control, including general economic or geopolitical conditions, disruption or volatility in global financial markets, inflation, the availability of discretionary income and credit, consumer confidence, tax or interest rate fluctuations, trade restrictions, such as sanctions, tariffs, import duties and retaliatory countermeasures, fuel and other energy costs, healthcare costs, adverse weather events, natural or manmade disasters, pandemics and public health crises and unemployment levels. Global or national political unrest or uncertainty may also impact the price paid by consumers for goods, services and commodities and reduce consumer spending and confidence, and reduce our sales or profitability. We may experience declines in sales or changes in the types of products and services sold during economic downturns. Any material decline in the amount of consumer spending could reduce our sales, and cause a decrease in the sales of higher-margin products and services, which could reduce profitability and, in each case, could have a material adverse effect on our business, financial condition and results of operations.

The industry we operate in is very competitive with significant competition from traditional department stores, specialty men’s clothing stores, online retailers, online rental stores and outlet stores, and if we are unable to compete effectively on price and convenience across our omnichannel platform, we may lose market share, which could materially and adversely impact our business, financial condition and results of operations.

The apparel industry is very competitive. We compete with traditional department stores, specialty clothing stores, online retailers, online formalwear rental providers, off-price retailers, manufacturer-owned and independently-owned outlet stores, independently-owned formalwear rental stores, as well as their respective e-commerce channels. In addition, some of our primary competitors sell their products in stores that are located in the same trade areas as our stores, which results in competition for favorable site locations and lease terms in these trade areas. Increased competition or our failure to meet these competitive challenges could result in price reductions, increased marketing expenditures and loss of market share, any of which could have a material adverse effect on our business, financial condition and results of operations.

Further, changes in our competitors’ merchandising and operational strategies have had, and could continue to impact our sales and profitability. In particular, major competitors have, from time to time, sought to gain or retain market share by reducing prices or introducing additional products or services, requiring us to reduce prices on certain products or services and introduce new offerings in order to remain competitive. An inability to anticipate and timely respond to changes in consumer preferences or trends with respect to product and services offerings we provide could reduce our sales and profitability and harm our business. The success of our business depends, in part, on our ability to identify and predict evolving trends in demographics and consumer preferences, innovate, successfully develop and respond to these evolving trends by improving and repositioning our products or introduce new products. If changes in consumer preferences decrease the appeal of our offerings, or if we fail to otherwise positively differentiate our brand and customer experience from our competitors, it could have a material adverse effect on our business, financial condition and results of operations. In particular, external events may disrupt or change customer preferences and behaviors in ways we are not able to anticipate.

We expect competition in the men’s retail industry, in particular online competition, to continue to increase. If we fail to successfully execute our omnichannel strategy and acquire new customers or retain existing customers, or fail to do so in a cost-effective manner, it could have a material adverse effect on our business, financial condition and results of operations.

As for our rental business, we anticipate quarterly fluctuations to occur due to the timing of our purchases, seasonality and other factors within or outside of our control, which may negatively impact our revenue. Any future decreases in our rental product availability levels, including in connection with other business objectives, may negatively impact our business, financial condition and results of operations.

We could also be at a competitive disadvantage if we are unable to effectively leverage data analytics to retrieve timely customer insights to appropriately respond to customer demands and improve customer engagement through efforts such as marketing activities. Any of these events could significantly harm our results of operations and financial condition.

Negative publicity, through social media or other channels, involving our brands, products we sell, services we offer, or a failure to detect, prevent, mitigate or address issues giving rise to reputational harm, could adversely affect our business, results of operations and relationships with our customers and associates.

To compete successfully, we must continue to preserve, grow and leverage the value of our brands in the marketplace. Reputational value is based in large part on perceptions of subjective qualities. Even an isolated incident, such as a high-profile product recall, or the aggregate effect of individually insignificant incidents, can erode trust and confidence, particularly if such incident or incidents result in adverse publicity or widespread reaction on social media, and governmental investigations or litigation can adversely impact these perceptions, and, as a result, could tarnish our brands and lead to adverse effects on our business, including decreased sales, consumer boycotts, lower employee morale and productivity or employee recruiting and retention difficulties.

Reputational harm can also occur indirectly through companies with whom we do business. If our customers have negative experiences with or view unfavorably any of the companies with whom we have relationships, it could cause them to stop shopping or booking services with us. Although we maintain policies with our employees, vendors, marketing partners, third-party manufacturers and licensees that promote ethical business practices, and our employees, agents and third-party compliance auditors periodically visit and monitor the operations of these entities, we do not control our vendors, third-party manufacturers or licensees, or their practices. A violation of our vendor policies, license agreements, environmental, health and safety (“EHS”) laws or standards, labor laws, anti-bribery and anti-corruption laws, intellectual property, data privacy and cybersecurity laws, rules and regulations or other policies or laws by these employees, vendors, third-party manufacturers or licensees could damage the image and reputation of our brands and could subject us to liability. As a result, negative publicity regarding us or our brands or products, including licensed products, could adversely affect our reputation and sales. Further, while we take steps to maintain the reputation of our brands through license and vendor agreements, there can be no guarantee that our brand image will not be negatively affected through its association with products or actions of our licensees, vendors or third-party manufacturers.

In addition, product quality and service issues, including as a result of our suppliers’ or manufacturers’ acts or omissions, could negatively impact customer confidence in our product brands and our product portfolio. If our product or service offerings do not meet applicable consumer standards or customers’ expectations regarding quality or are alleged to have quality issues or to have caused personal injury or other damage, or our supplier does not meet our expectations on responsible sourcing outlined in our supplier code of conduct, we could experience reputational harm, which in turn could harm our business and have a material adverse effect on our business, financial condition and results of operations.

If our marketing, advertising, loyalty and promotional programs and initiatives to attract new customers, retain existing customers and increase customer traffic and engagement are unsuccessful or less effective than those of our competitors, our sales could decline.

We have invested significantly in our brands and believe that maintaining and enhancing our brands’ identities is crucial to our success. Our business depends in part on the effectiveness of our marketing initiatives and the success of the marketing channels we use to promote our products. Our marketing channels include earned media through press, social media and search engine optimization, as well as paid advertising, such as online affiliations, search engine marketing, digital marketing, social media marketing, offline partnerships, direct mail and television advertising. We may not be able to successfully execute such initiatives to realize the intended benefits and growth prospects due to factors outside of our control, such as increased competition or deterioration of general economic conditions, thus limiting our ability to capitalize on business opportunities and expand our business. While our goal remains to increase the strength, recognition and trust in our brands by increasing our customer base and expanding our products, if in the future any of our current marketing channels becomes less effective, if we are unable to continue to use any of these channels, if the cost of using these channels significantly increases or if we are not successful in generating new channels, we may not be able to attract new customers or increase the activity of our existing members on our platform in a cost-effective manner. Also, if we are unable to accurately predict our customers’ preferred method of communication or their acceptance of our marketing initiatives, we could fail to drive sales growth. Our existing marketing platform is also an important driver of our growth, and some of our competitors may spend more for their marketing platforms or use different approaches than we do, which may provide them with a competitive advantage. Our competitors’ marketing programs may also resonate with consumers more than ours do. Our marketing platform, and changes to our marketing platform, may not generate the level of return on our investment outreach that we anticipate and we may not be able to develop or implement strategies effectively in rapidly evolving digital/social media channels, which may adversely impact some of our banners, segments or overall business. In addition, changes to our marketing platform or the advertising channels upon which we rely, including changes to third-party advertising platforms, may adversely affect our marketing efforts and results of operations. We may not be able to adequately anticipate, address or respond to such changes in a timely or cost-effective manner. Any of these factors could have a material adverse effect on our business, financial condition and results of operations.

If we are unable to manage our inventory effectively and accurately forecast demand for our products, our results of operations could be materially adversely affected.

We have made and continue to make investments in our supply chain management systems and processes that enable us to respond more rapidly to changes in sales trends and consumer demands and enhance our ability to manage inventory. However, there can be no assurance that we will be able to anticipate and respond successfully to changing consumer tastes and style trends or economic conditions and, as a result, we may not be able to manage inventory levels to meet future requirements. If we fail to accurately forecast demand, or our supply chain and logistics partners are unable to adjust to changes in demand, we may at times experience excess inventory levels or a shortage of product. Inventory levels in excess of consumer demand have resulted in, and may in the future result in, inventory write-downs and the sale of excess inventory at heavily discounted prices, as well as impact our ability to implement and execute profitable, competitive and effective pricing and promotional strategies, all of which could have a material adverse effect on our profitability and the reputation of our brands. If we underestimate consumer demand, we may not have sufficient inventories of product, which could result in lost revenues, as well as damage to our reputation, the reputation of our brands, and our relationships with customers and consumers.

We source a significant portion of our products from manufacturers located outside the U.S. and geopolitical tensions, growing uncertainty or changes to trade policies, tariffs, sanctions and import and export regulations may adversely affect our ability to source goods or cause our cost of goods to increase further, which could have a material adverse effect on our business, financial condition and results of operations.

We source a portion of our products from manufacturers located outside the U.S. As a result, factors that could harm our financial conditions and results of operations include, among other things:

•        political instability, civil strife or insurrection, or acts of terrorism, which disrupt trade with the countries where we operate or in which our contractors, suppliers or customers are located;

•        recessions in foreign economies;

•        infrastructure deficiencies, logistic and other challenges in managing our foreign operations;

•        financial instability, including bankruptcy or insolvency, of one or more of our major vendors, including our transportation providers and carriers;

•        imposition of new legislation or rules relating to imports that may limit the quantity of goods which may be imported into the U.S. from certain countries or regions;

•        changes in the U.S. customs procedures concerning the importation of apparel products, durable goods and accessories; including obligations associated with being an importer of record and monitoring and complying with all corresponding legal requirements;

•        imposition of new or higher duties, taxes, tariffs, quotas or other charges on imports, including the recent tariffs imposed or threatened to be imposed by the United States on foreign imports and any retaliatory actions taken by such countries;

•        delays in shipping due to port security considerations, labor disputes, change in fuel supply costs or other restrictions;

•        increased costs of raw materials (including cotton and other commodities), labor, fuel and transportation;

•        supply chain disruptions as a result of climate change;

•        issues relating to compliance with domestic or international labor standards which may result in adverse publicity;

•        volatile global economic, market or political environments, such as those related to ongoing conflicts in the Middle East, including the conflict involving Iran and any escalation or spillover effects like disruptions to regional shipping lanes, energy markets or commercial activity;

•        the fluctuation in the value of the U.S. dollar relative to the local currencies used by our manufacturers; and

•        increased difficulty in obtaining, maintaining, protecting and enforcing our intellectual property and similar proprietary rights in foreign jurisdictions.

The occurrence of one or more of these events has resulted, and could continue to result, in disruptions to our operations, which in turn have increased, and may continue to increase, our cost of goods sold, have decreased, and may continue to decrease, our gross profit, and/or may impact our ability to deliver products to our customers.

We rely on a network of global suppliers, primarily located in Asia. We estimate that our current suppliers located in Vietnam, Indonesia, Bangladesh and China represent approximately 24%, 14%, 11% and 11%, respectively, of our direct product sourcing spend during the fiscal year 2025. Geopolitical conflicts, tariffs, import duties and changes in trade regulations present ongoing risks to our business due to the global nature of our supply chain. We have experienced and anticipate continued supply chain challenges, cost volatility and consumer and economic uncertainty due to rapid changes in the geopolitical environment and global trade policies. While we have implemented and expect to continue to implement various mitigating actions, such factors, including tariff policy and subsequent fluctuations, have had an impact on our business and results of operations in fiscal year 2025, which we expect to continue in the longer term. In 2025, the United States imposed and modified certain tariffs, including those pursuant to the IEEPA, and these additional tariffs were rescinded in February 2026 following a Supreme Court decision invalidating the use of IEEPA to authorize these tariffs. In April 2026, U.S. Customs and Border Protection launched a system to begin processing refund requests for certain affected entities. We filed claims for refunds of previously paid tariffs assessed under IEEPA totaling $13.3 million, of which $13.0 million had been collected, including interest, as of August 1, 2026. The availability, timing and amount of any additional refunds remain uncertain and subject to further legal, regulatory and administrative action.

In addition, while certain tariffs have been struck down, modified or replaced, other tariffs remain in effect, and additional tariff programs may be imposed in the future through various statutes and trade authorities. Further, changes to tariffs or trade restrictions increase the risk of non-compliance as a result of a failure of compliance systems to accurately monitor new or changing regulations, and actions we take to adapt to new tariffs or trade restrictions may increase risk or may cause us to modify our operations, which could be time-consuming and expensive and impact pricing of our merchandise, which could impact our sales, profitability and our reputation or cause us to forgo business opportunities.

We continue to analyze the impact of geopolitical uncertainty and tariffs, including import duties, on our business and actions we can take to mitigate against supply chain disruptions, trade policy shifts to offset our tariff and risk exposure over time. We cannot predict the ultimate impact of tariffs, including import duties, on our business in future periods, including our results of operations and cash flows, as there continues to be significant uncertainty regarding the future of international trade agreements and ultimately the U.S. position on international trade. Geopolitical tension, including ongoing conflicts in the Middle East, and trade restrictions, including sanctions, tariffs, import duties, quotas, embargoes, safeguards, border shutdowns, escalating trade wars and customs restrictions, could impact inflation, increase the cost or reduce the supply of products available to us and to our vendors based in the United States and may require us to modify our supply chain organization or other current business practices or raise prices, any of which could have a material adverse effect on our business, financial condition and results of operations.

In addition, any escalation of hostilities in the Middle East, including any disruption to major shipping routes, ports or energy supplies, could further increase transportation and input costs, delay inventory movements and adversely affect consumer demand.

Our inability to successfully attract, train and retain qualified leaders and employees, and meet our labor needs while effectively managing our labor costs, could have an adverse effect on our business.

Our success is largely dependent on our ability to attract, train, manage and retain a strong management team and quality store and DC associates, including skilled store managers and qualified services personnel. There is a high level of competition for these employees, and our ability to meet our labor needs while controlling our labor costs is subject to numerous external factors, including unemployment levels, prevailing wage rates, changing demographics and changes in federal or state minimum wage rates. Our ability to operate our stores and expand our services, including our ability to offer high quality customer service, depends on our ability to attract and retain these personnel. Competition for qualified store management and services personnel could also require us to pay higher wages or other compensation to attract employees. Turnover, which has historically been higher among entry-level or part-time associates at our stores and DCs, increases the risk that associates will not have the training and experience needed to provide competitive, high-quality customer service. We must recruit new associates to fill entry level and part-time positions and at certain times, must hire sufficient numbers of seasonal talent. The availability and skill of associates may differ across markets in which we do business and in new markets we enter, and we may be unable to meet or manage our labor needs effectively. If we are unable to retain qualified associates or our labor costs increase significantly, it could have a material adverse effect on our business, financial condition and results of operations.

In addition, we depend on our senior management and other key executives who have substantial experience in our industry and their area of expertise. Competition for qualified personnel can be intense. If we are unable to effectively provide for the succession of key personnel, senior management and our executive officers, our business, financial condition and results of operations could be materially adversely affected.

Labor disputes and rising labor costs could have an adverse effect on our profits margins and our results of operations.

While currently union representation is limited to our manufacturing facility in New Bedford, Massachusetts, our DC in Hampstead, Maryland, and fewer than 1% of our retail stores, if we were to experience additional union organizing campaigns, our labor costs could increase and our business could be negatively affected by other requirements and expectations that could increase our costs, change our company culture, decrease our flexibility and disrupt our operations. There can be no assurances that our employees will not further unionize, which may subject us to additional requirements, expectations, actions or expenses, or that we will not encounter labor conflicts or strikes. Any labor disruptions could have a material adverse effect on our business, financial condition and results of operations.

Our business could be adversely affected by increased costs or interruption in delivery of the raw materials and other resources that are important to our business.

The raw materials used to manufacture our products are subject to availability constraints and price volatility caused by high demand for fabrics, catastrophic events, weather conditions, natural or manmade disasters, supply conditions, input costs, government regulations, economic climate, geopolitical conflict and other unpredictable factors. In addition, our transportation and labor costs are subject to price volatility caused by the price of oil, supply of labor, labor disputes, governmental regulations, economic climate, public health crises and other unpredictable factors. Increases in demand for, or the price of, raw materials, distribution services and labor, including federal and state minimum wage rates, could have a material adverse effect on our business, financial condition and results of operations.

The increase in the costs of wool and other raw materials significant to the manufacture of apparel and the costs of manufacturing could have a material adverse effect on our business, financial condition and results of operations to the extent they cannot be mitigated through price increases and relocation to lower cost sources of supply or other cost reductions. Additionally, we do not have any long-term agreements in place with fabric suppliers; therefore, there can be no assurance that any of such suppliers will continue to do business with us in the future. If a particular mill were to experience a delay due to fire or natural or manmade disaster and become unable to meet our supply needs, it could take a period of up to several months for us to arrange for and receive an alternate supply of such fabric.

In addition, import and export delays caused, for example, by an extended strike at the port of entry, could prevent third-party manufacturers as well as our U.S. tailored clothing factory from receiving fabric or other raw materials shipped by suppliers. Therefore, if there is an unexpected loss of a supplier of fabric or other raw materials or a long interruption in shipments from any fabric or other raw material supplier, including delays related to public health crises or geopolitical conflict, including the conflict involving Iran or related regional hostilities, or delays, shortages or cost increases resulting from disruptions to shipping lanes, fuel supplies or regional transportation infrastructure, our business, financial condition and results of operations may be materially adversely affected.

If we do not appropriately manage our store footprint and locations, or we fail to provide a compelling in-store shopping experience, including by investing in store refreshes, our financial conditions and results of operations may be adversely impacted.

We currently operate stores across the United States and Canada. Our ability to be successful with our store development efforts is dependent on various factors, some of which are outside our control, including:

•        the availability of store sites that offer attractive returns on our investment;

•        competition for those sites;

•        successfully negotiating with landlords to achieve acceptable lease terms and obtaining any necessary governmental, regulatory or private approvals;

•        construction costs and/or building material costs, which may be impacted by inflationary trends, including increasing tariffs and escalating trade wars;

•        product and labor availability to timely complete construction or remodels of stores;

•        our ability to attract and retain qualified store personnel;

•        changes in consumer shopping habits or decline in shopping center traffic in favor of e-commerce; and

•        our ability to invest sufficient capital to timely maintain and refresh existing stores in a manner that achieves appropriate returns on our investment.

To the extent we are unable to timely open new stores or maintain and refresh existing stores it could have a material adverse effect on our business, financial condition and results of operations.

Our growth strategy is dependent on a number of factors, any of which could strain our resources or delay or prevent the successful penetration into new markets.

Our growth strategy is dependent on a number of factors, including attracting new customers, converting new or existing customers into repeat customers and growing the spend per customer. Additional factors required for the successful implementation of our growth strategy and entry into new markets include, but are not limited to, opening new stores and remodeling existing ones, achieving target store economics, accurately forecasting consumer demand in various apparel categories, continuing to operate an effective omnichannel platform and implementing initiatives to improve our existing operations, obtaining desirable store locations, negotiating acceptable leases, completing projects on budget, supplying proper levels of merchandise, successfully hiring and training store managers and qualified services personnel and leveraging generative AI and similar tools and technologies (collectively, “AI”) that collect, aggregate and analyze data to assist in the development of our services and products and in the use of internal tools that support our business. In order to optimize profitability for new stores, we must secure desirable retail lease space when opening stores in new and existing markets. We must choose store sites, execute favorable real estate transactions on terms that are acceptable to us, hire competent personnel and effectively open and operate these new stores. We historically have received landlord allowances for store build outs, which offset certain capital expenditures we must make to open a new store. If landlord allowances cease to be available to us in the future or are decreased, opening new stores would require increased capital outlays, which could adversely affect our ability to continue opening new stores.

While we believe the opportunity exists to open a substantial number of stores without competing with our existing stores, to the extent we open new stores in markets where we have existing stores, our existing stores in those markets may experience reduced net sales. Moving or expanding store locations and operating stores in new markets present competitive, merchandising and regulatory challenges where we have limited historical experience. Our planned growth may also require additional infrastructure for the development, maintenance and monitoring of those stores. In addition, if our current management systems and information systems are insufficient to support this expansion, our ability to open new stores and to manage our existing stores would be adversely affected. If we fail to continue to improve our infrastructure, we may be unable to implement our growth strategy or maintain current levels of operating performance in our existing stores.

Our growth plans will place increased demands on our financial, operational, managerial and administrative resources. These increased demands may cause us to operate our business less efficiently, which in turn could cause deterioration in the performance of our existing stores.

Executing our growth plans and achieving our objectives depends upon our ability to successfully execute against such plans and objectives. There can be no guarantee that these plans or objectives will result in improved results of operations and these plans or objectives could have a material adverse effect on our business, financial condition and results of operations.

The disruption of the relationship with or the loss of any of our key vendors or third-party service providers could have an adverse effect on our business, financial condition and results of operations.

We offer a broad and differentiated product assortment. If more of our third-party vendors were to make their products available to shoppers directly, in warehouse clubs and through other mass or general retailers, or if the brands currently available to such retailers were to gain market share at the expense of the differentiated brands we sell, it could have a material adverse effect on our business, financial condition and results of operations.

If we were required to replace any of our vendors, we can make no assurances that we will be able to find new qualified vendors who meet our standards, or that our current vendors will be able to accommodate our anticipated needs. It is also possible that a small number of our key vendors or suppliers could experience financial distress or insolvency, which could disrupt our supply chain and could have a material adverse effect on our business, financial condition and results of operations. In addition, we work with a number of vendors outside of the United States. Effective global sourcing of many of the products we sell is an important factor in our financial performance. We can make no assurances that our international vendors will be able to satisfy our requirements including, but not limited to, timeliness of delivery, acceptable product quality and accurate packaging and labeling. Any inability of our existing vendors to provide products meeting such requirements in a timely or cost-effective manner, including due to the recent tariffs imposed or threatened to be imposed by the United States on foreign imports and any retaliatory actions taken by such countries, could have a material adverse effect on our business, financial condition and results of operations. In addition, we have no material long-term supply commitments from our vendors, and any vendor could discontinue selling to us at any time.

Many factors relating to our vendors and the countries in which they are located are beyond our control, including the stability of their political, economic and financial environments, their abilities to operate in challenging economic environments or meet our standards and applicable U.S. and local legal requirements, the availability of labor and raw materials, natural and manmade disasters and epidemics, labor unrest, merchandise quality issues, currency exchange rates, geopolitical conflict, trade restrictions, transport availability and cost, inflation and other factors.

The failure of our vendors to adhere to our terms of engagement, including obligations to indemnify us and abide by applicable laws, could cause financial and reputational harm or disruption to our business.

Our business relies on third-party vendors to provide critical goods and services. If these vendors fail to comply with our terms of engagement, including, but not limited to, their obligations to indemnify us, timely provide us with products or services, maintain appropriate insurance, adhere to quality standards and comply with all applicable laws and regulations, we could face significant risks. Such non-compliance may result in financial losses, increased costs or legal liabilities, including potential claims, fines or penalties. Furthermore, vendor non-compliance could disrupt our operations, delay the delivery of products or services, and damage our reputation with customers, business partners and regulators. Any of these outcomes could have a material adverse effect on our business, financial condition and results of operations.

The loss of, or disruption in, our DCs could result in delays in the delivery of merchandise to our stores.

We rely on our DCs to manage the receipt, storage, sorting, packing and distribution of our merchandise. As such, we depend on the overall effective management of our DC operations including adherence to shipping schedules and proper functioning of our information technology and inventory control systems. Events such as disruptions in operations due to fire or other catastrophic events (including severe weather such as hurricanes), government shutdowns, delays in customs clearances, software malfunctions, employee matters or shipping problems may result in delays in the delivery of merchandise to our stores or directly to customers. Although we have disaster recovery plans and maintain business interruption and property insurance, there can be no assurance that these plans will work as intended, that our insurance will be sufficient, or that insurance proceeds will be paid timely to us, in the event any of our DCs are damaged or shut down for any reason, or if we incur higher costs and longer lead times in connection with a disruption at one or more of our DCs. Any of these outcomes could have a material adverse effect on our business, financial condition and results of operations.

Shipping and logistics are a critical part of our rental business and our supply chain and any changes or interruptions in shipping or logistics operations could adversely affect our results of operations.

Our business relies on the successful management of reverse logistics needed to ingest, clean and restock returned items quickly and efficiently in order to offer them for rental or resale to other customers. If we are not able to maintain appropriate staffing levels or negotiate acceptable pricing and other terms with third-party vendors or they experience performance problems or other difficulties, our results of operations and customers’ experience could be negatively impacted.

We are also subject to risks of damage or loss during delivery by our shipping vendors. Customers who do not receive their orders in good condition or on time, or perceive our shipping promise as too slow, often become dissatisfied and even cease using our services, which may adversely affect our business and results of operations if the issues become persistent or impact a significant amount of customers.

System failures or other disruptions to our information and technology systems or in the operations of our third-party service providers could adversely impact our business, financial condition and results of operations.

The efficient operation of our business is dependent on our information and technology systems and those of our third-party service providers. In particular, we rely on our information and technology systems to effectively manage our financial and operational data, process payroll, manage the supply chain, maintain our in-stock positions, process customer transactions, operate our websites and operate our services business. We possess disaster recovery and business continuity capabilities for our key information and technology systems and take measures intended to prevent security breaches, unauthorized intrusions and computer viruses. However, these capabilities and measures may not be effective, and the failure of our information and technology systems to perform as designed due to, among other things, failure to manage disasters, security breaches, computer viruses or any other intrusion or interruption of our information and technology systems for a significant period of time could significantly disrupt our business.

We also use and rely on services from third parties, such as fulfillment and transportation services providers and credit card processors, financial management services providers, supply chain services providers and data storage services providers. If any of these services become unavailable due to extended outages or interruptions or because they are no longer available on commercially reasonable terms or prices, or for any other reason, our expenses could increase and our processes for managing sales of our offerings and supporting our customers could be impaired, any of which could have a material adverse effect on our business, financial condition and results of operations.

We continue to invest in our information and technology systems and information technology infrastructure. Enhancing or replacing our major financial or operational information systems could result in disruption of normal operating processes and procedures and have a significant impact on our ability to conduct our core business operations. It may also require us to divert resources to ensure that implementation is successful. We can make no assurances that enhancing or replacing our information and technology systems will remain within estimated costs, that the systems will be implemented without material disruption, or that the systems will be as beneficial as predicted. Any of these events could have a material adverse effect on our business, financial condition and results of operations.

If we are unable to update our technology and user interfaces to meet changing industry practices and customer expectations, it could adversely affect our ability to attract and retain customers, which could adversely impact our business, financial condition and results of operations.

Many of our customers shop or book services with us through our existing websites and digital platforms. Increasingly, customers are using computers, tablets and smart phones to engage with us. We must anticipate and meet our customers’ changing expectations while adjusting for technology investments and developments in our competitors’ operations through focusing on the building and delivery of a seamless customer experience. Any failure on our part to provide attractive, user-friendly and secure technology platforms that offer a wide assortment of merchandise and service bookings at competitive prices and in a manner that meets the changing expectations of online shoppers, and any failure to adapt to developments in online merchandising and related technology could place us at a competitive disadvantage, result in the loss of sales, harm our reputation with customers, have a material adverse impact on the growth of our business and have a material adverse impact on our business, financial condition and results of operations.

Our business is subject to seasonality.

Our sales and net earnings are subject to seasonal fluctuations and may vary by banner. We anticipate quarterly fluctuations to occur in our rental business due to the timing of our purchases, seasonality and other factors within or outside of our control, which may negatively impact our revenue. Our rental product revenues are heavily concentrated in the second and third quarters (prom and wedding season) while the fourth quarter is the seasonal low point. Because of these fluctuations, results for any quarter are not necessarily indicative of the results that may be achieved for the full year.

If we are unsuccessful in executing our omnichannel strategy, it could have a material adverse effect on our business, financial condition and results of operations.

We have invested and continue to invest in our omnichannel offerings and seamlessly integrating our digital and physical store operations for growth. Our investments in omnichannel capabilities requires substantial investments in technology and infrastructure and our investments may not be adequate or effective, and we may fail to grow our omnichannel sales. If we are unsuccessful in implementing our strategy, our market position, net sales, financial condition and results of operations could be adversely affected. In addition, the cost of investments in growing our omnichannel business may adversely impact our financial condition and results of operations. Furthermore, increased penetration of online and omnichannel sales may result in margin compression, as online sales typically carry lower margins than in-store sales, which could adversely affect our profitability. Any of these outcomes could have a material adverse effect on our business, financial condition and results of operations.

We are subject to cybersecurity risks and may incur increasing costs in an effort to minimize those risks. If we fail to protect the integrity and security of our information and technology systems or our confidential, proprietary or sensitive information, including customer and associate information, our business could be adversely affected.

Our business employs systems and websites designed for the secure storage and transmission of sensitive, proprietary or confidential information regarding our customers, associates, employees, suppliers and others, including personal identification information such as names, addresses, email addresses, telephone numbers and payment card information. For instance, we receive, retain and transmit certain sensitive personal information that our customers provide to purchase products or services, enroll in promotional programs, participate in our customer loyalty program or register on our websites or digital platforms or otherwise communicate to us. The increasing costs associated with the implementation, on-going operation of and investment in our information and technology systems and the various procedures and controls designed to monitor and mitigate security threats to such systems, and the costs of compliance with privacy and information security laws, regulations and standards, which are evolving and may be inconsistent between states within a country or between countries, could adversely impact our business.

Security breaches and similar incidents, as well as disruptions to our information and technology systems, including as a result of computer viruses, ransomware, “phishing” attempts, and other forms of social engineering, malware, malicious code, credential stuffing, distributed denial of service attacks, server malfunctions, software or hardware failures, natural or manmade disasters and cyber extortion, could expose us to a risk of loss, the unauthorized access to, alteration or misuse of, or other processing of confidential, proprietary or sensitive information (including personal information), litigation and potential liability, require us to expend additional resources related to the security of information systems, divert the attention of our management and disrupt our business. Although we have experienced such incidents in the past, no such incidents have been material, and there can be no guarantee that we will not experience any such incidents in the future. The techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently (including through the use of AI (as defined below)), are increasingly difficult to detect, and come from a variety of sources, including traditional computer “hackers,” threat actors, “hacktivists,” organized criminal threat actors, personnel (such as through theft or misuse), sophisticated nation states and nation-state-supported actors. Such threats may not immediately produce signs of intrusion, we may be unable to anticipate these attacks or to implement adequate preventative or remedial measures. Any such breach or similar incident or distribution could result in significant legal and financial exposure, damage to our reputation and potentially have an adverse effect on our business.

We may not have the resources or technical sophistication to anticipate or prevent rapidly-evolving types of cyberattacks. Attacks may be targeted at us, our customers and suppliers, or others who have entrusted us with information or who are storing information entrusted with us. Actual, suspected or anticipated attacks may cause us to incur increasing costs, including costs to deploy additional personnel and protection technologies, train associates and engage third-party experts and consultants. Advances in computer capabilities, including as a result of AI, new technological discoveries or other developments may result in the breach or compromise of the technology used or maintained by us to protect transactions or other sensitive data. In addition, data and security breaches can also occur as a result of non-technical issues, including intentional or inadvertent breaches by our employees or by persons with whom we have commercial relationships that result in the unauthorized release of personal or confidential information. Additionally, it may take considerable time for us to investigate and evaluate the full impact of cybersecurity incidents, particularly for sophisticated or widespread attacks. These factors may inhibit our ability to provide prompt, full and/or reliable information about the incident to our customers, associates, regulators and the public.

Cyberattacks or intrusions, including ransomware attacks, have become a significant threat vector in the retail industry, and our websites, which are increasingly important to our business, and the computer systems and operating systems on which they run, have in the past and may in the future also become subject to them. Those attacks could involve attempts to gain access to our websites to obtain, alter and/or make unauthorized use of customers’ or members’ payment information and related risks discussed below. Such attacks, if successful, can also create denials of service or otherwise disable, degrade or sabotage one or more of our websites and otherwise significantly disrupt our customers’ and members’ shopping experience on any of our websites. If we are unable to maintain the security of our websites and keep them operational within acceptable parameters, we could suffer loss of sales, reductions in traffic, reputational damage and deterioration of our competitive position and incur liability for the same, including for any damage to customers whose personal information is unlawfully obtained, any of which events could have a material adverse impact on our business and results of operations and impede the execution of our strategy for the growth of our business.

A disruption to or compromise of our data security or information technology systems or those of businesses we interact with that results in disruptions to our operations, or information related to our customers, associates or business being misused, deleted, altered or obtained by unauthorized persons could disrupt our operations, harm our brand and reputation, result in a loss of consumer confidence in us, and expose us to regulatory actions and claims from customers, financial institutions, payment card associations, government entities and other persons, any of which could adversely affect our business, financial condition and results of operations. In addition, we may incur significant costs and operational consequences in connection with investigating, mitigating, remediating, eliminating and putting in place additional tools and devices designed to prevent future actual or perceived security incidents, as well as in connection with complying with any notification or other obligations resulting from any security incidents. Because we do not control our third-party vendors, or the processing of data by our third-party vendors, our ability to monitor our third-party vendors’ data security is limited and we cannot ensure the integrity or security of the measures they take to protect and prevent the loss, alteration or misuse of our or our consumers’ data. As a result, we are subject to the risk that cyberattacks on, or other security incidents affecting, our third-party vendors may adversely affect our business even if an attack or breach does not directly impact our systems.

We use artificial intelligence in our business, and challenges with properly managing and complying with laws, rules and regulations applicable to its use could result in harm to our brand, reputation, business or customers and adversely affect our results of operations.

We are in the process of implementing solutions that use artificial intelligence, including machine learning, AI and similar tools and technologies that collect, aggregate and analyze data to assist in the development of our services and products and in the use of internal tools that support our business. Our AI-enabled capabilities are primarily delivered through third-party software-as-a-service (“SaaS”) platforms and application programming interface (“API”)-based tools that we customize and integrate into our operations. While we are not currently developing our own foundation models or broad proprietary AI platform, we may continue to evaluate and adopt third-party, proprietary and/or open-source AI technologies depending on the use case and may internally develop AI or machine-learning capability in the future to enhance our products and services. These applications may become increasingly important in our operations over time.

This emerging technology presents a number of risks inherent in its use. AI algorithms are based on machine learning and predictive analytics and may create material performance problems, undetected defects or errors, including accuracy issues, unintended biases and discriminatory outcomes, that could harm our brand, reputation, business or customers. Additionally, no assurance can be made that the usage of AI will assist us in being more efficient or offset the costs of its implementation. Further, dependence on AI without adequate safeguards to make certain business decisions may introduce additional operational vulnerabilities by producing inaccurate outcomes, recommendations or other suggestions based on flaws in the underlying data or other unintended results. Our competitors or other third parties may incorporate AI into their business, services and products more rapidly or more successfully than us, which could hinder our ability to compete effectively and adversely affect our results of operations. Implementing the use of AI successfully, legally, ethically and as intended, will require significant resources. In addition, the use of AI may increase regulatory, cybersecurity and data privacy risks, such as intended, unintended or inadvertent transmission of proprietary or sensitive information. There is also uncertainty around the validity and enforceability, as well as the nature, of our rights in intellectual property that is created in connection with our use, development and employment of AI. In addition, our use of AI could unintentionally infringe, misappropriate or otherwise violate the intellectual property rights of third parties. Because we rely on third-party AI vendors and service providers, we are also subject to the risks associated with the products and services of others, including the risk that such vendors experience service disruptions, modify or discontinue their offerings, increase their pricing, impose unfavorable terms, or fail to maintain the quality, accuracy or security of their AI solutions. We may have limited control over the data practices, algorithms and outputs of these third-party AI tools, which could expose us to unforeseen liabilities or reputational harm.

The technologies underlying AI and their use cases are rapidly developing, and it is not possible to predict all of the legal, operational or technological risks related to the use of AI. New AI initiatives, laws and regulations are rapidly emerging and evolving, they have been implemented across several foreign jurisdictions and at the state and local level creating a patchwork of regulatory frameworks and what they ultimately will look like in the aggregate remains uncertain, and our obligation to comply with them could entail significant costs, negatively affect our business or limit our ability to incorporate certain AI capabilities into our business. We may not be able to adequately anticipate or respond to these evolving laws and regulations, and we may need to expend additional resources to adjust our offerings in certain jurisdictions if applicable legal frameworks are inconsistent across jurisdictions. Moreover, because these technologies are themselves highly complex and rapidly developing, it is not possible to predict all of the legal or regulatory risks that may arise relating to our use of such technologies. Further, the cost to comply with such laws or regulations could be significant and would increase our operating expenses, which could adversely affect our business, financial condition and results of operations.

As the utilization of AI becomes more prevalent, we anticipate that it will continue to present new or unanticipated ethical, reputational, technical, operational, legal, competitive and regulatory issues, among others. We expect that our incorporation of AI in our business will require additional resources, including the incurrence of additional costs, to develop and maintain our products and solutions and features to minimize potentially harmful or unintended consequences, to comply with applicable and emerging laws and regulations, to maintain or extend our competitive position, and to address any ethical, reputational, technical, operational, legal, competitive or regulatory issues which may arise as a result of any of the foregoing. As a result, the challenges presented with our use of AI could adversely affect our business, financial condition and results of operations.

We are subject to risks related to online payment methods.

We currently accept payments using a variety of methods, including credit, debit and gift cards, and may offer new payment options over time. These payment options subject us to additional regulations, compliance requirements, fraud and other risks. For certain payment methods, we pay interchange and other fees, which may increase over time and raise our operating costs and lower profitability. We are also subject to payment card association operating rules and certification requirements, including the Payment Card Industry Data Security Standard (“PCI DSS”) and rules governing electronic funds transfers, which could change or be reinterpreted to make it difficult or impossible for us to comply. Failure to comply with PCI DSS or to meet other payment card standards may result in the imposition of financial penalties or the allocation by the card brands of the costs of fraudulent charges to us.

Furthermore, as our business changes, we may be subject to different rules under existing standards, which may require new assessments that involve additional costs for compliance. In the future, as we offer new payment options to consumers, including by way of integrating emerging mobile and other payment methods, we may be subject to additional regulations, compliance requirements and fraud. If we fail to comply with the rules or requirements of any provider of a payment method we accept, if the volume of fraud in our transactions limits or terminates our rights to use payment methods we currently accept, or if a data breach occurs relating to our payment systems, we may, among other things, be subject to fines, legal proceedings or higher transaction fees and may lose, or face restrictions placed upon, our ability to accept credit card payments from consumers or facilitate other types of online payments. If any of these events were to occur, our business, financial condition and results of operations could be materially and adversely affected.

We have previously received, and could continue to receive, orders placed with fraudulent data. Bad actors have exploited, and may continue to exploit, stolen data from data breaches unrelated to us, which may increase the number of orders placed with fraudulent data. If we are unable to detect or control fraud, our liability for these transactions could adversely affect our business, financial condition and results of operations.

Risks and costs associated with our leasehold property portfolio and our inability to obtain financing could have a negative impact on our cash flow required to fund our planned operations and execute on our growth strategy.

To fund our currently planned operations and execute on growth initiatives, we will need significant amounts of cash from operations, including funds to pay our lease obligations, remodel and build out new stores, purchase inventory, service our debt, pay personnel and further invest in our infrastructure and facilities. In particular, payments under the operating leases associated with our stores and our distribution facilities account for a significant portion of our operating expenses. Our ability to close stores or make other changes to our store fleet are limited by the terms of our existing leases.

Our substantial lease obligations could have significant negative consequences, including:

•        requiring that a substantial portion of our available cash be applied to pay our rental obligations, thus reducing cash available for other purposes;

•        increasing our vulnerability to general adverse economic and industry conditions;

•        limiting our flexibility in planning for or reacting to changes in our business or in the industry in which we compete; and

•        limiting our ability to obtain additional financing.

Any of these consequences could place us at a disadvantage with respect to our competitors. We depend on cash flow from operations to pay our lease expenses and to fulfill our other cash needs. If our business does not generate sufficient cash flow from operations to fund these activities or we experience working capital leverage deterioration, and sufficient funds are not otherwise available to us under our existing debt facilities, we may need additional equity or debt financing. If such financing is not available to us on satisfactory terms, our ability to run and expand our business or to respond to competitive pressures would be limited and we could be required to delay, significantly curtail or eliminate planned investments to grow our business.

We are subject to risks associated with owning and leasing substantial amounts of real estate.

We own or lease substantial amounts of real estate, primarily our retail stores, and many of the stores we own are subject to leases. Accordingly, we are subject to all of the risks associated with owning and leasing real estate. In particular, the value of the relevant assets could decrease or costs to operate stores could increase, in either case because of changes in the supply or demand of available store locations, demographic trends or the overall investment climate for real estate. Due to the fact that we generally cannot cancel our leases at our option without incurring potentially significant exit costs, we could be required to continue to maintain, operate and make lease payments on a store that no longer meets our performance expectations, requirements or current operating strategies. If we determine that it is in our interest to close, downsize or relocate a store, there is no assurance that we will be able to successfully negotiate such actions with our landlord(s) and we may incur significant termination and exit costs as well as lost sales. We believe that we have been able to lease real estate on favorable terms, but there is no guarantee that we will be able to continue to negotiate these terms in the future. If we are not able to enter into new leases or renew existing leases on terms acceptable to us, our business and results of operations could be adversely affected.

We occasionally seek to grow our business through acquisitions of or investments in new or complementary businesses, products or services or through strategic alliances, and the failure to successfully identify these opportunities, manage and integrate these acquisitions, investments and alliances or to achieve an adequate return on these investments could have an adverse effect on us.

We have completed acquisitions in the past and may pursue expansion and acquisition opportunities we believe to be complementary to our business. Acquisitions may result in difficulties in assimilating acquired companies and may result in the diversion of our capital and our management’s attention from other business issues and opportunities. We may not be able to successfully integrate operations that we acquire, including their personnel, financial systems, distribution, operations and general operating procedures. If we are unable to manage acquisitions, investments or strategic alliances, or integrate any acquired businesses, services or technologies effectively, we may not realize the expected benefits from the transaction relative to the consideration paid, and our business, financial condition and results of operations may be adversely affected. Also, while we employ several different methodologies to assess potential business opportunities, the new businesses may not meet or exceed our expectations, and therefore, affect our financial performance. Additionally, acquisitions and other transactions may be subject to regulatory challenges from antitrust or other regulatory authorities that may be lengthy and/or costly and may ultimately block, delay or impose conditions (such as divestitures, ownership or operational restrictions or other structural or behavioral remedies) on the completion of transactions or the integration of acquired operations.

From time to time, we may also make strategic investments, which typically involve many of the same risks posed by acquisitions, or from strategic alliances. Strategic alliances have the added risk that our strategic alliance partners may have economic, business, or legal interests or objectives that are inconsistent with our interests and objectives.

We may also be unsuccessful in identifying and evaluating business, legal or financial risks or any unknown liabilities as part of the due diligence process associated with a particular transaction. Furthermore, acquired entities or businesses may have differing or inadequate controls, procedures or policies, including those related to financial reporting, disclosure, practice management, handling of controlled substances and cyber and information security, which could expose us to additional risks and potentially increase anticipated costs or time to integrate the business. In addition, some investments may result in the incurrence of debt or may have contingent consideration components that may require us to pay additional amounts in the future in relation to future performance results of the subject business. If we do enter into agreements with respect to these transactions, we may fail to complete them due to factors such as failure to obtain regulatory or other approvals. We may be unable to realize the full benefits from these transactions, such as increased net sales or enhanced efficiencies, within the timeframes that we expect, or at all. These events could divert attention from our other businesses and could have a material adverse effect on our business, financial condition and results of operations. Any future acquisitions also could result in the incurrence of additional debt or the assumption of contingent liabilities.

Failure to comply with international, federal and state laws, rules and regulations relating to privacy, data protection, cybersecurity, advertising and consumer protection, and the expansion of current or the enactment of new laws, rules or regulations relating to privacy, data protection, cybersecurity, advertising and consumer protection, could adversely affect our business, financial condition and results of operations.

We rely on a variety of marketing techniques, including email and social media marketing and postal mailings, and we are subject to various laws and regulations that govern such marketing and advertising practices. For instance, one of the ways we track consumer data and interactions for marketing purposes, as well as advertise certain employment or independent contractor opportunities, is using third-party “cookies” and similar online tracking technologies. In addition, we also collect, store and transmit customer and employee personal information, such as employees’ health information for certain reasons, including administering employee benefits, accommodating disabilities and injuries, complying with public health requirements and maintaining employee safety in the workplace.

A variety of international, federal and state laws, rules and regulations govern the collection, use, retention, sharing, security and other processing of personal data, including consumer and employee data. For example, we are subject to the California Consumer Privacy Act of 2018, as amended by the California Privacy Rights Act of 2020 (collectively, the “CCPA”), which, among other things, requires companies that process information on California residents to make new disclosures to individuals about their data collection, use and sharing practices, allows individuals to opt out of certain data sharing with third parties and provides a new cause of action for data breaches. The CCPA provides for fines and allows private litigants affected by certain data breaches to recover significant statutory damages. Similar laws have been enacted or are being considered in several other states, as well as at the federal and local levels, and we expect more states to pass similar laws in the future. Moreover, laws in all 50 U.S. states require businesses to provide notice under certain circumstances to consumers whose personal information has been disclosed as a result of a data breach. Additionally, certain international laws, such as Canada’s Personal Information Protection and Electronic Documents Act of 2000, impose strict requirements for processing personal information.

Such laws, rules and regulations are rapidly evolving and subject to potentially differing interpretations, which may be inconsistent from one jurisdiction to another or may conflict with other rules or our practices. As a result, our practices may not have complied or may not comply in the future with all such laws, regulations, requirements and obligations. Any failure, or perceived failure, by us to comply with our posted privacy policies or with any international, federal or state privacy or data protection-related laws, regulations, rules, industry self-regulatory principles, industry standards or codes of conduct, regulatory guidance, orders to which we may be subject or other legal obligations relating to privacy or consumer protection could adversely affect our reputation, brand and business, and may result in claims, liabilities, proceedings or actions against us by governmental entities, customers, suppliers or others, or may require us to change our operations and/or cease using certain data sets. Any such claims, proceedings or actions could hurt our reputation, brand and business, force us to incur significant expenses in defense of such proceedings or actions, distract our management, increase our costs of doing business, result in a loss of customers and suppliers and result in the imposition of monetary penalties. We may also be contractually required to indemnify and hold harmless third parties from the costs or consequences of non-compliance with any laws, regulations or other legal obligations relating to privacy or consumer protection or any inadvertent or unauthorized use or disclosure of data that we store or handle as part of operating our business.

Federal and state governmental authorities also continue to evaluate the privacy implications inherent in the use of third-party cookies and other methods of online tracking (such as pixels, tags and beacons) for behavioral advertising and other purposes. For example, the U.S. government and various states have enacted, have considered or are considering legislation or regulations that significantly restrict the ability of companies and individuals to engage in these activities, such as by regulating the level of consumer notice and consent required before a company can employ cookies or other electronic tracking tools or the use of data gathered with such tools. In addition, private litigants have claimed the use of these tracking methodologies invades their privacy, violates privacy or other laws, rules or regulations, or constitutes an unfair business practice. Additionally, some providers of consumer devices and web browsers have implemented, or announced plans to implement, means to make it easier for internet users to prevent the placement of cookies or to block other tracking technologies, which could, if widely adopted, result in the use of third-party cookies and other methods of online tracking becoming significantly less effective, including for behavioral advertising and recruiting purposes. The regulation of the use of these cookies and other current online tracking, recruiting and advertising practices or a loss in our ability to make effective use of services that employ such technologies could impact our analytics and advertising activities, increase our costs of operations and/or recruitment and limit our ability to acquire new customers and/or staff on cost-effective terms and consequently, materially and adversely affect our business, financial condition and results of operations.

Additionally, the Federal Trade Commission and many state attorneys general have interpreted existing federal and state consumer protection laws to impose evolving standards for the collection, use, dissemination, other processing and security of other personal data. Each of these privacy, security and data protection laws and regulations, and any other such changes or new laws or regulations, could impose significant limitations, require ongoing changes to our business, impose fines and other penalties or restrict our use or storage of personal information, which would increase our compliance expenses and make our business more costly or less efficient to conduct. Any such changes could compromise our ability to develop an adequate marketing strategy and pursue our growth strategy effectively, which, in turn, could have a material adverse effect on our business, financial condition and results of operations.

Changes in existing or new laws and regulations or regulatory enforcement priorities and compliance landscape could adversely affect our business.

Laws and regulations at the local, regional, state, federal and international levels change frequently, and the changes can impose significant costs and other burdens of compliance on our business and our vendors. Any changes in regulations, the imposition of additional regulations or the enactment of any new legislation that affects our business, including those related to customs, truth-in-advertising, securities, EHS, sustainability-related disclosures, consumer protection, data privacy, the use of AI technology, general privacy, health information privacy, identity theft, online privacy, general employment, employee health and safety, minimum wages, unsolicited commercial communication and zoning and occupancy laws, as well as ordinances that regulate retailers generally and/or govern the importation, intellectual property, promotion and sale of merchandise and the operation of retail stores, digital operations and DCs could have an adverse impact, directly or indirectly, on our financial condition and results of operations. If these laws and regulations were to change, or were violated by our management, associates, suppliers, vendors or other parties with whom we do business, the costs of certain merchandise could increase, or we could experience delays in shipments of our merchandise, be subject to fines or penalties, temporary or permanent store closures, or increased regulatory scrutiny or suffer reputational harm, which could reduce demand for our merchandise and adversely affect our business and results of operations. In addition, changes in enforcement priorities by governmental agencies charged with enforcing existing laws and regulations can increase our cost of doing business.

Laws and regulations at the local, state, federal and various global levels frequently change, and the ultimate cost of compliance cannot be precisely estimated. Changes in the legal or regulatory environment affecting responsible sourcing, supply chain transparency, trade, anti-bribery and anti-corruption practices, or EHS and sustainability-related matters, among others, may result in increased compliance costs for us and our business partners. Additionally, we may face regulatory challenges in complying with applicable global sanctions and trade regulations and reputational challenges with our consumers and other stakeholders if we are unable to sufficiently verify the origins of material sourced for the manufacture of our products. Given varying and uncertain interpretations of applicable laws and regulations and the fact that the laws and regulations are enforced by the courts and by regulatory authorities with broad discretion, we can make no assurances that we would be found to be in compliance in all jurisdictions. We also could be subject to costs, including fines, penalties, or sanctions and third-party claims as a result of violations of, or liabilities under, the above-referenced laws and regulations.

We are subject to risks related to compliance with, and liabilities under, EHS and sustainability-related matters, laws, regulations and expectations.

We are subject to various federal, state, local and foreign EHS laws and regulations that, among other matters, (i) regulate the use, emissions or disposal of certain hazardous substances, including in our manufacturing, vehicle fleets and dry-cleaning operations, (ii) impose liability for remediation of, and damages to natural resources from, hazardous substances, and (iii) regulate workplace safety. Compliance with these laws and regulations could increase our and our third-party manufacturers’ costs and impact the availability of materials required for our products. Violation of these laws and regulations may subject us to significant fines, penalties or other costs or liabilities, cessations of our activities and other sanctions, which could negatively impact our results of operations. In addition, we could be strictly, jointly and severally responsible for the investigation and remediation of environmental conditions at our currently or formerly owned, leased or operated sites and third-party sites where we have sent wastes, as well as for natural resource damages, third-party property damage or personal injury. Since we own, lease or operate numerous facilities, from time to time, we have incurred, are currently incurring and in the future may incur, costs or liabilities relating to investigating and remediating contamination, including from dry-cleaning operations. We cannot assure you that we will not incur any material environmental costs or liabilities in connection with such site or other matters.

There is continued focus from various stakeholders and regulatory authorities in the United States and other jurisdictions in which we do business, on sustainability-related matters. Stakeholders’ expectations are not uniform, and proponents and opponents of various sustainability-related matters have increasingly resulted in a range of activism, varying expectations, and legal and regulatory developments. If we do not succeed in meeting, or are perceived as failing to meet, stakeholders’ expectations, whether in support of or against sustainability-related matters or if we do not effectively respond to new or revised legal, regulatory or reporting requirements concerning such matters, we may be subject to litigation risks, regulatory enforcement and sanctions, and suffer reputational damage, among other potential impacts. New, increasingly stringent, revised or conflicting sustainability-related laws, regulations and expectations, including related to extended producer responsibility, may increase compliance burdens and costs for us and for third parties throughout our global supply chain. The apparel industry in particular is impacted by increasing sustainability-related regulation and changing consumer preferences, including shifts towards sustainable products and fashion. Failure on our part to forecast and respond timely to such regulation and changes could adversely impact our business and results of operations.

Failure to obtain, maintain, protect and enforce our intellectual property and proprietary rights could adversely impact our business, including subjecting us to claims from third parties, which could adversely affect our business and limit our ability to introduce new products or expand our branded product offerings.

Our trademarks, service marks, copyrights, domain names and other intellectual property and proprietary rights are valuable assets that are critical to our success. The unauthorized use or reproduction or other infringement, misappropriation or violation of our intellectual property and proprietary rights could diminish the value of our brands or goodwill and cause a decline in our revenue or results of operations. We rely on a combination of intellectual property laws, contractual arrangements, and internal policies and procedures to protect our intellectual property and proprietary rights.

We rely on our trademarks, trade names and brand names to distinguish our products from the products of our competitors, and have registered or applied to register many of these trademarks. We cannot assure you that our trademark applications will be approved. Third parties have in the past and in the future may oppose our trademark applications, or dilute, challenge or use of or otherwise violate our trademarks. In the event that our trademarks are successfully challenged, we could be forced to rebrand our products, which could result in loss of brand recognition, and could require us to devote resources to developing, advertising and marketing new brands. If our trademarks are not adequately protected, or if we are unable to successfully register our trademarks and establish name recognition based on our trademarks, we may not be able to compete effectively and our business may be adversely affected. Further, we cannot assure you that competitors will not infringe our trademarks or otherwise adopt trademarks similar to ours, or that we will have adequate resources to maintain and enforce our trademarks.

Significant resources may be required to monitor and protect our intellectual property rights. The steps that we take to protect our intellectual property and other proprietary rights may be inadequate to deter or prevent infringement, misappropriation or other violation, and we may need to resort to litigation in the future to enforce our intellectual property and proprietary rights. Any such litigation could result in substantial costs and a diversion of resources and may not be successful, even when our rights have been infringed, misappropriated or otherwise violated. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits attacking the ownership, scope, validity and enforceability of our intellectual property rights. Third parties may also separately challenge the validity and enforceability of our intellectual property in administrative and other legal proceedings. An adverse determination of any litigation proceedings could put our intellectual property at risk of being invalidated, deemed unenforceable or reduced in scope. Furthermore, because of the substantial amount of discovery that may be required in connection with intellectual property litigation, there is a risk that some of our proprietary or confidential information could be compromised by disclosure during this type of litigation.

In addition, protecting our intellectual property and proprietary rights outside the United States could be time-consuming and costly, and the local laws and regulations outside the United States may not fully protect our rights in such intellectual property and proprietary rights. Further, we may be unable to detect the unauthorized use of, or take appropriate steps to enforce, our intellectual property or proprietary rights. If we are unable to obtain, maintain, protect and enforce our intellectual property and proprietary rights, including our proprietary brands, we could suffer a negative effect on our business, financial condition and results of operations.

Moreover, we have licensed, and may license in the future, intellectual property rights, including trademarks, from third parties, and the licenses we receive to such intellectual property rights may not provide exclusive rights in all territories in which we may wish to develop or commercialize branded products and may impose obligations on us in exchange for our rights to use the licensed intellectual property. If we violate the terms of a license agreement, the corresponding licensor may have the right to terminate our license. Even if we comply with all the terms of a license agreement, we cannot guarantee that we will be able to renew an agreement when it expires even if we desire to do so. The failure to maintain or renew our material license agreements could result in a loss of revenue and negatively impact our results of operations.

We may be subject to claims from third parties that we are infringing on, misappropriating or otherwise violating their intellectual property or proprietary rights.

Although we have been subject to claims or legal proceedings regarding alleged infringement, misappropriation or other violation by us of the intellectual property and other proprietary rights of third parties in the past, no such claims or legal proceedings have been material, and there can be no guarantee that we will not be subject to any such claims or legal proceedings in the future. Such claims, whether or not meritorious, may result in the expenditure of significant financial and managerial resources, injunctions against us or the payment of substantial damages as well as litigation costs. Any payments we are required to make and any injunctions we are required to comply with as a result of such actions could adversely affect our business, financial condition and results of operations. We may need to obtain licenses from, or enter into royalty arrangements with, third parties who allege that we have infringed, misappropriated or otherwise violated their rights, but such licenses or arrangements may not be available on terms acceptable to us or at all. In addition, we may not be able to obtain or utilize on terms that are favorable to us, or at all, licenses or other rights with respect to intellectual property or proprietary rights we do not own. These risks have been amplified by the increase in third parties whose sole or primary business is to assert such claims. The defense costs and settlements for intellectual property infringement lawsuits may not be covered by insurance, and may not be adequate to indemnify us for all liability that may be imposed. Intellectual property infringement lawsuits can take years to resolve. We cannot predict the outcome of lawsuits and cannot ensure that the results of any such actions will not have an adverse effect on our business, financial condition or results of operations.

Our international operations may result in additional market risks, which may harm our business.

We operate stores and maintain certain support functions outside of the United States and source many of our products internationally. As these operations grow, they may require greater management and financial resources. International operations require the integration of personnel with varying cultural and business backgrounds and an understanding of the relevant differences in the cultural, legal and regulatory environments. Our results may be increasingly affected by the risks of our international activities, including:

•        fluctuations in currency exchange rates, as a result of our operations in Canada;

•        changes in international staffing and employment issues or laws;

•        the imposition of taxes, duties, tariffs or other trade barriers;

•        shipping delays;

•        greater difficulty in establishing, utilizing, maintaining, protecting and enforcing our intellectual property rights;

•        failure to understand the local culture and market;

•        the burden of complying with foreign laws, including regulatory regimes, tax laws, privacy laws and financial accounting and reporting standards;

•        political and economic instability and developments;

•        issues or disputes arising with our partners, if any, in such operations; and

•        the risk that a health epidemic, pandemic or similar outbreak or natural or manmade disaster or extreme weather event causes disruptions in any country where we have, or rely on, significant employee presence, facilities or critical operations, thereby impairing our ability to manage day-to-day operations and service our customers, increasing our costs of operations and resulting in potential losses in revenue.

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our financial condition and results of operations.

We are subject to taxes by the U.S. federal, state and local and non-U.S. tax authorities, and our tax liabilities will be affected by the allocation of expenses to differing jurisdictions. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

•        changes in the valuation of our deferred tax assets and liabilities;

•        expected timing and amount of the release of any tax valuation allowances;

•        tax effects of stock-based compensation; and/or

•        changes in tax laws, regulations or interpretations thereof.

From time to time, U.S. tax authorities, including state and local governments, and non-U.S. tax authorities consider legislation that, if enacted, could have a material effect on our effective tax rate. For example, the recently passed One Big Beautiful Bill Act of 2025 (“OBBBA”) contains numerous tax reforms, the current and future effects of which we are in the process of evaluating. It is possible that these changes may result in a material impact on our business and results of operations.

In addition, we may be subject to audits of our income, sales and other taxes by U.S. federal, state and local and non-U.S. taxing authorities. Outcomes from these audits could have a material adverse effect on our business, financial condition and results of operations.

We may incur costs associated with litigation and other events such as natural or manmade disasters and our insurance may not be sufficient to cover damages related to those claims.

From time to time, we or our subsidiaries are involved in individual lawsuits, class actions and/or other claims arising in the ordinary course of business, including those related to federal or state wage and hour laws, product liability, consumer protection, advertising, employment, intellectual property, data privacy, franchise, tort and other matters. We may also be subject to lawsuits, class actions and/or claims relating to the design, manufacture or distribution of our proprietary brand products. In addition, since we send short message service, or SMS, text messages to customers, the actual or perceived improper sending of text messages may subject us to liabilities or claims relating to consumer protection laws. Numerous class-action suits under federal and state laws have been filed in recent years against companies who conduct SMS texting programs, with many resulting in multimillion-dollar settlements to the plaintiffs. Even an unsuccessful challenge of our SMS texting practices by our customers, regulatory authorities, or other third parties could result in negative publicity and could require a costly response from and defense by us.

We may incur losses relating to claims filed against us, including costs associated with defending against them, and there is risk that any such claims or liabilities will not be covered by existing insurance policies, will exceed our insurance coverage or will affect our ability to retain adequate liability insurance in the future. Insurance costs continue to be volatile and are affected by natural catastrophes, threat of terrorism, the litigation environment and fiscal viability of insurers. We believe that obtaining commercial insurance coverage is prudent for risk management and insurance costs may increase substantially in the future. In addition, for certain types or levels of risk, such as risks associated with natural or manmade disasters and adverse weather events, such as earthquakes, hurricanes, extreme weather events, including those exacerbated by climate change or terrorist attacks, we may determine that we cannot obtain commercial insurance at acceptable prices. Therefore, we may choose to forgo or limit our purchase of relevant commercial insurance, choosing instead to self-insure one or more types or levels of risks. We maintain provisions for losses related to certain self-insured risks that are based upon independent actuarially determined estimates. We also maintain stop-loss coverage to limit the exposure related to certain other risks. The assumptions underlying the ultimate costs of existing claim losses are subject to a high degree of unpredictability, which can affect the liability recorded for such claims. Similarly, changes in legal trends and interpretations, as well as a change in the nature and method of how claims are settled, can impact ultimate costs. Any changes in these variables could have a considerable effect upon future claim costs and currently recorded liabilities and could have a material impact on our consolidated financial statements.

Inflation has adversely impacted, and could continue to adversely impact, our financial condition and results of operations.

Sustained or increasing inflation, the imposition of tariffs and fluctuations in foreign currency exchange rates present significant risks to our business, financial condition and results of operations. Inflation in the United States remained elevated throughout fiscal year 2025 due to a multitude of factors, including elevated costs of product inputs and transportation costs, increased labor costs and spending of excess savings, among other factors. We have experienced inflationary pressures in certain areas of our business, including with respect to employee wages and the cost of merchandise, and it has become increasingly difficult to mitigate such pressures through price increases. We cannot predict any future trends in the rate of inflation, tariffs or associated increases in our operating costs and how that may impact our business. To the extent we are unable to recover higher operating costs resulting from inflation, tariffs or otherwise mitigate the impact of such costs on our business, our revenue and gross margins could decrease, and our financial condition and results of operations could be adversely affected.

Changes in laws, accounting standards, and subjective assumptions, estimates and judgments by management related to complex accounting matters or impairments of goodwill and other intangible assets could significantly affect our financial results.

Accounting principles generally accepted in the United States and related accounting pronouncements, implementation guidelines, and interpretations with regard to a wide range of matters relevant to our business are highly complex, continually evolving and involve many subjective assumptions, estimates and judgments by us. Changes in these rules or their interpretation, or changes in facts, underlying assumptions, estimates or judgments by us could significantly impact our reported or expected financial results.

Risks Related to This Offering and Ownership of Our Common Stock

Our Principal Stockholder controls us and its interests may conflict with ours or yours in the future.

Immediately following the completion of this offering and the application of net proceeds therefrom, our Principal Stockholder will beneficially own approximately            % of our outstanding common stock (or            % if the underwriters exercise in full their option to purchase additional shares of our common stock from the selling stockholders). Moreover, in connection with this offering, we intend to enter into a Director Nomination Agreement (the “Director Nomination Agreement”) with our Principal Stockholder, pursuant to which it will have the right to designate a number of nominees to serve as directors on our board of directors, as follows: (i) three directors, so long as our Principal Stockholder continues to beneficially own shares of our common stock representing at least 50% of the voting power of our capital stock, (ii) two directors, so long as our Principal Stockholder continues to beneficially own shares of our common stock representing at least 25% of the voting power of our capital stock (but less than 50% of the voting power of our capital stock), and (iii) one director, so long as our Principal Stockholder continues to beneficially own shares of our common stock representing at least 10% of the voting power of our capital stock (but less than 25% of the voting power of our capital stock), subject to proportional increase if the number of directors serving on our board of directors shall be increased to more than seven directors. As such, our Principal Stockholder will have the ability to exercise control over substantially all transactions and other matters requiring approval by our stockholders, including the election of directors, for so long as it owns a majority of the voting power of shares of our capital stock. In addition, for so long as our Principal Stockholder has the right to designate a nominee for director pursuant to the Director Nomination Agreement, our Principal Stockholder shall also have the right to have one of its designees serve as a member and Chair of the Compensation and Organizational Development Committee (the “Compensation Committee”), subject to compliance with applicable law, Company policies and stock exchange rules, and to designate a non-voting board of directors observer. See “Certain Relationships and Related Party Transactions — Agreements to be Entered in Connection with this Offering — Director Nomination Agreement” and “Description of Capital Stock.”

Even when our Principal Stockholder ceases to own shares of our capital stock representing a majority of the total voting power, for so long as our Principal Stockholder continues to own a significant percentage of our common stock, it will still be able to significantly influence the composition of our board of directors and the approval of actions requiring stockholder approval through its voting power. Accordingly, for such period of time, our Principal Stockholder will have significant influence with respect to our management, business plans and policies, including the appointment and removal of our officers. In particular, for so long as our Principal Stockholder continues to own a significant percentage of our common stock, our Principal Stockholder will be able to cause or prevent a change of control of our company or a change in the composition of our board of directors and could preclude any unsolicited acquisition of our company. The concentration of ownership could deprive you of an opportunity to receive a premium for your shares of our common stock as part of a sale of our company and ultimately might adversely affect the market price of our common stock.

Our amended and restated certificate of incorporation will not limit the ability of our Principal Stockholder to compete with us, and they and certain of our directors may have investments in businesses whose interests conflict with ours.

Our Principal Stockholder and its affiliates engage in a broad spectrum of activities, including investments in businesses that may compete with us. In the ordinary course of its business activities, our Principal Stockholder and its affiliates may engage in activities in which their interests conflict with our interests or those of our stockholders. Our amended and restated certificate of incorporation provides that none of our Principal Stockholder, any of its affiliates or any of our directors who are not employed by us (including any non-employee director who serves as one of our officers in both his or her director and officer capacities) or his or her affiliates will have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which we operate. See “Description of Capital Stock — Conflicts of Interest.” Our Principal Stockholder and its affiliates may also pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us. In addition, our Principal Stockholder may have an interest in our pursuing acquisitions, divestitures and other transactions that, in its judgment, could enhance its investment, even though such transactions might involve risks to us and our stockholders.

Upon the listing of our common stock on Nasdaq, we will be a “controlled company” within the meaning of the Nasdaq corporate governance standards and, as a result, will qualify for exemptions and relief from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements.

After completion of this offering, the Principal Stockholder will beneficially own approximately            % of our outstanding shares of common stock (or            % if the underwriters exercise in full their option to purchase additional shares of common stock from the selling stockholders). As a result, we will be a “controlled company” within the meaning of the Nasdaq corporate governance standards. Under these corporate governance standards, a company of which more than 50% of the voting power in the election of directors is held by an individual, group or another company is a “controlled company” may elect not to comply with certain corporate governance requirements, including those which require, within one year of the date of the listing of our common stock a majority of our board of directors consist of independent directors; our board of directors have a compensation committee that is comprised entirely of independent directors; and our board of directors have a nominating and corporate governance committee that is comprised entirely of independent directors. We may rely on the “controlled company” exemption. Accordingly, if we choose to do so, you will not have the same protections afforded to stockholders of companies that are subject to all of the Nasdaq corporate governance requirements. See “Management — Controlled Company Exemption.”

We have a substantial amount of indebtedness, which could adversely affect our financial condition and ability to operate our business.

As of August 1, 2026, we had $1.1 billion of indebtedness outstanding under the credit agreements governing our amended ABL credit facility (the “ABL Facility”) and our senior secured term loan facility (the “Term Loan Facility” and, together with the ABL Facility, the “Credit Facilities”) and the Secured Notes Indenture. Our substantial indebtedness, combined with our other financial obligations and contractual commitments, could have important consequences for our business. For example, it could:

•        require us to dedicate a substantial portion of our cash flows from operations to debt service, thereby reducing the funds available for working capital, capital expenditures, operations and any future business opportunities;

•        limit our flexibility in planning for, or reacting to, changes in our business or the industry in which we operate;

•        place us at a competitive disadvantage compared to our competitors that have less indebtedness;

•        increase our vulnerability to adverse general economic or industry conditions;

•        restrict our ability to obtain additional financing to fund working capital, capital expenditures, acquisitions or other general corporate requirements and increase our cost of borrowing; and

•        result in an event of default if we fail to comply with the financial or other covenants contained in the Credit Facilities and the Secured Notes Indenture, which could accelerate the maturity of our indebtedness and permit the lenders to exercise remedies against the collateral securing our obligations.

Our ability to make scheduled payments on, or to refinance our obligations with respect to, our indebtedness will depend on our financial and operating performance, which, in turn, is subject to prevailing economic, financial, competitive and other factors, many of which are beyond our control. If our cash flows and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures, dispose of material assets or operations, seek additional debt or equity capital, or restructure or refinance our indebtedness. We may not be able to implement any such alternative measures on commercially reasonable terms or at all, and even if successful, those alternative actions may not allow us to meet our scheduled debt service obligations. Our inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, would have a material adverse effect on our business, financial condition, results of operations and prospects.

An active trading market for our common stock may never develop or be sustained.

We have applied to list our common stock on Nasdaq under the symbol “MW”. We cannot predict the extent to which investor interest in us will lead to the development of an active trading market on that exchange or elsewhere or how liquid that market might become. An active public market for our common stock may not develop or be sustained after this offering. If an active public market does not develop or is not sustained, it may be difficult for you to sell your shares of common stock at a price that is attractive to you or at all. The initial public offering price for our common stock has been determined through negotiations among us, the selling stockholders and the representatives of the underwriters and may not be indicative of the market price of our common stock after this offering or to any other established criteria of the value of our business. If you purchase shares of our common stock, you may not be able to resell those shares at or above the initial public offering price.

You will experience immediate and substantial dilution in the net tangible book value of the shares of common stock you purchase in this offering.

The initial public offering price of our common stock is substantially higher than the pro forma net tangible book value per share of our common stock immediately after this offering. If you purchase shares of our common stock in this offering, you will suffer immediate dilution of $            per share, representing the difference between the assumed initial public offering price of $            per share and our pro forma net tangible book value per share after giving effect to the sale of common stock in this offering at the assumed initial public offering price of $            per share. See “Dilution.”

You may be diluted by the future issuance of additional common stock in connection with our incentive plans, acquisitions, or otherwise.

After this offering, we will have            shares of common stock authorized but unissued. Our amended and restated certificate of incorporation authorizes us to issue these shares of common stock and options, rights, warrants and appreciation rights relating to common stock for the consideration and on the terms and conditions established by our board of directors in its sole discretion, whether in connection with acquisitions or otherwise. Additionally, we have reserved an aggregate of            shares of common stock for issuance under the Tailored Brands, Inc. 2026 Omnibus Incentive Plan (the “2026 Plan”). Any common stock that we issue, including under the 2026 Plan or other equity incentive plans that we may adopt in the future, would dilute the percentage ownership held by the investors who purchase common stock in this offering.

If we or our pre-IPO owners sell additional shares of our common stock after this offering or are perceived by the public market as intending to sell them, the market price of our common stock could decline.

The sale of substantial amounts of shares of our common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell shares of our common stock in

the future at a time and at a price that we deem appropriate. Upon completion of this offering, we will have a total of            shares of our common stock outstanding. All of the shares of our common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the “Securities Act”), by persons other than our “affiliates,” as that term is defined under Rule 144 of the Securities Act (“Rule 144”). See “Shares Available for Future Sale.”

We, our executive officers, our directors and stockholders owning substantially all of our common stock prior to this offering have agreed, subject to certain exceptions, not to dispose of or hedge any shares of our common stock or securities convertible into or exchangeable for shares of our common stock during the period from the date of this prospectus and continuing through the close of the first day on which Nasdaq is open for the buying and selling of securities (a “Trading Day”) on the 180th day (the “180th Day”) after the date of this prospectus, or, if the 180th Day is not a Trading Day, immediately after the close of the last Trading Day immediately preceding the 180th Day, except with the prior written consent of Goldman Sachs & Co. LLC, Morgan Stanley & Co. LLC and Jefferies LLC on behalf of the underwriters. See “Underwriting.” Upon the expiration of these lock-up agreements, all of such shares will be eligible for resale in the public market, subject, in the case of shares held by our affiliates, to volume, manner of sale and other limitations under Rule 144. We expect that our Principal Stockholder will continue to be considered an affiliate following the expiration of the lock-up period based on its expected share ownership. In addition, Goldman Sachs & Co. LLC, Morgan Stanley & Co. LLC and Jefferies LLC, on behalf of the underwriters may, in their sole discretion, release all or some portion of the shares subject to the lock-up agreements prior to the expiration of the lock-up period.

Further, in connection with this offering, we intend to file a registration statement with the SEC on Form S-8 providing for the registration of shares of our common stock issued or reserved for issuance under the 2026 Plan. Subject to the satisfaction of vesting conditions, the expiration of lock-up agreements and the requirements of Rule 144 under the Securities Act, shares registered pursuant to the registration statement on Form S-8 will be available for resale immediately in the public market without restriction.

In the future, we may also issue shares of our common stock in connection with investments or acquisitions. The number of shares of our common stock (or securities convertible into or exchangeable for our common stock) issued in connection with an investment or acquisition could constitute a material portion of our then-outstanding shares of common stock. As restrictions on resale end, the market price of our shares of common stock could drop significantly if the holders of these restricted shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our common stock or other securities or to use our common stock as consideration for acquisitions of other businesses, investments or other corporate purposes.

We cannot predict the size of future issuances of our common stock or securities convertible into or exchangeable for our common stock or other securities, or the effect, if any, that future issuances and sales of shares of our common stock will have on the market price of our common stock. Sales of substantial amounts of our common stock (including shares issued in connection with an acquisition), or the perception that such sales could occur, may adversely affect prevailing market prices of our common stock.

The trading price of our common stock may be volatile, and you could lose all or part of your investment.

Shares of our common stock sold in this offering may experience significant volatility on Nasdaq. An active, liquid and orderly market for our common stock may not be sustained, which could depress the trading price of our common stock or cause it to be highly volatile or subject to wide fluctuations. The market price of our common stock may fluctuate or may decline significantly in the future, and you could lose all or part of your investment, and you may not be able to sell your shares at or above the purchase price. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:

•        actual or anticipated changes in our results of operations or fluctuations in our results of operations, including possible changes due to the economy and market conditions, which could cause short-term swings in profit margins;

•        the financial projections we may provide to the public, any changes in those projections or our failure to meet those projections;

•        actual or anticipated developments in our business, our competitors’ businesses or the competitive landscape generally;

•        announcements by our competitors of new offerings, products or services;

•        rumors and market speculation involving us or other companies in our industry;

•        announced or completed acquisitions by us or our competitors;

•        price and volume fluctuations in the overall stock market from time to time;

•        changes in operating performance and stock market valuations of other retailers and consumer companies generally;

•        volatility in the market due to macroeconomic developments, including rising interest rates, increased inflation, international trade relationships and geopolitical uncertainty;

•        litigation involving us, our industry, or both, or investigations by regulators into our operations or those of our competitors;

•        new laws, regulations, rules or industry standards or new interpretations of existing laws, regulations, rules or industry standards applicable to our business;

•        changes in accounting standards, policies, guidelines, interpretations or principles; and

•        any significant change in our management or board of directors.

These broad market and industry factors may decrease the trading price of our common stock for reasons unrelated to our business, financial condition or results of operations. The trading price of our common stock might also decline in reaction to events that affect other companies in our industry even if these events do not directly affect us. The stock market in general has from time to time experienced extreme price and volume fluctuations, including recently. In addition, in the past, following periods of volatility in the overall market and decreases in the market price of a company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources, which could have a material adverse effect on our business, financial condition and results of operations.

Anti-takeover provisions in our organizational documents and under Delaware law might discourage or delay acquisition attempts, other changes of control or changes in our management that you might consider favorable.

Our amended and restated certificate of incorporation and our amended and restated bylaws will contain provisions that may make a merger with or acquisition of our company, or changes in our management, more difficult without the approval of our board of directors, even if such a transaction was considered favorable by our stockholders.

Our amended and restated certificate of incorporation and our amended and restated bylaws will contain provisions, among other things:

•        permitting the board of directors to establish the number of directors and fill any vacancies and newly created directorships;

•        prohibiting cumulative voting for directors;

•        permitting our board of directors, without further action by our stockholders, to fix the rights, preferences, privileges and restrictions of preferred stock, the rights of which may be greater than the rights of our common stock;

•        restricting the forum for certain litigation against us to Delaware; and

•        establishing advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon by stockholders at annual stockholder meetings.

Moreover, Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”) provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with the corporation for a period of three years from the time such person acquired 15% or more of the corporation’s voting stock, unless (i) the board of directors approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder, (ii) the interested stockholder owns at least 85% of the outstanding voting stock of the corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans) or (iii) the merger transaction is approved by the board of directors and by the affirmative vote at a meeting, not by written consent, of stockholders of two-thirds of the holders of the outstanding voting stock which is not owned by the interested stockholder.

While we will elect in our amended and restated certificate of incorporation to opt out of Section 203 of the DGCL, our amended and restated certificate of incorporation will contain provisions that have the same effect as Section 203 of the DGCL, except that they provide that our Principal Stockholder will be deemed not to be an “interested stockholder” until our Principal Stockholder and its affiliates cease to beneficially own at least 1% of our outstanding shares of common stock and, accordingly, will not be subject to such restrictions for such time. Although we have elected to opt out of Section 203 of the DGCL, we could elect to be subject to Section 203 in the future.

The provision of our amended and restated certificate of incorporation requiring exclusive forum in certain courts in the State of Delaware or the federal district courts of the U.S. for certain types of lawsuits may have the effect of discouraging lawsuits against us, our directors and officers or other employees.

Our amended and restated certificate of incorporation will provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for any of the following claims or causes of actions under Delaware statutory or common law: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers or other employees to us or our stockholders; (iii) any action asserting a claim against us, any of our current or former directors, officers or employees arising pursuant to any provision of the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws, or as to which the DGCL confers jurisdiction on the Court of Chancery; or (iv) any action asserting a claim against us or any of our current or former directors, officers or employees that is governed by the internal affairs doctrine (the “Delaware Forum Provision”).

Our amended and restated certificate of incorporation will provide that the Delaware Forum Provision will be applicable to the fullest extent permitted by applicable law, subject to certain exceptions. Section 27 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the Delaware Forum Provision will not apply to any causes of action arising under the Securities Act or the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction.

Our amended and restated certificate of incorporation will further provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act (the “Federal Forum Provision”). In addition, our amended and restated certificate of incorporation will provide that any person or entity holding, owning or otherwise acquiring any interest in any of our shares of capital stock will be deemed to have notice of and consented to the provisions of our amended and restated certificate of incorporation, including the Delaware Forum Provision and the Federal Forum Provision; provided that, for the avoidance of doubt, the forum selection provision that identifies the Court of Chancery of the State of Delaware as the exclusive forum for certain litigation, including any “derivative action,” will not apply to suits to enforce a duty or liability created by the Securities Act, the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

The Delaware Forum Provision and the Federal Forum Provision in our amended and restated certificate of incorporation may impose additional litigation costs on our stockholders in pursuing any such claims. Additionally, these forum selection clauses may limit our stockholders’ ability to bring a claim in a judicial forum that they find favorable for disputes with us or our directors, officers or employees, which may discourage the filing of lawsuits against us and our directors, officers or employees, even though an action, if successful, might benefit our stockholders. In addition, while the Delaware Supreme Court and other state courts have upheld the validity of federal forum selection provisions purporting to require claims under the Securities Act be brought in federal court, there is uncertainty as to whether other courts will enforce our Federal Forum Provision. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all lawsuits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

If the Federal Forum Provision is found to be unenforceable, we may incur additional costs associated with resolving such matters. The Federal Forum Provision may also impose additional litigation costs on our stockholders that assert that the provision is not enforceable or invalid. If a court were to find that such provisions of our amended and restated certificate of incorporation are inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

We will incur increased costs and become subject to additional regulations and requirements as a result of becoming a public company, which could impair our profitability, make it more difficult to run our business, or divert management’s attention from our business.

As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of Nasdaq, and other applicable securities rules and regulations. These rules and regulations have increased and will continue to increase our legal, accounting and financial compliance costs, and have made and will continue to make some activities more time-consuming and costly.

These laws, regulations and standards are subject to varying interpretations, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased selling, general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities, which could have a material adverse effect on our business, financial condition and results of operations. The increased costs will decrease our net income or increase our net loss and may require us to reduce costs in other areas of our business or increase the prices of our products or services. These rules and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors or our board committees or as executive officers. If, notwithstanding our efforts, we fail to comply with new laws, regulations and standards, regulatory authorities may initiate legal proceedings against us, and our business may be harmed.

Our management team and other personnel will need to devote a substantial amount of time to new compliance initiatives, and we may not successfully or efficiently manage our transition to a public company. To comply with the requirements of being a public company, including the Sarbanes-Oxley Act, we will need to undertake various actions, such as implementing new internal controls and procedures, new disclosure controls and procedures and hiring accounting or internal audit staff, which would require us to incur additional expenses and harm our results of operations. Our internal infrastructure may not be adequate to support our increased reporting obligations and we may be unable to hire, train or retain necessary staff and may be reliant on engaging outside consultants or professionals to overcome our lack of experience or team members. If our internal infrastructure is inadequate and we are unable to engage outside consultants at a reasonable rate or attract talented team members to perform these functions or are otherwise unable to fulfill our public company obligations, it could have a material adverse effect on our business, financial condition and results of operations. As a public company, we are also required to report, among other things, control deficiencies that constitute a “material weakness” or changes in internal controls that, or that are reasonably likely to, materially affect internal control over financial reporting. If our executive management is unable to conclude that we have effective internal control over financial reporting, or to certify the effectiveness of such controls, or if our independent registered public accounting firm cannot render an unqualified opinion on our internal control over financial reporting, when required, we could be subject to sanctions or investigations by the SEC or other regulatory authorities, investors may lose confidence in the accuracy and completeness of our financial reports, we may face restricted access to the capital markets and our share price may be materially adversely affected.

Failure to comply with these rules might also make it more difficult for us to obtain certain types of insurance, including director and officer liability insurance, and we might be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events would also make it more difficult for us to attract and retain qualified persons to serve on our board of directors or our board committees or as senior management.

We do not intend to pay dividends on our common stock in the foreseeable future.

Following the completion of this offering, our board of directors may elect to declare cash dividends on our common stock, subject to our compliance with applicable law. The declaration and amount of any future dividends is subject to the discretion of our board of directors, and we have no obligation to pay any dividends at any time. We do not intend to pay dividends following the completion of this offering and may never pay dividends. We have not adopted and do not currently expect to adopt a written dividend policy. Our future dividend policy will be based on the results of operations and capital needs of our business, and any future earnings may be retained to finance our future expansion and for the implementation of our business plan.

The payment of dividends is dependent on, among other things, economic conditions, our financial condition, results of operations, projections, liquidity and earnings and legal requirements. Our ability to pay dividends to holders of our common stock is limited as a practical matter by the credit agreements governing our Credit Facilities and our Secured Notes Indenture, insofar as we may seek to pay dividends out of funds made available to us by our subsidiaries, because our subsidiaries’ debt instruments directly or indirectly restrict our subsidiaries’ ability to pay dividends or make loans to us. Any financing arrangements or debt arrangements that we enter into in the future may also include restrictive covenants that limit our ability to pay dividends.

As an investor, you should take note of the fact that a lack of a dividend may affect the market value of our common stock and could affect the value of any investment.

We are a holding company and our only material assets are our equity interests in our subsidiaries and, accordingly, we will be dependent on the ability of our subsidiaries to pay dividends and make other payments and distributions to us in order to meet our obligations.

Upon completion of this offering, we will be a holding company and will have no material assets other than our ownership interests in our subsidiaries. As a result, our ability to pay taxes, operating expenses, and any dividends in the future, if any, will be dependent upon the financial results and cash flows of our subsidiaries and the distributions we receive from them. Our subsidiaries may not generate sufficient cash flow to make such distributions, and applicable state and foreign law and contractual restrictions, including negative covenants in the credit agreements governing the ABL Facility and the Term Loan Facility and the Secured Notes Indenture, may not permit such distributions. If the cash we receive from our subsidiaries pursuant to dividends and other arrangements is insufficient to fund any of our obligations, or if a subsidiary is unable to pay future dividends or distributions to us to meet our obligations, we may be required to raise cash through, among other things, the incurrence of debt (including convertible or exchangeable debt), the sale of assets or the issuance of equity. Thus, our liquidity and capital position are highly dependent on the performance of our subsidiaries and their ability to pay future dividends and distributions to us as anticipated. The evaluation of future dividend sources and our overall liquidity plans are subject to a variety of factors, including current and future market conditions, which are subject to change.

If securities analysts do not publish research or reports about our business or if they downgrade our stock or our sector, our stock price and trading volume could decline.

Equity research analysts do not currently provide coverage of our common stock, and we cannot assure that any equity research analysts will adequately provide research coverage of our common stock after the listing of our common stock on Nasdaq. A lack of adequate research coverage may harm the liquidity and trading price of our common stock. To the extent equity research analysts do provide research coverage of our common stock, we will not have any control over the content and opinions included in their reports. The trading price of our common stock could decline if one or more equity research analysts downgrade our stock or publish other unfavorable commentary or research. If one or more equity research analysts cease coverage of our company or fail to regularly publish reports on us, the demand for our common stock could decrease, which in turn could cause our trading price or trading volume to decline.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements regarding, among other things, our plans, strategies and prospects, both business and financial. Any statements made in this prospectus that are not statements of historical fact, including statements concerning our expectations for future events, future financial performance or events or developments that management expects or anticipates will or may occur in the future, are forward-looking statements.

You should not place undue reliance on these forward-looking statements, which are based on currently available information and management’s current expectations and beliefs about future events or future financial performance. We have attempted to identify forward-looking statements by words such as “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “should” or other comparable terminology. However, such terminology is not the exclusive means of identifying forward-looking statements and its absence does not mean that the statement is not forward-looking.

Forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained herein. In addition, even if such results of operations, financial condition and liquidity, and/or events in the industry in which we operate are consistent with the forward-looking statements contained herein, they may not be predictive of results or developments in future periods. Inherent risks and uncertainties such as those described below could cause actual results to materially differ from those predicted in such forward-looking statements:

•        changes in consumer spending and general macroeconomic conditions;

•        our ability to compete effectively with existing competitors and competition from other brands and retailers, including e-commerce channels;

•        damage to our reputation from negative publicity, through social media or other channels, involving our brand, products and services;

•        our ability to attract new customers, retain existing customers and increase customer traffic;

•        our ability to adapt to customer preferences and changing product trends, including provide a compelling in-store shopping experience and successfully execute our omni-channel strategy;

•        interruptions to the sourcing of our products from international manufacturers;

•        the impact on our business and operations related to geopolitical tension and changes to trade policies, tariffs and import and export regulations;

•        our reliance on key personnel and our ability to attract, train and retain skilled personnel;

•        our ability to effectively manage our inventory and supply chain;

•        labor disputes and rising labor costs;

•        increased costs or interruption in shipping and logistics and delivery of the raw materials and other resources important to our business;

•        our ability to effectively manage our growth;

•        disruption of the relationship with or loss of any of our key vendors or third-party service providers;

•        loss of, or disruption in, our DCs resulting in delays in the delivery of merchandise to our stores;

•        payment-related risks that could increase our operating costs or subject us to potential liability;

•        cybersecurity risks that could disrupt our internal operations or information technology systems;

•        unauthorized disclosure of sensitive or confidential information, whether through a breach of our information and technology systems or otherwise;

•        our exposure to risks associated with owning and leasing substantial amounts of real estate;

•        our failure to comply with international, federal and state laws, rules and regulations relating to privacy, data protection, advertising and consumer protection;

•        claims made against us resulting in litigation;

•        our inability to protect our trademarks or other intellectual property rights;

•        changes in tax laws, accounting standards or regulations or in our operations that may impact our effective tax rate or significantly affect our financial results;

•        use of AI in our business and associated challenges with properly managing and complying with laws, rules and regulations applicable to its use;

•        our failure to maintain adequate internal controls;

•        our substantial indebtedness and lease obligations;

•        restrictions imposed by our indebtedness on our current and future operations;

•        our Principal Stockholder controlling us and their interests conflicting with ours or our investors in the future;

•        our status as a “controlled company” and ability to rely on exemptions from certain corporate governance requirements; and

•        other factors discussed under “Risk Factors.”

These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus. For more information on our risk factors that could cause our actual results to differ from the results predicted in these forward-looking statements, see the section titled “Risk Factors” in this prospectus.

Although we believe the expectations and beliefs reflected in the forward-looking statements are reasonable, such statements speak only as of the date of this prospectus, and we do not undertake any obligation to update or revise, publicly or otherwise, any of the forward-looking statements after such date unless required by law. Accordingly, actual results may vary from the projected results and such variations may be material. No representations or warranties are made by us as to the accuracy of any such statements or projections.

USE OF PROCEEDS

We estimate that, based on an assumed initial public offering price of $            per share, which is the midpoint of the price range set forth on the cover page of this prospectus, we will receive net proceeds from this offering of approximately $            million, after deducting the underwriting discounts and commissions, and estimated offering expenses payable by us. We will not receive any proceeds from the sale of shares of common stock by the selling stockholders, including any shares sold pursuant to the underwriters’ option to purchase additional shares.

Each $1.00 increase (decrease) in the assumed initial public offering price of $          per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the net proceeds to us by approximately $          million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and the estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. Each increase (decrease) of 1,000,000 shares in the number of shares offered by us would increase (decrease) the net proceeds to us by approximately $           million, assuming that the assumed initial public offering price remains the same, and after deducting the estimated underwriting discounts and the estimated offering expenses payable by us. Any increase or decrease in the number of shares offered by the selling stockholders, including any shares sold pursuant to the underwriters’ option to purchase additional shares from the selling stockholders, would not affect the net proceeds to us.

We intend to use $             million of the net proceeds from this offering to repay $             million of the aggregate principal amount outstanding under our Term Loan Facility and, to the extent of any remaining net proceeds, for general corporate purposes, including working capital, operating expenses and capital expenditures. The Term Loan Facility has an interest rate of 9.4%, as of the date of this prospectus, and matures on January 28, 2031, with $490 million outstanding as of August 1, 2026.

Our expected use of net proceeds from this offering represents our intentions based upon our present plans and business conditions. We cannot predict with certainty all of the particular uses for the proceeds of this offering or the amounts that we will actually spend on the uses set forth above. Accordingly, our management will have broad discretion to direct the use of the remaining proceeds.

Dividends declared in the year preceding an initial public offering are deemed to be in contemplation of the offering with the intention of repayment out of the offering proceeds to the extent that dividends exceeded earnings during such period. Accordingly, we have provided pro forma earnings per share information for fiscal year 2025 that gives pro forma effect to the assumed issuance of a number of shares whose proceeds are deemed to be necessary to pay previous year’s dividends in excess of fiscal year 2025 net earnings, up to the amount of shares assumed to be issued in the offering. See “Summary Historical and Pro Forma Financial and Other Data” included elsewhere in this prospectus for pro forma earnings per share.

DIVIDEND POLICY

We declared a special dividend of $865.4 million to our common stockholders during fiscal year 2025. We anticipate that we will retain all of our future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. Subject to our compliance with applicable law, any decision to declare and pay dividends in the future will be made at the sole discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements, financial condition, general economic conditions, contractual restrictions and other factors that our board of directors may deem relevant. We have not adopted and do not currently expect to adopt a written dividend policy. We are not obligated to pay dividends on our common stock.

Our Credit Facilities and Secured Notes Indenture also limit our ability to, among other things, pay dividends or make other distributions or payments on account of our common stock, in each case, subject to certain exceptions. Any financing arrangements or debt arrangements that we enter into in the future may also include restrictive covenants that limit our ability to pay dividends. Additionally, as a holding company with no material direct operations, our ability to pay dividends on our common stock is dependent on the earnings and distributions of funds from our operating subsidiaries.

See “Risk Factors — Risks Related to this Offering and Ownership of Our Common Stock — We do not intend to pay dividends on our common stock in the foreseeable future.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our consolidated capitalization as of August 1, 2026:

•        on an actual basis; and

•        on an as adjusted basis, after giving effect to the Stock Split and our sale of            shares of common stock in this offering at an assumed initial public offering price of $            per share, the midpoint of the price range set forth on the cover page of this prospectus, and the application of the net proceeds therefrom as described in “Use of Proceeds,” after deducting underwriting discounts and commissions and anticipated offering expenses payable by us.

The as adjusted information set forth in the table below is illustrative only and will change based on the actual initial public offering price and other terms of this offering determined at pricing. You should read the following table in conjunction with the sections titled “Use of Proceeds,” “Summary Historical and Pro Forma Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Description of Material Indebtedness” and our Consolidated Financial Statements included in this prospectus.

	As of August 1, 2026
(in thousands, except par value and share data)	Actual	As Adjusted(1)
Cash and cash equivalents	$100,142	$
Debt obligations (including current portion):
ABL Facility	$110,000	$
Term Loan Facility	490,000
Senior Secured Notes	450,000
Less: Deferred financing costs and original issue discount	(21,944)
Total debt obligations, net	$1,028,056	$

Shareholders’ Deficit
Common stock, $0.001 par value, 200,000,000 shares authorized, 77,348,808 shares issued and 49,189,409 shares outstanding on an actual basis; shares authorized, shares issued and shares outstanding on an as adjusted basis	$77	$
Capital in excess of par	317,198
Accumulated deficit	(114,830)
Accumulated other comprehensive loss	(3,151)
Treasury stock at cost: 28.1 million shares on an actual basis; million shares on an as adjusted basis	(716,341)
Total shareholders’ deficit	$(517,047)	$
Total Capitalization	$511,009	$

____________

(1)      Each $1.00 increase (decrease) in the assumed initial public offering price of $           per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the net proceeds to us by approximately $           million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and the estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. Each increase (decrease) of 1,000,000 shares in the number of shares offered by us would increase (decrease) the net proceeds to us by approximately $           million, assuming that the assumed initial public offering price remains the same, and after deducting the estimated underwriting discounts and the estimated offering expenses payable by us.

          The sale of shares by the selling stockholders, including any shares sold pursuant to the underwriters’ option to purchase additional shares, will not result in any proceeds to us and will not affect our capitalization, except for the impact of the offering expenses payable by us. The selling stockholders identified herein will receive all net proceeds from the secondary offering of the shares of common stock held by them. Therefore, we will not receive any net proceeds from their secondary offering and our total capitalization will not be impacted by such net proceeds received by the selling stockholders.

DILUTION

Investors purchasing our common stock in this offering will experience immediate and substantial dilution in the pro forma as adjusted net tangible book value of their shares of common stock. Dilution in pro forma as adjusted net tangible book value represents the difference between the initial public offering price of our common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after the offering.

Historical net tangible book value per share represents our total tangible assets (total assets excluding intangible assets, net) less total liabilities, divided by the number of shares of outstanding common stock. After giving effect to (i) the Stock Split, (ii) the filing and effectiveness of our amended and restated certificate of incorporation immediately prior to the closing of this offering and (iii) the sale of shares of common stock in this offering by us at an assumed initial public offering price of $            per share (the midpoint of the price range set forth on the cover page of this prospectus), after deducting $            million in underwriting discounts and commissions and estimated offering expenses of $            million, the pro forma as adjusted net tangible book value as of August 1, 2026 would have been approximately $            million, or $            per share. This represents an immediate increase in pro forma as adjusted net tangible book value of $            per share to our existing stockholders and an immediate dilution of $            per share to new investors purchasing common stock in this offering. There is no impact on dilution per share to investors participating in this offering as a result of the sale of shares of common stock by the selling stockholders.

The following table illustrates this dilution on a per share basis to new investors.

Assumed initial public offering price per share		$
Pro forma historical net tangible book value per share as of August 1, 2026	$
Increase in as adjusted net tangible book value per share attributable to the investors in this offering	$
Pro forma as adjusted net tangible book value per share after giving effect to this offering	$
Dilution per share to new investors participating in this offering		$

The following table summarizes on the pro forma as adjusted basis described above, as of August 1, 2026, the difference between the number of shares of common stock purchased from us, the total consideration paid or to be paid and the average price per share paid or to be paid by our existing stockholders and new investors in this offering at an assumed initial public offering price of $            per share, which is the midpoint of the price range set forth on the cover page of this prospectus, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. As the table shows, new investors purchasing common stock in this offering will pay an average price per share substantially higher than our existing stockholder paid.

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders		%	$	%	$
New investors		%	$	%	$
Total		%	$	%	$

If the underwriters exercise their option to purchase additional shares of our common stock from the selling stockholders in full, the percentage of shares of common stock held by existing stockholders will decrease to approximately            % of the total number of shares of our common stock outstanding after this offering, and the number of shares held by new investors will increase to             million, or approximately            % of the total number of shares of our common stock outstanding after this offering. Because the option is exercisable solely for shares held by the selling stockholders, exercise of the option will not increase the number of shares outstanding after this offering.

Each $1.00 increase or decrease in the assumed initial public offering price of $            per share would increase or decrease the net proceeds we receive from this offering by approximately $            million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated $            million in underwriting discounts and commissions payable by us. Similarly, each increase or decrease of one million in the number of shares of common stock offered by us would increase or decrease the net proceeds that we receive from this offering by approximately $             million, assuming the assumed initial public offering price remains the same and after deducting the estimated underwriting discounts and commissions payable by us. Any increase or decrease in the number of shares offered by the selling stockholders would not affect the net proceeds that we receive from this offering.

To the extent that equity awards are issued under our compensatory stock plans, or we issue additional shares of common stock in the future, there will be further dilution to investors participating in this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis in conjunction with the section titled “Prospectus Summary — Summary Historical and Pro Forma Financial and Other Data” and our Consolidated Financial Statements appearing elsewhere in this prospectus. Some of the information included in this discussion and analysis, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should review the sections titled “Cautionary Statement About Forward-Looking Statements” and “Risk Factors” for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. The information in this section does not give effect to the Stock Split.

Overview

Tailored Brands is the leading retailer and rental provider of men’s apparel, offering tailored clothing, dress shirts, formalwear, sportscoats, pants, outerwear, footwear, sportswear and more for milestone events and everyday occasions. We operate as a scaled, integrated platform combining a differentiated, high-touch service model with vertically integrated retail and rental capabilities that address both occasion-driven and everyday wardrobe needs. We inspire confidence in how our customers dress and present themselves, providing solutions to address all of his wardrobe needs through high-touch service and a broad product selection. Our expert sales consultants and on-site tailors deliver personalized style guidance, a fit-based and size-inclusive assortment and coordinated outfits designed just for him. Our dedicated rental platform and national distribution network enable fast, reliable fulfillment of rental orders for special occasions every day, a key differentiator that we believe drives outsized profitability and stable cash flow. We proudly serve millions of customers across our national footprint of over 1,000 stores and four iconic banners: Men’s Wearhouse, Jos. A. Bank, Moores and K&G Fashion Superstore.

We operate two operating segments, which also represent our reportable segments and reflect the manner in which the Chief Operating Decision Maker (“CODM”), defined as our Chief Executive Officer (“CEO”), evaluates operating results and allocates resources based on operating income. These segments consist of Specialty Menswear and K&G, which represents the K&G Fashion Superstore banner. Refer to Note 20, Segment Reporting, to the Consolidated Financial Statements included elsewhere in this prospectus.

The Specialty Menswear segment offers a broad assortment of exclusive and non-exclusive merchandise, as well as rental and alteration services, through retail stores and e-commerce platforms. These offerings are supported by omni-channel capabilities, including cross banner rental pickup and return. The K&G segment is a value focused specialty retailer offering a wide selection of national brand and private label merchandise at accessible price points across men’s, women’s and children’s apparel, footwear and accessories.

Our fiscal year ends on the Saturday closest to January 31. This typically results in a fifty-two-week year, but occasionally gives rise to an additional week, resulting in a fifty-three-week year, as was the case in fiscal year 2023. All references herein to our fiscal years are as follows:

Fiscal Year	Year Ended/Ending	Number of Weeks
Fiscal year 2026	January 30, 2027	52
Fiscal year 2025	January 31, 2026	52
Fiscal year 2024	February 1, 2025	52
Fiscal year 2023	February 3, 2024	53

Factors Affecting Our Performance

Our performance and future success depend on a number of factors that present significant opportunities for us but also pose risks and challenges, including demand for men’s apparel, trends in discretionary spending, promotional activity across the retail landscape, our ability to execute on our strategic priorities, including expansion of our footprint with a hyperlocal strategy, and our ability to manage inventory and maintain gross margins.

Across all banners, our commitment to operational excellence, compelling assortments and strong customer service position us for sustainable long-term success. We remain encouraged by the momentum in our business and energized by our continued focus on executing our Art of the Possible strategy.

Ability to Attract New Customers

Our ability to attract new customers depends on brand awareness, relevance of our merchandise assortments, pricing and promotional strategies and the effectiveness of our marketing investments. We continue to focus on data-driven, customer-centric marketing initiatives designed to improve customer acquisition efficiency and expand reach across channels.

Ability to Deepen Customer Relationships and Expand Presence in Polished Casual

Our growth strategy also relies on our ability to deepen relationships with existing customers and expand their engagement across polished casual, tailored apparel and rental. We seek to increase customer lifetime value by delivering consistent product quality, compelling assortments, personalized experiences and high levels of customer service across channels. Our results depend on our ability to successfully execute cross-category and cross-channel strategies, including personalization and digital engagement.

Ability to Open New Locations and Successfully Update Existing Locations

Our long-term growth and market presence are influenced by our ability to selectively open new store locations in markets that meet our return, demographic and strategic criteria. Our store portfolio strategy is focused on expanding and elevating our footprint through a hyper-local strategy designed to better reflect the tastes, styles and traditions of the markets we serve. This approach is intended to enhance local relevance and improve store-level performance.

Ability to Manage Our Inventory and Supply Chain

Effective inventory and supply chain management is critical to meeting customer demand, controlling costs and maintaining gross margins. Our operating results depend on our ability to accurately forecast demand, manage inventory levels and respond to changes in consumer preferences.

Event-Driven Demand for Formalwear and Rentals

While our retail business does not experience significant seasonal fluctuations, we do experience variations in event-driven demand for formalwear and rentals by season, which drive sales and net earnings fluctuations. Rental product revenues are typically concentrated in the second and third quarters during prom and wedding season, while the fourth quarter represents the seasonal low point. As a result, quarterly performance is not necessarily indicative of full-year results. In the future, seasonal trends may cause fluctuations in our quarterly results, which may impact the predictability of our business and results of operations.

Macroeconomic Trends

Our business operates in a challenging global environment influenced by several macroeconomic factors:

Interest Rates, Inflation and Geopolitical Risks

Persistent inflationary pressures, a volatile interest rate environment, and ongoing geopolitical tensions, including between the United States and Iran, have created uncertainty across global markets. These recent events have increased global economic uncertainty and may affect consumer demand in certain markets and contribute to higher global inflation and input costs. In addition, geopolitical tension has led to transportation restrictions in the Middle East region, resulting in volatility in global energy markets, commodities pricing, transportation costs and foreign currency exchange rates. A softening labor market and persistent inflation are contributing to more cautious and discerning consumer behavior, and recent geopolitical developments have the potential to further weigh on consumer confidence. These conditions may affect discretionary spending, which could negatively impact demand for our products.

Legislative and Regulatory Developments

Recent legislative and regulatory changes have introduced additional complexity to global trade and our operations. During fiscal year 2025, the United States implemented a universal baseline tariff on all imports, along with country-specific tariffs targeting certain nations, including Vietnam, Cambodia and India, from which we source a significant portion of our merchandise.

In 2025, the United States imposed and modified certain tariffs, including those pursuant to the IEEPA. These tariffs were rescinded in February 2026 after the Supreme Court invalidated the tariffs imposed under the IEEPA. In April 2026, U.S. Customs and Border Protection launched a system to process refund requests for affected entities. Significant uncertainty remains regarding the availability, timing, and amount of any additional IEEPA tariff refunds, and we continue to evaluate the evolving trade and tariff landscape, including court rulings and potential actions available to us.

We are the importer of record for certain merchandise that was previously subject to tariffs under IEEPA. We filed refund claims totaling $13.3 million for previously paid IEEPA tariffs, of which $13.0 million had been collected, including interest, as of August 1, 2026. Because the ultimate realization of any remaining claims is uncertain, no receivable has been recognized as of August 1, 2026, and no corresponding reductions have been recorded to cost of sales or inventory. We consider these potential recoveries to represent a gain contingency and, accordingly, will recognize any recoveries related to tariffs previously recognized in cost of sales only when the contingency is resolved and realization is assured.

In addition, on July 4, 2025, OBBBA was signed into law, introducing changes to U.S. corporate tax rules, including permanent extensions of certain Tax Cuts and Jobs Act provisions, restoration of accelerated depreciation, deductibility of research and experimental costs, and updates to the international tax framework. These changes did not have a material impact on our consolidated financial statements or disclosures in fiscal year 2025.

To address these challenges, we have taken, and expect to continue to take, measures to reduce risk and offset cost pressures, including:

•        evaluation of adjustments to our supply chain footprint

•        negotiations with vendors to manage cost increases

•        implementation of operating expense reductions

•        increases in average unit retail through targeted price increases and reduced promotional activity

Consumer Spending Trends

Periods of economic uncertainty often lead consumers to reduce discretionary spending or reallocate budgets, which may adversely affect demand for our products. Continued inflationary pressures have increased, and could further increase, operating costs and challenge our ability to maintain margins over the long term.

Key Performance Indicators and Non-GAAP Financial Measures

We use the following key performance indicators and certain non-GAAP financial measures to evaluate our business, measure our performance, develop financial forecasts and make strategic decisions.

	Fiscal Year			Six Months Ended
(in thousands, except store count and percentages)	2025	2024	2023	August 1, 2026	August 2, 2025
Total net sales	$2,528,176	$2,475,759	$2,624,371	$1,357,928	$1,292,499
Comparable sales growth	1.9%	(4.5)%	(8.4)%	5.1%	0.2%
Retail net sales, as a percentage of Total net sales	85.1%	84.7%	84.5%	84.5%	84.9%
Rental services net sales, as a percentage of Total net sales	14.9%	15.3%	15.5%	15.5%	15.1%
Rental selling margin	322,681	322,327	341,351	181,746	165,453
Rental selling margin, as a percentage of Rental services net sales	85.5%	85.0%	84.1%	86.1%	84.9%
Net income	$217,219	$173,014	$271,469	$111,045	$113,996
Adjusted EBITDA	411,384	377,508	406,493	261,931	219,058
Net cash provided by operating activities	343,015	236,292	273,185	192,502	214,210
Free cash flow	281,043	192,202	190,896	147,701	191,265
Store count	1,006	1,010	1,015	1,009	1,008

Store Count

Our store portfolio is focused on expanding and elevating our footprint with a hyperlocal strategy to better reflect the tastes, styles and traditions of the markets we serve. During fiscal year 2025, we initiated a market-based approach to refresh our store base, beginning with a pilot program in Salt Lake City, Utah. As part of this initiative, we identified five TMW locations and implemented targeted updates designed to improve performance through a more market-aligned shopping experience.

During the six months ended August 1, 2026, we opened six new stores and closed three stores. This compares to one new store opening and three store closures during the six months ended August 2, 2025. During fiscal year 2025, we opened six new stores and closed ten stores. This compares to one new store opening and six store closures during fiscal year 2024. During fiscal year 2023, we opened sixteen stores, including eight Jos. A. Bank franchise stores that were converted to full-line retail stores and rental stores, and we closed seven stores.

As of August 1, 2026, we operated 1,009 stores in the United States and Canada. Additional information regarding Company operated store counts and gross square footage is presented below for our four banners as of August 1, 2026:

	Specialty Menswear			K&G	Total
	TMW	JAB	Moores
Store Count	641	180	107	81	1,009
Gross square footage (in thousands)	3,633	886	677	1,866	7,062

Comparable Sales Growth

Comparable sales growth measures current-period performance against comparable store and e-commerce net sales from the same period in the previous fiscal year. Comparable store sales is defined as net sales for a store in our comparable sales base after it has been open for a full twelve months at period end (13th month onwards). If a store is closed during a fiscal year, it is only included in the computation of comparable sales for the full fiscal months in which it was open. Comparable sales allow us to evaluate how our business is performing exclusive of the effects of new store openings. E-commerce sales consist of net sales from online purchases during the reporting period.

Comparable sales growth is just one of the measures we use to evaluate our growth strategy, particularly since opening new stores is a critical component of growth. Because retailers define and calculate comparable sales differently, our reported comparable sales growth may not be directly comparable to similar metrics reported by other companies.

Non-GAAP Financial Measures

Adjusted EBITDA.    Adjusted EBITDA is a non-GAAP financial measure. We define Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, further adjusted to eliminate the effects of items management does not believe are representative of our ongoing performance.

Free cash flow.    Free cash flow is a non-GAAP financial measure. We define Free cash flow as cash flow from operations less capital expenditures.

Comparable sales change on a constant currency basis.    Comparable sales change on a constant currency basis is calculated by translating the current year’s same-store sales at the same exchange rates used in the prior year.

We use certain non-GAAP financial measures, including Adjusted EBITDA to monitor and evaluate the performance of our business and believe the presentation of this measure enhances investors’ ability to analyze trends in our business and evaluate our performance relative to other companies in our industry. We use Free cash flow as a supplemental measure to GAAP financial measures regarding the liquidity of our operations.

These non-GAAP financial measures have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. For instance, some of the limitations associated with non-GAAP financial measures are:

•        Adjusted EBITDA does not reflect costs or cash outlays for capital expenditures or contractual commitments and Free cash flow does not reflect costs or cash outlays for contractual commitments;

•        Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•        Adjusted EBITDA does not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on our debt, and Free cash flow does not reflect the cash requirements necessary to service principal payments on our debt;

•        Adjusted EBITDA does not reflect period-to-period changes in taxes, income tax expense or the cash necessary to pay income taxes;

•        Adjusted EBITDA does not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations;

•        although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA and Free cash flow do not reflect cash requirements for such replacements; and

•        other companies in our industry may calculate these measures differently than we do, limiting their usefulness as comparative measures.

Because of these limitations, the non-GAAP financial measures presented in this prospectus should not be considered as measures of discretionary cash available to invest in business growth or to reduce indebtedness. In calculating Adjusted EBITDA, we make certain adjustments that are based on assumptions and estimates that may prove to have been inaccurate. Accordingly, you should not view our presentation of these adjustments as a projection that we will achieve any underlying results but rather only as an indication of our current expectations. In addition, in evaluating Adjusted EBITDA and Free cash flow, you should be aware that in the future we may incur expenses that are the same as or similar to those eliminated in this presentation. Our presentation of Adjusted EBITDA and Free cash flow should not be construed as an inference that our future results will be unaffected by any such adjustments.

Reconciliation of each of the below non-GAAP financial measures to its most directly comparable GAAP financial measure are presented herein. We present these measures to monitor and evaluate the performance of our business and believe the presentation of these measures enhances investors’ ability to analyze trends in our business and to evaluate our performance relative to other companies in our industry. The reconciliations are to be reviewed in conjunction with the presentation of the non-GAAP financial measures of each of the periods presented. In future periods, we may exclude similar items, may incur income and expenses similar to these excluded items, and may include other expenses, costs and non-recurring items.

The following table presents a reconciliation of net income, the most comparable GAAP financial measure, to Adjusted EBITDA:

	Fiscal Year			Six Months Ended
(in thousands, except percentages)	2025	2024	2023	August 1, 2026	August 2, 2025
Net income	$217,219	$173,014	$271,469	$111,045	$113,996
Interest expense, net	45,283	59,519	20,611	56,836	25,744
Provision for income taxes	41,773	26,603	6,648	32,211	19,619
Depreciation (inclusive of amounts in cost of sales)	50,158	46,691	40,330	25,859	24,551
Rental product amortization	28,317	30,052	34,407	14,506	15,111
EBITDA	$382,750	$335,879	$373,465	$240,457	$199,021
Noncash share-based compensation	13,605	(7,675)	20,755	6,023	4,050
Cash share-based compensation(1)	59	39,183	—	487	144
Gain on sale of fixed assets	(2,482)	(9,644)	(1,939)	—	—
Restructuring expenses, including severance	2,626	2,741	2,358	1,059	1,504
Loss on extinguishment of debt, net	11,438	8,095	294	6,557	4,763
Litigation(2)	4,243	1,325	—	4,600	7,918
Transaction costs(3)	614	230	5,303	2,389	(156)
Other adjustments(4)	(1,469)	7,374	6,257	359	1,814
Adjusted EBITDA	$411,384	$377,508	$406,493	$261,931	$219,058
Net income as a percentage of Total net sales	8.6%	7.0%	10.3%	8.2%	8.8%
Adjusted EBITDA as a percentage of Total net sales	16.3%	15.2%	15.5%	19.3%	16.9%

____________

(1)     For fiscal years 2025, 2024 and 2023, includes share-based compensation settled or expected to settle in cash, primarily associated with a certain cash tender offer for our common stock and a cashless exchange offer of our common stock for the Series A Preferred Stock, in each case, consummated in March 2024 (collectively, the “Tender Offer and Exchange”). See Note 15. Redeemable Convertible Preferred Stock and Shareholders’ (Deficit) Equity of the Notes to the Audited Consolidated Financial Statements included elsewhere in this prospectus. For the quarters ended August 1, 2026 and August 2, 2025, includes ongoing share-based compensation related to the portion of BEIP (as defined herein) awards expected to be settled in cash, as well as the employer portion of payroll taxes associated with dividend equivalent payments.

(2)      Litigation adjustments were made to eliminate the effects of items that management does not believe are representative of our ongoing performance.

(3)      Fiscal year 2026 transaction costs associated with the initial public offering. Fiscal year 2025 transaction costs primarily associated with the dividend recapitalization transaction. See Note 15. Redeemable Convertible Preferred Stock and Shareholders’ (Deficit) Equity of the Notes to the Consolidated Financial Statements and Note 13. Redeemable Convertible Preferred Stock and Shareholders’ Deficit of the Notes to the unaudited Condensed Consolidated Financial Statements included elsewhere in this prospectus.

(4)      Other adjustments were made to eliminate the effects of items that management does not believe are representative of our ongoing performance, none of which were individually significant.

The following table presents a reconciliation of net cash provided by operating activities, the most comparable GAAP financial measure, to Free cash flow:

	Fiscal Year					Six Months Ended
(in thousands)	2025	2024	2023	2022	2021	August 1, 2026	August 2, 2025
Net cash provided by operating activities	$343,015	$236,292	$273,185	$318,590	$260,505	$192,502	$214,210
Capital expenditures	(61,972)	(44,090)	(82,289)	(60,705)	(20,739)	(44,801)	(22,945)
Free cash flow	$281,043	$192,202	$190,896	$257,885	$239,766	$147,701	$191,265

Components of Our Results

Net Sales

Net sales reflects our revenues from the sale of merchandise, rental services, shipping and handling revenue received from e-commerce sales and gift card breakage income, less returns, discounts and loyalty points/rewards. Revenue from our stores is recognized at the time of sale and revenue from our e-commerce channel is recognized upon shipment of the merchandise to the home of the customer, except in cases where the merchandise is shipped to a store and revenue is recognized when the customer retrieves the merchandise from the store.

Cost of Sales and Selling, General and Administrative Expense

There may be variations in the way in which some of our competitors and other retailers classify certain costs and expenses within their results of operations. The following table illustrates the primary items classified in each major expense category:

Cost of Sales	Selling, General and Administrative Expenses

Cost of products sold, including:

•   Purchase costs, net of vendor funds;

•   Cost of alterations;

•   Delivery, courier and freight expenses associated with moving merchandise inventories from vendors to selling locations;

•   Royalty expenses;

•   Costs associated with operating our distribution network, including payroll and benefit costs and occupancy costs;

•   Depreciation of assets associated with our distribution network;

Occupancy cost related to retail locations, including repairs and maintenance, depreciation and utilities;

Rental product amortization;

Costs associated with shipping and handling to customers;

Costs associated with inventory shrinkage, damages and obsolescence.

Payroll and benefit costs for retail and corporate employees, including share-based compensation expense;

Occupancy costs related to corporate facilities;

Advertising;

Professional and information technology services;

Tender costs, including bank fees and costs associated with credit card interchange fees;

Other administrative costs, such as supplies, and travel and entertainment;

Cost associated with managing our rental product distribution network.

Summary of Results

The following table provides a summary of results for the stated periods:

(in thousands, except percentages)	Fiscal Year						Six Months Ended
	2025	% of net sales	2024	% of net sales	2023	% of net sales	August 1, 2026	% of net sales	August 2, 2025	% of net sales
					(53 Weeks)
Total net sales	$2,528,176	100.0%	$2,475,759	100.0%	$2,624,371	100.0%	$1, 357,928	100.0%	$1,292,499	100.0%
Retail net sales	2,150,916	85.1%	2,096,644	84.7%	2,218,610	84.5%	1,146,873	84.5%	1,097,624	84.9%
Rental Services net sales	377,260	14.9%	379,115	15.3%	405,761	15.5%	211,055	15.5%	194,875	15.1%
Total cost of sales	1,308,332	51.8%	1,318,004	53.2%	1,405,722	53.6%	670,554	49.4%	664,996	51.5%
Retail	955,609	37.8%	969,439	39.2%	1,060,578	40.4%	489,315	36.0%	488,153	37.8%
Rental Services	54,579	2.2%	56,788	2.3%	64,410	2.5%	29,309	2.2%	29,422	2.3%
Occupancy costs (inclusive of depreciation)	298,144	11.8%	291,777	11.8%	280,734	10.7%	151,930	11.2%	147,421	11.4%
Total gross margin	1,219,844	48.2%	1,157,755	46.8%	1,218,649	46.4%	687,374	50.6%	627,503	48.5%
Selling, general and administrative expenses	879,675	34.8%	866,881	35.0%	901,118	34.3%	468,808	34.5%	451,085	34.9%
Depreciation (exclusive of depreciation in cost of sales)	24,456	1.0%	23,643	1.0%	18,509	0.7%	11,917	0.9%	12,296	1.0%
Operating income	315,713	12.5%	267,231	10.8%	299,022	11.4%	206,649	15.2%	164,122	12.7%
Interest expense, net	(45,283)	(1.8)%	(59,519)	(2.4)%	(20,611)	(0.8)%	(56,836)	(4.2)%	(25,744)	(2.0)%
Loss on extinguishment of debt	(11,438)	(0.5)%	(8,095)	(0.3)%	(294)	—	(6,557)	(0.5)%	(4,763)	(0.4)%
Provision for income taxes	41,773	1.7%	26,603	1.1%	6,648	0.3%	32,211	2.4%	19,619	1.5%
Net income	$217,219	8.6%	$173,014	7.0%	$271,469	10.3%	$111,045	8.2%	$113,996	8.8%

Results of Operations

Fiscal Year 2025 Compared to Fiscal Year 2024

Net Sales

The following table shows net sales for the stated periods:

(in thousands, except percentages)	Fiscal Year 2025	Fiscal Year 2024
Specialty Menswear
Men’s Wearhouse	$1,604,244	$1,577,123
Comparable sales change	1.2%
Jos. A. Bank	404,318	387,117
Comparable sales change	5.8%
Moores	167,334	168,095
Comparable sales change	(0.7)%
Comparable sales change on a constant currency basis(1)	0.3%

K&G	352,280	343,424
Comparable sales change	2.2%

Total net sales	$2,528,176	$2,475,759
Dollar change compared to prior year	52,417
Percentage change compared to prior year	2.1%
Total comparable sales change	1.9%

____________

(1)      Comparable sales change on a constant currency basis is a non-GAAP measure. See “Non-GAAP Financial Measures” above.

For fiscal year 2025, net sales increased by $52.4 million, or 2.1%, to $2.5 billion from $2.5 billion for fiscal year 2024. The increase was primarily driven by growth in e-commerce, as a result of site enhancements aimed to make digital checkout faster and more reliable, while helping customers find products more easily. Store sales also increased, driven by higher average selling prices, partially offset by a slight decline in rental sales. For fiscal year 2025, comparable sales increased 1.9%, e-commerce sales increased 16.1%, and rental comparable sales decreased 1.0%.

•        Specialty Menswear net sales increased by $43.6 million, or 2.0%, to $2.2 billion from $2.1 billion, primarily driven by a 1.8% increase in comparable sales.

•        K&G net sales increased by $8.9 million, or 2.6%, to $352.3 million from $343.4 million, primarily driven by a 2.2% increase in comparable sales.

Gross Margin

The following table shows cost of sales, gross margin in dollars and gross margin percentage for the stated periods:

(in thousands, except percentages)	Fiscal Year 2025	Fiscal Year 2024
Total cost of sales	$1,308,332	$1,318,004
Total gross margin	1,219,844	1,157,755
Gross margin percentage	48.2%	46.8%
Dollar change compared to prior year	$62,089

For fiscal year 2025, gross margin increased by 145 basis points to 48.2% of sales from 46.8% for fiscal year 2024, primarily driven by approximately 190 basis points from savings on average unit costs due to private label expansion and cost negotiation efforts, partially offset by higher reciprocal tariffs of approximately 80 basis points, as well as improvement in average selling prices of approximately 20 basis points, and favorable mix impact of 10 basis points.

Selling, General and Administrative Expenses

The following table shows selling, general and administrative expenses in dollars and as a percentage of net sales for the stated periods:

(in thousands, except percentages)	Fiscal Year 2025	Fiscal Year 2024
Selling, general and administrative expenses	$879,675	$866,881
Selling, general and administrative expenses, as a percentage of net sales	34.8%	35.0%
Dollar change compared to prior year	$12,794
Percentage change compared to prior year	1.5%

For fiscal year 2025, SG&A expenses increased by $12.8 million, or 1.5%, to $879.7 million. As a percentage of sales, SG&A expenses were 34.8% for fiscal year 2025 compared to 35.0% for fiscal year 2024. The decrease as a percentage of sales was primarily driven by efficient deployment of store payroll and cost reduction efforts in technology, partially offset by increased incentive compensation and investments in digital marketing. Store payroll expense was $335.9 million, or 13.3% of net sales, in fiscal year 2025, compared to $336.2 million, or 13.6% of net sales in fiscal year 2024. Advertising expense was $135.0 million, or 5.3% of net sales, in fiscal year 2025, compared to $127.1 million, or 5.1% of net sales, in fiscal year 2024.

Depreciation Expense

The following table shows depreciation expense (exclusive of depreciation in cost of sales) in dollars and as a percentage of net sales for the stated periods:

(in thousands, except percentages)	Fiscal Year 2025	Fiscal Year 2024
Depreciation expense, (exclusive of depreciation in cost of sales)	$24,456	$23,643
Depreciation expense, as a percentage of net sales	1.0%	1.0%
Dollar change compared to prior year	$813
Percentage change compared to prior year	3.4%

For fiscal year 2025, depreciation expense increased by $0.8 million to $24.5 million from $23.6 million for fiscal year 2024, primarily driven by technology initiatives and additional depreciation from the rental hub.

Segment Operating Income

The following table shows segment operating income in dollars and as a percentage of net sales for the stated periods:

(in thousands, except percentages)	Fiscal Year 2025	Fiscal Year 2024
Specialty Menswear	$486,577	$432,541
Dollar change compared to prior year	$54,036
Percentage change compared to prior year	12.5%
K&G	$46,721	$42,946
Dollar change compared to prior year	$3,775
Percentage change compared to prior year	8.8%

For fiscal year 2025, operating income for Specialty Menswear increased by $54.0 million, or 12.5%, to $486.6 million from $432.5 million for fiscal year 2024. The increase was primarily driven by a comparable store sales increase of 1.8% and lower average unit costs resulting from private brand conversions combined with average unit retail price increases. Store expenses decreased $5.0 million as a result of cost control efforts. These improvements were partially offset by $6.7 million of higher advertising expense to support demand.

For fiscal year 2025, operating income for K&G increased by $3.8 million, or 8.8%, to $46.7 million from $42.9 million for fiscal year 2024. The increase was primarily due to comparable store sales growth of 2.2% and higher average unit retail price, partially offset by incremental advertising costs of $1.3 million and $0.7 million in store expenses to support demand.

Interest Expense

The following table shows interest expense in dollars and as a percentage of net sales for the stated periods:

(in thousands, except percentages)	Fiscal Year 2025	Fiscal Year 2024
Interest expense	$45,283	$59,519
Interest expense, as a percentage of net sales	1.8%	2.4%
Dollar change compared to prior year	$(14,236)
Percentage change compared to prior year	(23.9)%

For fiscal year 2025, interest expense decreased to $45.3 million from $59.5 million for fiscal year 2024, primarily due to debt prepayments made during the year, partially offset by interest expense associated with the Term Loan Facility and Senior Secured Notes issued in January 2026.

Fiscal Year 2024 Compared to Fiscal Year 2023

Net Sales

The following table shows net sales for the stated periods:

(in thousands, except percentages)	Fiscal Year 2024	Fiscal Year 2023
Specialty Menswear
Men’s Wearhouse	$1,577,123	$1,669,317
Comparable sales change	(4.4)%
Jos. A. Bank	387,117	404,212
Comparable sales change	(2.0)%
Moores	168,095	187,360
Comparable sales change	(8.5)%
Comparable sales change on a constant currency basis(1)	(6.7)%

K&G	343,424	363,482
Comparable sales change	(5.4)%
Total net sales	$2,475,759	$2,624,371
Dollar change compared to prior year	(148,612)
Percentage change compared to prior year	(5.7)%
Total comparable sales change	(4.5)%

____________

(1)      Comparable sales change on a constant currency basis is a non-GAAP measure. See “Non-GAAP Financial Measures” above.

For fiscal year 2024, net sales decreased by $148.6 million, or 5.7%, to $2.5 billion from $2.6 billion in fiscal year 2023, primarily due to lower store traffic and the absence of the 53rd week included in fiscal year 2023. Comparable sales declined 4.5% as a result of lower store traffic, rental comparable sales fell 6.0% due to fewer reservations, and e-commerce comparable sales decreased 3.7%, driven by lower traffic and a reduced average order value, partially offset by improved conversion. These declines were expected as sales reported in the fiscal year ended January 28, 2023 benefited meaningfully from elevated wedding demand as events postponed during the COVID-19 pandemic were rescheduled and concentrated in the fiscal year, with this outsized demand also carrying into the first quarter of fiscal year 2023. Fiscal year 2024 represented a more normalized year. We continue to enhance our e-commerce offering and refine marketing strategies to deliver the omni-channel experience expected by menswear consumers. All banners experienced declines compared to fiscal year 2023 including: 4.4% at The Men’s Wearhouse, 2.0% at Jos. A. Bank, 8.5% at Moores and 5.4% at K&G.

•        Specialty Menswear net sales decreased by $128.6 million, or 5.7%, to $2.1 billion from $2.3 billion, primarily driven by a 4.3% decrease in comparable sales.

•        K&G net sales decreased by $20.1 million, or 5.5%, to $343.4 million from $363.5 million, primarily driven by a 5.4% decrease in comparable sales.

Gross Margin

The following table shows cost of sales, gross margin in dollars and gross margin percentage of net sales for the stated periods:

(in thousands, except percentages)	Fiscal Year 2024	Fiscal Year 2023
Total cost of sales	$1,318,004	$1,405,722
Total gross margin	1,157,755	1,218,649
Gross margin percentage	46.8%	46.4%
Dollar change compared to prior year	$(60,894)

For fiscal year 2024, gross margin increased by 40 basis points to 46.8% of sales from 46.4% in fiscal year 2023, primarily driven by lower product costs from ongoing cost reduction initiatives, shifts to private labels, pricing and promotion optimization, favorable merchandise mix and higher rental margins. These benefits were partially offset by increased occupancy costs resulting from new store openings and base rent increases as we cycled against previously favorable lease terms.

Selling, General and Administrative Expenses (SG&A)

The following table shows selling, general and administrative expenses in dollars and as a percentage of net sales for the stated periods:

(in thousands, except percentages)	Fiscal Year 2024	Fiscal Year 2023
Selling, general and administrative expenses	$866,881	$901,118
Selling, general and administrative expenses, as a percentage of net sales	35.0%	34.3%
Dollar change compared to prior year	$(34,237)
Percentage change compared to prior year	(3.8)%

For fiscal year 2024, SG&A expenses decreased by $34.2 million, or 3.8%, to $866.9 million. As a percentage of sales, SG&A expenses were 35.0% in fiscal year 2024 compared to 34.3% in fiscal year 2023, due in part to the 53rd week of sales in fiscal year 2023. The deleverage was driven by higher advertising, corporate and technology costs, and increased employee benefits. Store payroll expense was $336.2 million, or 13.6% of net sales in fiscal year 2024, compared to $354.8 million, or 13.5% of net sales in fiscal year 2023. Advertising expense was $127.1 million, or 5.1% of net sales, in fiscal year 2024, compared to $128.1 million, or 4.9% of net sales, in fiscal year 2023.

Depreciation Expense

The following table shows depreciation expense (exclusive of depreciation in cost of sales) in dollars and as a percentage of net sales for the stated periods:

(in thousands, except percentages)	Fiscal Year 2024	Fiscal Year 2023
Depreciation expense, (exclusive of depreciation in cost of sales)	$23,643	$18,509
Depreciation expense, as a percentage of net sales	1.0%	0.7%
Dollar change compared to prior year	$5,134
Percentage change compared to prior year	27.7%

For fiscal year 2024, depreciation expense increased by $5.1 million to $23.6 million from $18.5 million in fiscal year 2023, primarily driven by higher depreciation associated with technology initiatives and the new rental hub that opened in fiscal year 2024.

Segment Operating Income

The following table shows segment operating income in dollars and as a percentage of net sales for the stated periods:

(in thousands, except percentages)	Fiscal Year 2024	Fiscal Year 2023
Specialty Menswear	$432,541	$457,231
Dollar change compared to prior year	$(24,690)
Percentage change compared to prior year	(5.4)%
K&G	$42,946	$52,141
Dollar change compared to prior year	$(9,195)
Percentage change compared to prior year	(17.6)%

For fiscal year 2024, operating income for Specialty Menswear decreased by $24.7 million, or 5.4%, to $432.5 million from $457.2 million for fiscal year 2024, primarily driven by a 4.3% decline in comparable store sales, partially offset by lower store expenses of $18.7 million, and a $10.2 million reduction in SG&A.

For fiscal year 2024, operating income for K&G decreased by $9.2 million, or 17.6%, to $42.9 million from $52.1 million for fiscal year 2023, primarily due to a 5.4% decline in comparable store sales, partially offset by $1.7 million of lower store expenses.

Interest Expense

The following table shows interest expense in dollars and as a percentage of net sales for the stated periods:

(in thousands, except percentages)	Fiscal Year 2024	Fiscal Year 2023
Interest expense	$59,519	$20,611
Interest expense, as a percentage of net sales	2.4%	0.8%
Dollar change compared to prior year	$38,908
Percentage change compared to prior year	188.8%

For fiscal year 2024, interest expense increased by $38.9 million to $59.5 million from $20.6 million in fiscal year 2023, primarily due to higher average debt balances following the issuance of our $550.0 million term loan in February 2024.

Six Months Ended August 1, 2026 Compared to August 2, 2025

Net Sales

The following table shows net sales for the stated periods:

	Six Months Ended
(in thousands, except percentages)	August 1, 2026	August 2, 2025
Specialty Menswear
Men’s Wearhouse	$874,849	$817,626
Comparable sales change	6.5%
Jos. A. Bank	204,956	196,697
Comparable sales change	6.1%
Moores	89,346	88,682
Comparable sales change	1.7%
Comparable sales change on a constant currency basis(1)	1.4%
Total Specialty Menswear	$1,169,151	$1,103,005
Comparable sales change	6.1%
K&G	$188,777	$189,494
Comparable sales change	(0.4)%
Total net sales	$1,357,928	$1,292,499
Dollar change compared to prior year	65,429
Percentage change compared to prior year	5.1%
Total comparable sales change	5.1%

____________

(1)      Comparable sales change on a constant currency basis is a non-GAAP measure. See “Non-GAAP Financial Measures” above.

For the six months ended August 1, 2026, net sales increased by $65.4 million, or 5.1%, to $1.4 billion from $1.3 billion for the six months ended August 2, 2025. The increase was primarily driven by higher store retail sales, reflecting higher average selling prices and improved conversion. E-commerce sales also increased, supported by site enhancements designed to make digital checkout faster and more reliable while helping customers find products more easily. Rental sales increased due to strategic price increases and continued strength in weddings and other event-related demand. For the six months ended August 1, 2026, comparable sales increased 5.1%, driven by increases in rental comparable sales of 7.6%, e-commerce sales of 6.6%, and store retail sales of 4.5%.

•        Specialty Menswear net sales increased by $66.1 million, or 6.0%, to $1.2 billion from $1.1 billion, primarily driven by a 6.1% increase in comparable sales across stores, e-commerce and rental. The increase in store sales was driven by higher average ticket. E-commerce sales growth was driven by increased traffic partially offset by lower average ticket.

•        K&G net sales decreased by $0.7 million, or 0.4%, to $188.8 million from $189.5 million, primarily driven by a 0.4% decrease in comparable sales driven by lower traffic.

Gross Margin

The following table shows cost of sales, gross margin in dollars and gross margin percentage for the stated periods:

	Six Months Ended
(in thousands, except percentages)	August 1, 2026	August 2, 2025
Total cost of sales	$670,554	$664,996
Total gross margin	687,374	627,503
Gross margin percentage	50.6%	48.5%
Dollar change compared to prior year	$59,871

For the six months ended August 1, 2026, gross margin increased by approximately 210 basis points to 50.6% of sales from 48.5% for the six months ended August 2, 2025, primarily driven by $12.2 million of IEEPA refunds recognized year-to-date, which contributed approximately 90 basis points. Gross margin rate also increased due to increases in price of approximately 150 basis points and a favorable product mix of approximately 50 basis points, partially offset by higher costs driven by tariffs of approximately 90 basis points. Rental selling margin also contributed to the gross margin rate improvement, driven by lower damages and strategic price increases.

Selling, General and Administrative Expenses

The following table shows selling, general and administrative expenses in dollars and as a percentage of net sales for the stated periods:

	Six Months Ended
(in thousands, except percentages)	August 1, 2026	August 2, 2025
Selling, general, and administrative expenses	$468,808	$451,085
Selling, general, and administrative expenses, as a percentage of net sales	34.5%	34.9%
Dollar change compared to prior year	$17,723
Percentage change compared to prior year	3.9%

For the six months ended August 1, 2026, SG&A expenses increased by $17.7 million, or 3.9%, to $468.8 million. As a percentage of sales, SG&A expenses decreased to 34.5% from 34.9% in the prior-year period, primarily driven by efficient deployment of store payroll, fixed-cost leverage on higher sales, and continued cost control efforts. These benefits were partially offset by higher accrued incentive compensation compared to the prior year. Store payroll expense was $173.0 million, or 12.7% of net sales, compared to $169.6 million, or 13.1% of net sales, in the prior-year period. Advertising expense was $75.1 million, or 5.5% of net sales, compared to $73.0 million, or 5.6% of net sales, in the prior-year period.

Depreciation Expense

The following table shows depreciation expense (exclusive of depreciation in cost of sales) in dollars and as a percentage of net sales for the stated periods:

	Six Months Ended
(in thousands, except percentages)	August 1, 2026	August 2, 2025
Depreciation expense (exclusive of depreciation in cost of sales)	$11,917	$12,296
Depreciation expense, as a percentage of net sales	0.9%	1.0%
Dollar change compared to prior year	$(379)
Percentage change compared to prior year	(3.1)%

Depreciation expense for the six months ended August 1, 2026 decreased by $0.4 million, or 3.1%, to $11.9 million from $12.3 million in the prior-year period, primarily due to the Houston Data Center being classified as held for sale during the first quarter of fiscal year 2025.

Segment Operating Income

The following table shows segment operating income by segment in dollars and as a percentage of net sales for the stated periods:

	Six Months Ended
(in thousands, except percentages)	August 1, 2026	August 2, 2025
Specialty Menswear	$295,829	$246,215
Dollar change compared to prior year	49,614
Percentage change compared to prior year	20.2%
K&G	30,344	29,589
Dollar change compared to prior year	755
Percentage change compared to prior year	2.6%

For the six months ended August 1, 2026, operating income for Specialty Menswear increased by $49.6 million to $295.8 million from $246.2 million for the six months ended August 2, 2025, primarily driven by a 6.1% increase in comparable sales, partially offset by higher store expenses of $5.6 million, higher occupancy costs of $4.2 million, higher SG&A expenses of $2.5 million, and higher advertising expenses of $2.2 million.

For the six months ended August 1, 2026, operating income for K&G increased by $0.8 million to $30.3 million from $29.6 million for the six months ended August 2, 2025. The increase was primarily driven by lower cost of sales of $1.8 million, partially offset by a 0.4% decrease in comparable sales.

Interest Expense

The following table shows interest expense in dollars and as a percentage of net sales for the stated periods:

	Six Months Ended
(in thousands, except percentages)	August 1, 2026	August 2, 2025
Interest expense	$56,836	$25,744
Interest expense, as a percentage of net sales	4.2%	2.0%
Dollar change compared to prior year	$31,092
Percentage change compared to prior year	120.8%

For the six months ended August 1, 2026, interest expense increased to $56.8 million from $25.7 million for the six months ended August 2, 2025, primarily driven by higher interest expense associated with the Term Loan and Secured Notes issued in January 2026, partially offset by debt prepayments made during the six months ended August 1, 2026.

Unaudited Quarterly Results of Operations

The following table sets forth unaudited quarterly consolidated statements of operations data for each of the eight quarters presented. The information for each of these quarters has been prepared on the same basis as the Consolidated Financial Statements included elsewhere in this prospectus and, in the opinion of management, includes all adjustments, which consist only of normal recurring adjustments, necessary for the fair presentation of the results of operations for these periods. This data should be read in conjunction with our Consolidated Financial Statements and other financial information included elsewhere in this prospectus. These quarterly results are not necessarily indicative of our results of operations to be expected for the fiscal year ending January 30, 2027, or any other future period.

(in thousands)	Three Months Ended
	August 1, 2026	May 2, 2026	January 31, 2026	November 1, 2025	August 2, 2025	May 3, 2025	February 1, 2025	November 2, 2024
Total net sales	$676,178	$681,750	$546,051	$689,626	$648,105	$644,394	$529,418	$658,850
Total cost of sales	319,666	350,888	310,125	333,211	323,694	341,302	310,169	326,713
Total gross margin	356,512	330,862	235,926	356,415	324,411	303,092	219,249	332,137
Selling, general and administrative expenses	233,954	234,854	208,119	220,471	225,983	225,102	161,695	222,581
Depreciation (exclusive of depreciation in cost of sales)	5,923	5,994	6,137	6,023	6,143	6,153	6,108	6,040
Operating income	116,635	90,014	21,670	129,921	92,285	71,837	51,446	103,516
Interest expense, net	(26,545)	(30,291)	(9,756)	(9,783)	(11,634)	(14,110)	(13,448)	(15,611)
Loss on extinguishment of debt	(3,919)	(2,638)	(6,675)	—	(2,624)	(2,139)	—	(7,005)
Income before income taxes	86,171	57,085	5,239	120,138	78,027	55,588	37,998	80,900
Provision (benefit) for income taxes	20,040	12,171	(436)	22,590	14,763	4,856	(6,706)	18,075
Net income	$66,131	$44,914	$5,675	$97,548	$63,264	$50,732	$44,704	$62,825
Net income as a percentage of Total net sales	9.8%	6.6%	1.0%	14.1%	9.8%	7.9%	8.4%	9.5%
Interest expense, net	$26,545	$30,291	$9,756	$9,783	$11,634	$14,110	$13,448	$15,611
Provision (benefit) for income taxes	20,040	12,171	(436)	22,590	14,763	4,856	(6,706)	18,075
Depreciation (inclusive of amounts in cost of sales)	12,981	12,878	13,163	12,444	12,265	12,286	12,547	11,865
Rental product amortization	7,456	7,050	6,522	6,684	7,099	8,012	8,110	5,772
EBITDA	$133,153	$107,304	$34,680	$149,049	$109,025	$89,996	$72,103	$114,148
Noncash share-based compensation	3,001	3,022	5,825	3,730	1,756	2,294	(41,991)	6,648
Cash share-based compensation	28	459	(158)	73	85	59	7,351	5,116
Gain on sale of fixed assets	—	—	(2,482)	—	—	—	(17)	17
Restructuring expenses, including severance	405	654	610	512	330	1,174	396	612
Loss on extinguishment of debt, net	3,919	2,638	6,675	—	2,624	2,139	—	7,005
Litigation	4,600	—	1,880	(5,555)	7,918	—	—	1,325
Transaction costs	1,946	443	770	—	(156)	—	254	(154)
Other adjustments	175	184	(2,144)	(1,139)	622	1,192	1,329	1,940
Adjusted EBITDA	$147,227	$114,704	$45,656	$146,670	$122,204	$96,854	$39,425	$136,657
Adjusted EBITDA as a percentage of Total net sales	21.8%	16.8%	8.4%	21.3%	18.9%	15.0%	7.4%	20.7%
Total Comparable Sales %	4.3%	5.9%	2.9%	4.4%	4.1%	(3.4)%	(4.4)%	(3.7)%

Liquidity and Capital Resources

Our sales and net earnings historically exhibit seasonal fluctuations, which may vary by brand. Rental product revenues are concentrated in the second and third quarters during prom and wedding season, while the fourth quarter typically represents the seasonal low point. We rely on consistent operating cash flows throughout the year and reinvest in the business to support future growth. In addition, we maintain access to our ABL Facility as a supplemental source of liquidity, as described below under “Debt Arrangements.”

Our primary sources of liquidity include cash generated from operations and borrowings under our ABL Facility. Key liquidity requirements encompass inventory purchases, working capital needs, new store openings and remodels, capital investments in our digital platform and debt service obligations.

Over the next twelve months, we expect our primary cash requirements to focus on core operating needs and strategic investments, including inventory purchases, compensation obligations, marketing initiatives, technology and data enhancements, lease commitments and potential modifications, taxes and other operating needs. We also expect to make capital investments to support our store expansion strategy, including new store openings and selective remodels.

New store openings require upfront capital investment, primarily related to leasehold improvements, fixturing and initial inventory. We expect to fund these investments through a combination of cash generated from operations and available liquidity, and we believe our strong operating cash flow profile provides sufficient flexibility to support both our organic growth initiatives and ongoing operating requirements. Therefore, capital expenditures are expected to increase in the near term as we execute on our expansion plans.

Management will also continue to evaluate opportunities to deploy liquidity or reduce leverage, including to repay portions of our indebtedness, by redemption, purchase, or prepayment, in open market purchases, privately negotiated transactions, by tender offer or otherwise, or repurchasing of our common stock depending on market conditions, business performance, liquidity requirements, contractual restrictions, our ability to accelerate growth investments and other factors.

When assessing investment opportunities, we prioritize initiatives aligned with our strategic pillars and long-term growth objectives, while remaining opportunistic in pursuing attractive growth opportunities. Potential investments include new stores, store remodels and enhancements to our digital and omnichannel capabilities. Historically, discretionary capital expenditures have been funded through operating cash flow, with investment focused on enhancing our store environment, expanding digital and omnichannel capabilities and upgrading information technology. We expect this approach to continue while maintaining flexibility to adjust the pace of investment based on operating performance and evolving market conditions.

As of August 1, 2026, we had $100.1 million in cash and cash equivalents and $186.8 million of unused borrowing availability under our $400.0 million ABL Facility.

We believe that our current liquidity position, together with projected operating cash flows, will be more than sufficient to meet anticipated cash requirements for at least the next 12 months. Beyond the next 12 months, we expect to continue to fund our operations primarily through operating cash flows and available liquidity; however, additional financing may be necessary depending on business conditions, growth initiatives, and other factors. There can be no assurance that, if needed, we will be able to secure additional debt or equity financing on terms acceptable to us or at all. Although we believe we have adequate sources of liquidity over the long term, the success of our operations, the global economic environment, and the pace of sustainable growth in our markets could impact our business and liquidity.

Analysis of Cash Flows

The following table summarizes our cash flows from operating, investing and financing activities for the periods presented:

	Fiscal Year			Six Months Ended
(in thousands)	2025	2024	2023	August 1, 2026	August 2, 2025
Net cash provided by operating activities	$343,015	$236,292	$273,185	$192,502	$214,210
Net cash used in investing activities	(58,515)	(17,951)	(77,263)	(44,801)	(22,945)
Net cash used in financing activities	(208,077)	(249,751)	(208,530)	(195,674)	(146,453)
Net increase (decrease) in cash and cash equivalents	$77,810	$(32,959)	$(12,586)	$(48,888)	$45,988
Cash and equivalents, end of period	$149,030	$71,220	$104,179	$100,142	$117,208

Net Cash Provided by Operating Activities

For fiscal year 2025, net cash provided by operating activities increased $106.7 million to $343.0 million, primarily driven by higher net income, as well as an increase in accounts payable due to improved payment terms, combined with higher accrued compensation due to improved attainment levels. For fiscal year 2024, net cash provided by operating activities was $236.3 million, compared to $273.2 million for fiscal year 2023. The decrease was primarily due to unfavorable net income, partially offset by higher accrued compensation and benefits as bonus accruals shifted from 200% achievement of target in the fiscal year ended January 29, 2022, to below target in fiscal year 2023, resulting in a negative year-over-year cash flow impact. This decline was further influenced by lower inventory purchases and a reduction in deferred taxes following the release of the valuation allowance in fiscal year 2023. For fiscal year 2023, net income was the primary driver of net cash provided by operating activities.

For the six months ended August 1, 2026, net cash provided by operating activities decreased $21.7 million to $192.5 million, primarily driven by lower net income, reflecting higher interest expense associated with the Term Loan Facility and Senior Secured Notes issued in January 2026, as well as changes in working capital. For the six months ended August 2, 2025, net cash provided by operating activities was $214.2 million, primarily resulting from net income of $114.0 million, non-cash charges, and higher accrued expenses and accounts payable, partially offset by changes in operating lease and other noncurrent liabilities, higher inventory levels and increased rental product.

Net Cash Used in Investing Activities

For fiscal year 2025, net cash used in investing activities increased $40.6 million to $58.5 million driven by capital expenditures for new stores, store refresh initiatives and e-commerce improvements, partially offset by lower proceeds from property sales. For fiscal year 2024, net cash used in investing activities was $18.0 million, driven by $44.1 million in capital expenditures for store refresh initiatives, digital infrastructure enhancements and DC upgrades, partially offset by $26.1 million in proceeds from the sale of a vacant office building in Fremont, California and the sale of a store location and hub facility in Creve Coeur, Missouri. For 2023, Net Cash Used in Investing Activities was comprised of capital expenditures of $82.3 million related to our strategic initiatives, investments in existing stores and the addition of a rental DC near Chicago, Illinois, to support continued rental demand. This was partially offset by proceeds from the sale of property and equipment.

For the six months ended August 1, 2026, net cash used in investing activities increased $21.9 million to $44.8 million, primarily driven by investments in new stores, relocations, and remodels, as well as capital maintenance projects such as HVAC replacements, and continued spending on technology initiatives, particularly enhancements to e-commerce platforms. For the six months ended August 2, 2025, net cash used in investing activities was $22.9 million, primarily due to capital maintenance projects and investments on technology initiatives to support long-term growth.

Net Cash Used in Financing Activities

For fiscal year 2025, net cash used in financing activities was $208.1 million, primarily driven by prepayments on the previous term loan, as well as new borrowings used to pay $905.1 million in dividends to shareholders, including the conversion incentive payment related to the Series A Preferred Stock (as defined herein). For fiscal year 2024, net cash used in financing activities was $249.8 million, primarily driven by cash paid to repurchase shares in connection with a cash tender offer for our common stock and a cashless exchange offer of our common stock for the Series A Preferred Stock, in each case, consummated in March 2024 (collectively, the “Tender Offer and Exchange”), including amounts related to employee tax withholding obligations associated with the Tender Offer and Exchange, partially offset by borrowings under the Company’s debt arrangements. See Note 15. Redeemable Convertible Preferred Stock and Shareholders’ (Deficit) Equity of the Notes to the Audited Consolidated Financial Statements included elsewhere in this prospectus. For fiscal year 2023, net cash used in financing activities was primarily comprised of debt payments, partially offset by proceeds from the sale-leaseback of our Houston DC of $60.5 million.

For the six months ended August 1, 2026, net cash used in financing activities increased $49.2 million to $195.7 million, primarily driven by higher debt repayments, including voluntary paydowns related to the Term Loan. Also in the prior year, we received cash proceeds of $22.8 million from the sale-leaseback financing arrangement for our distribution center in Cambridge, Canada, which did not recur in 2026. For the six months ended August 2, 2025, net cash used in financing activities was $146.5 million, primarily driven by $169.2 million of net debt repayments, partially offset by $22.8 million of proceeds received in connection with the sale-leaseback financing arrangement for our distribution center in Cambridge, Canada.

Debt Arrangements

For the six months ended August 1, 2026, we made $190.0 million of principal debt prepayments, consisting of $160.0 million of voluntary prepayments on the Term Loan and $30.0 million of net repayments under the ABL Facility.

Term Loan Facility

On January 28, 2026, The Men’s Wearhouse, LLC, and certain direct and indirect wholly owned subsidiaries of the Company (collectively, the “Loan Parties”) entered into a Term Loan Credit Agreement (the “Term Loan Credit Agreement”) with Goldman Sachs Bank USA, as administrative agent and collateral agent, and the lenders party thereto.

The Term Loan Credit Agreement provides for the Term Loan Facility in an aggregate principal amount of $650.0 million (the “Term Loans”). The Term Loans were issued with an original issue discount of $9.8 million and were funded on January 28, 2026. Net proceeds from the Term Loans were used, together with other sources of funds, to refinance existing indebtedness and to fund a dividend payment to shareholders. The Company may prepay the Term Loans, in whole or in part, at any time, subject to certain conditions.

The Term Loans mature on January 28, 2031, subject to customary earlier maturity upon the occurrence of certain events, including the acceleration of the Term Loans following an event of default. The Term Loans require quarterly amortization payments equal to 1.875% of the original principal amount, beginning after the second full fiscal quarter following the effective date, with the remaining principal due at maturity.

Borrowings under the Term Loan Facility bear interest at a variable rate based on the Term Secured Overnight Financing Rate (“SOFR”) plus an applicable rate. The Applicable Rate (as defined thereunder) is 5.75% in the case of any SOFR Loan (as defined herein). The Applicable Rate will be subject to a step-down of 0.25% upon the consummation of a Qualified IPO (as defined in the Term Loan Facility).

Senior Secured Notes

On January 28, 2026, The Men’s Wearhouse, LLC, a wholly owned subsidiary of the Company, issued $450.0 million aggregate principal amount of 9.000% Senior Secured Notes due 2031 (the “Senior Secured Notes”) pursuant to an indenture, dated as of January 28, 2026.

The Senior Secured Notes are guaranteed, on a joint and several basis, by the Company and certain of our existing and future wholly-owned domestic and Canadian restricted subsidiaries that guarantee the ABL Facility, Term Loan Facility and certain capital markets debt. The Senior Secured Notes and the related guarantees are secured by a first-priority security interest in the cash flow collateral that secures the Term Loan Facility on a first-priority basis, and a second-priority security interest in the ABL collateral that secures the ABL Facility on a first-priority basis and also secures the Term Loan Facility on a second-priority basis.

The Senior Secured Notes mature on February 1, 2031, and bear interest at a fixed rate of 9.000% per annum, payable semi-annually on February 1 and August 1 of each year, commencing on August 1, 2026.

ABL Facility

The ABL Facility provides for a senior secured, asset-based revolving credit facility with total commitments of $400.0 million, consisting of $350.0 million of U.S. commitments and $50.0 million of Canadian commitments, and permits increases in commitments by up to $150.0 million, subject to the conditions in the ABL Facility and the willingness of lenders to provide such increases. The ABL Facility has a scheduled maturity date of July 21, 2031, subject to a springing maturity date 91 days before the final scheduled maturity of the Term Loan Credit Agreement, the indenture governing the Senior Secured Notes or certain other material indebtedness if payment obligations under the applicable indebtedness remain outstanding on such date. The obligations under the ABL Facility are guaranteed, jointly and severally, by the borrowers and the other loan parties, and are secured by liens on the collateral granted by the loan parties, subject to permitted liens, excluded assets and the intercreditor agreement.

As of August 1, 2026, borrowings available under the ABL Facility were $186.8 million and letters of credit totaling approximately $17.1 million were issued and outstanding.

On July 21, 2026, the ABL Facility was amended to, among other things, extend the scheduled maturity date of March 31, 2028 to July 21, 2031, and update certain terms of the ABL Facility, including the pricing terms, borrowing base provisions and certain changes to conform to the Term Loan Credit Agreement.

See “Description of Material Indebtedness” for further information on each of the debt facilities.

Contractual Obligations and Commitments

As of August 1, 2026, our material contractual obligations and commercial commitments consist of leases, long-term debt, financing obligations related to sale-leaseback arrangements, purchase commitments and letters of credit. There have been no material changes in the Company’s contractual obligations since January 31, 2026, with the exception of those obligations which occurred in the normal course of business (primarily changes in the Company’s merchandise inventory-related purchases and lease obligations, which fluctuate throughout the year). See Note 12, Note 13, Note 14 and Note 19 of the Notes to the Audited Consolidated Financial Statements included elsewhere in this prospectus for amounts outstanding related to long-term debt, financing liabilities, leases and commitments and contingencies, respectively, as of January 31, 2026.

Off-Balance Sheet Arrangements

We currently do not have any off-balance sheet arrangements or financing activities with special-purpose entities.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk

We are exposed to market risks relating to changes in interest rates on outstanding borrowings under our Credit Facility because these borrowings bear interest at variable rates. A 100 basis point change in our applicable interest rate would result in an approximate $3.0 million change to interest expense for the six months ended August 1, 2026.

Commodity Risk

We are exposed to market risks associated with fluctuations in the purchase price of merchandise, as well as other goods and services. Due to our inventory turnover rate and our historical ability to pass through the impact of any generalized changes in our cost of sales to our customers through pricing adjustments, commodity and other product risks are not expected to be material.

Foreign Currency Exchange Risk

Our exposure to market risk for changes in foreign currencies is due to our financial statements being presented in U.S. dollars and our Canadian subsidiary transacting in Canadian dollars. Fluctuations in exchange rates in effect during or at the end of the reporting period may affect the value of the reported amounts of revenues, expenses, assets and liabilities. We purchase the majority of our merchandise in U.S. dollars, including a majority of the goods for our stores located in Canada.

Recent Accounting Pronouncements

We describe our significant accounting policies in Note 2, “Summary of Significant Events and Accounting Policies” in the Notes to our Audited Consolidated Financial Statements and Note 1, “Significant Accounting Policies” in the Notes to our Unaudited Condensed Consolidated Financial Statements, in each case, included elsewhere in this prospectus. We review recent accounting pronouncements on a quarterly basis and have excluded discussion of those not applicable to us and those that did not have, or are not expected to have, a material impact on the Consolidated Financial Statements.

Critical Accounting Estimates

Our Consolidated Financial Statements have been prepared in accordance with GAAP. The preparation of these statements requires management to make estimates and assumptions that affect reported amounts.

Our significant accounting policies are described in Note 2, “Summary of Significant Events and Accounting Policies” in the Notes to our Consolidated Financial Statements included elsewhere in this prospectus. We believe that the following discussion addresses our critical accounting policies, which are those that are most important to the portrayal of our financial condition, results of operations and cash flows and require management’s most difficult, subjective and complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. If actual results were to differ significantly from estimates made, the reported results could be materially affected. We are not currently aware of any reasonably likely events or circumstances that would cause our actual results to be materially different from our estimates.

Inventory valuation

We record inventory at the lower of cost or net realizable value (“NRV”), using the weighted average cost method. Inventory includes estimated procurement and distribution costs, including tariffs. Inventory also includes in-transit inventory, which is estimated based on the receipt of information from third parties to determine when control of inventory has passed to the Company. NRV is based on our current knowledge with respect to inventory levels and incremental markdowns based on historical sales experience. Any significant unanticipated changes in the factors noted above could have a significant impact on the value of our inventory and our reported operating results. Our methods have been applied on a consistent basis. A 1% change in the incremental markdown rate used would have impacted income before tax by $0.1 million as of January 31, 2026.

Physical inventories are taken at all of our store locations at least once each fiscal year, with ongoing cycle counts performed at our distribution facilities ensuring that every location within the distribution facility is counted at least twice annually. We also record an inventory reserve for the estimated shrinkage between physical inventories. This reserve is based primarily on actual shrink results from previous physical inventories and known trends. Once a physical count confirms a loss higher than the reserve, the inventory’s cost basis is permanently reduced. Actual physical inventory results may differ from the reserve amounts recognized. Inventory shrink is recorded in Cost of Sales in the Consolidated Financial Statements.

We record inventory purchases based upon an estimate of when control passes and based upon the cumulative amount of applicable inventoriable costs required to bring merchandise inventory to its desired location and condition. This estimate requires judgment regarding the quantity and cost of goods in transit at period end, including freight, duty and other landed costs, based on vendor invoices, shipping documents, carrier data and expected transit times. Changes in assumptions or differences between estimated and actual receipts or costs could affect the carrying value of inventory, accounts payable and cost of sales in the period identified. As of January 31, 2026 and February 1, 2025, inventory in-transit was $37.5 million and $40.1 million, respectively.

Intangible assets

Our indefinite-lived intangible assets represent trade names. Indefinite-lived intangible assets are not amortized and are evaluated for impairment at least annually, or more frequently if events or changes in circumstances indicate that impairment may exist.

Indefinite-lived intangible assets are tested for impairment by comparing the estimated fair value of each asset to its carrying amount. Fair value is estimated using the relief-from-royalty method, which determines fair value based on the present value of estimated future royalties that a market participant would be willing to pay for the right to use the trade name. Key assumptions used in the valuation include projected revenues, selected royalty rates, discount rates and long-term growth assumptions. Because these assumptions are inherently subjective and sensitive to changes in business conditions, adverse changes in operating performance, market conditions or other assumptions could result in impairment charges in future periods. Our analysis at January 31, 2026 determined that all trade names had a fair value that exceeded their carrying value by at least 20%. We performed a sensitivity analysis on our discount rate, and we determined that a 200 basis point increase would not result in any of our trade name’s fair value being less than carrying value, and would not result in an impairment charge.

Based on the results of our quantitative impairment assessments and the estimated fair values of the applicable reporting units, no impairment of intangible assets was recognized during fiscal years 2025, 2024 or 2023.

Revenue Recognition

For retail clothing product revenue, we transfer control and recognize revenue at a point in time, upon sale or shipment of the merchandise, net of actual sales returns and an accrual for estimated sales returns. For each rental and alteration services customer transaction, we transfer control and recognize revenue at a point in time, upon receipt of the rental product by the customer or completed alteration service. Revenue is measured as the amount of consideration we expect to receive in exchange for transferring goods or providing services.

Proceeds from the sale of gift cards are recorded as a contract liability and are recognized as net sales from products and services when the cards are redeemed. Gift cards do not have expiration dates. To the extent gift cards are not expected to be redeemed, we recognize revenue related to gift card breakage in proportion to actual redemption patterns (“gift card breakage”). This method records gift card breakage as revenue on a proportional basis over the redemption period based on historical gift card breakage rates. Judgment is used in determining the amount of breakage revenue to be recognized and is based on historical gift card redemption patterns. Gift card breakage revenue is included in net sales and was not material in fiscal years 2025, 2024 or 2023.

We maintain a customer loyalty program for The Men’s Wearhouse, Jos. A. Bank and Moores brands in which customers receive points for purchases. We recognize revenue for points earned and certificates issued that will not be redeemed by loyalty members as breakage on a proportional basis over the redemption period based on historical breakage rates.

Our estimate of the expected usage of points and certificates requires significant management judgment. Current and future changes to our assumptions or to loyalty program rules may result in changes to the deferred revenue balance as well as recognized revenues from the loyalty programs. A 1% change in redemption rate assumptions for points and certificates would result in a change of $1.8 million in income before tax as of January 31, 2026.

Accounting for Income Taxes

As part of the preparation of our Consolidated Financial Statements, we are required to estimate our income taxes in the tax jurisdictions in which we operate. Temporary differences resulting from differing treatment for tax and accounting purposes give rise to deferred tax assets and liabilities, which are included within our consolidated balance sheets included in the Consolidated Financial Statements included elsewhere in this prospectus. We regularly evaluate the realizability of net deferred tax assets based on certain judgments regarding enacted tax laws and published guidance in effect for the years when those temporary differences are expected to reverse. A valuation allowance is recognized if, based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax asset will not be realized. Actual results could differ from this assessment if adequate taxable income is not generated or if there are changes in tax laws in future periods. A 10% change in the valuation allowance would result in a $1.8 million impact to deferred tax assets as of January 31, 2026.

We evaluate our income tax positions in accordance with GAAP, which prescribes a model for recognizing, measuring and disclosing tax positions taken or expected to be taken on a tax return. A tax benefit from an uncertain tax position may be recognized only if it is more-likely-than-not that the position will be sustained upon examination. Significant judgment is required in evaluating the technical merits of our tax positions and in measuring the related tax benefits. Accordingly, we establish unrecognized tax benefits when, despite our belief that our tax positions are supportable, we conclude that it is not more-likely-than-not that the position will be realized upon settlement. Because of the complexity of tax laws and the subjectivity of the judgments involved, the ultimate resolution of our uncertain tax positions may differ from the amounts recorded. Such differences could have a material effect on our effective tax rate and results of operations in the period in which they are recognized. As of January 31, 2026, our uncertain tax positions totaled approximately $10.3 million, excluding related interest and penalties. A hypothetical 10% change in this amount, assuming all other factors remain constant, would change income tax expense and net income by approximately $1.0 million.

BUSINESS

Our Vision

We aspire to be the #1 men’s specialty retailer in North America.

Our Mission

We believe every day is an opportunity to serve with purpose, with the customer at the center of everything we do.

It’s not a normal 9 to 5. We turn obstacles into opportunities and strive to go above and beyond for our customers, our people and our communities. We grow lasting relationships, not just transactions. We’re driven to make tomorrow better than today.

We’re an open-the-door-for-you, get-to-know-you kind of company. We welcome everyone. We help people confidently express their true selves so they can be their best. There’s nothing more rewarding to us than seeing people thrive.

Whether it’s Wedding Day or Tuesday, dialing up your wardrobe isn’t just for special occasions. It makes more occasions special. It’s a way to unlock your potential. From shaking hands with your future boss to laying eyes on your future soulmate, when you feel good about how you look, any moment can be the moment.

Rest easy. We’re always here for you whenever you’re ready.

We are Tailored Brands, and we help people love the way they look and feel for their most important moments.

Our Company

Tailored Brands is the leading retailer and rental provider of men’s apparel, offering tailored clothing, dress shirts, formalwear, sportscoats, pants, outerwear, footwear, sportswear and more for milestone events and everyday occasions. We operate as a scaled, integrated platform combining a differentiated, high-touch service model with vertically integrated retail and rental capabilities that address both occasion-driven and everyday wardrobe needs. We inspire confidence in how our customers dress and present themselves, providing solutions to address all of his wardrobe needs through high-touch service and a broad product selection. Our expert sales consultants and on-site tailors deliver personalized style guidance, a fit-based and size-inclusive assortment and coordinated outfits designed just for him. Our dedicated rental platform and national distribution network enable fast, reliable fulfillment of rental orders for special occasions every day, a key differentiator that we believe drives outsized profitability and stable cash flow. We proudly serve millions of customers across our national footprint of over 1,000 stores and four iconic banners: Men’s Wearhouse, Jos. A. Bank, Moores and K&G Fashion Superstore.

Our business model is rooted in enduring, recurring demand. Weddings, graduations, milestone celebrations, and everyday professional occasions provide us with predictable, high-intent customer visits. By focusing on recurring wardrobe needs, we are able to maintain a disciplined, replenishment-oriented retail assortment with limited fashion risk and reduced seasonal exposure.

As a result, we have built a scaled, cash-generative business with a track record of profitable growth and structural margin advantages. We achieved $2.5 billion of net sales in fiscal year 2025, reflecting a 4.4% CAGR since fiscal year 2021. In fiscal year 2025, we generated net income of $217 million, or an 8.6% net income margin, alongside Adjusted EBITDA of $411 million, representing a 16.3% Adjusted EBITDA margin. Since fiscal year 2023, we have produced net income margins at or above 7.0% each year and Adjusted EBITDA margins above 15% each year, underscoring the durability and consistency of our approach. Over the past five fiscal years, we have generated approximately $1.4 billion of cumulative operating cash flow and approximately $1.2 billion of cumulative free cash flow, allowing us to self-fund our growth and return capital to our shareholders.

We are executing a proven growth algorithm combining same-store sales expansion with disciplined new unit development, organized around four strategic pillars. First, we plan to expand our market share by elevating our assortment, service and localization. Second, we are focused on expanding customer lifetime value through higher retention and purchase frequency. Third, we are building on digital momentum to drive higher e-commerce sales through an enhanced digital experience, complemented by robust omni-channel capabilities. Fourth, we plan to accelerate new store growth into a whitespace opportunity of over 500 additional locations over the next 10 years, supported by attractive unit economics, data-driven site selection and existing infrastructure that has historically supported a larger store footprint. These pillars are underpinned by investments in technology and a foundational commitment to our people, culture and operational excellence.

Diversified Portfolio of Leading Banners

We operate a portfolio of iconic menswear banners, The Men’s Wearhouse, Jos. A. Bank, Moores and K&G Fashion Superstore, each with a distinct market position and strong resonance with its core customer. While each banner maintains a differentiated identity, assortment and value proposition, all benefit from the scale and capabilities of our platform, including our design and sourcing capabilities, distribution network and experienced team, which together support efficient operations and a consistent, high-quality customer experience across the portfolio. We also maintain a portfolio of private brands, including Kenneth Cole Awearness and Joseph Abboud, as well as proprietary brands such as Pronto Uomo and Egara. These brands are offered across our banners and support a range of price points and use occasions, enabling broader customer reach and cross-segment penetration.

The Men’s Wearhouse

The Right Fit for Every Moment

Founded in 1973, The Men’s Wearhouse has grown into one of the largest specialty retailers of men’s apparel in the United States. Positioned as a trusted destination for men seeking expert guidance and dependable style, TMW pairs a broad multi-brand assortment (both national brands and private label) of tailored clothing, elevated everyday apparel and formalwear with knowledgeable service and precise fitting expertise. This combination has driven strong customer engagement and market leadership. TMW held the #1 position in tailored clothing and #3 position in dress shirts in the U.S. as of the end of fiscal year 2025, determined by applying Circana POS Data for TMW against competitor sales figures from Circana Consumer Survey Data (excluding off price and warehouse clubs). TMW held the #1 position in formalwear rentals according to the Consumer Edge Report. Reflecting this resonance with customers, TMW achieved a NPS of 73 and, according to the Morning Consult Men’s Wearhouse Overview, an aided brand awareness of 74% as of the end of fiscal year 2025.

TMW operated 641 locations as of August 1, 2026 and generated approximately $1,604 million in net sales in fiscal year 2025, representing 63% of our total net sales for all banners.

Jos. A. Bank

Classically Styled and Timeless Appeal

Founded in Baltimore in 1905, JAB is a heritage menswear brand recognized for quality craftsmanship, classic style, and enduring value. Positioned as a trusted authority on timeless American tailoring, JAB serves customers who value refined styling, premium fabrics, and expert tailoring with an assortment of largely private label offerings. In recent years, the brand has deliberately refined its marketing and merchandising approach to emphasize product quality, disciplined pricing, and a more premium customer experience, while modernizing its assortment with updated silhouettes, expanded sportswear and versatile separates designed to meet the evolving needs of today’s professional customer. These efforts have resonated with customers, as reflected in JAB’s NPS of 79 in fiscal year 2025.

JAB operated 180 locations as of August 1, 2026 and generated approximately $404 million in net sales in fiscal year 2025, representing 16% of our total net sales for all banners. JAB held the #4 position in tailored clothing in the U.S. and the #10 position in dress shirts as of the end of fiscal year 2025, determined by applying Circana POS Data for JAB against competitor sales figures from Circana Consumer Survey Data (excluding off price and warehouse clubs).

Moores

Canada’s Leading Menswear Solution

Founded in 1980 in Mississauga, Ontario, Moores is one of Canada’s leading specialty retailers of men’s apparel, serving professionals and occasion-driven customers nationwide. According to the Morning Consult Moores Overview, Moores holds an aided brand awareness of 82%, placing it ahead of its competitors. Its assortment largely mirrors TMW, benefitting from purchase economies of scale far beyond its own size. The brand focuses on delivering dependable style guidance and tailored menswear solutions for work, weddings, and other important occasions, supported by personalized service and in-store tailoring expertise. Through this customer-centric approach, Moores continues to build long-term relationships across the Canadian market, reflected in its NPS of 76 in fiscal year 2025.

Moores operated 107 locations as of August 1, 2026 and generated approximately $167 million in net sales in fiscal year 2025, representing 7% of our total net sales for all banners.

K&G Fashion Superstore

Brand-Name Fashion for Everyone to Live Their Best-Dressed Life

For more than 30 years, K&G has served value-oriented shoppers seeking stylish apparel at accessible prices. Founded in 1989 in Atlanta, Georgia, K&G offers a one-stop shopping destination with a broad assortment of apparel, footwear and accessories for the entire family. The brand serves a diverse customer base, including a particularly strong following among African American shoppers, by combining brand-name fashion and tailored apparel with compelling value-oriented price points that allow customers to express their personal style without compromising affordability. This value proposition continues to resonate, as evidenced by K&G’s NPS of 74 in fiscal year 2025.

K&G operated 81 locations as of August 1, 2026 and generated approximately $352 million in net sales in fiscal year 2025, representing 14% of our total net sales for all banners.

Our National Footprint of Highly Profitable Stores

We operate a highly accessible, nationwide retail footprint of more than 1,000 locations, of which over 90% are located off-mall as of the end of fiscal year 2025, allowing customers to engage with us easily when high-intent needs arise. In fiscal year 2025, 100% of our locations were profitable on a 4-Wall Store Contribution basis, with 84% of stores achieving 4-Wall Store Contribution Margins above 30% and 93% of stores exceeding 25% 4-Wall Store Contribution Margins.

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*        4-Wall Store Contribution is defined as store profitability excluding allocated corporate overhead expenses. Allocated corporate overhead expenses include, but are not limited to, certain advertising expenses, non-store specific supply chain expenses, corporate human capital costs, corporate IT expenses and corporate operational expenses, such as professional services, corporate insurance, travel and entertainment expenses, and office occupancy costs.

**      4-Wall Store Contribution Margin is defined as 4-Wall Store Contribution divided by store sales.

Our strong store level profitability is driven by our robust gross margin of 48.2% in fiscal year 2025, including Rental selling margins of 85.5%, and further enhanced by our simple store layouts and efficient staffing model. Our locations are highly profitable.

Our store fleet is supported by extensive in-house distribution infrastructure comprised of 3 retail DCs, 6 rental DCs and 27 regional hubs. Our distinct national reverse logistics network and dry-cleaning operation helps maximize efficiency at individual retail locations. Our distribution capabilities also help power our robust omni-channel capabilities, allowing customers to seamlessly shop across digital and physical channels and further supporting our 4-Wall Store Contribution Margins. We also manage a unified retail inventory pool across stores and e-commerce, supporting buy-online-pick-up-in-store and ship-from-store capabilities while accommodating localized assortments by market.

Our Industry

We operate within the large and resilient United States and Canada menswear market, a category supported by ongoing needs for professional and occasion-based attire. According to Circana Consumer Apparel Data, men’s apparel generated $76 billion of sales in the United States in 2025 and is projected to grow through 2028. Based on Circana’s estimates, Tailored Brands calculates a CAGR of approximately 0.7% from 2026 to 2028. Within this market, TMW held the #1 position in the men’s tailored clothing category in 2025, as measured by Circana Consumer Survey Data. The tailored clothing category generated $4 billion in sales in 2025, according to Circana Consumer Apparel Data. According to Circana’s Future of Apparel Data, the Men’s Tailored Clothing market is expected to grow approximately twice as fast as the overall men’s apparel market through 2028. Based on Circana’s estimates, Tailored Brands calculates a CAGR of approximately 1.5% from 2026 to 2028. In addition, we are expanding our presence in lifestyle and everyday offerings, which we refer to as “polished casual.” Also referred to as Sportswear, Circana Data reports this category generated $33 billion in sales in 2025 and is expected to grow through 2028. Based on Circana’s estimates, Tailored Brands calculates a CAGR of approximately 1.3% from 2026 to 2028. Beyond the men’s apparel category, we also have a significant presence in casual and formal footwear which, according to Circana Consumer Footwear Data, represented $27 billion in annual sales in 2025 and is expected to grow through 2028. Based on Circana’s estimates, Tailored Brands calculates a CAGR of approximately 1.9% from 2026 to 2028. Within these sizable markets, consumers have increasingly favored channels better aligned with service, specialization and convenience. We believe our focus on menswear, our high-touch service model and our offering with unparalleled expert advice and fit solutions position us favorably to continue capturing share from department stores and competing effectively against e-commerce and off-price retailers.

Our industry benefits from durable tailwinds across formal occasions and professional needs, in addition to a structural advantage from ongoing channel shifts. Key factors we expect to drive sustained growth include:

•        Consistent Annual Volume of Formal Occasions:    Demand for formal categories is bolstered by a steady annual cadence of life events and occasions that require specific purchases or rentals. These events are demographically anchored and highly predictable in aggregate and include:

•        Weddings:    According to the Centers for Disease Control (“CDC”) Data, there were approximately 2 million marriages per year in the United States from 2023 to 2025. Based on the Knot Real Weddings Study, weddings hosted in 2025 had an average of 117 wedding guests attend. Approximately half of such attendees are men, along with five groomsmen, based on the Brides American Wedding Study, who typically require a suit or tuxedo, often matched.

•        High School and College Events:    According to the U.S. Census Bureau Community Study, there are approximately 17 million male high school and college students in the U.S. Collectively, these students regularly attend school-related milestone events, including proms, graduations and other formal ceremonies.

•        Religious and Cultural Ceremonies:    Religious and cultural events such as baptisms, first communions, quinceañeras and other ceremonies represent a broad base of large, recurring gatherings. Based on the Barna Group Survey, approximately 43% of men attend religious services on a weekly basis and, based on the CARA Church Statistics, we estimate there are over 1.5 million annual religious and cultural ceremonies requiring formalwear in the U.S. annually.

•        Funerals and Memorial Services:    According to the National Funeral Directors Association Study, traditional funeral and memorial services account for 57% of preferred arrangements following a death. With approximately 3 million deaths annually in the United States based on the CDC Vital Statistics Report, these occasions collectively represent a significant number of events each year where formal attire remains customary.

•        Job Interviews:    From 2023 to 2025, the National Center for Education Statistics estimates over 800,000 men have graduated with a bachelor’s degree each year. As new graduates seek and interview for jobs, this creates sustainable demand for professional attire.

•        Large Recurring Professional Customer Base:    We estimate that the combined addressable male population that regularly wears formal, professional or business casual attire is over 34 million, based on data from the U.S. Bureau of Labor Statistics in 2025. We believe this population represents a significant source of ongoing replenishment demand for the menswear solutions we offer.

•        Favorable Channel Shift from Department Stores to Specialty Retail:    The contraction in the number of department stores, which declined more than 40% from 2018 to 2023 based on the U.S. Census Bureau Department Stores Survey, has redirected consumer spend toward specialty retailers such as the banners operated by Tailored Brands, which offer curated product assortments, expert staff, a more convenient location and a more personalized shopping experience.

Our Evolution in Recent Years

In 2021, a new board of directors and leadership team stepped in with fresh energy and a bold vision. Together, the new team reimagined the business, from assortment and rental experience to store operations and pricing strategies, always with the goal of providing solutions for our customers. Through collaboration and a shared commitment to excellence, we have delivered significant margin enhancement and created a foundation to support sustainable growth and profitability.

Our Focus	Key Actions and Results
Revitalized Our Team and Culture

• Entirely new board of retail and financial industry veterans established since 2021

• Invested in recruiting, retaining and training top talent, including establishing Tailored Brands University, our platform for career development and training

• Aligned the Company around a clear purpose and values rooted in service excellence

Results

✓ Approximately 67% of current Executive Committee newly hired since 2021 (including our CEO, CFO and COO)

✓ 59% of current SVPs and VPs newly hired since 2021

✓ Reduced full-time and part-time store employee turnover by over 35% and 45%, respectively, from fiscal year 2021 to fiscal year 2025

✓ Maintained strong employee engagement score of over 70 since 2021

Simplified Retail Assortments, Improved Pricing Discipline and Expanded Private Brands

• Modernized and streamlined offering, making it more relevant in today’s market

• Expanded private brand penetration to 88% as of the end of fiscal year 2025

• Reoriented the merchandise assortment around fit

• Increased focus on replenishment programs and reduced seasonal offerings

• Reduced focus on custom suits and increased selection of jacket and pant separates

• Implemented disciplined pricing architecture and decreased promotional activity

Results

✓ Increased our retail market share in menswear by approximately 70 basis points from fiscal year 2021 to fiscal year 2025, according to Circana Historical POS Data

✓ Expanded our Gross margin rate to approximately 48% for fiscal year 2025

Reinvigorated Rental Business

• Refreshed inventory and revamped pricing architecture

• Invested in reverse logistics capabilities to better serve rental customers

• Invested over $100 million in rental inventory to elevate offerings and deliver a wider size range

• Expanded distribution capabilities, including a state-of-the-art rental DC in the Midwest, one of our largest rental markets

Results

✓ Grew market-leading U.S. men’s apparel rental share to nearly 60% as of the end of fiscal year 2025 based on the Consumer Edge Report

✓ Expanded our Rental selling margin to 85.5% in fiscal year 2025, contributing to structurally improving our gross margin rate

Optimized Store Fleet & Operations and Omni-channel Offering

• Simplified store layouts to support self-guided shopping, enabling customers to easily find their size

• Re-aligned store service model and sales incentives to a solutions-based approach vs. a transaction-based approach, including shifting away from sales commissions

• Closed underperforming locations and reinvested in successful markets

• Tested and created a framework for highly profitable new store expansion

• Revamped e-commerce offering and omni-channel approach

Results

✓ Elevated NPS across all banners to a range of 73 to 79 as of the end of fiscal year 2025

✓ Generated positive 4-Wall Store Contribution for 100% of stores in fiscal year 2025

Invested for the Long-Term While Driving SG&A Efficiency

• Made deliberate, long-term investments in our supply chain, technology and systems

• Implemented store workforce labor management model, allowing optimization of store payroll and improving efficiency while enhancing personalized service

• Established a marketing platform that leverages customer data and analytical tools to drive higher return on investment

Results

✓ Drove more than a $230 million improvement in net income and more than doubled Adjusted EBITDA from fiscal year 2021 to fiscal year 2025, exceeding fiscal year 2019 profitability despite a significantly smaller store footprint

✓ By fiscal year 2025, store expenses as a percentage of net sales declined by 350 basis points and marketing expenses as a percentage of sales declined by 20 basis points when compared against the base-line cost structure for fiscal year 2019

✓ Generated approximately $1.4 billion of operating cash flow and approximately $1.2 billion of free cash flow from fiscal year 2021 through fiscal year 2025, thereby enabling debt repayment, capital returns and self-funded growth

Recent Financial Performance

Our financial performance is underpinned by recurring demand, operational discipline and capital efficiency. Our focus on repeating occasions and everyday needs drives resilient demand with limited fashion risk and supports our profitable growth. We believe that we benefit from structural margin advantages, including our significant national scale and well-invested infrastructure, highly profitable and predominantly off-mall store fleet, high-margin rental business, efficient direct sourcing model and disciplined cost management. As a result, we generate strong cash flow, supporting self-funded growth and providing meaningful capital allocation optionality. Our recent financial performance underscores the success of our execution:

•        In fiscal year 2025, we generated net sales of $2,528 million, representing a 2.1% increase from fiscal year 2024 net sales of $2,476 million and a 4.4% CAGR since fiscal year 2021. Comparable sales growth was 1.9% in fiscal year 2025. Net sales for the six months ended August 1, 2026 were $1,358 million, representing a 5.1% increase from net sales of $1,292 million for the six months ended August 2, 2025, driven by comparable sales growth of 5.1%. Comparable sales growth over the past five quarters was consistently positive and averaged 4.4%, demonstrating the strength of our current momentum. Rental comparable sales growth was 7.6% for the six months ended August 1, 2026, and the second quarter represented our highest rental comparable sales growth since the fourth quarter of fiscal year 2022, reflecting market share gains and growing momentum in our rental business.

•        We generated gross margin of $1,220 million in fiscal year 2025, an increase of 5.4% from fiscal year 2024 gross margin of $1,158 million. Our gross margin rate expanded by approximately 145 basis points, from 46.8% in fiscal year 2024 to 48.2% in fiscal year 2025. Gross margin for the six months ended August 1, 2026, was $687 million and gross margin rate was 50.6%, an increase of 9.5% from gross margin of $628 million and 210 basis points expansion from gross margin rate of 48.5% for the six months ended August 2, 2025. The increase in gross margin and gross margin rate for the six months ended August 1, 2026 benefited from a $12.2 million IEEPA tariff refund recognized as a reduction of cost of goods sold.

•        Net income increased from $173 million in fiscal year 2024 to $217 million in fiscal year 2025, representing year-over-year growth of 25.5%. Net income margin increased by 160 basis points, from 7.0% in fiscal year 2024 to 8.6% in fiscal year 2025. For the six months ended August 1, 2026, net income was $111 million and net income margin was 8.2%, a decrease of 2.6% from net income of $114 million and a decrease of 60 basis points from net income margin of 8.8% for the six months ended August 2, 2025. The decrease in net income and net income margin for the six months ended August 1, 2026 was primarily attributable to higher interest expense associated with our debt recapitalization completed at the end of fiscal year 2025 and changes in working capital.

•        Adjusted EBITDA was $411 million in fiscal year 2025, with an Adjusted EBITDA margin of 16.3%. This reflects an increase of 9.0% from fiscal year 2024 and a 102 basis point expansion from an Adjusted EBITDA margin of 15.2% in fiscal year 2024. For the six months ended August 1, 2026, Adjusted EBITDA was $262 million and Adjusted EBITDA margin was 19.3%, and the second quarter represented the highest quarter of Adjusted EBITDA since fiscal year 2022. Adjusted EBITDA increased 19.6% from $219 million and reflected a 240 basis points expansion from Adjusted EBITDA margin of 16.9% for the six months ended August 2, 2025. Adjusted EBITDA and Adjusted EBITDA margin for the six months ended August 1, 2026 benefited from the $12.2 million IEEPA tariff refund recognized as a reduction of cost of goods sold.

•        Cash flow from operations increased from $236 million in fiscal year 2024 to $343 million in fiscal year 2025, representing year-over-year growth of 45.2%. For the six months ended August 1, 2026, cash flow from operations decreased by 10.1% to $193 million from $214 million for the six months ended August 2, 2025. The decrease in cash flow from operations for the six months ended August 1, 2026 was primarily attributable to lower net income driven by higher interest expense associated with our debt recapitalization completed at the end of fiscal year 2025, as described above, and changes in working capital.

•        Free cash flow increased from $192 million in fiscal year 2024 to $281 million in fiscal year 2025, representing year-over-year growth of 46.2%. For the six months ended August 1, 2026, free cash flow decreased by 22.8% to $148 million from $191 million for the six months ended August 2, 2025. The decrease in free cash flow for the six months ended August 1, 2026 was primarily attributable to lower cash flow from operations, as described above, and higher capital expenditures related to investments in footprint expansion. Strong free cash flow generation enabled us to pay down $190 million, or 15.3%, of our outstanding debt during the six months ended August 1, 2026.

Competitive Strengths

We attribute our strong performance and financial momentum to a combination of the following competitive strengths. We believe these strengths form our strong competitive position and set the foundation for our future growth opportunities.

The Ultimate Solutions Provider in a Large, Durable Menswear Market with Low Fashion Risk

We are a leading authority in men’s tailored apparel, supported by unmatched scale and a clear leadership position in the category. We operate within a large, approximately $76 billion menswear market, according to Circana Consumer Apparel Data. This market is characterized by consistent product cycles and a replenishment-driven model that supports lower markdowns, reinforcing the category’s low fashion risk profile. We benefit from steadily growing demand driven by the enduring need for occasion-based and professional attire, supported by favorable category tailwinds including the return to office, recurring life events and an ongoing channel shift toward specialty retail. We provide solutions for some of life’s most important moments as well as everyday career needs through a comprehensive assortment of tailored and professional wear, delivered through a high-touch service model that drives traffic, strengthens customer relationships and supports attractive margins.

Our category leadership is reflected in our market share, according to Circana POS Data (for tailored clothing and dress shirts) and Consumer Edge Report (for U.S. Men’s Apparel Rental Market):

•        1 in 3 pieces of tailored clothing sold in the U.S.

•        approximately 1 in 5 dress shirts sold in the U.S.

•        nearly 60% share in fiscal year 2025 in U.S. Men’s Apparel Rental Market, according to the Consumer Edge Report

Formidable Competitive Advantage Driven by a Differentiated, High Touch Service Model

Customers visit our banners with clear needs and we meet them with confidence-building, high-touch service designed to put first-time and unfamiliar customers at ease and create a positive experience that entices customers to keep coming back for their wardrobe needs. Many men lack experience navigating tailored and formalwear categories; our role is to simplify decisions, remove uncertainty, and help them get it right. Each customer visit is intentional and solutions-driven, led by our approximately 11,000 highly trained sales consultants and approximately 1,000 on-site tailors who provide personalized guidance, precise fitting expertise, and coordinated recommendations tailored to the specific occasion or professional requirement.

This service model is integrated across an expansive network of over 1,000 stores in North America, supported by robust omni-channel capabilities, highly curated and localized assortments and store layouts centered on fit, enabling a seamless, one-stop shopping experience. Simple store layouts, mobile point-of-sale capabilities, and seamless retail-to-rental integration allow us to resolve customer needs efficiently and comfortably, without friction or complexity.

These capabilities fuel a self-reinforcing flywheel in which high-intent, needs-based traffic is met with personalized service and expert tailoring, driving strong customer satisfaction, repeat engagement and higher spend, which in turn supports continued traffic growth and scaling of our platform. This service-led approach consistently delivers strong customer advocacy and sustained brand strength, reflected in NPS ranging from 73 to 79 across our banners and Men’s Wearhouse commanding, according to the Morning Consult Men’s Wearhouse Overview, an aided brand awareness of 74% as of the end of fiscal year 2025, which drives strong customer engagement across our platform, including 8.8 million customers served and average spend of $258 in fiscal year 2025.

Industry-Leading Menswear Rental Business Driving Strong Margins

We are the clear leader in the U.S. men’s apparel rental market, capturing approximately 50% annual market share since 2018 and nearly 60% as of fiscal year 2025 according to the Consumer Edge Report, driven by the strength of the Men’s Wearhouse and Jos. A. Bank banners. Our rental platform supports high-intent customer needs tied to important moments and often serves as an initial point of engagement with our brands, delivering attractive margins and consistent performance.

We believe our rental business represents a competitive advantage that is difficult to replicate at scale. The combination of our brand awareness, national store footprint, vertically integrated operations, proprietary reverse logistics capabilities and one of the largest industrial dry-cleaning facilities in North America creates significant barriers to entry. This infrastructure is supported by six dedicated rental distribution centers that enable rapid turnaround, timely delivery of customized rental packages from a broad assortment and efficient collection and processing of returned garments, allowing us to recirculate inventory efficiently and maintain high availability across our high-velocity rental model. The average rental order includes approximately eight pieces, reflecting the operational complexity required to execute at scale.

Our leadership in rental is supported by an integrated operating model that combines an omni-channel platform for seamless order management with expert personalized in-store service including fitting. Our national store network further strengthens this advantage by allowing customers to pick up and return rentals at any location across Men’s Wearhouse and Jos. A. Bank, enabling consistent fittings across entire wedding parties and accommodating a broad range of sizes and body types.

Unlike competitors that focus solely on rental, we integrate retail and rental, allowing different members of the same group, such as a wedding party, to rent or purchase across a deep assortment, delivering a complete and coordinated experience. The average rental customer visits a store approximately three times during the rental journey, highlighting the role of our physical footprint in delivering a high-touch experience and supporting engagement throughout the rental lifecycle. Because both rental and retail transactions generate strong profitability, we can focus on providing the solution that best meets the customer’s needs and preferences while delivering attractive economics for our business.

In fiscal year 2025, the rental business generated approximately six million store visits and delivered strong financial outcomes, including a Rental selling margin of 85.5%, a disproportionate earnings contribution of approximately 30% of Adjusted EBITDA, and rapid inventory payback, with the initial cost of a garment typically recovered within its first rental. Rentals represented approximately 15% of total net sales for fiscal year 2025.

Structurally Attractive Market with Scaled Operations Driving High Profitability and Cash Generation

We have built a scaled business characterized by profitable growth and strong cash flow generation. Our stable top-line performance reflects recurring demand for our products, supported by a balanced revenue mix across retail and rental channels and driven by essential, event-based purchasing behavior that remains resilient regardless of broader market conditions. Our category also benefits from a high mix of replenishment-driven products and low fashion risk, supporting a recurring revenue base and limiting markdown exposure.

Over the past five years, we have evolved our business model to support a strong and durable margin profile. From fiscal year 2021 to fiscal year 2025, we expanded our gross margin by over 1,100 basis points through a series of targeted initiatives, including overhauling our inventory assortment to focus on less seasonal replenishment categories, optimizing our pricing architecture and reducing promotional activity, and increasing our sales mix of high-margin private brands and rental sales. These efforts are further supported by scaled operations and an efficient fixed cost structure, which together drive strong unit-level economics and operating leverage. The strength and durability of our model is underscored by the profitability of 100% of our locations on a 4-Wall Store Contribution basis. We coupled our gross margin expansion with more efficient marketing spend and a streamlined overhead cost structure to improve our SG&A expense ratio.

Our business generates attractive cash flow conversion and benefits from a self-funded operating model with limited external capital requirements, providing flexibility to reinvest in the business, pursue growth initiatives and support capital return programs over time. From fiscal year 2021 to fiscal year 2025, we have generated approximately $1.4 billion of cumulative operating cash flow and approximately $1.2 billion of cumulative free cash flow. As our business has scaled, we have continued to invest in operational excellence and an agile, efficient infrastructure that provides a foundation for future profitable growth and sustained operating cash flow and free cash flow generation.

Strong Management Team that has Demonstrated the Ability to Execute

We are led by a highly experienced and revitalized leadership team, strengthened through substantial upgrades beginning in 2021 that brought in a deep bench of new talent across senior leadership and functional roles. This refreshed team combines seasoned retail expertise with fresh perspectives, enhancing capabilities across global sourcing, store operations, omni-channel execution, brand marketing and finance. Since 2021, we have made 33 leadership appointments, including the addition of approximately 67% of our current Executive Committee, including our CEO, CFO and COO, and 59% of our Senior Vice Presidents and Vice Presidents. These investments in leadership have enhanced organizational capabilities, accelerated decision-making and execution, and fostered a culture centered on accountability, collaboration and continuous improvement. Together, the team has driven meaningful organizational improvement while successfully navigating a complex macroeconomic environment. Under this leadership, the Company has made significant investments in people development and training, including the launch of Tailored Brands University. Our service model also benefits from long-tenured store managers, who average approximately 11 years of service across Men’s Wearhouse, Jos. A. Bank, and Moores and approximately 16 years at K&G. This combination of leadership renewal, disciplined execution and a people-first culture supports consistent operational performance and long-term value creation.

Our Growth Strategies

We are well-positioned for sustained growth, supported by a set of actionable, low-risk strategies rooted in our operational strengths and market leadership. Our approach is deliberate, disciplined and focused on creating long-term value while minimizing risk. Our growth plan is designed around a simple and proven algorithm of accretive top-line growth, with a core focus on growing comparable store sales and expanding store footprint.

Grow Comparable Store Sales

Expand Our Market Share Through Elevating Assortment, Service, and Localization

We intend to elevate our assortment by delivering the world’s best dress and formalwear offering and expanding our polished casual presence. With a sustained market share of over 30% in Tailored Clothing since 2022 and a nearly 60% share of U.S. men’s apparel rental in fiscal year 2025, we have a strong foundation to grow our share in these core categories and drive incremental comparable store sales. We have started to leverage AI-driven demand signals to support replenishment and allocation decisions to improve the size availability while reducing excess inventory. Our dress and formal assortment will also be enhanced by the investments we are making in our digital capabilities, localization efforts and in-store experience. Beyond occasion-driven categories, we see a compelling opportunity to elevate our assortment by increasing our relevance across lifestyle and everyday occasions in the “polished casual” category. Based on Circana Consumer Survey Data, the U.S. men’s sportswear market is an approximately $33 billion segment. From fiscal year 2021 to fiscal year 2025, we grew our sales of polished casual by a CAGR of 7%, exceeding our total company sales growth over the same period; however, polished casual still only remains approximately 22% of our sales mix for fiscal year 2025. By leveraging our trusted brands and developing a winning assortment of lifestyle apparel to engage our millions of customers, we seek to increase penetration in polished casual and further accelerate our comparable store sales growth.

We believe we deliver a level of service our competitors cannot match, providing a one-stop solution with expert advice for all of our customers’ clothing needs, driving additional traffic and sales to our store. Our field teams build meaningful customer relationships that reinforce our store fleet as a competitive advantage, while our nationwide footprint and omni-channel capabilities enable us to deliver the product the customer wants, where they want it and when they want it. Tailoring is central to that experience, with a tailor in every store providing a personalized fit at scale. We continue to invest in training our onsite tailors and sales consultants to enhance this high-touch service model and drive customer satisfaction, loyalty and repeat engagement.

We are also applying a localized approach in-store to specific markets by leveraging refreshes and remodels alongside targeted marketing initiatives and tailored assortment and store-level execution. For example, in Salt Lake City, we implemented localized assortment adjustments, modernized store layouts and focused marketing designed to better serve customers on religious missions, including dedicated merchandising and signage to support this key demand segment. Based on the first six months of post-implementation data, from November 2025 to April 2026, these Salt Lake City stores generated net sales approximately 9% higher than a comparable control group of stores over the same period. We continue to replicate these learnings across additional markets to drive consistent execution, strengthen customer relevance and support ongoing comparable sales growth and share gains.

We are also extending our reach beyond the store, with a strong focus on life events as a key demand driver. Through hyperlocal outreach, our teams are building partnerships with wedding venues, planners and community organizations to engage customers earlier, at the moment these events are being planned. We are applying the same approach to schools and other local organizations, capturing demand for prom, graduation, quinceañeras and additional event-based occasions. These efforts bring in not just individuals, but entire wedding parties, peer groups and guest networks, creating multiple purchase occasions and deeper relationships. This strategy is grounded in disciplined execution and a strong selling culture, reflected in consistently high NPS. We expect the result to be a more durable pipeline of traffic and increased customer lifetime value, capturing share, and driving our top line growth.

Expand Customer Lifetime Value Through Increased Retention and Frequency

We are driving higher customer lifetime value by increasing retention and purchase frequency through a targeted, data-driven marketing engine. Our platform leverages robust customer data and analytical tools including MMM to focus spend based on customer insights and drive higher return on investment. We are deploying AI-powered tools that enhance product search and discovery, and enable deeper personalization at scale across site, email, media and in-store experiences. We expect these capabilities will allow us to increase awareness of our full assortment beyond tailored clothing and formalwear and increase engagement, customer frequency and the pool of multi-purchase customers, all critical drivers of our top-line growth. Our efforts to improve conversion through enhanced customer segmentation, messaging and offers have already yielded tested improvements in media return on ad spend of approximately 20% to 30%, demonstrating the effectiveness of our data-driven approach.

This platform provides a strong foundation for meaningful growth. As of the end of fiscal year 2025, approximately 68% of our customers are new or reactivated, while customers retained from the prior 24 months represent 32% of our customer base, underscoring the significant opportunity to increase retention and engagement. While a lower retention rate is typical given the occasion-based nature of our business, converting even a portion of the 6.0 million new and reactivated customers into repeat customers represents a meaningful growth lever. Our customers averaged 1.6 visits annually in fiscal year 2025. A 5% increase in annual average visits per customer has the potential to translate into over $50 million of incremental Adjusted EBITDA, assuming constant basket sizes without incurring additional expenses beyond cost of goods sold, highlighting the opportunity embedded in our loyalty and personalization initiatives.

We aim to be more than a retailer; we seek to be a trusted partner throughout our customers’ life journeys and further expand lifetime value through cross-selling across categories and deepening engagement over time. Customers who engage across both rental and retail spend approximately 1.9 times more than rental-only customers, while repeat customers spend approximately $464 annually, or approximately 1.8 times our average customer. Customers with three or more transactions, while comprising approximately 10% of our customer base, generate approximately 20% of our total revenue, reflecting higher spend and strong omni-channel engagement. As of fiscal year 2025, omni-channel customers represented only approximately 4% of our customer base, yet generated approximately double the revenue of single-channel customers, highlighting a significant opportunity to expand engagement across channels. By leveraging our integrated retail and rental model, personalized marketing and seamless omni-channel experience, we aim to convert rental customers to retail, expand into polished casual and drive repeat purchases across life events and replenishment needs. We see substantial opportunity to increase wallet share through greater penetration of polished casual, particularly at Men’s Wearhouse, where customer consideration for the menswear category was approximately 68% compared to consideration of only 37% for polished casual products in fiscal year 2025. We also believe there is a meaningful opportunity to deepen engagement with rental customers, as only approximately 11% of new rental customers during fiscal year 2025 returned to purchase retail merchandise within two years. Together, these initiatives convert a durable pipeline of traffic into higher customer lifetime value, increased share capture and sustained comparable sales growth.

Drive Higher E-Commerce Sales by Enhancing Our Digital Experience, Optimizing Our Online Assortment and Growing Traffic Efficiently

We are investing in our digital capabilities to drive sustained e-commerce growth and strengthen omni-channel engagement. We are enhancing the customer experience through improved checkout flows, integrated customer journeys across rental and retail, and AI-driven personalization and guided shopping that create a more seamless and intuitive path to purchase. To support these efforts, we are consolidating three legacy banner websites into a single, modern platform to improve speed, agility and user experience. We are also optimizing our online assortment by expanding online-exclusive and extended assortments, localizing product offerings and introducing value-focused merchandise that supports cross-selling and improves conversion. In addition, we are growing traffic efficiently through an optimized media mix across search, social and display channels, as well as enhanced audience targeting, membership and loyalty optimization, search engine optimization and content expansion. These initiatives are already driving tangible gains in conversion, traffic and cross-selling, including 16% growth in e-commerce sales and 20% growth in digital traffic in fiscal year 2025 as compared to fiscal year 2024.

E-commerce represents a significant and growing opportunity for our business to drive comparable sales growth. Omni-channel customers remain highly valuable, demonstrating annual purchase frequency and annual spend that are more than two times that of single-channel customers in fiscal year 2025. We also see a significant whitespace opportunity to further expand digital penetration across our banners, as e-commerce represented 9% of sales across our banners in fiscal year 2025, with no current online presence at K&G. By continuing to enhance our digital platform and expand omni-channel engagement, we expect to increase digital penetration, drive higher customer lifetime value and further establish e-commerce as a key engine of long-term growth.

Expand Store Footprint

Accelerate New Store Growth, Leveraging Extensive Data and Profitable Store Economics, Building on Learnings and Momentum of Recent Store Openings to Execute a Tangible Plan

We are pursuing disciplined new store expansion supported by a hyperlocal strategy, with store placement, format and assortment tailored to the specific needs of each local market using customer data, performance insights from comparable locations and AI and machine learning powered analytics. We see a clear opportunity across more than 100 key markets, supporting potential expansion of over 500 additional locations over the next 10 years including approximately 250 Men’s Wearhouse locations, 200 Jos. A. Bank locations and 50 K&G locations, all of which we believe offer attractive return profiles. Our expansion strategy is governed by a formal Real Estate Committee which approves all new locations based on rigorous financial analysis. We utilize multi-stage machine learning models, customer data, trade zone demographics, performance data from more than 1,000 existing locations and competitor analysis to identify new markets, forecast sales potential and evaluate profitability. We are actively executing on a robust near-term pipeline, targeting more than 20 new locations in fiscal year 2026, more than 35 in fiscal year 2027 and ramping to more than 50 annually in the near term.

As a part of our expansion strategy, we are implementing a modernized store design across new Men’s Wearhouse and Jos. A. Bank locations. New Men’s Wearhouse stores reflect our future store experience, with flexible layouts centered on key product categories such as shirting, dedicated experience areas and an event-focused format that supports one-stop solutions across retail and rental. New Jos. A. Bank stores are built on an updated concept featuring enhanced design, centralized merchandising of core assortments and a layout that highlights fit, brand and lifestyle in a more elevated and intuitive shopping experience.

Our strategy is further supported by unique insights derived from our 2020 fleet optimization, which included the closure of more than 400 stores, of which 95% were profitable on a 4-Wall Store Contribution basis in 2019. Combined with our structurally improved profitability profile today, this unique data informs a low risk “re-expansion” strategy. Together with performance data from our current store base and recent openings, we believe this demonstrates that our new streamlined, highly efficient operating model has the potential to deliver strong profitability in many new markets while leveraging our existing logistics and distribution infrastructure to support efficient ramp without meaningful incremental fixed cost. Our store openings from fiscal year 2023 through fiscal year 2025 demonstrate the attractiveness and consistency of our store economics. New locations generally require an initial investment of approximately $1.0 million per store on average. They achieve meaningful 4-Wall Store Contribution in their first year of operations at rates accretive to total company profitability and their profitability rates approach banner averages by year 3. Our fiscal year 2023 and 2024 cohort of nine stores are on track to deliver more than a 30% IRR, approximately 3.3-year after-tax paybacks and generated double-digit comparable sales growth in fiscal year 2025, while our fiscal year 2025 cohort of six stores are on track to deliver more than a 50% IRR, less than two-year after-tax paybacks and have exceeded our original internal sales forecast by more than 20%. We apply strict return criteria, with projected store economics evaluated fully accounting for capital expenditures, working capital, opening costs, maturity curves, taxes, potential cannibalization and no terminal value. All 15 stores opened since 2023 are generating positive comparable sales growth and outperforming the broader company in fiscal year 2026 year-to-date. As a result, we are targeting average after-tax payback periods of no more than 2.5 years and IRRs of 35% to 45% for new locations based on incremental sales and our observed performance. These learnings reinforce our confidence in accelerating new store growth in a disciplined and scalable manner.

Our Brands and Merchandise Assortment

Our distinct, iconic banners deliver comprehensive solutions across occasion-driven and everyday menswear needs. We anchor our merchandise assortment in high-replenishment, core categories, with more than 63% of total net sales in fiscal year 2025 tied to replenishment programs, giving us strong visibility into demand patterns and inventory requirements. We also emphasize timeless styling and an expansive array of sizes and silhouettes, which we believe helps limit fashion risk, reduce seasonal exposure and ensure consistent availability. This is evidenced by our high inventory velocity, with most units sold within six months and only approximately 3% of inventory aged beyond 12 months. As a result, inventory levels remained highly stable, fluctuating within approximately plus or minus 3% between quarters in fiscal year 2025.

While tailored and formalwear remain foundational categories across our merchandise assortment, representing approximately 80% of sales in fiscal year 2025, we are thoughtfully expanding our presence in polished casual, increasing relevance across lifestyle and everyday occasions. Private and exclusive brands play a central role in our approach and comprise approximately 88% of sales for fiscal year 2025, up from 70% for fiscal year 2022, driving higher margins, faster responses to customer needs, and tighter inventory control. In 2021, we invested to significantly expand and modernize our rental assortment, allowing us to offer broad coverage across sizes, styles, and occasions, including weddings, school events, and religious ceremonies.

We support our merchandising approach with a disciplined pricing strategy focused on full-price selling and targeted promotional activity. In fiscal year 2025, clearance merchandise represented less than 13% of our total sales, and those sales generated a healthy selling margin of 30%. We deliver strong value across a deep assortment that spans accessible entry price points to more premium offerings. Together, this merchandising framework supports high margins, predictable inventory flows, and consistent cash generation across our brand portfolio.

The Men’s Wearhouse

The Men’s Wearhouse is a trusted, solutions-oriented destination for men who seek confidence and clarity across important life moments, from milestone events to everyday professional needs. The brand serves a broad range of customers who often lack experience navigating tailored and formalwear categories and benefit from direct guidance on fit, styling, and occasion-appropriate attire. The merchandise assortment spans tailored clothing, dress shirts, formalwear, sports coats, pants, dress footwear and an expanding selection of polished everyday apparel, casual footwear and accessories, anchored by private and exclusive brands, including Kenneth Cole Awearness, Joseph Abboud, Pronto Uomo, and Egara. We emphasize accessibility and value while maintaining consistent, uncompromising quality, allowing customers to assemble complete outfits at transparent price points. Our assortment features a comprehensive range of fits and silhouettes, including skinny, slim, modern, and classic, offered across all sizes. The Men’s Wearhouse distinguishes itself through a high-touch service model in which knowledgeable sales consultants and on-site tailors simplify complex wardrobe decisions and resolve time-sensitive needs through integrated retail, rental, and custom capabilities, driving trust and setting the foundation for long-term relationships.

Jos. A. Bank

Jos. A. Bank is positioned as a heritage authority on classic American menswear and serves customers who value craftsmanship, enduring style, and thoughtful quality at a reasonable price. The brand attracts discerning customers who view timeless, tailored and traditional clothing as an expression of personal standards. The assortment emphasizes timeless suiting, dress shirts, formal footwear, sports coats, and elevated sportswear, featuring premium fabrics and updated silhouettes, anchored by a strong private-label foundation that ensures a legacy of quality. Jos. A. Bank reinforces credibility through a disciplined pricing architecture that balances everyday value with select intentional promotions. The brand solves the customers’ desire for reliability and confidence by delivering consistently well-constructed garments, precise tailoring, and service rooted in product expertise. This focus on proof over promises, combined with a curated assortment designed for longevity, distinguishes Jos. A. Bank as a destination for customers who prioritize lasting style and value.

Moores

Moores is one of Canada’s leading menswear solutions providers and targets professionals and occasion-driven customers who prioritize dependable style guidance and consistent value. The brand appeals to a broad, multi-generational customer base that relies on service, fit, and convenience when purchasing tailored apparel for work, weddings, and other important moments. Its merchandise assortment mirrors The Men’s Wearhouse model and includes tailored clothing, formalwear, dress shirts, formal and casual footwear and complementary categories, with adjustments that reflect local market preferences, climate considerations, and sizing. Moores applies a clear and accessible pricing structure that emphasizes value and transparency and supports a replenishment-oriented retail assortment with limited fashion risk. The brand solves high-intent customer needs through integrated retail, rental, and tailoring capabilities that enable efficient execution for both individual and group occasions. By combining trusted service with national scale and localized execution, Moores builds customer loyalty and maintains a differentiated position within the Canadian menswear market.

K&G Fashion Superstore

K&G Fashion Superstore is a value-focused specialty retailer offering a broad assortment of designer brands and trend-right private labels at accessible prices for the entire family. The brand caters to a budget-conscious, style-driven customer who wants to look confident for work, church, and all social occasions. K&G’s wide-ranging selection includes tailored clothing, career and casual wear, footwear, and accessories for men, women, and children. The brand serves a diverse customer base, including a particularly strong following among African American shoppers, by combining brand-name fashion and tailored apparel with compelling value-oriented price points that allow customers to express their personal style without compromising affordability. Known as a destination for style and value, K&G stores also provide a convenient and easy shopping experience, strong customer service, and on-site tailoring in every location that reinforces the brand’s distinctive position within the off-price and value retail market.

People and Culture

Our operational and financial performance rests on the commitment, capability and engagement of our workforce. Over the last five years, we refreshed our leadership and executive team, with approximately 67% of the current Executive Committee (including our CEO, CFO and COO) and 59% of Senior Vice Presidents and Vice Presidents newly hired since 2021, representing 33 leadership appointments. This leadership refresh reinforced accountability, sharpened execution, and strengthened our culture of performance, teamwork, and continuous improvement. We anchor our culture in the following shared core values:

**At Tailored Brands, our purpose is to help people love the way they look and feel for their most important moments. This purpose is driven by 5 core values:**

| | | |
|---|---|---|
| 1 | **Customer-First** | We put customers at the center of every decision |
| 2 | **Win Together** | We win as a team and make a difference in our communities |
| 3 | **Better Every Day** | We strive for excellence and continuous improvement |
| 4 | **Everyone is Welcome** | We value differences and know they make us better |
| 5 | **Act with Integrity** | We show up with courage to always do the right thing |

We foster an inclusive environment where all team members feel a sense of belonging and opportunity. We actively encourage diverse points of view and recognize that differences strengthen decision-making, innovation, and organizational effectiveness. We maintain an ongoing dialogue with our workforce through regular conversations, team-based forums, and an annual engagement survey that informs our people and culture priorities. In fiscal year 2025, more than 90% of employees responded to our annual survey, and engagement scores exceeded 70, reflecting sustained progress under our current leadership. Additionally, voluntary turnover among full-time and part-time store employees declined by more than 35% and 45%, respectively, from fiscal year 2021 to fiscal year 2025.

We anchor talent development in Tailored Brands University (“TBU”), our enterprise platform for leadership, management, and career development. TBU accelerates capability building across the organization through four pillars, Leadership Academy, Management Academy, Functional Academies, and Specialized Development Programs. To date, we have delivered 12 week-long Leadership Academy sessions for approximately 200 senior leaders, scaled the Management Academy to approximately 1,200 people managers, and conducted 41 functional and specialized workshops, driving more than 3,600 learning attendances across TBU-branded offerings. These programs strengthen leadership depth, support internal mobility, and reinforce a culture of continuous improvement.

We reinforce consistent execution and service excellence through targeted leadership and manager development. CARES 2.0 serves as our core in-store sales training framework and establishes a repeatable approach to customer interaction. The program trains managers to lead teams around five behaviors: connect with customers, assess customer needs, recommend solutions, extend the sale, and set up future purchases. Our store managers bring deep experience and continuity to this model, with average tenure of approximately 11 years across Men’s Wearhouse, Jos. A. Bank, and Moores, and 16 years at K&G. This framework strengthens personalized service, supports cross-selling, and enhances the customer experience, contributing to repeat visits and long-term relationships.

We encourage team members to take ownership of their career paths through cross-functional collaboration, stretch assignments, and opportunities to create impact across the organization. Employee Resource Groups further support engagement and development by building community, accelerating leadership skills, contributing diverse perspectives to key initiatives and sponsoring cultural programs that reinforce inclusion.

We support our people with competitive, modern total rewards programs that reinforce a culture of performance and accountability. We regularly evaluate market trends to maintain competitive compensation and benefits and apply a pay-for-performance philosophy that recognizes individual and team contributions. Our compensation programs include short-term incentives that directly link rewards to in-year financial and operating outcomes and long-term incentives designed to promote expanding shareholder value across multiple years. We also celebrate success through peer recognition tools, real-time acknowledgments, and our annual Tailored Brands Awards, which highlight exceptional performance and alignment with our values.

As of August 1, 2026, we employed approximately 14,430 individuals, including approximately 13,100 in the United States and 1,330 in Canada, with approximately 7,540 full-time employees. Staffing levels and hours vary seasonally in line with retail demand patterns. Union representation remains limited to our manufacturing facility in

New Bedford, Massachusetts, our DC in Hampstead, Maryland and fewer than 1% of retail locations. We have not experienced any labor-related work stoppages, reflecting our focus on maintaining a stable, engaged and productive workforce.

Marketing

The north star of our digitally-led marketing strategy is to make every interaction feel like it was designed just for that customer, building on our strong brand awareness while driving greater frequency, with a significant opportunity to increase engagement across the approximately 74% of customers who made a single purchase in fiscal year 2025.

As a key growth pillar of our overall strategy, we are continually elevating our customer-centered marketing engine. It is anchored in a clear brand strategy that defines core audiences, positioning and brand pillars for our four banners, with a disciplined focus on high-return digital media channels. By leveraging our leadership in events, we are able to drive stronger customer engagement and more efficient customer acquisition costs. Our creative and customer experiences are built to tell a consistent story and to focus investment on the highest-potential customers at the critical moments in their shopping journeys, including onboarding and second purchase. We have demonstrated success re-engaging customers through these capabilities, with the number of reactivated customers who had last shopped more than 24 months ago increasing by approximately 12% in fiscal year 2025.

We are bringing this vision to life by scaling personalization through a modern marketing technology platform, AI tools and omni-channel customer journey mapping. In fiscal year 2025, we completed foundational technology upgrades across the marketing function, including deployment of a customer data platform (“CDP”), a digital asset management system and a customer communication platform, enabling more coordinated and scalable execution across channels. We have also developed first-party audience segments to sharpen targeting and creative development, and introduced new media tools across Meta, TikTok and Google to expand our reach and improve performance in high-growth digital channels. These capabilities let us tune audience selection, creative, offers and messaging across channels. We are continually evolving our ability to have the right idea reach the right customer at the right time.

Underpinning this work is a data and operating foundation that includes powerful customer analytics, test-and-learn capabilities and leading MMM. This fuels a strong return on our marketing spend, which was approximately 5% of net sales for fiscal year 2025, while maintaining per-customer acquisition costs of less than $12 for both new and lapsed customers. We are implementing AI-native analytics and end-to-end agentic flows to orchestrate work, simplify experiences, increase speed and to deploy marketing capital with even greater precision to deepen customer relationships and brand equity. We have introduced cross-media journey mapping to coordinate content and messaging across touchpoints and are building closed-loop AI experimentation to continuously optimize triggers, offers and messaging based on measured customer response. Customers with three or more purchases represent approximately 10% of our customer base but generate approximately 20% of total sales in fiscal year 2025 and approximately 32% of polished casual sales, underscoring the value of increasing customer frequency and engagement.

This is not just how we build a stronger marketing engine; it is how we nurture enduring brands that hold an important place in American retail, focused on delivering for the most important moments in customers’ lives. From Jos. A. Bank’s commitment to “proof over promise,” to Men’s Wearhouse’s ability to “decode the dress code,” our customers feel the difference in every interaction.

Our Stores and Omni-Channel Capabilities

We operate a profitable, scaled store network of more than 1,000 locations across all 50 U.S. states and 10 Canadian provinces, complemented by a growing digital platform and integrated omni-channel capabilities. Our extensive footprint positions us to meet high-intent customer needs consistently across life events, professional requirements and everyday occasions. More than 90% of our locations operate in off-mall premises as of the end of fiscal year 2025, which enhances accessibility and visibility while supporting strong unit-level economics.

Our in-store experience centers on high-touch service and fit expertise. Trained sales consultants follow our internally developed service program and guide customers through styling, fit and occasion-specific solutions. Every location offers on-site tailoring through approximately 1,000 tailors with an average tenure of approximately 13 years, inclusive sizing, and exclusive private brands, reinforcing confidence throughout the purchase journey. Simplified layouts and end-use-driven zones direct customers toward complete, head-to-toe solutions. Customers often begin digitally and complete fittings, alterations, or rentals in person, while cross-banner coordination expands access to rental sizing, fulfillment and pickup across the fleet. This integrated model captures high-intent, time-sensitive demand and drives strong customer advocacy, with NPS across our banners ranging from approximately 73 to 79 as of the end of fiscal year 2025. These capabilities also improve order accuracy in our rental business, where re-orders — instances in which an order does not meet customer specifications and must be refilled — have declined from 12.2% in fiscal year 2022 to 6.7% for the six months ended August 1, 2026, reducing fulfillment complexity and driving meaningful cost savings, as each re-order costs approximately $55 on average.

RENTAL
MEN'S WEARHOUSE
Here for every...
Celebration
First Impression
Late Invitation
Wild Night
New Beginning
Special Moment
Interview
Graduation

Simple, Immersive Store Layout Organized by Fit

Highly Trained and Supportive Sales Consultants

On-Site Tailors in All Locations

Diverse Size and Style Offering

CONSULTATIONS

Head-to-Toe Solutions

JoS.A.BANK
SUITS
STARTING AT
$249.99
SHOP NOW
DRESS SHIRTS
$29
PANTS
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Robust Omni Experience

In fiscal year 2020, we executed a deliberate optimization of our store fleet to address underperforming locations and realign the footprint with our long-term growth strategy. We exited select stores that did not meet our performance thresholds and redirected investment toward higher-performing markets and formats. In fiscal year 2025, 100% of our locations generated positive 4-Wall Store Contribution.

Digital and omni-channel capabilities strongly complement the physical footprint today and represent a significant growth opportunity over time, given our digital penetration of approximately 9% in fiscal year 2025 and no digital presence for K&G. We continue to invest in our digital platform to create an effortless e-commerce experience that drives frictionless conversion, expands value per visit through broader assortment access, and supports efficient, data-driven growth in high-intent traffic. These capabilities include personalized online search and product recommendations, extended online-exclusive assortments and continuous improvements to site functionality and checkout, complemented by emerging AI-enabled features such as guided shopping experiences, real-time product assistance and virtual try-on tools. Omni-channel customers typically demonstrate spend approximately two times that of a single channel customer, underscoring the opportunity to further encourage customers to purchase across channels.

Supply Chain

Our extensive supply chain infrastructure represents a core advantage of our business model and supports efficient execution across both our retail and rental businesses. We developed our sourcing and distribution capabilities to ensure product availability, manage cost and mitigate risk, and scale reliably across our national store footprint and digital platform. This integrated infrastructure allows us to serve growing customer demand, maintain high inventory productivity, and support consistent margins and cash generation.

Sourcing

We operate a diversified and agile sourcing model that spans over 15 countries and 72 suppliers, reducing reliance on any single source. We maintain extensive factory relationships, many exceeding 10 years, and prioritize vendors that are multi-country, financially sound and have vertical production capabilities. Our high private-brand penetration, which has expanded from approximately 76% of net sales in fiscal year 2019 to approximately 88% of net sales in fiscal year 2025, enables direct sourcing relationships with manufacturers, giving us greater control over design, cost, quality, lead times, and production planning compared to third-party brands. This direct-sourcing model allows us to respond efficiently to customer demand while improving unit economics and inventory visibility. Approximately 70% of our private brand assortment is tied to replenishment programs, further limiting fashion risk and supporting predictable inventory flows. For example, our Joseph Abboud and Kenneth Cole Awearness private-brand dress shirts and suits delivered average unit cost savings of approximately 33% and 36% for fiscal year 2025, respectively, relative to third-party designers.

Our sourcing model is designed with embedded flexibility throughout the product lifecycle. We have the capability to move approximately 80% of the products we source to multiple manufacturers around the world, allowing us to shift fabrics and production across countries as needed in response to cost, capacity or geopolitical developments.

We actively manage our country-of-origin mix to mitigate tariff exposure and input-cost volatility. Through deliberate sourcing actions, we reduced our sourcing exposure to China from approximately 20% in fiscal year 2024 to approximately 11% in fiscal year 2025. In response to an increase in tariffs, we accelerated a number of tariff-mitigation levers that were already underway, including further private-brand conversions, country-of-origin shifts, vendor and manufacturer negotiations and strategic inventory management. Furthermore, our long-standing supplier relationships, a high penetration of non-seasonal and non-fashion assortments, and the ability to implement selective price adjustments bolstered our resilience. These actions contributed to a gross margin expansion of approximately 145 basis points in fiscal year 2025, despite widespread margin pressure across the broader industry.

We also own and operate the Joseph Abboud manufacturing facility in New Bedford, Massachusetts, one of the only tailored clothing manufacturing facilities of scale in the United States. This facility allows us to test and iterate products quickly, shorten development timelines for select assortments, and maintain tight control over quality, fit, and construction.

## DIRECT SOURCING RECEIPTS COUNTRY OF ORIGIN

100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
Pakistan
Madagascar
Myanmar
Ethiopia
India
Honduras
Mexico
Bangladesh
Indonesia
Vietnam
China
FY24
FY25

Distribution

We have built a large scale, highly integrated distribution network to support our retail and rental businesses across the United States and Canada. This network includes three retail DCs, six rental DCs, two e-commerce DCs and 27 regional/last-mile delivery hubs. This infrastructure has supported approximately 1,500 stores prior to 2020 and is well-positioned to scale efficiently as we expand our footprint. Our resulting dedicated retail and e-commerce fulfillment capabilities support both our national store footprint and digital channels. Dedicated fulfillment teams and inventory optimization processes drive productivity, efficiency, continuous improvement and consistent service levels across our retail ecosystem.

We manage inventory through a single, omni-channel inventory pool by banner that supports our stores and e-commerce demand simultaneously. This integrated approach expands access to extended sizes and assortments, improves inventory utilization and enables flexible fulfillment options, including buy-online-pick-up-in-store and ship-from-store capabilities. Advanced allocation tools and coordinated inventory planning allow us to place products where customers need them most while maintaining tight control over working capital. We further enhance network performance through advanced visibility into inbound receipts, supported by a 180-day purchase-order-level view that is managed cross-functionally and enables proactive receipt planning and informed decision-making when disruptions occur in the global supply chain.

Our internally managed transportation fleet plays a central role in last-mile and middle-mile execution. We deliver retail and rental product to approximately 94% of U.S. stores using our own vehicles and drivers, and we move approximately 80% of our carton freight on our own fleet rather than through small-parcel carriers, in each case, as of the end of fiscal year 2025. A dedicated middle-mile fleet transports inventory directly between DCs and our hub network, improving delivery predictability, lowering transportation cost and reducing reliance on third-party carriers. We are one of the few specialty retailers capable of shipping our garments on hangers, helping preserve quality and improving efficiency.

Our distribution infrastructure also supports the operational complexity of our rental business, including one of the largest industrial dry-cleaning operations in North America. Six dedicated rental DCs manage distribution, reverse logistics, cleaning, repair and redeployment of rental inventory at scale. We maintain approximately 3.2 million units of apparel rental inventory in circulation and have wet washing and dry-cleaning capacity of approximately 600,000 units per week. At peak periods, up to 285,000 clothing units are picked up across the country and processed through our rental distribution centers weekly. In fiscal year 2025, we processed approximately two million rental reservations through this network, equating to over 15 million rental garments. Our capabilities allow us to turn inventory quickly and redeploy garments for subsequent orders, often within the same week, which drives high inventory productivity and attractive rental economics.

# TAILORED BRANDS DISTRIBUTION NETWORK

Retail DC (3)
Rental DC (6)
E-comm DC (2)
Regional Hub (27)

Technology

Technology is a critical force multiplier for Tailored Brands, powering streamlined processes and optimized decision-making across every function. From purpose-built solutions supporting our rental business, to industry-leading vendor-supported solutions, our balanced, modern technology ecosystem provides a distinct competitive advantage. With a modernized foundation, technology investments are largely deployed to support growth-oriented strategic initiatives.

Anticipating the growing importance of data, a clean and consolidated data model has been a priority for years. Since 2021, we have invested meaningfully over $100 million in modernizing our technology foundation, including migrating approximately 98% of infrastructure to the cloud environments, establishing a unified data platform and governance framework, enhancing cybersecurity, upgrading network infrastructure and upgrading modernizing core systems across our marketing, merchandising and digital platforms. These efforts have reduced disruptive technology incidents by approximately 70% since fiscal year 2022, resulting in a more resilient and scalable ecosystem with no critical applications at risk. We have also strengthened our cybersecurity posture through accelerated adoption of best-practice security and privacy frameworks, routine third-party penetration testing, tabletop breach simulations and compliance audits.

Following this foundational modernization, we are directing a significant portion of our technology investments toward growth-oriented initiatives. Approximately 60% of current technology investment is directed toward return-driving strategic programs, including digital experience enhancements, marketing personalization, merchandising localization, store productivity tools and supply chain visibility. We expect technology growth initiatives to deliver returns similar to new store investments.

Today we are well-positioned to fuel the increasing number of AI-powered data-driven applications. Building on this foundation, we are applying AI broadly to make the business more agile and customer-centric. In contrast with traditional algorithmic solutions that use explicit rules and fixed logic to automate human processes in the loop, our AI solutions learn from source data, adapt to changing context and generate new output. We use traditional AI (predictive), generative AI and now agentic AI. Most of our AI-enabled capabilities are delivered through third-party SaaS or API-based tools that we customize and integrate into our operations. The maturity of our AI adoption and integration varies across functions: merchandising and digital, for example, have effectively leveraged predictive AI for years, while functions leveraging newer generative AI engines, like marketing, are in the earlier stages of AI adoption and integration.

Our merchandising function leverages AI in forecasting and allocation to support more precise and localized inventory placement leading to higher in-stock rates of our replenishment assortment, better sell-through of seasonal products and fewer markdowns. By supporting more efficient inventory placement, these tools are allowing us to move toward a 90% in-stock rate for core replenishment items.

We are also applying generative AI in product development, where AI-enabled digital design and visualization tools accelerate design cycles through rapid iteration, lower reliance on physical samples and shorten the path from concept to ordering. On our digital platform, we are introducing features that drive guided, intent-based, personalized shopping experiences to increase customer engagement online. These capabilities are underpinned by a centralized data platform with governance mechanisms focused on responsible use, cost control and integration across enterprise systems.

We have deployed solution-driven third-party AI tools for demand forecasting and allocation, digital product discovery and 3D product visualization. Across the enterprise, we have enabled broad access to enterprise AI tools and are building organizational readiness through AI training programs and governance frameworks focused on responsible use, cost control and data integration. These enterprise AI tools are now enabling employees to build and share AI-powered agents, purpose-built helpers that act on a task or execute complex workflows, elevating the efficiency, quality and speed of output. See “Risk Factors — Risks Related to Our Business — We use artificial intelligence in our business, and challenges with properly managing and complying with laws, rules and regulations applicable to its use could result in harm to our brand, reputation, business or customers and adversely affect our results of operations.”

An elevated digital experience reflects a commitment to building world-class omni-channel experiences as we grow e-commerce channel penetration and capture market share. A strong pipeline of exciting new capabilities, including answer engine optimization and agentic shopping, promise to drive and support this channel’s rapid growth.

With foundational modernization largely complete, technology investment is increasingly concentrated on return-driven strategic initiatives, including digital experience enhancements, marketing personalization, merchandising localization, store productivity tools and supply chain visibility, with approximately 60% of current technology investment directed toward growth-oriented programs.

As the foundation of the Company’s Strategy House, technology at Tailored Brands is built to power the business, reliably and securely unlocking efficiency and value every day.

Competition

The menswear category includes a broad range of competitors, including mass and specialty apparel retailers, department stores, e-commerce platforms, formalwear rental providers, and independent tailoring services, many of which compete directly with us for customers, locations, and discretionary spending. Performance in this market depends on product quality and selection, pricing, service levels, customer experience, brand loyalty, store environment, and omni-channel execution. We believe that Tailored Brands is well positioned to compete successfully in the menswear category due to our scale, brand strength, compelling customer value proposition, service excellence, omni-channel capabilities, comprehensive supply chain and distribution infrastructure, and best-in-class leadership team and strong organizational culture.

Properties

Our store footprint prioritizes accessibility, with locations primarily in regional strip centers, specialty retail centers, or freestanding buildings. We focus on off-mall sites, with over 90% of our current store footprint located outside of malls. Stores typically range from 5,000 to 25,000 square feet, averaging approximately 7,000 square feet. We continue to expand through disciplined, hyper-localized openings across new and existing markets, supported by AI-driven assortment planning and replenishment. In parallel, we are investing in targeted refresh initiatives across the existing fleet to remain aligned with evolving customer expectations. The following table summarizes store activity for the periods presented below:

	Fiscal Year			Six Months Ended August 1, 2026
	2025	2024	2023
	(52-weeks)	(52-weeks)	(53-weeks)
Store count at beginning of the period	1,010	1,015	1,006	1,006
New or relocated stores opened	6	1	16	6
Stores closed	(10)	(6)	(7)	(3)
Store count at end of the period	1,006	1,010	1,015	1,009

The following is a summary of the square footage information for our stores as of August 1, 2026.

	Specialty Menswear			K&G	Total
	TMW	JAB	Moores
Store Count	641	180	107	81	1,009
Gross square footage (in thousands)	3,633	886	677	1,866	7,062

The following table summarizes the locations of our stores by country and state, including the District of Columbia, as of the end of fiscal year 2025:

	Number of Stores		Number of Stores
Alabama	16	Nevada	6
Alaska	1	New Hampshire	4
Arizona	14	New Jersey	32
Arkansas	4	New Mexico	3
California	66	New York	46
Colorado	19	North Carolina	33
Connecticut	17	North Dakota	3
Delaware	5	Ohio	39
Florida	60	Oklahoma	6
Georgia	33	Oregon	7
Hawaii	1	Pennsylvania	46
Idaho	3	Rhode Island	3
Illinois	40	South Carolina	16
Indiana	17	South Dakota	2
Iowa	9	Tennessee	20
Kansas	7	Texas	89
Kentucky	9	Utah	8
Louisiana	14	Vermont	1
Maine	2	Virginia	36
Maryland	28	Washington	17
Massachusetts	23	Washington D.C.	2
Michigan	32	West Virginia	2
Minnesota	15	Wisconsin	15
Mississippi	6	Wyoming	1
Missouri	14	United States	899
Montana	2	Canada	107
Nebraska	5	Total stores	1,006

We lease store locations, office and warehouse facilities, vehicles and equipment under primarily non-cancelable operating leases expiring at various dates through 2039. Substantially all of our stores are leased, generally for five to 10 year initial terms. Certain leases include one or more options to renew, with renewal terms that range from one to 10 years. We exercise judgment in evaluating whether to exercise renewal options, including by considering the significant investment required to identify, open and operate store locations.

Under substantially all of our real estate leases, we are responsible for costs such as real estate taxes and common area maintenance. Certain lease agreements include rental payments based on a percentage of retail sales above contractually defined thresholds. Our lease agreements do not contain any material residual value guarantees or material restrictive covenants.

The respective lease expirations for our various corporate offices as of the end of fiscal year 2025 were as follows:

Location	Square Footage (in thousands)	Type	Lease Expiration
Houston, Texas	101	Office	8/31/2027
Dublin, California	32	Office	8/31/2027
New York, New York	19	Office	2/29/2036
Total	152

The respective lease expirations for our DCs and manufacturing facility as of the end of fiscal year 2025 were as follows:

Location	Square Footage (in thousands)	Type	Lease Expiration
Houston, Texas	1,589	Distribution Center	12/31/2063
Hampstead, Maryland	586	Distribution Center	3/31/2029
Hampstead, Maryland	330	Distribution Center	Owned
Pittston, Pennsylvania	298	Distribution Center	2/28/2029
Aurora, Illinois	283	Distribution Center	4/30/2033
Bakersfield, California	220	Distribution Center	2/29/2036
Cambridge, Ontario	212	Distribution Center	7/31/2060
Norcross, Georgia	85	Distribution Center	3/31/2030
New Bedford, Massachusetts	526	Manufacturing Facility	Owned
Total	4,129

We also operate 27 smaller regional hubs in 18 states averaging 14,000 square feet for a total of 292,000 square feet as of the end of fiscal year 2025.

Intellectual Property

Our trademarks, service marks, copyrights, domain names and other intellectual property and proprietary rights are valuable assets that are critical to our success as they help to distinguish our products from the products of our competitors. We rely on a combination of intellectual property laws, contractual arrangements and internal policies and procedures to protect our intellectual property and proprietary rights. As of August 27, 2026 we owned 91 registered service marks and trademarks that we use in connection with the operation of our business including Men’s Wearhouse, Jos. A Bank, Moores and K&G Fashion Superstore, as well as many others in the United States. In addition, as of August 27, 2026, we owned 11 service mark and trademark applications that are pending with the U.S. Patent and Trademark Office and anticipate filing additional applications in the future. As of August 27, 2026, we also owned 236 registered service marks and trademarks and 11 pending applications in other countries, including Canada, and own several trade names, domain names and one registered copyright in the United States and two registered copyrights in China for use in our business.

See “Risk Factors — Risks Related to Our Business — Failure to obtain, maintain, protect and enforce our intellectual property and proprietary rights could adversely impact our business, including subjecting us to claims from third parties, which could adversely affect our business and limit our ability to introduce new products or expand our branded product offerings.”

Government Regulation

As a global organization, we are subject to the laws and regulations of the U.S. and multiple foreign jurisdictions in which we operate. These laws and regulations include, but are not limited to: trade, transportation and logistic laws, including tariffs and import and export regulations; tax laws and regulations; product and consumer safety laws; anti-bribery and corruption laws; employment and labor laws; antitrust or competition laws; data privacy laws; and EHS and sustainability-related laws and regulations. See “Risk Factors — Risks Related to Our Business — Changes in existing or new laws and regulations or regulatory enforcement priorities and compliance landscape could adversely affect our business” and “We are subject to risks related to compliance with, and liabilities under, EHS and sustainability-related matters, laws, regulations and expectations.”

We also source a substantial portion of our products from manufacturers located outside the United States. These products are imported and are subject to U.S. customs laws, which impose tariffs as well as import quota restrictions for textiles and apparel. See “Risk Factors — Risks Related to Our Business — We source a significant portion of our products from manufacturers located outside the U.S. and geopolitical tensions, growing uncertainty or changes to trade policies, tariffs, sanctions and import and export regulations may adversely affect our ability to source goods or cause our cost of goods to increase further, which could have a material adverse effect on our business, financial condition and results of operations.”

Data Privacy and Security

We collect, process, store, use and share data, some of which contain personal information. Consequently, our business is subject to a variety of international, federal and state laws, rules and regulations governing the collection, use, retention, sharing, security and other processing of personal data, including consumer and employee data. See “Risk Factors — Risks Related to Our Business — Failure to comply with international, federal and state laws, rules and regulations relating to privacy, data protection, cybersecurity, advertising and consumer protection, and the expansion of current or the enactment of new laws, rules or regulations relating to privacy, data protection, cybersecurity, advertising and consumer protection, could adversely affect our business, financial condition and results of operations.”

Legal Proceedings

We are involved in various legal proceedings, including ongoing litigation, incidental to the conduct of our business. We do not believe that any such matters will have a material adverse effect on our financial position, results of operations or cash flows.

MANAGEMENT

The following table sets forth the names, ages and positions of our executive officers and directors as of the date of this prospectus:

Name	Age	Position
Executive Officers
John Tighe	57	Chief Executive Officer and Director
Michael (Mike) Baughn	45	Executive Vice President and Chief Financial Officer
Whit Alexander	47	Executive Vice President and Chief Customer Officer
Jamie Bragg	56	Executive Vice President and Chief Supply Chain Officer
Yen Chu	55	Executive Vice President and Chief Legal Officer and Corporate Secretary
Karla Gray	56	Executive Vice President and Chief Operating Officer
Steve Ricci	55	Brand President, K&G
Shane Smith	58	Executive Vice President and Chief Human Resources Officer
Scott Vifquain	56	Executive Vice President and Chief Technology Officer
Board of Directors
Peter Sachse	68	Executive Chairman of the Board of Directors
Timothy Lavelle	42	Director
Sean Mahoney	64	Director
Wesley S. McDonald	64	Director
Julie Rosen	61	Director
Delaney Steele	49	Director

Executive Officers

John Tighe has served as Chief Executive Officer of TBI and as a member of our Board since August 2025. He served as President of TBI from March 2022 to August 2025 and as Executive Vice President and Chief Customer Officer of TBI from May 2021 to March 2022. Since 2015, Mr. Tighe has served on the After-School All-Stars National Board. In 2017, he was appointed to the Fashion Scholarship Fund Board of Governors, served as Board President from April 2023 to March 2025, and then appointed Board Chairman in March 2025. Prior to joining TBI, he served as President for Peerless Clothing, the United States’ largest wholesaler of men’s tailored clothing. Mr. Tighe was formerly with JCPenney, where he held numerous leadership roles across several divisions, including Chief Merchant and Executive Vice President. Mr. Tighe began his progressive management career with May Department Stores and held professional positions with Filene’s and Meier & Frank. He holds a Bachelor of Business Administration degree from University of Massachusetts Amherst. We believe Mr. Tighe is qualified to serve on our Board based on his extensive management experience, industry expertise and knowledge of TBI through his role as Chief Executive Officer.

Michael (Mike) Baughn has served as Executive Vice President, Chief Financial Officer of TBI since December 2025. From June 2023 to September 2025, Mr. Baughn was the Executive Vice President and Chief Financial Officer of Foot Locker, Inc., where he led the global financial activities for the organization inclusive of Financial Planning & Analysis (FP&A), Treasury, Accounting, Financial Reporting, Tax, Investor Relations, Capital Allocation, Risk Management, Loss Prevention, Internal Audit and the Operational and Banner finance functions. Prior to that, Mr. Baughn was with Kohl’s Corporation from June 2015 to March 2023, ultimately serving as Executive Vice President of Finance & Corporate Treasurer following progressive roles in Financial Planning and Analysis, Sales Analysis, Business Unit Finance and Treasury functions. He began his professional career in Cardinal Health, Inc.’s Financial Development program. Mr. Baughn holds a Master of Business Administration degree from Marquette University and a Bachelor of Business Administration degree from the Wisconsin School of Business.

Whit Alexander has served as Executive Vice President, Chief Customer Officer of TBI since February 2025. Since 2018, Mr. Alexander has served on the Board of Advisors for the Carlson School of Management at the University of Minnesota. He has also served on the Board of Directors of AARP since December 2025. Prior to joining TBI in 2025, Mr. Alexander most recently was a partner at McKinsey & Company, Inc. (“McKinsey”) from April 2023 to February 2025, advising consumer companies primarily on growth transformation topics. Prior to that, he was with Best Buy Co., Inc. (“Best Buy”) from April 2015 to June 2021, where he held several roles including Chief Marketing

Officer, Chief Transformation Officer and Chief Strategy Officer. Prior to his roles at Best Buy, his career path included serving in various leadership roles with Target Corporation and McKinsey. Mr. Alexander holds a Master of Business Administration degree from the Northwestern University School of Management and a Bachelor of Science in Business degree from the University of Minnesota Carlson School of Management.

Jamie Bragg has served as Executive Vice President, Chief Supply Chain Officer of TBI since April 2016. Mr. Bragg has held positions of increasing responsibility in distribution, buying and operations since joining the Company in 1991 and was an inaugural member of the Company’s Executive Committee established in 2011. He served as Vice President, Distribution from October 2005 to April 2007. From April 2007 to February 2011, Mr. Bragg served as SVP, Tuxedo Distribution. In March 2011, he was named Executive Vice President, Distribution. In 2023, he was appointed to the University of Houston’s Supply Chain and Logistics Technology Industry Advisory Board. Mr. Bragg holds a Master of Business Administration degree and a Bachelor of Business Administration degree from University of Houston, C.T. Bauer College of Business.

Yen Chu has served as Executive Vice President, Chief Legal Officer and Corporate Secretary of TBI since December 2022. Since 2020, Ms. Chu has served on the board of directors of DirectWomen, a national nonprofit with a mission to increase the representation of women lawyers on corporate boards. She also currently serves on the board of directors of the Columbia Journal of Transnational Law. Prior to joining TBI in December 2022, she most recently served as Executive Vice President, Chief Legal Officer of Equinox Group, LLC from June 2017 to December 2022, overseeing legal, environmental, social and governance and government affairs for the portfolio of brands, including Equinox Fitness, Equinox Hotels, SoulCycle, Blink Fitness and Pure Yoga. Ms. Chu was formerly with Ralph Lauren Corporation, where she held numerous leadership roles, including Senior Vice President and Associate General Counsel, where she was the primary advisor to the Ralph Lauren Board of Directors on corporate governance and global regulatory compliance. Ms. Chu also worked as an attorney at the law firm Simpson Thacher & Bartlett LLP, where she executed complex corporate transactions for private equity firms, investment banks and public and private companies in various sectors and nonprofit organizations. Ms. Chu holds a Juris Doctor degree from Columbia Law School and a Bachelor of Arts degree in International Relations from the University of Minnesota.

Karla Gray has served as Executive Vice President, Chief Operating Officer of TBI since November 2025. She served as Chief Stores Officer from May 2021 to November 2025. Prior to joining TBI in May 2021, she served as Vice President and General Manager of North American Factory Stores at Nike, Inc., where she held additional leadership roles, including Vice President and General Manager of Nike Direct Retail, Asia-Pacific and Latin America, and Vice President, Global Store Operations. She began her career at The Gap, Inc. Ms. Gray holds a Master of Business Administration degree from Western Washington University and a Bachelor of Arts degree in Finance and Accounting from Gonzaga University.

Steve Ricci has served as President of K&G Fashion Superstore since February 2013. Prior to assuming this role, Mr. Ricci held various leadership positions within K&G. He has been with K&G since 1999 and assumed the role of Divisional Merchandise Manager, K&G Men’s, in November 2008. From February 2011 to January 2013, he served as VP and General Merchandise Manager, K&G Men’s. Prior to joining TBI, he spent seven years at Macy’s, Inc. serving in various buying positions. Mr. Ricci holds a bachelor’s degree in finance from Arizona State University.

Shane Smith has served as Executive Vice President, Chief Human Resources Officer of TBI since March 2020. Since 2023, Mr. Smith has served on the board of directors of Hire Heroes USA, a nonprofit focused on veteran employment. Prior to joining TBI in March 2020, he most recently served as Global Vice President, Associate Services and previously as Head of Human Resources, Global Corporate Center, Shared Services and Commercial Products Supply, Vice President, Human Resources, North America Business Integration, and Vice President, Human Resources, Brazil Division for The Coca-Cola Company (“Coca-Cola”). Prior to his roles at Coca-Cola, Mr. Smith worked for the Harland Company where he held senior Human Resources leadership positions in their manufacturing and start-up software businesses. Mr. Smith holds a Bachelor of Science degree in Accounting from Northwestern State University.

Scott Vifquain has served as Executive Vice President, Chief Technology Officer of TBI since September 2021. Mr. Vifquain was a founding board member of the FOR-M, INC. (d/b/a MKE Tech Hub Coalition), an organization focused on developing tech talent in the Milwaukee area. Prior to joining TBI in September 2021, he most recently served as Senior Vice President, Technology and previously as Vice President, Supply Chain Technology for Kohl’s Corporation from 2016 to 2021. Mr. Vifquain began his career with Kurt Salmon Associates, Inc. (now a part of Accenture plc) and holds a Master’s Degree in Systems Engineering and Design from the University of Illinois Urbana-Champaign.

Board of Directors

Peter Sachse has served as Executive Chairman of our Board since August 2025. He has served on our Board since March of 2021 and served as interim Co-Chief Executive Officer of TBI from March of 2021 through March of 2022 and then served as Co-Chief Executive Officer from March 2022 to January 2024. He took sole ownership of the role of Chief Executive Officer in February 2024 until August 2025. In addition to these roles, he has served as Director at the Sachse Family Fund, an early-stage investor in digital startups, since 2017. Mr. Sachse held roles at Citi Trends, Inc. in multiple capacities from 2019 to 2025, including as Interim Chief Executive Officer, Executive Chairman of its board and as the Chairman of its board. He has also served as a Director and Compensation Committee Chair of Mattress Firm, Inc. from 2019 to 2025 when Mattress Firm was acquired by Somnigroup International Inc. He currently is a director and member of the Audit Committee of Somnigroup International Inc. Mr. Sachse previously served as a Director of XO Group Inc. from 2010 until 2018 and from 2006 through 2007 and served as an observer to the board of XO Group Inc. from 2007 to 2010. He was also a member (various boards) of CEO Search, Director Search, Audit, Compensation and Nominating and Governance Committees. In addition, Mr. Sachse has been an active advisor in the nonprofit sector. From 2008 to 2022, he served on the Board of Governors and was President of the board of the Fashion Scholarship Fund from 2015 to 2016. Mr. Sachse spent 34 years in various positions at Macy’s, Inc., including Chief Growth Officer, Chief Innovation and Business Development Officer, CSO, CMO and Chairman and CEO of macys.com. Prior to serving in these roles, Mr. Sachse was President and Chief Operating Officer of The Bon Marché, a department store chain launched in Seattle. Mr. Sachse holds a bachelor’s degree in business administration from the University of Wisconsin-Madison. We believe Mr. Sachse is qualified to serve on our Board based on his deep familiarity with TBI’s business and operations, industry expertise and broad experience he has gained from serving on the various boards at multiple organizations.

Timothy Lavelle has served on our Board since July 2024 and has served as Chair of the Compensation and Organizational Development Committee since May 2025. Mr. Lavelle has also served as a Managing Director at Silver Point Capital, a leading global credit investing firm with over $46 billion in investable assets across a comprehensive credit platform that includes public and private investment strategies, since 2024. As an investment professional at Silver Point Capital, Mr. Lavelle is also on the boards of TridentCare Health Services, Inc. and Rotech Healthcare Inc. and has, in the past, also served as an active director for a range of public and private companies, including Arclin Cayman Holdings Ltd, Codere New Topco, S.A., Studio City International Holdings Ltd. and Transtar Holding Company, among others. During his tenure on these boards, Mr. Lavelle served as a member or chairman of numerous Audit, Compensation, and Nominating and Corporate Governance Committees. Before rejoining Silver Point Capital in May 2024, Mr. Lavelle gained experience as an entrepreneur, co-founding a brownfield dental office venture in 2020. Prior to that, Mr. Lavelle was a Senior Investment Analyst at Silver Point Capital until September 2019, where he was responsible for investing activities in special situations across a range of industries and throughout the capital structure. Mr. Lavelle began his career in investment banking at Credit Suisse First Boston LLC before joining Silver Point Capital in 2008. Mr. Lavelle holds a Bachelor of Business Administration in Finance and Psychology from the University of Notre Dame where he graduated summa cum laude. We believe Mr. Lavelle is qualified to serve on our Board based on his leadership and entrepreneur experience, and both public and private company board experience.

Sean Mahoney has served on our Board since March 2021 and has served as Chair of the Nominating and Corporate Governance Committee since March 2021. Mr. Mahoney is a private investor who, over the past 16 years, has served as director of a range of public and private companies in the U.S. and Europe. He currently serves on the following boards: Aptiv plc since 2009, Pepco Group N.V. since 2024, various IBEX Holdings affiliates (“IBEX”) since 2023 and post-bankruptcy Lehman Brothers Holdings Inc (“LBHI”) since 2012. He previously served on the boards of iHeartMedia Inc., Howmet Aerospace/Arconic/Alcoa and Formula One Holdings. During his tenure on these boards, Mr. Mahoney has served as chairman of the board (IBEX; LBHI)), chairman of the Finance Committee (Aptiv plc/Arconic/Howmet), and a member on various boards of CEO Search, CFO Search, Director Search, Audit, Compensation, and Nominating and Corporate Governance Committees. Mr. Mahoney has also been active as a private-equity investor in, and/or advisor to, a number of early-stage and small-cap private companies across various sectors, including healthcare, technology, consumer and hospitality. Previously, Mr. Mahoney spent two decades in investment banking, primarily at Goldman, Sachs & Co., where he was a partner and head of the Financial Sponsors Group. Mr. Mahoney holds a Master of Letters degree in Politics from Oxford University (where he was a Rhodes Scholar) and a Bachelor of Arts degree in Economics from the University of Chicago. We believe Mr. Mahoney is qualified to serve on our Board based on his extensive public-company board experience, deep expertise in finance, capital markets, mergers and acquisitions, and substantive board-level leadership experience within retail and other industries.

Wesley S. McDonald has served on our Board since May 2026 and as Chair of the Audit Committee since June 2026. From 2003 to 2017, he served as Chief Financial Officer of Kohl’s Corporation where he oversaw financial planning and analysis, investor relations, financial accounting operations, tax, treasury, non-merchandise purchasing, credit, and capital investment. He was promoted to Senior Executive Vice President, Chief Financial Officer in 2010 and to Principal Officer, Chief Financial Officer in 2015. Prior to joining Kohl’s Corporation, Mr. McDonald served as Chief Financial Officer and Vice President of Abercrombie & Fitch Co. Earlier in his career, he held several positions of increasing responsibility at Target Corporation. Mr. McDonald has been a member of the Board of Directors of Wingstop Inc. since 2016, where he serves as a member of the Nominating & Governance Committee and a member of the Audit Committee. He previously served as Wingstop’s Audit Committee Chair and as a member of its Nominating and Governance Committee. Mr. McDonald has been a member of the board of directors of Urban Outfitters, Inc. since May 2019, currently serves as its Audit Committee chair and is a member of its Compensation Committee. Mr. McDonald previously served on the board of The Children’s Place between May 2023 and February 2024. Mr. McDonald holds a Master of Business Administration degree in Finance from the Wharton School of the University of Pennsylvania and a Bachelor of Science degree in Engineering from Bucknell University. We believe Mr. McDonald is qualified to serve on our Board based on his extensive public-company board experience, deep expertise in corporate finance and corporate strategy, knowledge and expertise gained serving on audit and nominating and governance committees, and long-term experience as a consumer products and retail industry executive.

Julie Rosen has served on our Board since March 2025. Ms. Rosen’s career spans more than three decades, during which she has held senior leadership roles at some of the most recognized specialty retail and consumer brands. Most recently, she served as President of Bath & Body Works from September 2020 to September 2024, where she had full P&L responsibility for the company’s $7+ billion global business across retail, direct-to-consumer, and international product and operations. In this role, she played a key leadership role in the company’s continued growth, category expansion, and strategic positioning as a standalone public company. Prior to that, Ms. Rosen served as President of Ann Inc. at Ascena Retail Group from 2016 to 2020, where she oversaw a $2.4 billion multi-brand portfolio and led the turnaround of the Ann Taylor brand. Earlier in her career, Ms. Rosen held various leadership roles at Gap Inc., including Executive Vice President of North America for Banana Republic, where she was responsible for merchandising, inventory management, global product development, and assortments. Ms. Rosen also serves on the boards of A-Frame Brands and ROX — Ruling Our eXperiences — a nonprofit organization focused on delivering evidence-based programs in schools nationwide and empowering girls through leadership development and support initiatives. In addition, Ms. Rosen has advised leading fashion and retail brands, including Chrome Hearts, Rosewood Capital, Theory, Bare Essentials, and Nike, providing strategic guidance on growth, merchandising, product development, sales, marketing, and brand positioning. Ms. Rosen began her career as a Production Assistant at Adrienne Vittadini and Assistant Fashion Editor at The Washington Post. She holds a Bachelor of Arts degree in Communications from the University of Michigan. We believe Ms. Rosen is qualified to serve on our Board based on her extensive executive leadership, brand-building expertise, operational experience and deep knowledge of the retail and consumer sectors.

Delaney Steele has served on our Board since July 2026. Most recently, Ms. Steele served as an Executive Vice President at Ross Stores from November 2012 to March 2026, where she oversaw Marketing, Strategy, Communications and Product Sourcing and Services. Ms. Steele also currently sits on the board of Energizer Holdings, serving on its Audit and Nominating and Governance Committees, and is the Co-Chair of the Board of Directors of Women for Women International, a non-profit organization providing support for female survivors of war and conflict around the world. In addition, Ms. Steele is a guest lecturer at Stanford’s Graduate School of Business. Prior to joining Ross, Ms. Steele spent 11 years as a Partner and Managing Director in the Consumer/Retail practice of The Boston Consulting Group, where she served clients on topics such as strategic planning, consumer insight-led growth, brand development, retail channel strategy and organizational design. Ms. Steele also previously served on the board of the search fund Sentinel Peak, which owns Arizona College of Nursing, a provider of nursing education with nearly 20 campuses, from early 2024 until it was sold in 2025. Ms. Steele holds a Master of Business Administration degree from Stanford University Graduate School of Business and a Bachelor of Science in Civil Engineering degree from Duke University. We believe Ms. Steele is qualified to serve on our Board based on her extensive leadership experience in the consumer goods and retail industries and her prior public company board experience.

Composition of the Board after this Offering

Upon the consummation of this offering, our board of directors will be composed of seven members. At each annual meeting of stockholders, each of our directors will be elected to succeed the class of directors whose terms have expired. The authorized number of directors may be changed by resolution of our board of directors, subject to the terms of the Director Nomination Agreement we intend to enter into with our Principal Stockholder in connection with this offering, which will grant them certain board designation rights so long as they maintain a certain percentage of ownership of our outstanding common stock, as described in “Certain Relationships and Related Party Transactions — Agreements to be Entered in Connection with this Offering — Director Nomination Agreement.”

Family Relationships

There are no family relationships between our board of directors and our executive officers.

Controlled Company Exemption

After the completion of this offering, Silver Point will beneficially own approximately            % of our total outstanding shares of common stock (or            % if the underwriters exercise in full their option to purchase additional shares of common stock from the selling stockholders). As a result, we will be a “controlled company” within the meaning of the corporate governance standards of Nasdaq. Under these corporate governance standards, a company of which more than 50% of the voting power is beneficially owned by an individual, group or other company is a “controlled company” and may elect not to comply with certain corporate governance standards, including the requirements (1) that a majority of its board of directors consist of independent directors, (2) that its board of directors have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (3) that its board of directors have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of these corporate governance requirements. In the event that we cease to be a “controlled company” and our common stock continues to be listed on Nasdaq, we will be required to comply with these provisions within the applicable transition periods.

Board Committees

Effective upon completion of this offering, our Board will have three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The composition and responsibilities of each committee are described below. Our Board may also establish from time to time any other committees that it deems necessary or desirable. Members serve on these committees until their resignation or until otherwise determined by our Board.

Audit Committee

Effective upon completion of this offering, our Audit Committee will consist of Wesley S. McDonald, Sean Mahoney and Julie Rosen, with Wesley S. McDonald serving as chair. Rule 10A-3 of the Exchange Act and the Nasdaq rules require us to have one independent Audit Committee member upon the listing of our common stock on Nasdaq, a majority of independent directors within 90 days of the date of listing and all independent Audit Committee members within one year of the date of listing. We intend to comply with the independence requirements within the time periods specified. Our Board has determined that Wesley S. McDonald is an “audit committee financial expert” as defined by applicable SEC rules. This designation does not impose any duties, obligations or liabilities that are greater than are generally imposed on members of our Audit Committee and our Board. Our Board will adopt, effective upon completion of this offering, a written charter for our Audit Committee, which will be available on our website upon the completion of this offering.

Our Audit Committee will be responsible for, among other matters: (1) appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm; (2) discussing with our independent registered public accounting firm its independence from us; (3) reviewing with our independent registered public accounting firm the matters required to be reviewed by applicable auditing requirements; (4) approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm; (5) overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC; (6) reviewing and monitoring our internal controls, disclosure controls and procedures and compliance with legal and regulatory requirements; and (7) establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls, auditing and federal securities law matters.

Compensation and Organizational Development Committee

Effective upon completion of this offering, our Compensation Committee will consist of Timothy Lavelle, Sean Mahoney and Wesley S. McDonald, with Timothy Lavelle serving as chair. The composition of our Compensation Committee will meet the requirements for independence under current rules and regulations of the SEC and Nasdaq, including Nasdaq’s controlled company exemption. Each member of our Compensation Committee will also be a non-employee director, as defined under Rule 16b-3 of the Exchange Act. Our Board will adopt, effective upon the consummation of this offering, a written charter for our Compensation Committee, which will be available on our website upon completion of this offering.

Our Compensation Committee will be responsible for, among other matters: (1) reviewing officer and executive compensation goals, policies, plans and programs; (2) reviewing and approving or recommending to our Board or the independent directors, as applicable, the compensation of our directors, Chief Executive Officer and other executive officers; (3) reviewing and approving employment agreements and other similar arrangements between us and our officers and other key executives; and (4) appointing and overseeing any compensation consultants.

Nominating and Corporate Governance Committee

Effective upon completion of this offering, our Nominating and Corporate Governance Committee will consist of Sean Mahoney, Julie Rosen and Delaney Steele, with Sean Mahoney serving as chair. The composition of our Nominating and Corporate Governance Committee will meet the requirements for independence under current rules and regulations of the SEC and Nasdaq, including Nasdaq’s controlled company exemption. Our Board will adopt, effective upon completion of this offering, a written charter for our Nominating and Corporate Governance Committee, which will be available on our website upon the completion of this offering.

Our Nominating and Corporate Governance Committee will be responsible for, among other matters: (1) identifying individuals qualified to become members of our Board, consistent with criteria approved by our Board; (2) overseeing the organization of our Board to discharge the Board’s duties and responsibilities properly and efficiently; (3) developing and recommending to our Board a set of corporate governance guidelines and principles; and (4) reviewing and approving related party transactions.

Code of Ethics and Business Conduct

Our Board has adopted a code of ethics and business conduct that will apply to all of our employees, officers and directors, including our executive and senior financial officers. The full text of our code of ethics and business conduct will be posted on the investor relations page of our website prior to completion of this offering. The information on our website is not part of this prospectus. We intend to disclose any amendments to our code of ethics and business conduct, or waivers of its requirements, on our website or in filings under the Exchange Act.

Compensation Committee Interlocks and Insider Participation

None of our executive officers has served as a member of a Compensation Committee (or if no committee performs that function, the Board) of any other entity that has an executive officer serving as a member of our Board.

Limitations on Liability and Indemnification Matters

Our amended and restated certificate of incorporation, which will be effective immediately prior to the completion of this offering, and our amended and restated bylaws, which will become effective immediately prior to the completion of this offering, limits our directors’ and officers’ liability, and may indemnify our directors and officers to the fullest extent permitted under the DGCL. The DGCL provides that directors and officers of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors and officers, except for liability for:

•        any transaction from which the director or officer derives an improper personal benefit;

•        any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•        with respect to any director, any unlawful payment of dividends or redemption of shares;

•        any breach of a director’s or officer’s duty of loyalty to the corporation or its stockholders; and

•        with respect to any officer, any action by or in the right of the corporation.

The DGCL and our amended and restated bylaws provide that we will, in certain situations, indemnify our directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to payment or reimbursement of reasonable expenses, including attorneys’ fees and disbursements, in advance of the final disposition of the proceeding.

We have entered or intend to enter into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe that these provisions in our amended and restated certificate of incorporation and amended and restated bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or control persons, in the opinion of the SEC, such indemnification is against public policy, as expressed in the Securities Act and is therefore unenforceable.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and our stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought and we are not aware of any threatened litigation that may result in claims for indemnification.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The purpose of this compensation discussion and analysis section is to provide information about the material elements of compensation that are paid, awarded to or earned by our “named executive officers,” who consist of individuals who served as our principal executive officer, individuals who served as our principal financial officer and three other most highly compensated executive officers during the applicable fiscal year. For our fiscal year 2025, our named executive officers (“NEOs”) were:

Name	Principal Position
John Tighe	Chief Executive Officer
Michael (Mike) Baughn	Executive Vice President and Chief Financial Officer
Whit Alexander	Executive Vice President and Chief Customer Officer
Karla Gray	Executive Vice President and Chief Operating Officer
Jamie Bragg	Executive Vice President and Chief Supply Chain Officer
Peter Sachse(1)	Former Chief Executive Officer and Current Executive Chairman of the Board
Brandy Richardson(2)	Former Chief Financial Officer

____________

(1)      Mr. Sachse stepped down as our Chief Executive Officer and transitioned to the role of Executive Chairman of the Board, effective as of August 5, 2025.

(2)      Ms. Richardson stepped down as our Chief Financial Officer, effective as of July 26, 2025.

Historical Compensation Decisions

Our compensation objectives have been to recruit, motivate and retain a talented team of employees to grow and develop our business, and to reward those employees for accomplishments related to our growth and development. Historically, our Board determined the compensation for (i) our Chief Executive Officer and (ii) the rest of our management team based on the recommendations of our Chief Executive Officer, in each case based on market data and other factors as it deemed relevant under the circumstances. In setting compensation, our Board did not seek to allocate long-term and current compensation, or cash and noncash compensation, in any particular percentage. Instead, they reviewed each element of compensation independently and determined the appropriate amount for each element, as discussed below. We believe that our historical compensation-setting processes have been effective for a privately held company, but we expect our Compensation Committee to reevaluate our compensation-setting processes following this offering.

Compensation Philosophy and Objectives

We are committed to offering competitive and equitable compensation that attracts, motivates and retains top talent. Our pay programs are aligned with market benchmarks, individual performance and company results. We reward employees for achieving business objectives, while ensuring transparency, consistency and opportunities for growth across all roles.

Upon completion of this offering, our Board and/or Compensation Committee, as applicable, will review and approve the compensation of our NEOs and oversee and administer our executive compensation programs and initiatives. As we mature as a public company, we expect that the specific direction, emphasis and components of our executive compensation program will continue to evolve. Accordingly, the compensation paid to our NEOs for fiscal year 2025 is not necessarily indicative of how we will compensate our NEOs after this offering.

We have strived to create an executive compensation program that balances short-term versus long-term awards, cash payments versus equity awards and fixed versus contingent payments and awards in ways that we believe are most appropriate to motivate our NEOs. Our executive compensation program is designed to:

•        attract, motivate and retain talented and experienced executives in our industry who are capable of advancing our mission and strategy and, ultimately, creating and maintaining our long-term equity value. Such leaders must engage in a collaborative approach and possess the ability to execute our strategy in an industry characterized by competitiveness and a challenging business environment;

•        reward executives whose knowledge, skills and performance are critical to our success;

•        align the interests of our executive officers and stockholders by motivating executive officers to increase stockholder value and rewarding executive officers when stockholder value increases;

•        ensure fairness among the executive management team by recognizing the contributions each executive makes to our success;

•        foster a shared commitment among executives by aligning their individual goals with the goals of the executive management team and our company; and

•        compensate our executives in a manner that incentivizes them to manage our business to meet our long-range objectives.

To continue to achieve these objectives, our Compensation Committee expects to implement new compensation plans and maintain certain of our current compensation plans in order to (i) tie a substantial portion of the executives’ overall compensation to the achievement of key strategic financial and operational goals, (ii) reward team accomplishments while promoting individual accountability that depend on Company results and individual accomplishments and (iii) promote a long-term commitment to the Company by our executives.

Elements of Compensation

Our executive compensation program for fiscal year 2025, which was set by our Board, consists of the following components:

•        base salary;

•        annual cash incentive awards linked to our overall performance;

•        long-term equity-based compensation (in the form of restricted stock units (“RSUs”) and performance-based restricted stock units (“PSUs”));

•        broad-based employee benefits; and

•        employment agreement and the Executive Severance Plan (as defined herein), which provide for certain termination benefits.

We combine these elements in order to formulate compensation packages that provide competitive pay, reward the achievement of financial, operational and strategic objectives and align the interests of our executive officers and other senior personnel with those of our stockholders.

Pay Mix

We utilize the particular elements of compensation described above because we believe that it provides a well-proportioned mix of secure compensation, retention value and at-risk compensation which produces short-term and long-term performance incentives and rewards. By following this approach, we provide each executive a measure of security in the minimum expected level of compensation, while motivating the executive to focus on business metrics that will produce a high level of short-term and long-term performance for the Company and long-term wealth creation for the executive, as well as reducing the risk of recruitment of top executive talent by competitors.

Base Salary

The base salary established for each of our NEOs is intended to reflect each individual’s responsibilities, experience and prior performance and internal pay equity. Base salary is also designed to provide our NEOs with steady cash flow during the course of the fiscal year that is not contingent on short-term variations in our corporate performance. The determination of base salaries has historically been based primarily on market data and the general knowledge of our Board around the compensation practices within our industry; however, following completion of this offering, our Compensation Committee will take a more significant role in reviewing and determining the compensation for our NEOs.

Below are the annual base salaries for our NEOs as of January 31, 2026.

Name	Annual Base Salary ($)
John Tighe(1)	1,000,000
Michael (Mike) Baughn	700,000
Whit Alexander	540,000
Karla Gray(2)	700,000
Jamie Bragg	490,000
Peter Sachse	N/A
Brandy Richardson	N/A

____________

(1)      Mr. Tighe’s base salary was increased from $725,000 to $1,000,000, effective as of August 5, 2025, in connection with his promotion to the role of Chief Executive Officer.

(2)      Ms. Gray’s base salary was increased from $540,000 to $700,000, effective as of December 1, 2025, in connection with her promotion to the role of Executive Vice President and Chief Operating Officer.

The base salaries actually paid to our NEOs in fiscal year 2025 are set forth in the Summary Compensation Table below.

Bonus

2025 Annual Cash Incentive Compensation.    Annual cash incentive awards are available to our NEOs under our annual bonus plan (the “2025 AIP”) in order to motivate our NEOs to achieve short-term performance goals and tie a portion of their cash compensation to performance. For fiscal year 2025, each of our NEOs, except Mr. Baughn, was eligible to earn cash bonus in such amount, if any, as determined in the sole discretion of the Board, based on a company-wide Adjusted EBITDA goal, and subject to adjustments as may be made in the Board’s sole discretion. Actual bonus amounts received by our NEOs in respect of fiscal year 2025 are reported in the Summary Compensation Table.

Fiscal Year 2025 Target Annual Incentive Opportunities
Name	Target Award (% of Base Salary)	100% of Target Award ($)
John Tighe(1)	100%	859,750
Michael (Mike) Baughn(2)	—	—
Whit Alexander	75%	405,000
Karla Gray(1)	75%	425,800
Jamie Bragg	65%	318,500
Peter Sachse(3)	100%	1,000,000
Brandy Richardson(4)	75%	487,500

____________

(1)      Each of Mr. Tighe’s and Ms. Gray’s annual bonus target was calculated based on a percentage (rounded to the nearest whole percentage) of his or her blended base salary accounting for the increase to his or her base salary during fiscal year 2025, as described above in the section entitled “Pay Mix-Base Salary.”

(2)      Pursuant to his offer letter, Mr. Baughn is eligible to participate in the annual bonus plan beginning in fiscal year 2026.

(3)      Mr. Sachse’s target bonus was pro-rated to reflect partial year of service as our Chief Executive Officer. He ceased to be eligible to participate in future annual incentive programs of the Company upon transitioning to the role of Executive Chairman of the Board.

(4)      Ms. Richardson did not receive any payment under the 2025 AIP due to her departure in July 2025.

Under the 2025 AIP, the target level of Adjusted EBITDA achievement was $400,000,000. Threshold Adjusted EBITDA achievement was $360,000,000, which results in 25% of the target payout amount. Maximum Adjusted EBITDA achievement was $440,000,000, which results in 200% of the target payout amount. Adjusted EBITDA is calculated in the same manner as disclosed elsewhere in this prospectus.

In fiscal year 2025, the Compensation Committee determined that the Adjusted EBITDA goal under the 2025 AIP was achieved at 123.7% of target, resulting in the below payouts (pro-rated for Mr. Sachse based on partial year of service as the Chief Executive Officer). Fractional amounts have been rounded to the closest whole number. Mr. Baughn and Ms. Richardson were not eligible to receive any payment under the 2025 AIP.

Name	2025 AIP Payout ($)
John Tighe	1,063,511
Michael (Mike) Baughn	—
Whit Alexander	500,985
Karla Gray	526,715
Jamie Bragg	393,985
Peter Sachse	630,870
Brandy Richardson	—

Long-Term Equity-Based Compensation

We believe that equity-based compensation (i) is an important component of our executive compensation program and that providing a significant portion of our NEOs’ total compensation package in equity-based compensation aligns the incentives of our NEOs with the interests of our stockholders and with our long-term corporate success, (ii) enables us to attract, motivate, retain and adequately compensate executive talent, and (iii) provides our NEOs with a significant long-term interest in our success by rewarding the creation of stockholder value over time. To that end, we adopted the Tailored Brands, Inc. 2021 Equity Incentive Plan, as amended and restated as of December 17, 2024 (the “2021 MEIP”) and the Tailored Brands, Inc. 2024 Equity Incentive Plan (the “2024 MEIP” and collectively with the 2021 MEIP, the “MEIPs”).

Each of our NEOs received grants of RSUs and PSUs under the 2021 MEIP and/or the 2024 MEIP, as applicable, in fiscal year 2025.

Vesting Terms of RSUs

John Tighe.    For Mr. Tighe, RSUs granted to him under the 2024 MEIP in August 2025 in connection with his appointment as Chief Executive Officer vest in four equal installments on January 31 of each of 2026, 2027, 2028 and 2029, subject to his continued employment or service through each vesting date and further subject to accelerated vesting in the event of a Sale of the Company (as defined below).

Mike Baughn.    For Mr. Baughn, RSUs granted to him under the 2024 MEIP in December 2025 vest as to 15%, 43.33%, 71.66% and 100% on January 31 of each of 2026, 2027, 2028 and 2029, respectively, subject to his continued employment or service through each vesting date and further subject to accelerated vesting in the event of a Sale of the Company.

Peter Sachse.    For Mr. Sachse, RSUs granted to him under the 2021 MEIP in August 2025 vested in full on January 31, 2026, subject to his continued employment or service through such date and further subject to accelerated vesting in the event of a Sale of the Company. RSUs granted to him under the 2024 MEIP in August 2025 vest in four equal installments on January 31 of each of 2026, 2027, 2028 and 2029, subject to his continued employment or service through each vesting date and further subject to accelerated vesting in the event of a Sale of the Company.

Other NEOs.    For NEOs other than Messrs. Tighe, Baughn and Sachse, RSUs granted under the MEIPs generally vest in three substantially equal installments on each of the first three anniversaries of the applicable vesting commencement date, subject to continued employment or service through each vesting date and further subject to accelerated vesting in the event of a Sale of the Company.

Vesting Terms of PSUs

Adjusted EBITDA-Based PSUs.

Tranche I:    PSUs granted to Mr. Alexander and Ms. Gray in February 2025 under the 2024 MEIP vest as to (i) 25% upon achievement of a threshold Adjusted EBITDA goal of $475,000,000, (ii) 50% upon achievement of an Adjusted EBITDA milestone of $500,000,000 and (iii) 100% upon achievement of an Adjusted EBITDA milestone of $575,000,000, subject to continued employment or service through each vesting date (the PSUs with such performance thresholds are herein referred to as “Tranche I PSUs”). The performance thresholds of the Tranche I PSUs were adjusted downward, as approved by the Board effective September 2025, such that these PSUs vest as to (i) 25% upon achievement of a threshold Adjusted EBITDA goal of $432,000,000, (ii) 50% upon achievement of an Adjusted EBITDA milestone of $455,000,000 and (iii) 100% upon achievement of an Adjusted EBITDA milestone of $523,000,000, subject to continued employment or service through each vesting date. Such adjustments did not result in any incremental fair value for these awards.

Tranche II:    PSUs granted to Mr. Sachse in August 2025 under the 2021 MEIP vest in full upon achievement of an Adjusted EBITDA goal of $750,000,000, subject to continued employment or service through each vesting date (the PSUs with such performance thresholds are herein referred to as “Tranche II PSUs”). The performance period for Tranche I PSUs and Tranche II PSUs is (i) the trailing 12-month period ending on the last day of the 2027 fiscal year or (ii) if a Sale of the Company is consummated prior to such date, the trailing 12-month period ending on the last day of the fiscal month immediately preceding the fiscal month during which such Sale of the Company is consummated.

Tranche III:    PSUs granted to Mr. Baughn and Ms. Gray under the 2024 MEIP in December 2025 vest as to (i) 25% upon achievement of a threshold Adjusted EBITDA goal of $489,000,000, (i) 50% upon achievement of an Adjusted EBITDA milestone of $515,000,000 and (iii) 100% upon achievement of an Adjusted EBITDA milestone of $592,000,000, subject to continued employment or service through each vesting date (the PSUs with such performance thresholds are herein referred to as “Tranche III PSUs”). The performance period for such PSUs is (i) the trailing 12-month period ending on the last day of the 2028 fiscal year or (ii) if a Sale of the Company is consummated prior to such date, the trailing 12-month period ending on the last day of the fiscal month immediately preceding the fiscal month during which such Sale of the Company is consummated.

TRSP-Based PSUs.

The PSUs granted to Messrs. Tighe and Sachse under the 2024 MEIP in August 2025 vest as to (i) 33.3% upon achievement of a Total Return Stock Price (“TRSP”) of $62.47, (ii) 66.7% upon achievement of a TRSP of $66.74 and (iii) 100% upon achievement of a TRSP of $80.87. The performance period for these PSUs is the period commencing on February 1, 2025 and ending on January 31, 2029 or, if a Sale of the Company is consummated before January 31, 2029, ending on the date such Sale of the Company is consummated.

See the section titled “Potential Payments Upon Termination or Change in Control” below for further details regarding the treatment of RSUs and PSUs in connection with a termination of employment and Sale of the Company.

Other Benefits

We provide benefits to our NEOs on the same basis as other eligible employees including:

•        health insurance and disability insurance;

•        vacation and sick days; and

•        a 401(k) plan with matching contributions.

Certain NEOs are entitled to receive severance benefits upon certain qualifying terminations of employment, as described below in the section entitled “Potential Payments Upon Termination or Change in Control.” We believe that severance benefits are necessary to attract, motivate and retain the talent necessary for our long-term success, and view the severance benefits provided to certain NEOs as recruitment and retention devices that help secure the continuous service and dedication of our NEOs, including when we are considering strategic alternatives.

We do not maintain a nonqualified deferred pension plan. None of our NEOs participate in any defined benefit pension plan maintained or contributed to by the Company.

Employment Agreement

Mr. Tighe has an employment agreement that provides for certain severance benefits, and each of our other NEOs has an offer letter that provides for certain terms of employment, as further described below in “Narrative Disclosure to the Summary Compensation Table and the Grant of Plan-Based Awards Table for the 2025 Fiscal Year — Employment Agreement and Offer Letters.”

Risk Assessment

Our compensation programs and policies mitigate risk by combining performance-based, long-term compensation elements with payouts that are highly correlated to the value delivered to stockholders. The combination of performance measures for annual bonuses and the equity compensation programs, as well as the multiyear vesting schedules for equity awards, encourages employees to maintain both a short and a long-term view with respect to Company performance.

Clawback Policy

In connection with this offering, we intend to adopt a “clawback” policy that is compliant with the listing rules of the applicable listing exchange, as required by the Dodd-Frank Act.

Summary Compensation Table

The following table summarizes the compensation awarded to, earned by or paid to our NEOs for the fiscal year ending January 31, 2026.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
John Tighe	2025	856,154	5,597,050	1,063,511	530,094	8,046,809
Chief Executive Officer
Michael (Mike) Baughn	2025	107,692	3,152,181	—	249,025	3,508,898
Executive Vice President and Chief Financial Officer
Whit Alexander	2025	499,462	2,653,530	500,985	460,513	4,114,490
Executive Vice President and Chief Customer Officer
Karla Gray	2025	563,077	862,866	526,715	477,556	2,430,214
Executive Vice President and Chief Operating Officer
Jamie Bragg	2025	490,000	—	393,985	262,564	1,146,549
Executive Vice President and Chief Supply Chain Officer
Peter Sachse	2025	523,077	4,727,403	630,870	2,215,149	8,096,499
Former Chief Executive Officer and Current Executive Chairman of the Board
Brandy Richardson	2025	325,000	—	—	—	325,000
Former Chief Financial Officer

____________

(1)     The amounts in this column reflect the actual base salaries earned by our NEOs for fiscal year 2025. Amounts for Messrs. Baugh and Sachse and Ms. Richardson are pro-rated to reflect partial year of service in the applicable role. For Mr. Sachse, effective as of his transition to the role of Executive Chairman of the Board on August 5, 2025, he was no longer eligible to receive his prior salary at the annual rate of $1,000,000 in his prior role as the Chief Executive Officer. His compensation for service as Executive Chairman of the Board is further described below in the section titled “Narrative Disclosure to Summary Compensation Table and the Grant of Plan-Based Awards Table for the 2025 Fiscal Year — Employment Agreement and Offer Letters.”

(2)      The amount reported reflects the grant date fair value of RSUs and PSUs granted in 2025 calculated in accordance with FASB ASC Topic 718. The grant date fair value for the awards of PSUs granted to our NEOs in fiscal year 2025 was based on the probable outcome of the achievement of the applicable performance thresholds. Assuming maximum performance of the PSUs granted to our NEOs in fiscal year 2025, the grant date fair value included in the table above would increase for Messrs. Baughn and Alexander, Ms. Gray and Mr. Sachse by approximately $534,579, $575,332, $246,704 and $1,501,070, respectively. The assumptions used in calculating the grant date fair value of the stock awards reported in this column are set forth in Note 16, “Share-Based Compensation” in the Notes to our Consolidated Financial Statements included elsewhere in this prospectus.

(3)      The amounts in this column reflect bonuses paid to our NEOs for fiscal year 2025 performance, pursuant to the terms of the 2025 AIP.

(4)      The amounts in this column reflect the following amounts paid to our NEOs: (i) for Mr. Tighe, Ms. Gray and Mr. Bragg, 401(k) matching contributions in the amounts of $15,269, $14,616 and $14,000, respectively, (ii) for Mr. Sachse, payment of $187,500 in respect of his service on the Board after his transition to the role of Executive Chairman of the Board and a retirement gift with a value of $4,894 and (iii) for Messrs. Tighe, Baughn and Alexander, Ms. Gray and Messrs. Bragg and Sachse, dollar value of dividend equivalents paid on stock awards in the amounts of $514,825, $249,025, $460,513, $462,940, $248,564 and $2,022,755, respectively.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for the year ended January 31, 2026 with respect to our NEOs.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)				All Other Stock Awards: Number of Shares of Stock or Units (#)(3)		Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)		Maximum (#)
John Tighe		214,938	859,750	1,719,500	—	—		—	—		—
	8/5/2025	—	—	—	—	—		—	116,250		3,246,863
	8/5/2025	—	—	—	—	193,750		—	—		2,350,188
Michael (Mike) Baughn		—	—	—	—	—		—	—		—
	12/1/2025	—	—	—	—	—		—	93,720		2,617,600
	12/1/2025	—	—	—	—	38,280		—	—		534,581
Whit Alexander		101,250	405,000	810,000	—	—		—	—		—
	2/24/2025	—	—	—	—	—		—	78,000		2,291,640
	2/24/2025	—	—	—	—	31,900		—	—		361,890
Karla Gray		106,450	425,800	851,600	—	—		—	—		—
	2/11/2025	—	—	—	—	—		—	10,000		293,800
	12/1/2025	—	—	—	—	—		—	12,500		349,125
	2/11/2025	—	—	—	—	4,000		—	—		45,378
	12/1/2025	—	—	—	—	12,500		—	—		174,563
Jamie Bragg		79,625	318,500	637,000	—	—		—	—		—
Peter Sachse		250,000	1,000,000	2,000,000	—	—		—	—		—
	8/5/2025	—	—	—	—	—		—	102,564		2,864,613
	8/5/2025	—	—	—	—	—		—	46,500	(5)	1,298,745
	8/5/2025	—	—	—	—	53,744	(5)	—	—		—
	8/5/2025	—	—	—	—	46,500	(5)	—	—		564,045
Brandy Richardson		121,875	487,500	975,000	—	—		—	—		—

____________

(1)      Amounts in this column represent annual performance-based cash bonuses that can be potentially earned by our NEOs in fiscal year 2025 pursuant to the 2025 AIP, as further described in the section above titled “Pay Mix — Bonus”. For Mr. Tighe and Ms. Gray, amounts reflect pro-rated target bonus based on applicable percentages of blended base salary. The amount received by Mr. Sachse as reflected in the Summary Compensation Table reflects the pro-rated amount for partial year of service as the Chief Executive Officer. Ms. Richardson did not receive any payment under the 2025 AIP due to her departure in July 2025.

(2)      Amounts in this column represent the target number of PSUs that could be earned pursuant to the following awards granted to our NEOs in fiscal year 2025. For additional details on the PSUs, including their vesting terms, see the section entitled “Pay Mix — Long-Term Equity-Based Compensation — Vesting Terms of PSUs” above.

a.       TRSP-Based PSUs granted to each of Messrs. Tighe and Sachse on August 5, 2025;

b.       Tranche I PSUs granted to Mr. Alexander and Ms. Gray on February 24, 2025 and February 11, 2025, respectively, subsequently adjusted as of September 5, 2025, as described above;

c.       Tranche II PSUs granted to Mr. Sachse on August 5, 2025; and

d.       Tranche III PSUs granted to Mr. Baughn and Ms. Gray on December 1, 2025.

(3)      Amounts in this column represent RSU awards granted to our NEOs in fiscal year 2025. For additional details on the RSUs, including their vesting terms, see the section entitled “Pay Mix — Long-Term Equity-Based Compensation” above.

(4)      Amounts in this column represent the grant date fair value of the stock awards granted to our NEOs in fiscal year 2025, as computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the grant date fair value of the stock awards reported in this column are set forth in Note 16, “Share-Based Compensation” in the Notes to our Consolidated Financial Statements included elsewhere in this prospectus. Fractional amounts have been rounded to the nearest whole number.

(5)      Represents awards of RSUs and PSUs, as applicable, granted to Mr. Sachse in connection with his appointment as Executive Chairman of the Board.

Narrative Disclosure to Summary Compensation Table and the Grant of Plan-Based Awards Table for the 2025 Fiscal Year

Employment Agreement and Offer Letters

Mr. Tighe entered into an employment agreement with us, effective as of August 5, 2025. His employment agreement provides for (i) a base salary (currently $1,000,000), (ii) eligibility for an annual bonus targeted at 100% of his base salary and (iii) severance benefits. Mr. Tighe is also subject to non-competition and non-solicitation covenants during his employment and for one year thereafter, and perpetual confidentiality and non-disparagement covenants.

Mr. Baughn is party to an offer letter with us dated as of November 10, 2025, which provides for (i) a base salary (currently $700,000), (ii) eligibility for an annual bonus (currently 75%) and (iii) eligibility to receive equity awards. Pursuant to his offer letter, Mr. Baughn is eligible to participate in the annual bonus plan beginning in fiscal year 2026.

Mr. Alexander is party to an offer letter with us dated as of January 22, 2025, which provides for (i) a base salary (currently $540,000), (ii) eligibility for an annual bonus (currently 75%) and (iii) eligibility to receive equity awards.

Ms. Gray is party to a promotion letter, dated as of December 1, 2025 (amending her original offer letter, dated as of April 21, 2021), which provides for (i) a base salary of $700,000, (ii) eligibility for an annual bonus (currently 75%) and (ii) eligibility to receive equity awards.

Mr. Bragg is party to an offer letter with us effective as of May 7, 2019, which provides for (i) a base salary (currently $490,000), (ii) eligibility for an annual bonus (currently 65%) and (iii) eligibility to receive equity awards.

Mr. Sachse is party to an initial offer letter with us dated as of January 31, 2024, which provides for (i) a base salary ($1,000,000), (ii) eligibility for an annual bonus (100%) and (iii) eligibility to receive equity awards and an offer letter to serve as the Executive Chairman of the Board dated as of August 1, 2025, which provides for (a) an annual cash fee of $100,000 for director service, an additional annual cash fee of $100,000 for service as the Chairman and an additional annual cash fee of $50,000 for Board service and (b) eligibility to receive equity awards.

Ms. Richardson is party to an offer letter with us dated as of October 4, 2021, which provides for (i) a base salary ($650,000), (ii) a sign-on bonus in the amount of $400,000, (iii) eligibility for an annual bonus (75%) and (iv) eligibility to receive equity awards.

See the section titled “Potential Payments Upon Termination or Change in Control” below for further details regarding the severance benefits that each of our NEOs who was employed with us as of January 31, 2026 is eligible to receive.

Base Salaries and Bonuses

Please see “Pay Mix — Base Salary” and “Pay Mix — Bonus” for each NEO’s base salary for fiscal year 2025 and a summary of the 2025 AIP, including with respect to the applicable performance metrics and determination thereof.

Equity Incentive Awards

Please see “Pay Mix — Long-Term Equity-Based Compensation” for a summary of the vesting terms of the PSUs and RSUs.

Outstanding Equity Awards at Fiscal Year End Table

The following table shows, for each of the NEOs, all stock awards that were outstanding as of January 31, 2026.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(8)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(8)
John Tighe	87,187	(2)	1,877,136	—		—
	—		—	193,750	(9)	4,171,438
	—		—	181,782	(10)	3,913,766
Michael (Mike) Baughn	79,662	(3)	1,715,123	—		—
	—		—	38,280	(11)	824,168
Whit Alexander	52,003	(4)	1,119,625	—		—
	—		—	31,900	(12)	686,807
Karla Gray	64,777	(5)	1,394,649	—		—
	—		—	27,364	(12)	589,147
	—		—	4,000	(13)	86,120
	—		—	107,417	(10)	2,312,688
	—		—	12,500	(11)	269,125
Jamie Bragg	28,067	(6)	604,283	—		—
	—		—	16,840	(12)	362,565
	—		—	66,102	(10)	1,423,176
Peter Sachse	34,875	(7)	750,859	—		—
	—		—	46,500	(9)	1,001,145
	—		—	53,744	(10)	1,157,108
Brandy Richardson(1)	—		—	—		—

____________

(1)      None of Ms. Richardson’s RSUs or PSUs remains outstanding as of January 31, 2026.

(2)      On August 5, 2025, Mr. Tighe was granted 116,250 RSUs under the 2024 MEIP in connection with his appointment as Chief Executive Officer, which vest in four equal installments on January 31 of each of 2026, 2027, 2028 and 2029, subject to his continued employment or service through each vesting date and further subject to accelerated vesting in the event of a Sale of the Company (and in the event of an SPC Non-Sale Transaction, double-trigger vesting).

(3)      On December 1, 2025, Mr. Baughn was granted 93,720 RSUs under the 2024 MEIP, which vest as to 15%, 43.33%, 71.66% and 100% on January 31 of each of 2026, 2027, 2028 and 2029, subject to his continued employment or service through each vesting date and further subject to accelerated vesting in the event of a Sale of the Company (and in the event of an SPC Non-Sale Transaction, double-trigger vesting).

(4)      On February 24, 2025, Mr. Alexander was granted 78,000 RSUs under the 2024 MEIP, which vest in three substantially equal installments on January 31 of each of 2026, 2027 and 2028, subject to continued employment or service through each vesting date and further subject to accelerated vesting in the event of a Sale of the Company (and in the event of an SPC Non-Sale Transaction, double-trigger vesting).

(5)      On January 6, 2025, February 11, 2025 and December 1, 2025, Ms. Gray was granted 68,411, 10,000 and 12,500 RSUs under the 2024 MEIP (for the January 2025 grant, under the 2021 MEIP), respectively, which vest in three substantially equal installments on January 31 of each of 2026, 2027 and 2028 (for the December 2025 grant, three substantially equal installments on January 31 of each of 2027, 2028 and 2029), subject to continued employment or service through each vesting date and further subject to accelerated vesting in the event of a Sale of the Company (and in the event of an SPC Non-Sale Transaction, double-trigger vesting).

(6)      On January 6, 2025, Mr. Bragg was granted 42,099 RSUs under the 2021 MEIP, which vest in three substantially equal installments on January 31 of each of 2026, 2027 and 2028, subject to continued employment or service through each vesting date and further subject to accelerated vesting in the event of a Sale of the Company (and in the event of an SPC Non-Sale Transaction, double-trigger vesting).

(7)      On August 5, 2025, Mr. Sachse was granted (i) 102,564 RSUs under the 2021 MEIP, which vest in full on January 31, 2026, and (ii) 46,500 RSUs under the 2024 MEIP, which vest in four equal installments on January 31 of each of 2026, 2027, 2028 and 2029, in each case, subject to his continued employment or service through each vesting date and further subject to accelerated vesting in the event of a Sale of the Company (and in the event of an SPC Non-Sale Transaction, double-trigger vesting).

(8)      Represents the fair market value of the underlying RSUs or PSUs, as applicable, calculated by multiplying (i) the number of shares of our common stock underlying the unvested portion of the RSU or PSU award, as applicable, by (ii) $21.53, which is the fair market value of a share of our common stock as of January 31, 2026.

(9)      On August 5, 2025, Messrs. Tighe and Sachse were granted TRSP-Based PSUs under the 2024 MEIP, all of which PSUs remain unvested and outstanding, as described in further detail in the section entitled “Pay Mix — Long-Term Equity-Based Compensation — Vesting Terms of PSUs” above. Upon a Sale of the Company, the PSUs vest in full to the extent applicable performance metrics are achieved.

(10)    On January 6, 2025, Mr. Tighe, Ms. Gray and Mr. Bragg (and Mr. Sachse on August 5, 2025) were granted Tranche II PSUs under the 2021 MEIP, all of which PSUs remain unvested and outstanding. The terms applicable to the Tranche II PSUs are described in further detail in the section entitled “Pay Mix — Long-Term Equity-Based Compensation — Vesting Terms of PSUs” above. Upon a Sale of the Company, the PSUs vest in full to the extent applicable performance metrics are achieved.

(11)    On December 1, 2025, Mr. Baughn and Ms. Gray were granted Tranche III PSUs under the 2024 MEIP, all of which PSUs remain unvested and outstanding, as described in further detail in the section entitled “Pay Mix — Long-Term Equity-Based Compensation — Vesting Terms of PSUs” above. Upon a Sale of the Company, the PSUs vest in full to the extent applicable performance metrics are achieved.

(12)    On January 6, 2025, Mr. Bragg and Ms. Gray were granted Tranche I PSUs under the 2021 MEIP. On February 24, 2025, Mr. Alexander was granted Tranche I PSUs under the 2024 MEIP (which were subsequently adjusted as of September 5, 2025, as described above), all of which PSUs remain unvested and outstanding. The terms applicable to the Tranche I PSUs, including the adjustments made to Mr. Alexander and Ms. Gray’s February 2025 grants, are described in further detail in the section entitled “Pay Mix — Long-Term Equity-Based Compensation — Vesting Terms of PSUs” above. Upon a Sale of the Company, the PSUs vest in full to the extent applicable performance metrics are achieved.

(13)    On February 11, 2025, Ms. Gray was granted Tranche I PSUs under the 2024 MEIP (which were subsequently adjusted as of September 5, 2025, as described above). All of these PSUs remain unvested and outstanding. The terms applicable to the Tranche I PSUs, including the adjustments made to Mr. Alexander and Ms. Gray’s February 2025 grants, are described in further detail in the section entitled “Pay Mix — Long-Term Equity-Based Compensation — Vesting Terms of PSUs” above. Upon a Sale of the Company, the PSUs vest in full to the extent applicable performance metrics are achieved.

Options Exercised and Stock Vested in the 2025 Fiscal Year

In fiscal year 2025, our NEOs did not vest in any stock awards or exercise any option awards. However, the following table sets forth certain information with respect to the vesting of stock awards during the fiscal year 2025 with respect to our NEOs. Fractional amounts are rounded to the nearest whole number.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
John Tighe	29,063	625,726
Michael (Mike) Baughn	14,058	302,669
Whit Alexander	25,997	559,715
Karla Gray	26,134	562,665
Jamie Bragg	14,032	302,109
Peter Sachse	114,189	2,458,489
Brandy Richardson	—	—

____________

(1)      Equals the Company’s current fair market value on the vesting date multiplied by the number of shares acquired on vesting.

Pension Benefits

Our NEOs did not participate in or have account balances in qualified or nonqualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

Our NEOs did not participate in or have account balances in nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by us.

Potential Payments Upon Termination or Change in Control

Severance Entitlements under Mr. Tighe’s Employment Agreement

Pursuant to his employment agreement, in the event Mr. Tighe’s employment is terminated by the Company without Cause or by him for Good Reason, he will be entitled to: (i) 12 months of base salary continuation and (ii) unpaid annual bonus in respect of the completed fiscal year prior to the termination date based on actual performance. In addition, in the event of a termination of employment due to death or disability, he will be entitled to (i) unpaid annual bonus in respect of the completed fiscal year prior to the termination date based on actual performance and (ii) subject to his continued compliance with restrictive covenants, a pro-rata portion of the annual bonus for the fiscal year in which such termination occurs, based on actual performance. Mr. Tighe’s entitlement to any severance payment is subject to his execution and non-revocation of a general release of claims.

Severance Entitlements under the Executive Severance Plan

The NEOs other than Mr. Tighe are eligible to participate in the Tailored Brands Executive Severance Plan, effective as of September 22, 2022 (the “Executive Severance Plan”), which provide that, in the event the NEO’s employment terminates by the Company without Cause or by the NEO for Good Reason (each as defined in the Executive Severance Plan and summarized below), subject to the NEO’s execution and non-revocation of a general release of claims, the NEO is entitled to one year of base salary continuation.

Treatment of Equity Awards under the MEIPs

Upon a Sale of the Company, RSUs granted under the MEIPs will vest in full, subject to continued employment through such date, and PSUs granted under the MEIPs will vest only to the extent the applicable performance measure has been achieved through the end of the applicable performance period. In addition, in the event of a termination of employment for any reason other than a (i) termination with Cause or (ii) resignation without Good Reason, in each case, within the 12-month period immediately following the consummation of an SPC Non-Sale Transaction (as defined below), all then-unvested RSUs will accelerate and vest in full.

In the event the NEO’s employment is terminated due to death or disability, a pro rata portion of the RSUs that are eligible to vest on the next scheduled vesting date immediately following such termination of employment will vest, and a pro-rata portion of the PSUs will vest based on actual achievement of the applicable performance criteria based on the number of months employed until such termination date.

Certain Defined Terms

Under the Executive Severance Plan, “Cause” means a termination of employment by reason of any of the following, with respect to the participant: (i) conviction of, or plea of nolo contendere to, any felony or any crime or offense causing substantial harm to any of the Company or its affiliates (whether or not for personal gain) or involving acts of theft, fraud, embezzlement, moral turpitude or similar conduct; (ii) willful failure to perform the participant’s material job functions that continues after written notice from the employer; or (iii) willful and material breach of the employer’s then current code of ethics and business conduct, and any other written policy referenced therein that causes material and demonstrable injury to the Company or any of its affiliates.

Under the Executive Severance Plan, “Good Reason” means any of the following to which the participant does not consent in writing: (i) a material reduction in the participant’s base salary, other than a reduction in Base salary that is consistent with reductions in base salary for other senior executives of the Company or any of its affiliates and that does not continue for more than 90 days; (ii) any material reduction in the participant’s title, duties or responsibilities; or

(iii) relocation of the participant’s primary place of employment to a location more than 50 miles from the participant’s then current place of employment. To constitute Good Reason: (i) the participant must give the employer written notice identifying the grounds for the participant’s resignation within 30 days from the occurrence of such grounds, and (ii) the employer must fail to cure such grounds within 15 days from the day such notice is given.

Under the MEIPs, a “Sale of the Company” is deemed to occur on the earliest of (i) the purchase or other acquisition of outstanding shares of the Company’s capital stock by any entity, person or group of beneficial ownership, as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934 (other than the Company or one of its Subsidiaries or employee benefit plans), in one or more transactions, such that the holders of Voting Stock (as defined below) immediately prior to such acquisition now hold less than 50% of the Voting Stock, as a result of such acquisition, provided that, if (a) Silver Point and its wholly-owned subsidiaries (“SPC”) holds a majority of the Company’s Voting Stock immediately prior to such acquisition, (b) following the completion of such acquisition, SPC still retains a majority of the pro rata value of its pre-acquisition Voting Stock investment in the form of voting equity securities in the post-acquisition company (“Newco Equity Securities”), and (c) pursuant to the acquisition, all of a participant’s unvested RSUs or PSUs continue to be, or are exchanged for, the same form of Newco Equity Securities to be held by SPC post-acquisition, valuing the participant’s unvested RSUs or PSUs in good faith and without discounts (as if such RSUs or PSUs had been fully vested prior to such acquisition), then a Sale of the Company will be deemed not to occur (an “SPC Non-Sale Transaction”), and instead, any unvested RSUs or PSUs will be subject to double trigger vesting with respect to time-based vesting conditions; (ii) the completion by any entity, person, or group (other than the Company or one of its subsidiaries or employee benefit plans) of a tender offer or an exchange offer for more than 50% of the outstanding Voting Stock of the Company other than an SPC Non-Sale Transaction; (iii) the effective time of (1) a merger or consolidation of the Company with one or more corporations as a result of which the holders of the outstanding Voting Stock of the Company immediately prior to such merger or consolidation hold less than 50% of the Voting Stock of the surviving or resulting corporation immediately after such merger or consolidation, or (2) a transfer or sale of all or substantially all of the property or assets of the Company other than to an entity of which the Company owns at least 50% of the Voting Stock in each case, other than an SPC Non-Sale Transaction; or (iv) a “Sale Event” as defined under the Certificate of Designations other than an SPC Non-Sale Transaction. “Voting Stock” includes (A) the outstanding capital stock of the Company entitled to vote for the election of directors and/or on major corporate decisions (including Preferred Stock, where such voting power is calculated pursuant to Section 5 of the Certificate of Designations), and (B) any capital stock issuable upon the exercise or conversion of any instrument that converts into capital stock entitled to vote for the election of directors and/or on major corporate decisions.

We do not expect this offering to constitute a Sale of the Company.

The following table sets forth quantitative estimates of the benefits that would have accrued to each of our NEOs if his or her employment had been terminated without Cause or he or she resigned for Good Reason on January 31, 2026. Amounts below reflect potential payments pursuant to the employment agreement, Executive Severance Plan or MEIPs, as applicable, for such NEOs.

Name	Cash Severance Benefits for Termination without Cause or for Good Reason ($)(1)	Cash Severance Benefits for Termination due to Death or Disability ($)(2)	Value of Accelerated Equity Awards ($)
			Termination due to Death or Disability(3)	In Connection with a Sale of the Company
John Tighe	1,000,000	1,063,511	2,456,476	1,877,136
Michael (Mike) Baughn	700,000	—	—	1,715,123
Whit Alexander	540,000	—	209,858	1,119,625
Karla Gray	700,000	—	912,986	1,394,649
Jamie Bragg	490,000	—	545,643	604,283
Peter Sachse	—	—	582,990	750,859
Brandy Richardson	—	—	—	—

____________

(1)      Represents 12 months of base salary (for Mr. Tighe, pursuant to his employment agreement and for all other NEOs, pursuant to the Executive Severance Plan). Mr. Tighe is also entitled to receive unpaid annual bonus in respect of the completed fiscal year prior to the termination date based on actual performance; however, Mr. Tighe had already received his prior fiscal year bonus as of January 31, 2026.

(2)      Pursuant to his employment agreement, in the event of a termination of employment due to death or disability, Mr. Tighe is entitled to (i) unpaid annual bonus in respect of the completed fiscal year prior to the termination date based on actual performance and (ii) a pro-rata portion of the annual bonus for the fiscal year in which such termination occurs, based on actual performance. Because this table assumes a termination date of January 31, 2026, the amount of his pro-rata annual bonus for fiscal year 2025 is the full amount of his earned bonus for fiscal year 2025. Mr. Tighe had already received his prior fiscal year bonus as of January 31, 2026.

(3)      Represents value realized in connection with the vesting of a pro-rata portion of the PSUs based on the number of months employed until such termination date, assuming target performance, as actual performance cannot be determined prior to the end of the applicable performance periods. Pursuant to the MEIPs, a pro rata portion of the RSUs that are eligible to vest on the next scheduled vesting date immediately following such termination of employment. However, because the next vesting date after January 31, 2026 for the RSUs held by all NEOs is January 31, 2027, the RSUs will not accelerate assuming a January 31, 2026 termination date. Represents value of full acceleration of outstanding RSUs, calculated by multiplying (i) the number of shares of our common stock underlying the unvested portion of the RSUs by (ii) $21.53, which is the fair market value of a share of our common stock as of January 31, 2026.

In addition, in the event of a termination of employment for any reason other than a (i) termination with Cause or (ii) resignation without Good Reason, in each case, within the 12-month period immediately following the consummation of an SPC Non-Sale Transaction, NEOs will be entitled to cash severance in accordance with the Executive Severance Plan, and all then-unvested RSUs will accelerate and vest in full in accordance with terms of the MEIPs, resulting in a payment to each of Messrs. Tighe, Baughn and Alexander, Ms. Gray and Messrs. Bragg and Sachse in the amounts of $2,877,136, $2,415,123, $1,659,625, $2,094,649, $1,094,283 and $750,859, respectively.

Director Compensation

The following table presents the total compensation for each person who served as a non-employee member of our Board during the fiscal year ending January 31, 2026. Other than as set forth in the table, we did not pay any compensation, make any equity awards or non-equity awards to, or pay any other compensation to, any of the other non-employee members of the Board in fiscal year ending January 31, 2026. Mr. Tighe receives no additional compensation for his service as director and, consequently, is not included in this table. The compensation received by Mr. Tighe as an employee of the Company is presented in the Summary Compensation Table.

Our Board approved a non-employee director non-equity compensation policy, effective as of January 27, 2025, which provides (i) an annual cash retainer in the amount of $100,000 for serving as a non-employee director, (ii) an additional annual cash retainer in the amount of $100,000 for the chair of the Board and (iii) an additional annual cash retainer in the amount of $50,000 for the chair of each committee of the Board; provided, that the Board retains discretion to provide for additional compensation, pursuant to which discretion the Board approved cash fees in the total amount of $250,000 for Mr. Sachse in connection with his appointment as Executive Chairman of the Board, as further described above in the section titled “Narrative Disclosure to Summary Compensation Table and the Grant of Plan-Based Awards Table for the 2025 Fiscal Year — Employment Agreement and Offer Letters.”

In addition to cash fees, we maintain the Tailored Brands, Inc. 2025 Director Equity Plan (the “BEIP”), pursuant to which we’ve granted RSUs to non-employee directors, as set forth below.

2025 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)	Total ($)
Peter Sachse(1)	—	—	—	—
Lewis L. (Lee) Bird III	136,676	678,002	—	814,678
Timothy Lavelle	150,000	678,002	—	828,002
Sean Mahoney	175,000	678,002	—	853,002
Julie Rosen	117,033	678,002	—	795,035
Paul Soldatos	112,500	678,002	—	790,502

____________

(1)      Cash fees in the amount of $187,500 received by Mr. Sachse for his service on the Board were reported under the “All Other Compensation” column of the Summary Compensation Table, and equity awards (46,500 RSUs, 53,744 PSUs and 46,500 PSUs) Mr. Sachse received in August 2025 in connection with beginning his service as the Executive Chairman of the Board are reported under the “Stock Awards” Column of the Summary Compensation Table and in the Grants of Plan-Based Awards Table above.

(2)      Amounts reflect blended cash fees accounting for the increase to the applicable non-employee directors’ cash fees during fiscal year 2025. Mr. Bird and Ms. Rosen began serving on the Board since February 2025 and March 2025, respectively, and the amount reported in this column for each of them reflects partial year of service.

(3)      Represents the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of RSUs granted to our non-employee directors during fiscal year 2025. The assumptions used in calculating the grant date fair value of the stock awards reported in this column are set forth in Note 16, “Share-Based Compensation” in the Notes to our Consolidated Financial Statements included elsewhere in this prospectus. As of January 31, 2026, each of Messrs. Bird, Lavelle and Mahoney and Ms. Rosen held 17,308 outstanding RSUs and none of Mr. Soldatos’ RSUs were outstanding. RSUs granted under the BEIP to our non-employee directors vest in four equal installments on each of the first four anniversaries of the applicable vesting commencement date, subject to continued service through each vesting date and further subject to accelerated vesting in the event of a Sale of the Company (and in the event of an SPC Non-Sale Transaction, double-trigger vesting). In the event of a termination of service due to death or disability or by the Company without Cause, a pro rata portion of the RSUs that is eligible to vest on the next anniversary of the applicable vesting commencement date following such termination date will vest.

On May 19, 2026, our Board approved an amendment to the non-employee director non-equity compensation policy, to be effective on August 2, 2026, which provides (i) an annual cash retainer in the amount of $100,000 for serving as a non-employee director, (ii) an additional annual cash retainer in the amount of $25,000 for serving as the chair of the Nominating and Corporate Governance Committee, (iii) an additional annual cash retainer in the amount of $30,000 for serving as the chair of the Compensation Committee, (iv) an additional annual cash retainer in the amount of $40,000 for serving as the chair of the Audit Committee and (v) an additional annual cash retainer in the amount of $150,000 for serving as the chair of the Board.

Actions Taken in Connection with this Offering

2026 Omnibus Incentive Plan

In connection with this offering, we anticipate that our Board will adopt the 2026 Plan in order to have the ability to make grants in the future, as determined in the Board’s sole discretion, to incentivize our employees, non-employee directors and other service providers. We anticipate that the 2026 Plan will provide for the ability to make grants of options, stock appreciation rights, restricted stock, restricted stock units, performance awards, stock awards, dividend equivalents, other stock-based awards, cash awards and substitute awards intended to align the interests of our employees, non-employee directors and other service providers, including our NEOs, with those of our stockholders.

Securities to be Offered

Subject to adjustment in the event of certain transactions or changes of capitalization in accordance with the 2026 Plan, a number of shares of common stock equal to 8.0% of the number of shares of common stock outstanding at the closing of this offering (on a diluted basis, inclusive of shares underlying equity awards outstanding immediately prior to this offering and excluding additional shares reserved for issuance under the 2026 Plan and the ESPP) will be reserved for issuance pursuant to awards under the 2026 Plan. The total number of shares reserved for issuance under the 2026 Plan will be increased annually on January 1 of each calendar year beginning in 2027 and ending on and including January 1, 2036, by the lesser of (i) 3.5% of the aggregate number of shares of common stock outstanding on December 31 of the immediately preceding calendar year and (ii) such smaller number of shares of common stock as is determined by our board of directors. Shares of common stock subject to an award that expires or is canceled, forfeited, exchanged, settled in cash or otherwise terminated without delivery of shares and shares withheld to pay the exercise price of, or to satisfy the withholding obligations with respect to, an award will again be available for delivery pursuant to other awards under the 2026 Plan.

Administration

The 2026 Plan will be administered by a committee of our board of directors (the “Committee”), except to the extent our board of directors does not duly authorize such Committee to administer the 2026 Plan and in which case our board of directors will serve as the administrator. The Committee has broad discretion to administer the 2026 Plan, including the power to determine the eligible individuals to whom awards will be granted, the number and type of awards to be granted and the terms and conditions of awards. The Committee may also accelerate the vesting or exercise of any award and make all other determinations and take all other actions necessary or advisable for the administration of the 2026 Plan. To the extent the 2026 Plan administrator is not the Committee, our board of directors will retain the authority to take all actions permitted by the administrator under the 2026 Plan. Additionally, our board of directors retains the right to exercise the authority of the Committee to the extent consistent with applicable law.

Eligibility

Our employees, consultants and non-employee directors, and employees and consultants of our affiliates, will be eligible to receive awards under the 2026 Plan.

Non-Employee Director Compensation Limits

Under the 2026 Plan, in a single calendar year, a non-employee director may not be granted awards for such individual’s service on our board of directors having a value, taken together with any cash fees paid to such non-employee director, in excess of $750,000 (except that for any year in which a non-employee director (i) first commences service on our board of directors, (ii) serves on a special committee of our board of directors or (iii) serves as lead director or non-executive chair of our board of directors, such limit will be increased to $1,000,000), unless the Committee makes an exception to such limit. Such limits will not be applied to awards or other compensation, if any, provided to a non-employee director during any period in which such individual was an employee of the Company or any Affiliate or was otherwise providing services to the Company or to any Affiliate other than in the capacity as a non-employee director.

Types of Awards

Stock Options. We may grant stock options to eligible persons, except that incentive stock options may only be granted to persons who are our employees or employees of one of our subsidiaries, in accordance with Section 422 of the Code. The exercise price of a stock option generally cannot be less than 100% of the fair market value of a share of common stock on the date on which the stock option is granted and the stock option must not be exercisable for longer than 10 years following the date of grant. In the case of an incentive stock option granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of our equity securities, the exercise price of the option must be at least 110% of the fair market value of a share of common stock on the date of grant and the option must not be exercisable more than five years from the date of grant.

Stock Appreciation Rights. A stock appreciation right (“SAR”) is the right to receive an amount equal to the excess of the fair market value of one share of common stock on the date of exercise over the grant price of the SAR. The grant price of a SAR generally cannot be less than 100% of the fair market value of a share of common stock on the date on which the SAR is granted. The term of a SAR may not exceed 10 years. SARs may be granted in connection with, or independent of, other awards. The Committee has the discretion to determine other terms and conditions of a SAR award.

Restricted Stock Awards. A restricted stock award is a grant of shares of common stock subject to the restrictions on transferability and risk of forfeiture imposed by the Committee. Unless otherwise determined by the Committee and specified in the applicable award agreement, the holder of a restricted stock award has rights as a stockholder, including the right to vote the shares of common stock subject to the restricted stock award or to receive dividends on the shares of common stock subject to the restricted stock award during the restriction period. In the discretion of the Committee or as set forth in the applicable award agreement, dividends distributed prior to vesting may be subject to the same restrictions and risk of forfeiture as the restricted stock with respect to which the distribution was made.

Restricted Stock Units. A restricted stock unit is a right to receive cash, shares of common stock or a combination of cash and shares of common stock at the end of a specified period equal to the fair market value of one share of common stock on the date of vesting. Restricted stock units may be subject to the restrictions, including on transferability and forfeitability, imposed by the Committee. If the Committee so provides, a grant of restricted stock units may provide a participant with the right to receive dividend equivalents.

Performance Awards. A performance award is an award that vests and/or becomes exercisable or distributable subject to the achievement of certain performance goals during a specified performance period, as established by the Committee. Performance awards (which include performance stock units) may be granted alone or in addition to other awards under the 2026 Plan, and may be paid in cash, shares of common stock, other property or any combination thereof, in the sole discretion of the Committee.

Stock Awards. A stock award is a transfer of unrestricted shares of common stock on terms and conditions, if any, determined by the Committee.

Dividend Equivalents. Dividend equivalents entitle a participant to receive cash, shares of common stock, other awards or other property equal in value to dividends or other distributions paid with respect to a specified number of shares of common stock. Dividend equivalents may be granted on a free-standing basis or in connection with another award (other than stock options, SARs, restricted stock or stock awards).

Other Stock-Based Awards. Other stock-based awards are awards denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, the value of our shares of common stock. Cash Awards. Cash awards may be granted on terms and conditions, including vesting conditions, and for consideration, including no consideration or minimum consideration as required by applicable law, as the Committee determines in its sole discretion.

Substitute Awards. In connection with an entity’s merger or consolidation with the Company or the Company’s acquisition of an entity’s property or stock, awards may be granted in substitution for any other award granted before the merger or consolidation by such entity or its affiliates.

Certain Transactions

If any change is made to our capitalization, such as a share split, share combination, share dividend, exchange of shares or other recapitalization, merger or otherwise, that results in an increase or decrease in the number of outstanding shares of common stock, appropriate adjustments will be made by the Committee in the shares subject to an award under the 2026 Plan. The Committee will also have the discretion to make certain adjustments to awards in the event of a change in control, such as accelerating the vesting or exercisability of awards, requiring the surrender of an award, with or without consideration, or making any other adjustment or modification to the award that the Committee determines is appropriate in light of such transaction.

Clawback

All awards granted under the 2026 Plan will be subject to clawback, cancellation, recoupment, rescission, payback, reduction, or other similar action in accordance with any Company clawback or similar policy or any applicable law related to such actions.

Plan Amendment and Termination

Our board of directors or the Committee may amend or terminate any award, award agreement or the 2026 Plan at any time; however, stockholder approval will be required for any amendment to the extent necessary to comply with applicable law. Stockholder approval will be required to make amendments that (i) increase the aggregate number of shares that may be issued under the 2026 Plan, (ii) change the classification of individuals eligible to receive awards under the 2026 Plan, (iii) reduce the exercise price of any stock option or SAR; (iv) grant any new stock option, SAR, or other award in substitution for, or upon the cancellation of, any previously granted stock option or SAR that has the effect of reducing the exercise price thereof; (v) exchange any option or SAR for common stock, cash, or other consideration when the exercise price per share of common stock under such option or SAR exceeds the fair market value of a share of common stock; or (vi) take any action that would be considered a “repricing” of an option or SAR under the applicable listing standards of the national exchange on which the common stock is listed. The 2026 Plan will remain in effect for a period of 10 years (unless earlier terminated by our board of directors).

Equity Grants

In connection with this offering, we expect to grant (i) PSUs to certain employees, including our NEOs, and (ii) RSUs to certain non-employee directors, in each case, upon the closing of this offering under the 2026 Plan, representing an aggregate of approximately              shares of common stock underlying the awards (at an assumed initial public offering price of $         per share, the midpoint of the price range set forth in the cover page of this prospectus). The PSUs to be granted to employees will vest in full on the third anniversary of the applicable vesting commencement date upon satisfaction of the applicable Adjusted EBITDA target measured at the end of the 2028 fiscal year, subject to continued employment through the vesting date. The RSUs to be granted to non-employee directors will vest in full on the first anniversary of the applicable vesting commencement date, subject to continued service through the vesting date.

Employee Stock Purchase Plan

In order to incentivize employees of the Company, its designated affiliates and subsidiaries (the “Designated Subsidiaries”), we anticipate that our board of directors will adopt, and our stockholders will approve, the Tailored Brands, Inc. Employee Stock Purchase Plan (the “ESPP”), the material terms of which are summarized below, prior to the completion of this offering. The ESPP is comprised of two distinct components in order to provide increased flexibility to grant rights to purchase shares under the ESPP that are intended to qualify for favorable U.S. federal tax treatment under Section 423 of the Code (the “Section 423 Component”) and rights to purchase shares that are not intended to be tax-qualified under Section 423 of the Code. Although not yet adopted, we expect that the ESPP will have the features described below.

Shares Available for Awards; Administration

A total number of shares of common stock equal to 1.0% of the number of shares of common stock outstanding at the closing of this offering (on a diluted basis, inclusive of shares underlying equity awards outstanding immediately prior to this offering and excluding additional shares reserved for issuance under the 2026 Plan and the ESPP) will be reserved for issuance pursuant to awards under the ESPP. The total number of shares reserved for issuance under the ESPP will be increased annually on January 1 of each calendar year beginning in 2027 and ending on and including January 1, 2036, by the lesser of (i) 1.0% of the aggregate number of shares of common stock outstanding on December 31 of the immediately preceding calendar year and (ii) such smaller number of shares of common stock as is determined by our board of directors; provided, however, that no more than an amount of shares of common stock equal to 11.0% of the number of shares of common stock outstanding at the closing of this offering (on a diluted basis, inclusive of shares underlying equity awards outstanding immediately prior to this offering and excluding additional shares reserved for issuance under the 2026 Plan and the ESPP) may be issued in the aggregate under the Section 423 Component of the ESPP. Our compensation committee or other individuals to which authority has been delegated under the ESPP will administer and will have authority to interpret the terms of the ESPP and determine eligibility of participants. The entity that conducts the general administration of the ESPP (which is our compensation committee unless the board of directors assumes the authority for administration) is referred to herein as the “plan administrator.”

Eligibility

We expect that all of our employees and employees of any Designated Subsidiary will be eligible to participate in the ESPP, with certain exclusions as determined by the plan administrator. However, an employee may not be granted rights to purchase stock under the ESPP if the employee, immediately after the grant, would own (directly or through attribution) stock possessing 5% or more of the total combined voting power of all classes of our stock.

Grant of Rights

Under the ESPP, participants will be offered the right to purchase shares of our common stock at a discount during one or more offering periods, which may be successive or overlapping and will be selected by the plan administrator in its sole discretion with respect to which rights will be granted to participants. The plan administrator will designate the terms and conditions of each offering in writing, including the offering period, and may change the duration and timing of offering periods in its discretion. However, in no event may an offering period be longer than 27 months in length.

Unless otherwise set forth in the ESPP or in an offering document, a participant may participate in the ESPP only by means of payroll deductions of up to a specified percentage of their eligible compensation. In non-U.S. jurisdictions where participation in the ESPP through payroll deductions is prohibited, the plan administrator may provide that an eligible employee may elect to participate through contributions to the participant’s account under the ESPP in a form acceptable to the plan administrator in lieu of or in addition to payroll deductions. The plan administrator will establish a maximum number of shares that may be purchased by a participant during any offering period (which, in the absence of a contrary designation by the administrator, will be 1,000 shares). In addition, no employee will be permitted to accrue the right to purchase stock under the Section 423 Component at a rate in excess of $25,000 worth of shares during any calendar year during which such a purchase right is outstanding (based on the fair market value per share of our common stock as of the first day of the offering period).

On the first trading day of each offering period, each participant will automatically be granted the right to purchase shares of our common stock. The right will expire at the end of the applicable offering period and will be exercised on each applicable purchase date during an offering period to the extent of the payroll deductions accumulated during the applicable purchase period. Participants may voluntarily end their participation in the ESPP at any time during a specified period prior to the end of the applicable offering period and will be paid their accrued payroll deductions that have not yet been used to purchase shares of common stock.

A participant may not transfer rights granted under the ESPP other than by will or the laws of descent and distribution, and such rights are generally exercisable only by the participant.

Purchase Price

The purchase price will be designated by the plan administrator, but, with respect to the Section 423 Component, will not be less than 85% of the fair market value of a share of our common stock on the applicable enrollment date or the applicable exercise date, whichever is lower.

Certain Transactions

In the event of certain transactions or events affecting our common stock, the plan administrator will make equitable adjustments to the ESPP and outstanding rights. In the event of certain unusual or non-recurring transactions or events, the plan administrator may provide for (i) either the termination of outstanding rights in exchange for cash or the replacement of outstanding rights with other rights or property, (ii) the assumption or substitution of outstanding rights by the successor or survivor corporation, or a parent or subsidiary thereof, (iii) the adjustment in the number and type of shares of stock subject to outstanding rights, (iv) the use of participants’ accumulated payroll deductions to purchase stock on a new purchase date prior to the next scheduled purchase date and termination of any rights under ongoing offering periods, or (v) the termination of all outstanding rights.

ESPP Amendment and Termination

The plan administrator may amend, suspend or terminate the ESPP at any time. However, shareholder approval will be required for any amendment that (i) increases the aggregate number or changes the type of shares subject to the ESPP or (ii) changes the ESPP in any manner that would be considered the adoption of a new plan within the meaning of Treasury Regulation § 1.423-2(c)(4). In the event that the plan administrator determines that the ongoing operation of the ESPP may result in unfavorable financial accounting consequences, the administrator may modify or amend the ESPP to reduce or eliminate those consequences. Upon termination of the ESPP, the balance in each participant’s plan account will be refunded as soon as practicable.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of            , 2026, with respect to:

•        each person known to us to beneficially own more than 5% of any class of our outstanding common stock;

•        each of the selling stockholders;

•        each of our NEOs;

•        each member of our board of directors; and

•        all of our directors and executive officers as a group.

Applicable percentage of beneficial ownership prior to this offering is based on            shares of common stock outstanding as of            , 2026, after giving effect to the Stock Split.

Applicable percentage of beneficial ownership after this offering also assumes the foregoing and the issuance and sale by us of            shares of common stock (or            shares of common stock if the underwriters exercise in full their option to purchase additional shares from the selling stockholders).

Certain of our non-employee directors, including Peter Sachse, have collectively provided indications of interest to purchase $            of shares of our common stock in this offering at the public offering price and on the same terms as the other purchasers in this offering. The underwriters will receive the same underwriting discount on any shares purchased by these parties as they will on any other shares sold to the public in this offering. Because these indications of interest are not binding agreements or commitments to purchase, the directors may determine to purchase more, less or no shares in this offering. The following table does not reflect any shares of our common stock that may be purchased by certain of our directors pursuant to their respective indications of interest.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. A security holder is also deemed to be, as of any date, the beneficial owner of all securities that such security holder has the right to acquire within 60 days after such date through (1) the exercise of any option or warrant; (2) the conversion of a security; (3) the power to revoke a trust, discretionary account or similar arrangement; or (4) the automatic termination of a trust, discretionary account or similar arrangement. Shares issuable pursuant to options are deemed to be outstanding for computing the beneficial ownership percentage of the person holding those options but are not deemed to be outstanding for computing the beneficial ownership percentage of any other person. Except as otherwise noted, the person or entities listed below have sole voting and investment power with respect to all shares of our common stock beneficially owned by them, except to the extent this power may be shared with a spouse. All information with respect to beneficial ownership has been furnished by the directors or Named Executive Officers, as the case may be. Unless otherwise noted, the mailing address of each listed beneficial owner is c/o Tailored Brands, Inc., 530 7th Avenue, 7th Floor, New York, New York 10018.

	Common Stock Beneficially Owned Before Offering		Common Stock Beneficially Owned After Offering Assuming No Exercise of the Underwriters’ Option		% of Total Voting Power %	Common Stock Beneficially Owned After Offering Assuming Full Exercise of the Underwriters’ Option		% of Total Voting Power %
Name of Beneficial Owner	Shares	%	Shares	%		Shares	%
5% Stockholders and the Selling Stockholders:
Silver Point(1)
Arbour Lane Capital Management, L.P.(2)
Directors and Named Executive Officers:
John Tighe
Michael (Mike) Baughn
Whit Alexander
Jamie Bragg
Karla Gray
Peter Sachse
Timothy Lavelle
Sean Mahoney
Wesley S. McDonald
Julie Rosen
Delaney Steele
All directors and executive officers as a group ( individuals)

____________

*        Represents beneficial ownership of less than 1%.

(1)      Includes             shares of common stock of the Company held by certain investment funds (collectively, the “Funds”) managed by Silver Point Capital, L.P. or its affiliates. Silver Point Capital Management, LLC (“Silver Point Management”) is the general partner of Silver Point and, as a result, may be deemed to be the beneficial owner of all the shares of common stock held by the Funds. Each of Edward A. Mulé and Robert J. O’Shea is a member of Silver Point Management and, as a result, may be deemed to be the beneficial owner of all the shares of common stock held by the Funds. The business address of each of these reporting persons is Two Greenwich Plaza, First Floor, Greenwich, Connecticut, 06830. Messrs. Mulé and O’Shea disclaim beneficial ownership of the reported securities held by the Funds except to the extent of their pecuniary interests therein.

(2)      Includes            shares of common stock of the Company held by ALCOF II NUBT, L.P. and ALCOF III NUBT, L.P, which are the record and direct holders of the securities reported herein. Arbour Lane Capital Management, LP, as investment manager to such funds, exercises voting and investment power over the securities held by such funds and therefore may be deemed to beneficially own such securities. Arbour Lane Fund II GP, LLC and Arbour Lane Fund III GP, LLC, as the respective general partners of the applicable fund(s), by virtue of their relationships to such entities, may also be deemed to beneficially own such securities. The business address of each of these reporting persons is 700 Canal Street, 4th Floor, Stamford, Connecticut 06902. Each of the foregoing entities disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The agreements described in this section, or forms of such agreements as they will be in effect at the time of this offering, are filed as exhibits to the registration statement of which this prospectus forms a part, and the following descriptions are qualified by reference to all of the provisions of such agreements. Because these descriptions are only summaries of the applicable agreements, they do not necessarily contain all of the information that you may find useful. We, therefore, urge you to review the agreements in their entirety. Copies of the forms of the agreements have been filed as exhibits to the registration statement of which this prospectus forms a part.

Agreements to be Entered in Connection with this Offering

Stockholders Agreement

We are party to a second amended and restated stockholders agreement (“Stockholders Agreement”) with our Principal Stockholder and each of our other pre-IPO stockholders. The Stockholders Agreement provides certain pre-IPO stockholders with the right to request that we register their shares of capital stock on a long-form or short-form registration statement on one or more occasions in the future, which registrations may be “shelf registrations,” and certain piggyback registration rights, subject in each case to the restrictions in the Stockholders Agreement. We will pay expenses in connection with the exercise of these rights and indemnify against certain liabilities that may arise under the Securities Act. The registration rights described in this paragraph apply to shares of our common stock held directly or indirectly by holders of our shares of common stock party to the Stockholders Agreement and certain transferees and assignees following permitted transfers of their rights under the Stockholders Agreement, subject to certain exceptions.

Director Nomination Agreement

In connection with this offering, we will enter into a Director Nomination Agreement with our Principal Stockholder. The Director Nomination Agreement will provide our Principal Stockholder with the right to designate a number of nominees to serve as directors on our board of directors as follows: (i) three directors, so long as our Principal Stockholder continues to beneficially own shares of our common stock representing at least 50% of the voting power of our capital stock, (ii) two directors, so long as our Principal Stockholder continues to beneficially own shares of our common stock representing at least 25% of the voting power of our capital stock (but less than 50% of the voting power of our capital stock), and (iii) one director, so long as our Principal Stockholder continues to beneficially own shares of our common stock representing at least 10% of the voting power of our capital stock (but less than 25% of the voting power of our capital stock), subject to proportional increase if the number of directors serving on our board of directors shall be increased to more than seven directors. The Director Nomination Agreement will also prohibit us from taking any action that would reasonably be expected to adversely affect our Principal Stockholder’s rights under the Director Nomination Agreement without the prior written consent of our Principal Stockholder. For so long as our Principal Stockholder has the right to designate a nominee for director pursuant to the Director Nomination Agreement, our Principal Stockholder shall also have the right to have one of its designees serve as a member and Chair of the Compensation Committee, subject to compliance with applicable law, Company policies and stock exchange rules, and to designate a non-voting board of directors observer. The director designation rights will terminate at such time as our Principal Stockholder ceases to beneficially own shares of our common stock representing at least 10% of the voting power of our capital stock.

Potential Insider Participation

Certain of our non-employee directors, including Peter Sachse, have collectively provided indications of interest to purchase $            of shares of our common stock in this offering at the public offering price and on the same terms as the other purchasers in this offering. Because these indications of interest are not binding agreements or commitments to purchase, the directors may determine to purchase more, less or no shares in this offering. Shares purchased by our directors will be subject to the Lock-Up Agreement (as defined herein).

Policies and Procedures for Transactions with Related Parties

The Audit Committee will have primary responsibility for reviewing and approving transactions with related parties. Our Audit Committee charter will provide that the Audit Committee shall review and approve in advance any related party transactions. We will adopt, effective upon the completion of this offering, a formal written policy providing that our executive officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of our voting stock, any member of the immediate family of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed, is a general partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest, is not permitted to enter into a related party transaction with us without the consent of our Audit Committee, subject to the exceptions described below. In approving or rejecting any such proposal, our Audit Committee is to consider the relevant facts and circumstances available and deemed relevant to our Audit Committee, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. Our Audit Committee is expected to determine that certain transactions will not require audit committee approval, including certain employment arrangements of executive officers, director compensation, transactions with another company at which a related party’s only relationship is as a non-executive employee or beneficial owner of less than 5% of that company’s shares, transactions where a related party’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis, and transactions available to all employees generally.

Limitation of Liability and Indemnification of Officers and Directors

As discussed elsewhere in this prospectus, our amended and restated certificate of incorporation and amended and restated bylaws will provide that we shall indemnify each of our directors and officers to the fullest extent permitted by the DGCL. For further information, see the section titled “Description of Capital Stock — Limitations on Liability and Indemnification of Officers and Directors.” We intend to enter into customary indemnification agreements with each of our executive officers and directors that provide them, in general, with customary indemnification in connection with their service to us or on our behalf.

DESCRIPTION OF MATERIAL INDEBTEDNESS

Set forth below is a summary of certain provisions of the instruments evidencing our material indebtedness, prior to giving effect to the completion of this offering and the transactions described in this prospectus. This summary does not purport to be complete and is qualified by reference to the credit agreements governing the ABL Facility and the Term Loan Facility and the Secured Notes Indenture referred to herein, a copy of which will be filed as an exhibit to the registration statement of which this prospectus forms a part. The following summary should be read in conjunction with “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Company” and the Consolidated Financial Statements included elsewhere in this prospectus.

ABL Facility

The ABL Facility was entered into on December 1, 2020 and has been amended from time to time, including by the most recent amendment dated as of July 21, 2026. The ABL Facility provides for a senior secured, asset-based revolving credit facility with total commitments of $400.0 million, consisting of $350.0 million of U.S. commitments and $50.0 million of Canadian commitments. The ABL Facility permits the commitments to be increased by up to $150.0 million, subject to customary conditions and the willingness of existing or additional lenders to provide such increased commitments.

Availability under the ABL Facility is limited to the lesser of the total revolving commitments then in effect and the applicable borrowing base, less outstanding credit exposure. The borrowing base is calculated based on eligible inventory, eligible rental inventory, eligible accounts, eligible credit card accounts receivable and eligible cash, subject to customary advance rates, eligibility criteria, caps and reserves.

The obligations under the ABL Facility are guaranteed, jointly and severally, by the borrowers and the other loan parties. The obligations under the ABL Facility are secured by liens on the collateral granted by the loan parties, subject to permitted liens, excluded assets and the intercreditor agreement, which governs the relative lien priority and other creditor rights of the ABL secured parties, the secured parties under the Term Loan Credit Agreement and the secured parties under the Secured Notes Indenture.

The ABL Facility has several borrowing and interest rate options, including Term SOFR, adjusted Term CORRA, Canadian prime rate and alternate base rate loans. Advances under the ABL Facility bear interest at the applicable reference rate plus a margin ranging from 1.25% to 1.75% for Term SOFR and adjusted Term CORRA loans and from 0.25% to 0.75% for alternate base rate and Canadian prime rate loans, in each case based on average availability. The ABL Facility also provides for letter of credit participation fees at the same applicable margin used for Term SOFR and adjusted Term CORRA loans, a fronting fee of 0.125% and customary issuing bank fees. The ABL Facility provides for an unused commitment fee of 0.25% per annum.

As of August 1, 2026, letters of credit totaling approximately $17.1 million were issued and outstanding. As of August 1, 2026, borrowings available under the ABL Facility were $186.8 million.

On July 21, 2026, the ABL Facility was amended to, among other things, extend the scheduled maturity date of March 31, 2028 to July 21, 2031, and update certain terms of the ABL Facility, including the pricing terms, borrowing base provisions and certain changes to conform to the Term Loan Credit Agreement.

The ABL Facility includes a springing financial covenant that requires compliance with a fixed charge coverage ratio of at least 1.00 to 1.00 during any covenant period, which begins when availability is less than the greater of 10% of the line cap and $35.0 million and ends after availability has been at least that threshold for 30 consecutive days. The ABL Facility also contains negative covenants that, among other things, restrict, subject to certain exceptions, the ability of the loan parties and their restricted subsidiaries to incur indebtedness, incur liens, engage in mergers or other fundamental changes, dispose of assets, make investments, acquisitions, loans or advances, make restricted payments, prepay certain indebtedness and engage in affiliate transactions.

The ABL Facility contains affirmative covenants, including covenants relating to financial reporting, borrowing base certificates and supporting collateral reporting, appraisals, field examinations, collateral matters, credit card arrangements and deposit account controls.

The ABL Facility also contains customary events of default, including nonpayment, covenant breaches, cross-payment defaults and cross-acceleration events with respect to certain other material indebtedness, certain bankruptcy or insolvency events, failure of material guarantees or collateral liens and a change of control.

Term Loan Facility

On January 28, 2026, we entered into a term loan (the “Term Loan Facility” and the term loans under such Term Loan Facility, the “Term Loans”) with existing shareholders and third-party lenders consisting of $650.0 million in aggregate principal, maturing on January 28, 2031. The Term Loan amortizes in an annual amount equal to 7.50% of the aggregate principal amount quarterly, commencing on August 3, 2026. The Term Loan Facility provides the Company with the right to request incremental commitments in an amount equal to the sum of (a) a fixed incremental amount, (b) the principal amount of certain voluntary prepayments of the term loans thereunder prior to such date and (c) an additional amount subject to compliance with certain specified financial ratio incurrence tests. The lenders under the Term Loan Facility are not under any obligation to provide any such incremental commitments, and the incurrence of any such incremental commitments will be subject to certain customary conditions precedent and other provisions.

The Company may prepay the Term Loans, in whole or in part, at any time. Certain prepayments and lender replacements made prior to the first anniversary of the effective date are subject to a 1.00% prepayment premium, subject to customary exceptions, including transactions related to a change of control or a Qualified IPO (as defined in the Term Loan Facility). Following the end of each fiscal year, commencing with the first full fiscal year after January 28, 2026, the Company is also required to make mandatory prepayments based on a percentage of excess cash flow, ranging from 25% to 75% depending on the first lien leverage ratio, net of voluntary prepayments.

The Term Loan bears interest at (i) Alternate Base Rate (“ABR” and, such Term Loan bearing interest at ABR, the “ABR Loan”) or SOFR (such Term Loan bearing interest at SOFR, the “SOFR Loan”), as applicable, plus (ii) the Applicable Rate. The Applicable Rate is equal to 5.75%, in the case of any SOFR Loan and 4.75%, in the case of any ABR Loan. The Applicable Rate will be subject to a step-down of 0.25% upon the consummation of a Qualified IPO (as defined in the Term Loan Facility).

The obligations under the Term Loan Facility are guaranteed, jointly and severally, by the Company and certain of the Company’s subsidiaries. The obligations under the Term Loan are secured on a first-priority basis by the cash flow collateral and a second-priority basis by the ABL collateral.

The Term Loan Facility does not contain any financial covenants. The Term Loan Facility contains a number of negative covenants that, among other things, will restrict, subject to certain exceptions, the ability of the Company and its restricted subsidiaries to (i) incur additional indebtedness (including guarantee obligations); (ii) create or incur liens; (iii) engage in mergers or other fundamental changes; (iv) sell, transfer or otherwise dispose of certain assets; (v) make investments, acquisitions or loans or advances; (vi) pay dividends and distributions or repurchase capital stock; (vii) prepay, redeem or repurchase certain indebtedness; and (viii) enter into agreements which limit our ability and the ability of our restricted subsidiaries to incur liens on assets. The Term Loan Facility also contains certain customary affirmative covenants and events of default for facilities of this type, including an event of default upon a change of control.

On May 1, 2026, using cash on hand, the Company made a voluntary prepayment of $67.2 million on its Term Loan, which included a prepayment premium of $0.7 million and accrued interest of $1.6 million.

Senior Secured Notes due 2031

On January 28, 2026, we issued $450.0 million in aggregate principal amount of 9.000% Senior Secured Notes due 2031. The Senior Secured Notes were issued pursuant to an indenture, dated as of January 28, 2026 (as amended, supplemented or otherwise modified from time to time, the “Secured Notes Indenture”), by and among The Men’s Wearhouse, LLC, as issuer, TBI, as guarantor, the other guarantors party thereto and U.S. Bank Trust Company, National Association, as trustee and notes collateral agent.

The Senior Secured Notes are guaranteed, on a joint and several basis, by TBI and certain of our existing and future wholly-owned domestic and Canadian restricted subsidiaries that guarantee the ABL Facility, Term Loan Facility and certain capital markets debt. The Senior Secured Notes and the related guarantees are secured by a first-priority security interest in the cash flow collateral that secures the Term Loan Facility on a first-priority basis, and a second-priority security interest in the ABL collateral that secures the ABL Facility on a first-priority basis and also secures the Term Loan Facility on a second-priority basis.

The Senior Secured Notes mature on February 1, 2031 and bear interest at a rate of 9.000% per annum, payable semi-annually in cash in arrears on February 1 and August 1 of each year, beginning on August 1, 2026.

We may redeem all or a portion of the Senior Secured Notes at any time prior to February 1, 2028 at a redemption price equal to 100% of the aggregate principal amount thereof, plus a make-whole premium, together with accrued and unpaid interest, if any, to, but excluding, the redemption date. We may redeem all or a portion of the Senior Secured Notes at any time on or after February 1, 2028 at the redemption prices set forth in the Secured Notes Indenture.

At any time prior to February 1, 2028, we may redeem (i) up to 10% of the aggregate principal amount of the Senior Secured Notes during each calendar year at a redemption price equal to 103% of the aggregate principal amount of the Senior Secured Notes to be redeemed, subject to certain conditions, or (ii) all of the Senior Secured Notes then outstanding with the net cash proceeds any Qualified IPO (as defined therein) at a redemption price equal to 109.000% of the principal amount thereof, plus, in each case, accrued and unpaid interest thereon, if any, to, but excluding, the applicable redemption date.

At any time prior to February 1, 2028, up to 40% of the aggregate principal amount of the Senior Secured Notes may be redeemed at a redemption price equal to 109.000% of the principal amount thereof, with an amount equal to or less than the net cash proceeds from certain equity offerings, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

Upon the occurrence of specified kinds of change of control triggering events, holders of the Senior Secured Notes will have the right to require us to repurchase the Senior Secured Notes at a purchase price equal to 101% of the principal amount plus accrued and unpaid interest, if any, to, but excluding, the repurchase date.

The Secured Notes Indenture limits, among other things, the ability of us and our restricted subsidiaries to (i) incur or guarantee additional indebtedness or issue disqualified stock or certain preferred stock; (ii) pay dividends on or make other distributions in respect of equity interests or make other restricted payments; (iii) create liens on certain assets to secure indebtedness; (iv) make certain investments; (v) sell certain assets; (vi) enter into certain transactions with our affiliates; (vii) merge or consolidate with other persons or sell or otherwise dispose of all or substantially all of our assets; and (viii) designate our restricted subsidiaries as unrestricted subsidiaries. These covenants are subject to a number of important limitations and exceptions that are set forth in the Secured Notes Indenture.

DESCRIPTION OF CAPITAL STOCK

General

Upon completion of this offering, our authorized capital stock will consist of            shares of common stock, par value $0.001 per share and 100,000,000 shares of undesignated preferred stock, par value $0.001 per share. As of            , 2026, we had            shares of common stock outstanding held by            stockholders of record and no shares of preferred stock outstanding. After the Stock Split and the consummation of this offering, we expect to have            shares of our common stock outstanding, assuming no exercise by the underwriters of their option to purchase additional shares and no shares of preferred stock outstanding. The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to our amended and restated certificate of incorporation and amended and restated bylaws to be in effect at the closing of this offering, which are filed as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of the DGCL.

Common Stock

Subject to preferences that may apply to shares of preferred stock outstanding at the time, holders of outstanding shares of common stock will be entitled to receive dividends out of assets legally available at the times and in the amounts as our board of directors may determine from time to time.

Each outstanding share of common stock will be entitled to one vote on all matters submitted to a vote of stockholders. Holders of shares of our common stock shall have no cumulative voting rights.

Our common stock will not be entitled to preemptive or other similar subscription rights to purchase any of our securities.

Our common stock will be neither convertible nor redeemable.

Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to receive pro rata our assets that are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding.

Preferred Stock

On the completion of this offering and under our amended and restated certificate of incorporation, our board of directors may, without further action by our stockholders, from time to time, direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the designations, powers, preferences, privileges and relative participating, optional or special rights, as well as the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of our common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of our liquidation before any payment is made to the holders of shares of our common stock. Under certain circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of directors then in office, our board of directors, without stockholder approval, may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of our common stock and the market value of our common stock.

Anti-Takeover Effects of Our Amended and Restated Certificate of Incorporation and Our Amended and Restated Bylaws

Our amended and restated certificate of incorporation and amended and restated bylaws will contain, and the DGCL contains, provisions, which are summarized in the following paragraphs that may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of common stock held by stockholders.

Special Meetings of Stockholders

Our amended and restated certificate of incorporation and amended and restated bylaws will provide that special meetings of our stockholders may be called at any time only by or at the direction of our board of directors or the chairman of our board of directors or upon request of holders of shares representing at least 20.0% of our outstanding common stock. Our amended and restated bylaws will prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting, which may have the effect of deferring, delaying or discouraging hostile takeovers or changes in control or management of the Company.

Advance Notice Procedures

Our amended and restated bylaws will establish an advance notice procedure for stockholder proposals to be brought before an annual or special meeting of our stockholders, including proposed nominations of persons for election to our board of directors. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although the amended and restated bylaws will not give our board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the amended and restated bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.

Removal of Directors; Vacancies

Our amended and restated certificate of incorporation will provide that any director may be removed with or without cause with the affirmative vote of stockholders representing a majority of the voting power of the then outstanding shares of voting stock, at a meeting of our stockholders called for that purpose. In addition, our amended and restated certificate of incorporation will provide that, subject to the Director Nomination Agreement and the rights granted to one or more series of preferred stock then outstanding, any newly created directorship on our board of directors that results from an increase in the number of directors and any vacancies on our board of directors will be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director (and not by the stockholders).

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval, subject to stock exchange rules. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. One of the effects of the existence of authorized but unissued common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Business Combinations

Upon completion of this offering, we will not be subject to the provisions of Section 203 of the DGCL (“Section 203”). In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that the person becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock.

Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions: (i) before the stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our outstanding common stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining our outstanding common stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or (iii) at or after the time the stockholder became an interested stockholder, the business combination was approved by the board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares.

We will opt out of Section 203; however, our amended and restated certificate of incorporation will contain similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

•        Prior to such time, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder.

•        Upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares.

•        At or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 66 2/3% of our outstanding voting stock that is not owned by the interested stockholder.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with our Company for a three-year period. This provision may encourage companies interested in acquiring our Company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Our amended and restated certificate of incorporation will provide that our Principal Stockholder or any of its affiliated companies, certain direct or indirect transferees of our Principal Stockholder or any of its affiliated companies or any other person with whom any of the foregoing are acting as a group or in concert, do not constitute “interested stockholders” for purposes of this provision until our Principal Stockholder and its affiliated companies cease to beneficially own at least 1% of our outstanding shares of common stock.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of us. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Exclusive Forum

Our amended and restated certificate of incorporation will provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the United States District Court for the District of Delaware) will be the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (3) any action asserting a claim against the Company or any director or officer of the Company arising pursuant to any provision of the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws or (4) any other action asserting a claim against the Company or any director or officer of the Company that is governed by the internal affairs doctrine; provided that for the avoidance of doubt, the forum selection provision that identifies the Court of Chancery of the State of Delaware as the exclusive forum for certain litigation, including any “derivative action,” will not apply to suits to enforce a duty or liability created by the Securities Act, the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Our amended and restated certificate of incorporation will also provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and to have consented to the provisions of our amended and restated certificate of incorporation described above. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law or the Securities Act, as applicable, for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or our directors and officers. Alternatively, if a court were to find any of the forum selection provisions contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable, we may incur additional costs associated with having to litigate such action in other jurisdictions, which could have an adverse effect on our business, financial condition, results of operations, cash flows and prospects and result in a diversion of the time and resources of our employees, management and board of directors.

Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our amended and restated certificate of incorporation will, to the maximum extent permitted from time to time by Delaware law, renounce any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to certain of our officers, directors or stockholders or their respective affiliates, other than those officers, directors, stockholders or affiliates who are our or our subsidiaries’ employees. Our amended and restated certificate of incorporation will provide that, to the fullest extent permitted by law, none of the Principal Stockholder, its affiliated companies and Exempted Persons (as defined in the amended and restated certificate of incorporation) will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (ii) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, in the event that our Principal Stockholder, its affiliated companies and Exempted Persons (as defined in the amended and restated certificate of incorporation) acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or its or his affiliates or for us or our affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity. Our amended and restated certificate of incorporation will not renounce our interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director or officer of the Company. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for us unless we would be permitted to undertake the opportunity under our amended and restated certificate of incorporation, we have sufficient financial resources to undertake the opportunity and the opportunity would be in line with our business.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our amended and restated certificate of incorporation will include a provision that eliminates the personal liability of directors and officers for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions will be to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director and officer, including breaches resulting from grossly negligent behavior. However, exculpation will not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions, or derived an improper benefit from his or her actions as a director or officer.

Our amended and restated bylaws will provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We also will be expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance will be useful to attract and retain qualified directors and officers.

The limitation of liability, indemnification and advancement provisions that will be included in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breaches of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Broadridge Corporate Issuer Solutions, LLC. The transfer agent’s address is 51 Mercedes Way, Edgewood, New York 11717.

Listing

We have applied to list our common stock on Nasdaq under the symbol “MW”.

SHARES AVAILABLE FOR FUTURE SALE

Before this offering, there has been no public market for our common stock. As described below, only a limited number of shares currently outstanding will be available for sale immediately after this offering due to contractual and legal restrictions on resale. Nevertheless, future sales of substantial amounts of our common stock, including shares issued upon the exercise of outstanding options, in the public market after this offering or the perception that those sales may occur, could cause the prevailing market price for our common stock to fall or impair our ability to raise capital through sales of our equity securities.

Based on the number of shares of our common stock outstanding as of            , 2026, after giving effect to the Stock Split and the completion of this offering, we will have            shares of our common stock outstanding, assuming no exercise by the underwriters of their option to purchase additional shares.

Of the shares that will be outstanding immediately after the closing of this offering, we expect that the shares to be sold in this offering by us and the selling stockholders will be freely tradable without restriction under the Securities Act unless purchased by our “affiliates,” as that term is defined in Rule 144. Shares purchased by our affiliates may not be resold except pursuant to an effective registration statement or an exemption from registration, including the safe harbor under Rule 144 described below.

The remaining shares of our common stock outstanding after this offering will be “restricted securities,” as that term is defined under Rule 144, and we expect that substantially all of these restricted securities will be subject to the lock-up agreements described below. These restricted securities may be sold in the public market only if the sale is registered or pursuant to an exemption from registration, such as Rule 144 or Rule 701, which are summarized below.

We intend to file with the SEC a registration statement on Form S-8 covering the shares of common stock reserved for issuance under the 2026 Plan. Such registration statement is expected to be filed and become effective as soon as practicable after completion of this offering. Upon effectiveness, the shares of common stock covered by this registration statement will generally be eligible for sale in the public market, subject to certain contractual and legal restrictions summarized below.

Lock-up Agreements

We, the selling stockholders and each of our directors and executive officers, collectively representing substantially all of our common stock and securities convertible into or exercisable for our common stock prior to this offering, have agreed that, without the prior written consent of Goldman Sachs & Co. LLC, Morgan Stanley & Co. LLC and Jefferies LLC on behalf of the underwriters, we and they will not, subject to certain exceptions, dispose of or hedge any of their shares of common stock or securities convertible into or exercisable for shares of common stock during the period from the date of this prospectus and continuing through the close of the first Trading Day on the 180th Day after the date of this prospectus, or, if the 180th Day is not a Trading Day, immediately after the close of the last Trading Day immediately preceding the 180th Day. The lock-up restrictions are described in more detail under “Underwriting.”

Following the lock-up periods set forth in the agreements described above and assuming that the representatives of the underwriters do not release any parties from these agreements, all of the shares of our common stock that are restricted securities or are held by our affiliates as of the date of this prospectus will be eligible for sale in the public market in compliance with Rule 144.

Registration Rights

Pursuant to the Stockholders Agreement, certain of our other stockholders have registration rights. We intend to describe the material terms of their registration rights in a subsequent pre-effective amendment to this registration statement. See “Certain Relationships and Related Party Transactions — Stockholders Agreement.”

Rule 144

In general, under Rule 144, beginning 90 days after we become subject to the public company reporting requirements of the Exchange Act, any person who is not our affiliate, who was not our affiliate at any time during the preceding three months and who has held their shares for at least six months, including the holding period of any prior owner other than one of our affiliates, may sell shares without restriction, subject to the availability of current public information about us and subject to applicable lock-up restrictions. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than one of our affiliates, then that person would be entitled to sell those shares without complying with any of the requirements of Rule 144.

Beginning 90 days after we become subject to the public company reporting requirements of the Exchange Act and subject to applicable lock-up restrictions, a person who is our affiliate or who was our affiliate at any time during the preceding three months and who has beneficially owned restricted securities for at least six months, including the holding period of any prior owner other than one of our affiliates, is entitled to sell a number of shares within any three-month period that does not exceed the greater of: (i) 1% of the number of shares of our common stock outstanding, which will equal approximately            shares immediately after this offering; and (ii) the average weekly trading volume of our common stock on during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates are also subject to certain manner of sale provisions, notice requirements and to the availability of current public information about us.

Rule 701

In general, under Rule 701, any of our employees, directors or officers who acquired shares from us in connection with a compensatory stock or option plan or other compensatory written agreement before the effective date of this offering are, subject to applicable lock-up restrictions, eligible to resell such shares in reliance upon Rule 144 beginning 90 days after the date of this prospectus. If such person is not an affiliate and was not our affiliate at any time during the preceding three months, the sale may be made subject only to the manner-of-sale restrictions of Rule 144. If such a person is an affiliate, the sale may be made under Rule 144 without compliance with the holding period requirements under Rule 144, but subject to the other Rule 144 restrictions described above.

Equity Incentive Plans

Following this offering, we intend to file with the SEC a registration statement on Form S-8 under the Securities Act covering the shares of common stock that are subject to outstanding options and other awards issuable pursuant to the 2026 Plan. Shares covered by such registration statement will be available for sale in the open market following its effective date, subject to certain Rule 144 limitations applicable to affiliates and the terms of lock-up agreements, if applicable to those shares.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a general discussion of the material U.S. federal income tax considerations applicable to non-U.S. holders (as defined herein) with respect to their purchase, ownership and disposition of shares of our common stock issued pursuant to this offering but does not purport to be a complete analysis of all potential tax considerations relating thereto. All prospective non-U.S. holders of our common stock should consult their own tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership and disposition of our common stock. In general, a non-U.S. holder means a beneficial owner of our common stock (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not or is not treated as, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or of any state thereof or the District of Columbia;

•        an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

•        a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the “Code”)) have the authority to control all of the trust’s substantial decisions or (ii) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

This discussion is based on current provisions of the Code, existing and proposed U.S. Treasury Regulations promulgated thereunder, published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”) and judicial decisions, all as in effect as of the date of this prospectus. These authorities are subject to change and to differing interpretation, possibly with retroactive effect. Any change or differing interpretation could alter the tax consequences to non-U.S. holders described herein.

We assume in this discussion that a non-U.S. holder holds shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a non-U.S. holder in light of that non-U.S. holder’s particular circumstances, nor does it address any non-income tax consequences, such as estate or gift tax consequences, and any aspects of U.S. state, local or non-U.S. taxation including the application or impact of any tax treaties or the base erosion and anti-abuse tax. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder, including the impact of the Medicare contribution tax on net investment income and any minimum tax, and does not address the special tax rules applicable to particular non-U.S. holders, including, but not limited to, holders that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below), corporations that accumulate earnings to avoid U.S. federal income tax, tax-exempt or governmental organizations, banks, financial institutions, insurance companies, regulated investment companies, real estate investment trusts, brokers, dealers or traders in securities, commodities or currencies, tax-qualified retirement plans, “qualified foreign pension funds” as defined in Section 897(1)(2) of the Code and entities in which all of the interests of which are held by qualified foreign pension funds, “qualified shareholders” (within the meaning of Section 897(k)(3) of the Code) or investors therein, U.S. expatriates and former citizens or long-term residents of the United States, holders that are subject to the special tax accounting rules of Section 451(b) of the Code, holders who hold or receive our common stock pursuant to the exercise of employee stock options, through a tax-qualified retirement plan or otherwise as compensation, holders holding our common stock as part of a hedge, straddle, constructive sale, synthetic security or other risk reduction strategy, conversion transaction or other integrated investment, holders deemed to sell our common stock under the constructive sale provisions of the Code, holders that elect to use a mark-to-market method of accounting for their holdings in our common stock, pass-through entities other than partnerships (and investors therein), controlled foreign corporations, foreign controlled foreign corporations and passive foreign investment companies.

In addition, this discussion does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships for U.S. federal income tax purposes) or persons that hold our common stock through such partnerships. If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds shares of our common stock, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Such partners and partnerships should consult their own tax advisors regarding the tax consequences of the purchase, ownership and disposition of our common stock.

There can be no assurance that a court or the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences to a non-U.S. holder of the purchase, ownership or disposition of our common stock.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Distributions on Our Common Stock

As described above in the section titled “Dividend Policy,” we do not anticipate declaring or paying dividends on our common stock for the foreseeable future. However, if we do make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be applied against and reduce the non-U.S. holder’s basis in its common stock (but not below zero). Any remaining excess will be treated as capital gain from the sale or exchange of such common stock and subject to the tax treatment described below in “— Gain on Sale, Exchange or other Taxable Disposition of Our common stock.” Any such distribution will also be subject to the discussion below regarding effectively connected income, backup withholding and FATCA withholding.

Subject to any backup withholding or FATCA withholding (each discussed below), dividends paid to a non-U.S. holder will generally be subject to withholding of U.S. federal income tax at a 30% rate of the gross amount of dividends or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence.

Dividends that are treated as effectively connected with a trade or business conducted by a non-U.S. holder within the United States and, if an applicable income tax treaty so provides, that are attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder within the United States, are generally exempt from the 30% U.S. federal withholding tax described above if the non-U.S. holder satisfies applicable certification and disclosure requirements. However, such U.S. effectively connected income, net of specified deductions and credits, is generally taxed at the same regular U.S. federal income tax rates generally applicable to “United States persons” (as defined in the Code) unless an applicable income tax treaty provides otherwise. Any U.S. effectively connected dividends of a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the U.S. and such holder’s country of residence.

To claim a reduction or exemption from the U.S. federal withholding tax described above, a non-U.S. holder generally will be required to provide (i) a properly executed IRS Form W-8BEN or W-8BEN-E (or successor form), as applicable, and satisfy applicable certification and other requirements to claim the benefit of an applicable income tax treaty between the United States and such holder’s country of residence, or (ii) a properly executed IRS Form W-8ECI stating that dividends are not subject to withholding because they are effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States. A non-U.S. holder that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders are urged to consult their own tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

Gain on Sale, Exchange or Other Taxable Disposition of Our Common Stock

Subject to the discussion below regarding backup withholding and FATCA withholding, in general, a non-U.S. holder will not be subject to any U.S. federal income tax on any gain realized upon such holder’s sale, exchange or other taxable disposition of shares of our common stock unless:

•        The gain is effectively connected with a U.S. trade or business of the non-U.S. holder, and, if an applicable income tax treaty so provides, is attributable to a permanent establishment or a fixed base maintained in the United States by such non-U.S. holder, in which case such gain will generally be taxed at the regular U.S. federal income tax rates generally applicable to “United States persons” (as defined in the Code) unless an applicable income tax treaty provides otherwise and the non-U.S. holder will be required to file a U.S. federal income tax return. If the non-U.S. holder is treated as a corporation for U.S. federal income tax purposes, the branch profits tax described above in “Distributions on Our Common Stock” also may apply;

•        The non-U.S. holder is an individual who is treated as present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to a flat 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the gain derived from the disposition, which may generally be offset by certain U.S. source capital losses of the non-U.S. holder, if any (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses; or

•        Our common stock constitutes a “United States real property interest” because we are, or have been, at any time during the five-year period ending on the date of such disposition (or the non-U.S. holder’s holding period of our common stock, if shorter) a “United States real property holding corporation” for U.S. federal income tax purposes. Generally, a corporation is a United States real property holding corporation only if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance, we do not believe that we currently are, or have been, a United States real property holding corporation, or that we are likely to become one in the future. Even if we are or become a United States real property holding corporation, provided that our common stock is “regularly traded,” as defined by applicable U.S. Treasury Regulations, on an established securities market during the calendar year in which the sale or other taxable disposition occurs, only a non-U.S. holder that holds more than 5% of our outstanding common stock, directly or indirectly, actually or constructively, during the shorter of the five-year period ending on the date of the disposition or the period that the non-U.S. holder held our common stock will be subject to U.S. federal income tax on the sale or other taxable disposition of our common stock. In such case, such non-U.S. holder generally will be taxed on its net gain derived from the sale or other taxable disposition at the regular U.S. federal income tax rates generally applicable to “United States persons” (as defined in the Code). No assurance can be provided that our common stock will continue to be regularly traded on an established securities market for purposes of the rules described above. If we were to become a United States real property holding corporation and our common stock were not considered to be “regularly traded” on an established securities market during the calendar year in which the relevant disposition by a non-U.S. holder occurs, such non-U.S. holder (regardless of the percentage of stock owned) would be subject to U.S. federal income tax on a sale or other taxable disposition of our common stock and a 15% withholding tax would apply to the gross proceeds from such disposition.

Non-U.S. holders should consult their own tax advisors regarding potentially applicable income tax treaties that may provide for different treatment.

Information Reporting and Backup Withholding

We (or an applicable agent or intermediary) must report annually to the IRS and to each non-U.S. holder the gross amount of the distributions, regardless of whether such distributions constitute dividends or whether any tax was actually withheld, on our common stock paid to such holder and the tax withheld, if any, with respect to such distribution. These information reporting requirements apply even if no withholding was required because the dividends were effectively connected with the holder’s conduct of a U.S. trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. A non-U.S. holder will have to comply with specific certification procedures to establish that the holder is not a United States person in order to avoid backup withholding at the applicable rate (currently 24%) with respect to dividends on our common stock. A non-U.S. holder generally will not be subject to backup withholding with respect to payments of dividends on our common stock if such holder establishes an exemption by certifying his, her or its non-U.S. status by providing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI (or other applicable or successor form); provided the applicable withholding agent does not have actual knowledge or reason to know that such holder is a United States person. If a non-U.S. holder does not provide the certification described above or the applicable withholding agent has actual knowledge or reason to know that such non-U.S. holder is a “United States person” (as defined in the Code), payments of distributions or of proceeds of the sale or other taxable disposition of our common stock may be subject to backup withholding at a rate currently equal to 24% of the gross proceeds of such distribution, sale, or taxable disposition.

Information reporting and backup withholding will generally apply to the proceeds of a sale or other taxable disposition of our common stock by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or non-U.S., unless the holder establishes an exemption by certifying his, her or its status as a non-U.S. holder and satisfies certain other requirements or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of sale or other taxable disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. However, for information reporting purposes, a sale or other taxable disposition effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to a sale or other taxable disposition effected through a U.S. office of a broker. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder may be allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability, if any, or may entitle such holder to a refund from the IRS, provided that the required information is timely furnished to the IRS.

Non-U.S. holders should consult their own tax advisors regarding information reporting and backup withholding.

FATCA Withholding

Sections 1471 through 1474 of the Code, and the U.S. Treasury Regulations and other administrative guidance issued thereunder, commonly referred to as “FATCA,” generally impose a U.S. federal withholding tax of 30% on dividends on, and, subject to the proposed U.S. Treasury Regulations discussed below, the gross proceeds from a sale or other disposition of, our common stock paid to (i) a “foreign financial institution” (as defined in the Code), unless such institution enters into an agreement with the U.S. government to, among other things, withhold on certain payments and to collect and provide to the U.S. tax authorities certain information regarding certain U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise qualifies for an exemption from these rules, or (ii) a “non-financial foreign entity” (as defined in the Code), unless such entity provides the withholding agent with either a certification that it does not have any direct or indirect “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying, and information regarding, such substantial United States owners or otherwise qualifies for an exemption from these rules. An intergovernmental agreement between the United States and the non-U.S. holder’s country of residence may modify the requirements described in this paragraph.

Proposed U.S. Treasury Regulations eliminate FATCA withholding on the gross proceeds from a sale or other disposition of our common stock and may be relied upon by taxpayers until final U.S. Treasury Regulations are issued. We will not pay additional amounts or “gross up” payments to non-U.S. holders as a result of any withholding or deduction for taxes imposed under FATCA, if applicable. Under certain circumstances, certain non-U.S. holders might be eligible for refunds or credits of such taxes.

Investors are encouraged to consult with their own tax advisors regarding the implications of FATCA to their particular circumstances.

UNDERWRITING

The Company, the selling stockholders and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman Sachs & Co. LLC, Morgan Stanley & Co. LLC and Jefferies LLC are the representatives of the underwriters.

Underwriters	Number of Shares
Goldman Sachs & Co. LLC
Morgan Stanley & Co. LLC
Jefferies LLC
BofA Securities, Inc.
Evercore Group L.L.C.
Guggenheim Securities, LLC
Wells Fargo Securities, LLC
Robert W. Baird & Co. Incorporated
Stifel, Nicolaus & Company, Incorporated
Telsey Advisory Group LLC
Fifth Third Securities, Inc.
Academy Securities, Inc.
Loop Capital Markets LLC
Total

The underwriters are committed to take and pay for all of the shares being offered by the Company and the selling stockholders, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

The selling stockholders have granted the underwriters an option to buy up to an additional            shares of common stock from the selling stockholders to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. They may exercise that option for 30 days from the date of this prospectus. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above. The Company will not receive any proceeds from the sale of shares by the selling stockholders, including any shares sold pursuant to the underwriters’ option to purchase additional shares.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the Company and the selling stockholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase            additional shares from the selling stockholders.

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $            per share from the initial public offering price. After the initial offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The Company has agreed that, during the period from the date of this prospectus and continuing through the close of the first Trading Day on the 180th Day after the date of this prospectus, or, if the 180th Day is not a Trading Day, immediately after the close of the last Trading Day immediately preceding the 180th Day (the “restricted period”), the Company will not (i) offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, or file with or confidentially submit to the SEC a registration statement under the Securities Act relating to, any of the Company’s securities that are substantially similar to the shares of common stock being sold in this offering, including but not limited to, any options or warrants to purchase shares of common stock or any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or any such substantially similar securities, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or any such other securities, or publicly disclose the intention to enter into such agreement, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

However, the restrictions described above will not apply to (A) the shares of common stock being sold in this offering, (B) the issuance of shares of common stock or securities convertible into or exercisable for common stock pursuant to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options (including net exercise) or the vesting or settlement of restricted stock or RSUs (including net settlement), in each case outstanding on the date of this prospectus and described in this prospectus; (C) grants of stock options, stock awards, restricted stock, RSUs, equity appreciation rights, equity appreciation rights units or other equity awards and the issuance of shares of common stock or securities convertible into or exercisable or exchangeable for common stock (whether upon the exercise of stock options or otherwise) to the Company’s employees, officers, directors, advisors or consultants pursuant to the terms of an equity compensation plan in effect on the closing date of this offering and described in this prospectus; (D) the issuance, offer or entry into an agreement providing for the issuance of up to 10% of the total number of shares of common stock outstanding immediately following this offering of the shares of common stock in acquisitions, joint ventures or other strategic transactions; (E) the filing of any registration statement on Form S-8 relating to securities granted or to be granted pursuant to any plan in effect on the closing date of this offering and described in this prospectus or any assumed benefit plan pursuant to an acquisition or similar strategic transaction contemplated by clause (D); (F) the submission of a confidential registration statement in connection with the exercise of any registration rights described in this prospectus and any preparations related thereto, provided that such submission or preparations do not require or result in the public filing of a registration statement with the SEC or any other public announcement of such proposed registration by the Company or any third party during the restricted period; (G) facilitating the establishment of a trading plan on behalf of a shareholder, officer or director of the Company pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made or taken by the Company regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of common stock may be made under such plan during the restricted period; (H) the withholding of common stock by the Company in connection with the vesting, settlement or exercise of equity awards, including for the payment of exercise price and tax, remittance and other obligations due as a result of vesting, settlement or exercise of equity awards (in each case, whether by way of “net” or “cashless” exercise, “net settlement” or otherwise) or in connection with the conversion of convertible securities, without the prior written consent of the representatives; and (I) the issuance by the Company of shares of common stock in connection with the Stock Split; provided that in the case of clauses (B) and (C), the Company shall (a) cause each recipient of such securities that is a member of the Company’s board of directors or an executive officer of the Company to execute and deliver to the representatives, on or prior to the issuance of such securities, a lock-up letter in substantially the form of a lock-up agreement (as defined below) (which, for the avoidance of doubt, shall not extend the restricted period beyond the 180 days after the date of this prospectus) to the extent not already executed and delivered by such recipients as of the date of this prospectus and (b) enter stop transfer instructions with the Company’s transfer agent and registrar on such securities with respect to all recipients of such securities, which the Company agrees it will not waive or amend without the prior written consent of representatives.

Each of the Company’s directors and executive officers and substantially all of the Company’s stockholders (each, a “Lock-Up Party”) have entered into lock-up agreements (each, a “Lock-Up Agreement”) with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, with limited exceptions, during the restricted period, may not, and may not cause or direct any of his, her, its or their affiliates to, without the prior written consent of the representatives:

(i)     offer, sell, contract to sell, pledge, grant any option, right or warrant to purchase, purchase any option or contract to sell, lend or otherwise transfer or dispose of any shares of common stock, any options or warrants to purchase any shares of common stock or any securities convertible into, exchangeable for or that represent the right to receive shares of common stock (such shares of common stock, options, rights, warrants or other securities, collectively, “Lock-Up Securities”), including, without limitation, any such Lock-Up Securities now owned or hereafter acquired by a Lock-Up Party;

(ii)    engage in any hedging or other transaction or arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) which is designed to or which reasonably could be expected to lead to or result in a sale, loan, pledge or other disposition (whether by the Lock-Up Party or someone other than the Lock-Up Party), or transfer of any of the economic consequences of ownership, in whole or in part, directly or indirectly, of any Lock-Up Securities, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of shares of common stock or other securities, in cash or otherwise (any such sale, loan, pledge or other disposition, or transfer of economic consequences, a “Transfer”);

(iii)   make any demand for or exercise any right with respect to the registration of any Lock-Up Securities; or

(iv)   otherwise publicly announce any intention to engage in or cause any action, activity, transaction or arrangement described in clause (i), (ii) or (iii) above.

Notwithstanding the foregoing, the Lock-Up Parties may:

(a)     transfer the Lock-Up Parties’ Lock-Up Securities:

(i)     as one or more bona fide gifts or charitable contributions, or for bona fide estate planning purposes;

(ii)    upon death by will, testamentary document or intestate succession;

(iii)   if the Lock-Up Party is a natural person, to any member of the Lock-Up Party’s immediate family (for purposes of the Lock-Up Agreement, “immediate family” shall mean any relationship by blood, current or former marriage, domestic partnership or adoption, not more remote than first cousin) or to any trust, partnership, limited liability company or other entity for the direct or indirect benefit of the Lock-Up Party or the immediate family of the Lock-Up Party or, if the Lock-Up Party is a trust, to a trustor or beneficiary of the trust or the estate of a beneficiary of such trust;

(iv)   to a corporation, partnership, limited liability company or other entity of which the Lock-Up Party and the immediate family of the Lock-Up Party are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(v)    to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (a)(i) through (iv) above;

(vi)   if the Lock-Up Party is a corporation, partnership, limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate (as defined in Rule 405 under the Securities Act) of the Lock-Up Party, or to any investment fund or other entity which directly or indirectly is controlling, is controlled by, managing or managed by or under common control with the Lock-Up Party or affiliates of the Lock-Up Party (including, for the avoidance of doubt, where the Lock-Up Party is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership), or (B) as part of a disposition, transfer or distribution by the Lock-Up Party to its stockholders, current or former partners (general or limited), members or other equityholders or to the estate of any such stockholders, partners, members or other equityholders;

(vii)  by operation of law, such as pursuant to a qualified domestic order, divorce settlement, divorce decree or separation agreement or other order of a court or regulatory authority,

(viii) to the Company from a current or former employee of the Company upon death, disability or termination of employment, in each case, of such employee or to the Company pursuant to any contractual or other arrangements that provide the Company with an option, a right of first refusal or other right to purchase Lock-Up Securities;

(ix)   that the Lock-Up Party acquired (A) from the underwriters in this offering (if the undersigned is not an officer (as defined in Rule 16a-1(f) of the Exchange Act or director of the Company) or (B) in open market transactions after the closing date of this offering; provided that no public disclosure or filing under the Exchange Act shall be voluntarily made reporting a reduction in beneficial ownership in connection with subsequent sales of Lock-Up Securities acquired in this offering or in such open market transactions;

(x)    to the Company in connection with the vesting, conversion, settlement or exercise of restricted stock units, restricted stock, options, warrants or other rights to purchase shares of common stock (including, in each case, by way of “net” or “cashless” exercise, “net settlement” or otherwise) that are scheduled to expire or automatically vest during the restricted period, including any transfer to the Company for the payment of exercise price, tax withholdings or remittance payments due as a result of the vesting, conversion, settlement or exercise of such restricted stock units, restricted stock, options, warrants or other rights, or in connection with the conversion of convertible securities, in all such cases pursuant to equity awards granted under a stock incentive plan or other equity award plan, or pursuant to the terms of convertible securities, each as described in this prospectus, provided that any securities received upon such vesting, conversion, settlement, exercise or conversion shall be subject to the terms of the Lock-Up Agreement;

(xi)   in connection with the conversion, exchange or reclassification of any outstanding securities of the Company into shares of common stock, or any conversion, exchange or reclassification of the common stock (including the Stock Split), provided that any such shares of common stock received upon such conversion, exchange or reclassification shall be subject to the terms of the Lock-Up Agreement;

(xii)  if the Lock-Up Party is an institutional holder identified by the Company to the representatives as eligible for this clause (an “Institutional Holder”), to permit lenders or financing counterparties, including any security agent, securities intermediary or custodian, in connection with a bona fide loan, margin loan or other financing transaction provided to such Institutional Holder and/or its affiliates, to obtain a security interest in the Lock-Up Securities and, upon an event of default, enforce such security interest by foreclosing on, selling, transferring or otherwise disposing of such Lock-Up Securities; provided that, with respect to any grant of a security interest after the execution of the Lock-Up Agreement, the Lock-Up Party shall inform such lenders or financing counterparties of the existence and contents of the Lock-Up Agreement before entering into such bona fide loan, margin loan or other financing transaction; provided, further, that any purchaser or transferee of such Lock-Up Securities shall, upon such foreclosure, sale, transfer or other disposition of such Lock-Up Securities, sign and deliver a lock-up agreement substantially in the form of the Lock-Up Agreement; or

(xiii) with the prior written consent of the representatives on behalf of the underwriters;

provided that (A) in the case of clauses (a)(i), (ii), (iii), (iv), (v), (vi) and (xi) above, such transfer or distribution shall not involve a disposition for value, (B) in the case of clauses (a)(i), (ii), (iii), (iv), (v), (vi) and (vii) above, it shall be a condition to the transfer or distribution that the donee, devisee, transferee or distributee, as the case may be, shall sign and deliver a lock-up agreement in the form of the Lock-Up Agreement, except that with respect to any related series of transfers or distributions to donees, devisees, transferees or distributees permitted under this clause (B) that are deemed to occur simultaneously, only the ultimate donee, devisee, transferee or distributee in such series of transfers or distributions shall be required to sign and deliver a lock-up agreement in the form of the Lock-Up Agreement, and (C) in the case of clauses (a)(i), (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix), (x) and (xii) above, no filing by any party (including, without limitation, any donor, donee, devisee, transferor, transferee, distributor or distributee) under the Exchange Act, or other public filing, report or announcement reporting a reduction in beneficial ownership of Lock-Up Securities shall be voluntarily made in connection with such transfer or distribution, and if any such filing, report or announcement shall be legally required during the restricted period, such filing, report or announcement shall clearly indicate in the footnotes thereto (A) the circumstances of such transfer or distribution and (B) in the case of a transfer or distribution pursuant to clauses (a)(i), (ii), (vii) and (xii) above, that the donee, devisee, transferee or distributee has agreed to be bound by a lock-up agreement in the form of the Lock-Up Agreement;

(b)    enter into or amend a written plan meeting the requirements of Rule 10b5-1 under the Exchange Act relating to the transfer, sale or other disposition of the Lock-Up Party’s Lock-Up Securities, if then permitted by the Company, provided that none of the securities subject to such plan may be transferred, sold or otherwise disposed of until after the expiration of the restricted period, other than as permitted by the Lock-Up Agreement, and no public announcement, report or filing under the Exchange Act, or any other public filing, report or announcement, shall be voluntarily made (whether by or on behalf of the Lock-Up Party, the Company or any other party) regarding, or that otherwise discloses, the establishment of such plan during the restricted period, and if any such filing, report or announcement shall be legally required during the restricted period, such filing, report or announcement shall clearly indicate that none of the securities subject to such plan may be transferred, sold or otherwise disposed of pursuant to such plan until after the expiration of the restricted period;

(c)    transfer the Lock-Up Party’s Lock-Up Securities pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by the board of directors of the Company and made to all holders of the Company’s capital stock involving a change of control of the Company; provided that in the event that such tender offer, merger, consolidation or other similar transaction is not completed, the Lock-Up Party’s Lock-Up Securities shall remain subject to the provisions of the Lock-Up Agreement; and

(d)    to the extent the Lock-Up Party has demand and/or piggyback registration rights under any registration rights agreement described in this prospectus, the Lock-Up Party may notify the Company privately that the Lock-Up Party is or will be exercising his, her or its demand and/or piggyback registration rights under any such registration rights agreement following the expiration of the restricted period and undertake preparations related thereto; provided that the foregoing notification and/or preparations do not request, require or result in the public filing of a registration statement with the SEC or any other public announcement of such proposed registration by the Lock-Up Party, the Company or any third party during the restricted period (and no such filing, public announcement or activity shall be voluntarily made or taken by the Lock-Up Party, the Company or any third party during restricted period); provided, further, that the Company shall notify the representatives promptly upon receipt of such notice.

The representatives, in their sole discretion, may release the Company’s common stock and other securities subject to the Lock-Up Agreements described above in whole or in part at any time.

Prior to the offering, there has been no public market for the shares. The initial public offering price has been negotiated among the Company, the selling stockholders and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be the Company’s historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company’s management and the consideration of the above factors in relation to market valuation of companies in related businesses.

The Company has applied to list the common stock on Nasdaq under the symbol “MW”.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on Nasdaq, in the over-the-counter market or otherwise.

The Company estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $            . The Company also agreed to reimburse the underwriters for certain Financial Industry Regulatory Authority (“FINRA”)-related expenses incurred by them in connection with the offering in an amount up to $            . The underwriters have agreed to reimburse certain of the Company’s expenses in connection with the offering.

The Company and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market-making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the Company and to persons and entities with relationships with the Company, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the Company (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the Company. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Selling Restrictions

Other than in the United States, no action has been taken by the Company or the underwriters that would permit a public offering of shares of common stock offered by this prospectus in any jurisdiction where action for that purpose is required. The shares of common stock offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares of common stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares of common stock offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), an offer to the public of any shares of common stock may not be made in that Relevant Member State prior to the publication of a prospectus in relation to the shares of common stock which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Regulation, except that an offer to the public in that Relevant Member State of any shares of common stock may be made at any time under the following exemptions under the Prospectus Regulation:

•        to any legal entity which is a “qualified investor” as defined under the Prospectus Regulation;

•        to fewer than 150 natural or legal persons (other than “qualified investors” as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

•        in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided, that no such offer of shares of common stock shall result in a requirement for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or a supplemental prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any shares of common stock or to whom any offer is made will be deemed to have represented, warranted and agreed to and with each of the underwriters and the Company that it is a qualified investor within the meaning of Article 2 of the Prospectus Regulation.

In the case of any shares of common stock being offered to a financial intermediary as that term is used in Article 1(4) of the Prospectus Regulation, each financial intermediary will also be deemed to have represented, warranted and agreed that the shares of common stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares of common stock to the public, other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of common stock, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

United Kingdom

This prospectus has been prepared on the basis that the offering of the shares of common stock falls within one of the exceptions specified in Part 1 of Schedule 1 of the Public Offers and Admissions to Trading Regulations 2024 (the “POATRs”) and, accordingly, there will not be a prospectus prepared or published for the purposes of the POATRs. This prospectus does not constitute a prospectus for the purposes of the POATRs.

Each underwriter has represented and agreed that it has not made and will not make an offer of shares of common stock which are the subject of this prospectus to the public in the United Kingdom, except that it may make an offer:

•        at any time to any legal entity which is a qualified investor as defined in paragraph 15 of Schedule 1 to the POATRs;

•        at any time to fewer than 150 persons (other than qualified investors as defined in paragraph 15 of Schedule 1 to the POATRs) in the United Kingdom subject to obtaining the prior consent of the relevant underwriters nominated by us for any such offer; or

•        at any time in any other circumstances falling within Part 1 of Schedule 1 to the POATRs.

For the purposes of this provision, the expression an “offer of shares of common stock” to the public in relation to any shares of common stock in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and the shares of common stock to be offered so as to enable an investor to decide to purchase or subscribe for the shares of common stock.

Canada

The shares of common stock may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the shares of common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

The shares of common stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the laws of Hong Kong) (the “SFO”) and any rules made thereunder; or (b) in other circumstances which do not result in this prospectus being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (the “CO”) or which do not constitute an offer to the public within the meaning of the CO. No advertisement, invitation or document relating to the shares of common stock has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the shares of common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the shares of common stock may not be offered or sold, or made the subject of an invitation for subscription or purchase, nor may this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase of the shares of common stock be circulated, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA or (ii) to an accredited investor (as defined in Section 4A of the SFA) pursuant to and in accordance with the conditions specified in Section 275 of the SFA.

Japan

The shares of common stock have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the shares of common stock nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of, Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Brazil

The offer and sale of shares of common stock have not been and will not be registered with the Brazilian Securities Commission (Comissão de Valores Mobiliários, or “CVM”) and, therefore, will not be carried out by any means that would constitute a public offering in Brazil under CVM Resolution No. 160, dated 13 July 2022, as amended, or unauthorized distribution under Brazilian laws and regulations. The shares of common stock may be authorized for trading on organized non-Brazilian securities markets and may only be offered to Brazilian Professional Investors (as defined by applicable CVM regulation), who may only acquire the securities through a non-Brazilian account, with settlement outside Brazil in non-Brazilian currency. The trading of these shares of common stock on regulated securities markets in Brazil is prohibited.

Australia

This prospectus:

•        does not constitute a disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);

•        has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document for the purposes of the Corporations Act; and

•        may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, available under section 708 of the Corporations Act (“Exempt Investors”).

The shares of common stock may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the shares of common stock may be issued, and no draft or definitive prospectus, advertisement or other offering material relating to any shares of common stock may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the shares of common stock, you represent and warrant to us that you are an Exempt Investor. As any offer of shares of common stock under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the shares of common stock you undertake to us that you will not, for a period of 12 months from the date of the shares of common stock, offer, transfer, assign or otherwise alienate those shares of common stock to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Dubai International Financial Centre

This prospectus relates to an “Exempt Offer” in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (the “DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for this prospectus. The shares of common stock to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares of common stock should conduct their own due diligence on the shares of common stock. If you do not understand the contents of this prospectus, you should consult an authorized financial advisor.

In relation to its use in the Dubai International Financial Centre, this document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the Dubai International Financial Centre.

United Arab Emirates

The shares of common stock have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus does not constitute a public offer of shares of common stock in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority, Financial Services Regulatory Authority (FSRA) or the Dubai Financial Services Authority.

Switzerland

This prospectus does not constitute an offer to the public or a solicitation to purchase or invest in any shares of common stock. No shares of common stock have been offered or will be offered to the public in Switzerland, except that offers of shares of common stock may be made to the public in Switzerland at any time under the following exemptions under the Swiss Financial Services Act (“FinSA”):

•        to any person which is a professional client as defined under the FinSA;

•        to fewer than 500 persons (other than professional clients as defined under the FinSA), subject to obtaining the prior consent of the underwriters for any such offer; or

•        in any other circumstances falling within Article 36 FinSA in connection with Article 44 of the Swiss Financial Services Ordinance provided, that no such offer of shares of common stock shall require the Company or any underwriter to publish a prospectus pursuant to Article 35 FinSA. The shares of common stock have not been and will not be listed or admitted to trading on a trading venue in Switzerland. Neither this document nor any other offering or marketing material relating to the shares of common stock constitutes a prospectus as such term is understood pursuant to the FinSA and neither this document nor any other offering or marketing material relating to the shares of common stock may be publicly distributed or otherwise made publicly available in Switzerland.

LEGAL MATTERS

The validity of the shares of our common stock offered hereby will be passed upon for us by Kirkland & Ellis LLP, New York, New York. Various legal matters related to this offering will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The financial statements of Tailored Brands, Inc. as of January 31, 2026, and February 1, 2025, and for the years ended January 31, 2026, February 1, 2025, and February 3, 2024, included in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some items of which are contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or document referred to are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

The SEC maintains a website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov. As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available at the website of the SEC referred to above. We also maintain a website at www.tailoredbrands.com. Upon completion of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

INDEX TO FINANCIAL STATEMENTS

Audited Consolidated Financial Statements

Unaudited Condensed Consolidated Financial Statements

Page
Condensed Consolidated Balance Sheets as of August 1, 2026, August 2, 2025 and January 31, 2026	F-44
Condensed Consolidated Statements of Income for the Six Months Ended August 1, 2026 and August 2, 2025	F-45
Condensed Consolidated Statements of Comprehensive Income for the Six Months Ended August 1, 2026 and August 2, 2025	F-46
Condensed Consolidated Statements of Redeemable Convertible Preferred Stock and Shareholders’ Deficit for the Six Months Ended August 1, 2026 and August 2, 2025	F-47
Condensed Consolidated Statements of Cash Flows for the Six Months Ended August 1, 2026 and August 2, 2025	F-48
Notes to the Condensed Consolidated Financial Statements	F-50

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of Tailored Brands, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Tailored Brands, Inc. and subsidiaries (the “Company”) as of January 31, 2026 and February 1, 2025, the related consolidated statements of income, comprehensive income, redeemable convertible preferred stock and shareholders’ (deficit) equity, and cash flows for the years ended January 31, 2026, February 1, 2025 and February 3, 2024, and the related notes to the consolidated financial statements (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of January 31, 2026 and February 1, 2025, and the results of its operations and its cash flows for the years ended January 31, 2026, February 1, 2025, and February 3, 2024, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Inventory — Refer to Notes 2 and 5 to the financial statements

Critical Audit Matter Description

The Company accounts for inventory at the lower of cost or net realizable value, using the weighted average cost method. Inventory includes estimated procurement and distribution costs, including tariffs. Inventory also includes in-transit inventory, which is estimated based on the receipt of information from third parties to determine when control of inventory has passed to the Company.

We identified the calculations for in-transit inventory and capitalized procurement and distribution costs, including tariffs, as a critical audit matter. The Company records inventory purchases based upon an estimate of when control passes, and the cumulative amount of applicable inventoriable costs required to bring merchandise inventory to its desired location and condition. These estimates can lead to inherent subjectivity in management’s judgment in estimating the timing and value of total inventoriable costs, and as a result requires a high degree of auditor judgment and an increased extent of effort to test the Company’s inventory estimates.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to management’s judgment included the following, among others:

•        For a sample of inventory in-transit transactions, we performed detail testing by agreeing the date that the inventory was recorded to underlying source documents and third-party information.

•        For a sample of inventory, we performed detail testing of the costs capitalized in the recording of the inventory purchases.

•        Performed substantive analytic procedures over the capitalization of inventory variances.

•        Performed procedures to test the completeness and accuracy of the estimate of inventory purchases when the goods or invoices had not yet been received.

•        For a sample of inventory purchase transactions, we performed detail testing by agreeing the amount of tariff costs recognized to source documents and tested the mathematical accuracy of the recorded capitalized amounts.

/s/ Deloitte & Touche LLP

Houston, Texas

April 21, 2026 (June 16, 2026 as to Note 17)

We have served as the Company’s auditor since at least 1991; however, an earlier year could not be reliably determined.

TAILORED BRANDS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except par value and share data)

	As of
	January 31, 2026	February 1, 2025
Assets
Current assets:
Cash and cash equivalents	$149,030	$71,220
Accounts receivable, net	19,974	21,650
Inventory	429,665	433,192
Assets held for sale	3,763	974
Other current assets	48,680	42,338
Total current assets	651,112	569,374
Property and equipment, net	208,274	186,476
Operating lease right-of-use assets	560,546	506,923
Rental product, net	45,558	50,123
Intangible assets, net	101,660	101,172
Other noncurrent assets	59,176	75,345
Total assets	$1,626,326	$1,489,413
Liabilities, Redeemable Convertible Preferred Stock, and Shareholders’ Deficit
Current liabilities:
Accounts payable	$151,650	$131,800
Accrued compensation and benefits	68,904	48,134
Accrued expenses and other current liabilities	127,033	105,728
Income taxes payable	—	6,482
Current portion of operating lease liabilities	141,705	132,066
Current portion of long-term debt	23,591	—
Total current liabilities	512,883	424,210
Long-term debt, net	1,186,923	522,222
Noncurrent operating lease liabilities	433,097	385,648
Financing liabilities	85,599	61,182
Other noncurrent liabilities	39,240	14,329
Total liabilities	2,257,742	1,407,591
Commitments and contingencies (Note 19)
Redeemable convertible preferred stock par value $0.001, Authorized – 100.0 million shares, Issued and outstanding – No shares and 13.6 million shares, respectively	—	407,841
Shareholders’ deficit:
Common shares par value $0.001, Authorized – 200.0 million shares, Issued – 77.3 million shares; Outstanding – 48.9 million and 37.0 million shares, respectively	77	77
Capital in excess of par	321,480	200,610
(Accumulated deficit) retained earnings	(226,368)	503,693
Accumulated other comprehensive loss	(1,745)	(4,963)
Treasury stock, at cost: 28.4 million and 40.3 million shares, respectively	(724,860)	(1,025,436)
Total shareholders’ deficit	(631,416)	(326,019)
Total liabilities, redeemable convertible preferred stock, and shareholders’ deficit	$1,626,326	$1,489,413

The accompanying Notes are an integral part of these consolidated financial statements.

TAILORED BRANDS, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(In thousands, except par value and share data)

	Fiscal 2025	Fiscal 2024	Fiscal 2023
			(53 Weeks)
Net sales:
Retail sales	$2,150,916	$2,096,644	$2,218,610
Rental services	377,260	379,115	405,761
Total net sales	2,528,176	2,475,759	2,624,371
Cost of sales:
Retail sales	955,609	969,439	1,060,578
Rental services	54,579	56,788	64,410
Occupancy costs (inclusive of depreciation)	298,144	291,777	280,734
Total cost of sales	1,308,332	1,318,004	1,405,722
Total gross margin	1,219,844	1,157,755	1,218,649
Selling, general and administrative expenses	879,675	866,881	901,118
Depreciation (exclusive of depreciation in cost of sales)	24,456	23,643	18,509
Operating income	315,713	267,231	299,022
Interest expense, net	(45,283)	(59,519)	(20,611)
Loss on extinguishment of debt	(11,438)	(8,095)	(294)
Income before income taxes	258,992	199,617	278,117
Provision for income taxes	41,773	26,603	6,648
Net income	$217,219	$173,014	$271,469

Earnings per share:
Basic	$3.25	$2.16	$29.90
Diluted	$3.23	$2.16	$3.62
Weighted-average shares outstanding:
Basic	37,169	35,834	9,079
Diluted	37,357	36,174	75,814

The accompanying Notes are an integral part of these consolidated financial statements.

TAILORED BRANDS, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

(In thousands)

	Fiscal 2025	Fiscal 2024	Fiscal 2023
			(53 Weeks)
Net income	$217,219	$173,014	$271,469
Currency translation adjustments, net of tax	3,050	(4,091)	(482)
Adjustment to minimum pension liability, net of tax	168	112	(175)
Other comprehensive income (loss)	$3,218	$(3,979)	$(657)
Comprehensive income	$220,437	$169,035	$270,812

The accompanying Notes are an integral part of these consolidated financial statements.

TAILORED BRANDS, INC. AND SUBSIDIARIES

Consolidated Statements of Redeemable Convertible Preferred Stock and Shareholders’ (Deficit) Equity

(In thousands)

	Redeemable Convertible Preferred Stock		Common Stock		Treasury Stock		Paid-in Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Loss	Total Shareholders’ Equity (Deficit)
	Shares	Amount	Shares	Par Value	Shares	Amount
BALANCES – January 28, 2023	—	$—	8,673	$9	—	$—	$204,070	$124,374	$(327)	$328,126
Net income	—	—	—	—	—	—	—	271,469	—	271,469
Other comprehensive loss	—	—	—	—	—	—	—	—	(657)	(657)
Issuance of common stock under share-based payment plans	—	—	448	—	—	—	—	—	—	—
Share-based compensation	—	—	—	—	—	—	20,755	—	—	20,755
BALANCES – February 3, 2024	—	$—	9,121	$9	—	$—	$224,825	$395,843	$(984)	$619,693
Net income	—	—	—	—	—	—	—	173,014	—	173,014
Other comprehensive loss	—	—	—	—	—	—	—	—	(3,979)	(3,979)
Deemed dividend	—	—	—	—	—	—	—	(65,164)	—	(65,164)
Conversion of convertible notes	—	—	65,759	66	—	—	65,693	—	—	65,759
Tender offer repurchases and exchanges of common stock	—	—	(40,309)	—	40,309	(1,025,436)	(43,091)	—	—	(1,068,527)
Issuance of common stock under share-based payment plans	—	—	2,469	2	—	—	(2)	—	—	—
Share-based compensation	—	—	—	—	—	—	(7,675)	—	—	(7,675)
Series A Preferred Stock issued	14,004	421,903	—	—	—	—	(5,062)	—	—	(5,062)
Series A Preferred Stock forfeited	(6)	(67)	—	—	—	—	67	—	—	67
Tax payments related to vested restricted stock units	(411)	(13,995)	—	—	—	—	(34,145)	—	—	(34,145)
BALANCES – February 1, 2025	13,587	$407,841	37,040	$77	40,309	$(1,025,436)	$200,610	$503,693	$(4,963)	$(326,019)
Net income	—	—	—	—	—	—	—	217,219	—	217,219
Other comprehensive income	—	—	—	—	—	—	—	—	3,218	3,218
Preferred stock conversion incentive payment	—	—	—	—	—	—	—	(52,500)	—	(52,500)
Conversion of Series A Preferred Stock to common stock	(13,587)	(407,841)	11,815	—	(11,815)	300,576	107,265	—	—	407,841
Dividend declared to common shareholders; $17.7141 per share	—	—	—	—	—	—	—	(865,420)	—	(865,420)
Accrued dividend equivalents; $17.7141 per share	—	—	—	—	—	—	—	(29,360)	—	(29,360)
Share-based compensation	—	—	—	—	—	—	13,605	—	—	13,605
BALANCES – January 31, 2026	—	$—	48,855	$77	28,494	$(724,860)	$321,480	$(226,368)	$(1,745)	$(631,416)

The accompanying Notes are an integral part of these consolidated financial statements.

TAILORED BRANDS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

	Fiscal 2025	Fiscal 2024	Fiscal 2023
			(53 Weeks)
Cash flows from operating activities:
Net income	$217,219	$173,014	$271,469
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	50,158	46,691	40,330
Noncash lease expense	151,712	141,936	133,503
Financing liabilities noncash interest expense	982	913	—
Rental product amortization	28,317	30,052	34,407
Amortization of deferred debt issuance costs and discount on long-term debt	3,105	4,573	2,375
PIK interest	—	865	3,752
Deferred PIK interest paid on priority term loan and takeback term loan	—	—	(2,406)
Loss on extinguishment of debt	11,438	8,095	294
Loss (gain) on disposition of assets, net	2,419	(3,782)	2,934
Share-based compensation	13,605	(7,675)	20,755
Warrant fair value adjustment	—	—	(117)
Deferred tax expense (benefit)	12,056	(2,829)	(55,799)
Changes in operating assets and liabilities:
Accounts receivable, net	1,734	3,184	325
Inventory	5,204	(11,909)	45,834
Rental product, net	(28,377)	(30,414)	(31,079)
Other current and noncurrent assets	(6,090)	13,142	(10,194)
Accounts payable	6,559	14,428	12,589
Accrued compensation and benefits	20,633	(14,520)	(33,716)
Accrued expenses and other current liabilities	699	5,859	(5,711)
Income taxes payable	(6,495)	4,501	(2,463)
Operating lease and other noncurrent liabilities	(141,863)	(139,832)	(153,897)
Net cash provided by operating activities	343,015	236,292	273,185
Cash flows from investing activities:
Capital expenditures	(61,972)	(44,090)	(82,289)
Proceeds from sales of property and equipment	3,457	26,139	5,026
Net cash used in investing activities	(58,515)	(17,951)	(77,263)
Cash flows from financing activities:
Proceeds from term loan	640,250	533,500	—
Payments on term loan	(365,795)	(184,755)	(96,617)
Proceeds from asset-based revolving credit facility	40,000	320,000	15,000
Payments on asset-based revolving credit facility	(70,000)	(150,000)	(185,000)
Proceeds from senior secured notes	450,000	—	—
Payment of debt issuance costs	(20,141)	(8,511)	(2,428)
Proceeds from sale-leaseback financing arrangement, net	22,759	—	60,515
Repurchases of common stock	—	(711,844)	—
Repurchases of shares for tax withholding	—	(48,141)	—
Dividends paid to common shareholders	(853,381)	—	—
Series A Preferred Stock conversion incentive payment	(51,769)	—	—
Net cash used in financing activities	(208,077)	(249,751)	(208,530)
Effect of exchange rate changes on cash and cash equivalents	1,387	(1,549)	22
Increase (decrease) in cash and cash equivalents	77,810	(32,959)	(12,586)
Cash and cash equivalents at beginning of period	71,220	104,179	116,765
Cash and cash equivalents at end of period	$149,030	$71,220	$104,179

TAILORED BRANDS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows — (Continued)

(In thousands)

	Fiscal 2025	Fiscal 2024	Fiscal 2023
			(53 Weeks)
Supplemental disclosures of cash flow information:
Noncash investing and financing activities:
Unpaid capital expenditures within accounts payable and accrued expenses and other current liabilities	$22,407	$9,314	$10,173
Conversion of convertible notes into equity	$—	$65,759	$—
Series A Preferred Stock exchanged for common stock, net of forfeitures	$—	$421,836	$—
Conversion of Series A Preferred Stock to common stock	$407,841	$—	$—
Dividend and dividend equivalents declared and not yet paid	$42,130	$—	$—
Cash paid for:
Interest	$54,777	$53,116	$26,261
Income taxes, net of refunds	$40,445	$19,257	$64,740

The accompanying Notes are an integral part of these consolidated financial statements.

TAILORED BRANDS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

NOTE 1 | ORGANIZATION

Tailored Brands, Inc. and its subsidiaries (the “Company” or “Tailored Brands”) is a specialty retailer of men’s apparel and formal-wear rental products in the United States (U.S.) and Canada. The Company serves a broad and diverse customer base through its offering of tailored clothing, dress shirts, formal-wear rentals (“rental product”), and related apparel for both special-occasion and everyday wear. The Company’s business is focused on providing apparel solutions for significant life events, including weddings, job interviews, graduations, and other milestone occasions, while also offering a curated assortment of casual and business-casual apparel to meet customers’ ongoing wardrobe needs.

The Company operates retail stores under The Men’s Wearhouse (“TMW”), Jos. A. Bank Clothiers (“JAB”), Moores Clothing (“Moores”), and K&G Fashion Superstore (“K&G”) banners. Each banner offers a wide selection of exclusive and non-exclusive merchandise. Tailored Brands also provides alteration services at its retail locations. Most K&G stores additionally offer women’s career and casual apparel, sportswear, accessories including footwear, and children’s apparel. Customers are served through an extensive omni-channel platform that includes retail locations across the U.S. and Canada, as well as the Company’s branded TMW, JAB and Moores e-commerce websites.

The Company operates two reportable segments: (i) Specialty Menswear and (ii) K&G. Corporate functions and other income and expenses are evaluated on a consolidated basis and are not allocated to the Company’s segments and therefore are included as a reconciling item between segment and total operating income. Refer to Note 20. Segment Reporting for additional information.

As of January 31, 2026, the Company operated retail stores in the U.S. and Canada. The Company also owns and operates a manufacturing facility in New Bedford, Massachusetts, which produces quality U.S. made tailored clothing, including designer and custom suits, tuxedos, sport coats, and slacks.

The Company follows the standard fiscal year of the retail industry, which ends on the Saturday closest to January 31. This typically results in a fifty-two-week fiscal year, but occasionally gives rise to an additional week, resulting in a fifty-three-week fiscal year. Fiscal years are designated in the Consolidated Financial Statements and Notes thereto, as well as the remainder of these Consolidated Financial Statements, by the calendar year in which the fiscal year commenced. All references herein to the Company’s fiscal years are as follows:

Fiscal Year	Year Ended	Number of Weeks
Fiscal 2025	January 31, 2026	52
Fiscal 2024	February 01, 2025	52
Fiscal 2023	February 03, 2024	53

NOTE 2 | SUMMARY OF SIGNIFICANT EVENTS AND ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of Tailored Brands, Inc. and its subsidiaries. All intercompany balances and transactions have been eliminated upon consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. As such, actual results could differ from those estimates.

TAILORED BRANDS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

NOTE 2 | SUMMARY OF SIGNIFICANT EVENTS AND ACCOUNTING POLICIES (cont.)

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, cash held in bank accounts, and highly liquid investments with original maturities of three months or less.

Accounts Receivable

Accounts receivable consist primarily of receivables from third-party credit card providers and other trade and miscellaneous receivables. The Company regularly evaluates collectability and records accounts receivable net of current expected credit losses, which is adjusted as necessary and was $0.3 million and $0.5 million as of January 31, 2026, and February 1, 2025, respectively.

Inventory

Inventory is stated at the lower of cost or net realizable value (“NRV”) using the weighted-average-cost method. The inventory cost includes estimated procurement and distribution costs, which consist of costs associated with the procurement of private label merchandise (direct sourcing), as well as landed costs including tariffs. The Company considers all other costs to procure and distribute inventory as period costs recorded in cost of sales. The Company makes assumptions based primarily on historical experience as to items in inventory that may be damaged, obsolete, or salable only at marked down prices to reflect the NRV. Additionally, as part of inventory valuation, inventory shrinkage estimates based on historical results from actual physical inventories are made each quarter that reduce the inventory value for lost or stolen items. The Company performs physical inventories on a periodic basis and adjusts the gross inventory balance and shrink estimates accordingly. Inventory also includes in-transit inventory, which is estimated based on the receipt of information from third parties to determine when control of inventory has passed to the Company.

Property and Equipment

Property and equipment are stated at cost. Routine repairs and maintenance are expensed as incurred, while additions and major improvements are capitalized. Upon retirement or disposal of an asset, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the period of disposal.

Depreciation is calculated using the straight-line method over estimated useful lives as follows:

•        Buildings: generally 10 to 25 years

•        Leasehold improvements: the shorter of (i) the term of the lease, which is generally eight to 10 years based on the initial lease term plus renewal option periods that are reasonably certain of being exercised, or (ii) the useful life of the asset

•        Furniture, fixtures and equipment: two to 15 years

Depreciation expense, inclusive of amounts in cost of sales, was $50.2 million, $46.7 million, and $40.3 million for fiscal 2025, fiscal 2024, and fiscal 2023, respectively. Depreciation expense associated with non-store assets, is included in depreciation (exclusive of depreciation in cost of sales) in the consolidated statements of income.

Rental Product

Rental product is amortized on a straight-line basis over its estimated useful life, generally from three to five years, and is recognized in cost of sales. Costs associated with lost, damaged, and retired rental product are also recognized in cost of sales. Amortization expense was $28.3 million, $30.1 million, and $34.4 million for fiscal 2025, fiscal 2024, and fiscal 2023, respectively.

TAILORED BRANDS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

NOTE 2 | SUMMARY OF SIGNIFICANT EVENTS AND ACCOUNTING POLICIES (cont.)

Cloud Computing Arrangements

The Company capitalizes certain costs for cloud computing arrangements hosted by third-party vendors when incurred during the application development phase. Amounts capitalized are amortized on a straight-line basis over the length of the related hosting term plus renewal option periods that are reasonably certain of being exercised, and are reported as a component of other current assets or other noncurrent assets, depending on the short-term or long-term nature of such costs, in the consolidated balance sheets.

Cloud computing costs capitalized in other current assets, net of accumulated amortization, as of January 31, 2026, and February 1, 2025, were $8.0 million and $8.1 million, respectively. Cloud computing costs capitalized in other noncurrent assets, net of accumulated amortization, as of January 31, 2026, and February 1, 2025, were $11.9 million and $13.1 million, respectively.

Amortization related to the Company’s capitalized cloud computing costs is included in selling, general, and administrative expenses in the consolidated statements of income. The Company recognized cloud computing amortization expense of $7.8 million, $16.4 million, and $16.8 million for fiscal 2025, fiscal 2024, and fiscal 2023, respectively.

Impairment of Long-Lived Assets

Long-lived assets, including property and equipment, operating lease right-of-use assets, and identifiable intangible assets with finite useful lives, are evaluated at least annually to determine whether events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company evaluates impairment at the lowest level for which identifiable cash flows exist, which is generally at the individual store level.

Assets are reviewed using factors including, but not limited to, the future operating plans and projected cash flows. The determination of whether impairment has occurred is based on an estimate of undiscounted future cash flows directly related to the assets, compared to the carrying value of the assets. If the sum of the undiscounted future cash flows of the assets does not exceed the carrying value of the assets, full or partial impairment may exist. If the asset carrying amount exceeds its fair value, an impairment loss is recognized in the consolidated statements of income in the amount by which the carrying amount exceeds the fair value of the asset. Fair value is determined using an income approach, which requires discounting the estimated future cash flows associated with the asset. Refer to Note 4. Fair Value Measurements for additional information.

Intangible Assets

Indefinite-lived intangible assets consist of tradenames recorded at fair value. Indefinite-lived intangible assets are not amortized and are evaluated for impairment at least annually, or more frequently when events or changes in circumstances indicate that impairment may have occurred. Such events and circumstances may include, among other factors, adverse changes in industry or economic conditions, unanticipated changes in the competitive environment, or decisions to significantly modify or dispose of operations.

The Company estimates the fair value of indefinite-lived intangible assets using an income approach based on the relief-from-royalty method, which requires management to make significant assumptions, including projected revenue growth and trends, royalty rates, discount rates, and other variables. The Company bases the fair value estimates on assumptions believed to be reasonable, but which are unpredictable and inherently uncertain. If the carrying value exceeds its estimated fair value, an impairment loss is recognized in the consolidated statements of income in the amount by which the carrying amount exceeds the estimated fair value of the asset. Refer to Note 4. Fair Value Measurements and Note 9. Intangible Assets for additional information.

TAILORED BRANDS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

NOTE 2 | SUMMARY OF SIGNIFICANT EVENTS AND ACCOUNTING POLICIES (cont.)

Self-Insurance

The Company self-insures significant portions of the Company’s workers’ compensation and employee medical costs. The Company’s workers’ compensation policies have a retention per claim of $0.5 million or less. The Company maintains stop-loss coverage for its employee medical claims. The Company estimates the liability for future payments under these programs using actuarial estimates based on historical experience and various assumptions as to participating employees, health care costs, number of claims and other factors, including industry trends and information provided to the Company by independent third-party advisors. Total self-insurance liabilities, including the current and non-current portions, were $17.3 million and $15.7 million as of January 31, 2026, and February 1, 2025, respectively.

The Company provides surety bonds and letters of credit issued by insurance companies to secure payment of workers’ compensation liabilities as required in certain states where the Company is self-insured. As of both January 31, 2026, and February 1, 2025, letters of credit relating to self-insurance were $14.0 million.

Income Taxes

The Company establishes deferred tax liabilities or assets for temporary differences between financial and tax reporting bases of assets and liabilities. The tax effects of such differences are reflected in the consolidated balance sheets at the enacted tax rates expected to be in effect when the differences reverse. A valuation allowance is recorded to reduce the carrying amount of deferred tax assets if it is more likely than not that all or a portion of the asset will not be realized. The tax balances and income tax expense recognized by the Company are based on management’s interpretation of the tax statutes of multiple jurisdictions.

The Company establishes a liability for tax positions for which there is uncertainty as to whether or not the position will be ultimately sustained. Interest and/or penalties related to uncertain tax positions are recognized in provision for income taxes in the consolidated statements of income.

Revenue Recognition

The Company recognizes revenue when performance obligations under the terms of the contracts with the Company’s customers are satisfied. See Note 3. Revenue Recognition for additional discussion on revenue recognition.

Cost of Sales and Selling, General and Administrative Expenses

The following table presents the primary items classified within cost of sales and selling, general and administrative expenses:

Cost of Sales	Selling, General and Administrative Expenses

Cost of products sold, including:

• Purchase costs, net of vendor funds;

• Cost of alterations;

• Delivery, courier and freight expenses associated with moving merchandise inventories from vendors to selling locations;

• Royalty expenses;

Payroll and benefit costs for retail and corporate employees, including share-based compensation expense;

Occupancy costs related to corporate facilities;

Advertising;

Professional and information technology services;

Tender costs, including bank fees and costs associated with credit card interchange fees;

TAILORED BRANDS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

NOTE 2 | SUMMARY OF SIGNIFICANT EVENTS AND ACCOUNTING POLICIES (cont.)

Cost of Sales	Selling, General and Administrative Expenses

• Costs associated with operating the Company’s distribution network, including payroll and benefit costs and occupancy costs;

• Depreciation of assets associated with the Company’s distribution network;

Other administrative costs, such as supplies, and travel and entertainment; Cost associated with managing the Company’s rental product network.
Occupancy cost related to retail locations, including repairs and maintenance, depreciation and utilities;
Rental product amortization;
Costs associated with shipping and handling to customers;
Costs associated with inventory shrinkage, damages, and obsolescence.

Advertising

Advertising costs are expensed as incurred or, for media production costs, when the advertisement first appears. Advertising expense for the Company was $135.0 million, $127.1 million, and $128.1 million for fiscal 2025, fiscal 2024, and fiscal 2023, respectively.

New Store Costs

Costs associated with the opening of new stores, including advertising and other start-up activities, are expensed as incurred.

Store Closures and Relocations

Costs associated with store closures or relocations are recognized when the liability is incurred.

Foreign Currency Translation

The functional currencies of the Company’s foreign subsidiaries are the currencies of the environments in which the subsidiary primarily generates and expends cash, which is the local currency of the country in which the subsidiary operates. The financial statements of the Company’s foreign subsidiaries with functional currencies other than the U.S. Dollar are translated into U.S. Dollars (the Company’s reporting currency) as follows: Assets and liabilities of foreign subsidiaries are translated into U.S. dollars at the exchange rates in effect at each balance sheet date. Equity is translated at applicable historical exchange rates. Income, expense and cash flow items are translated at average exchange rates during the year. Resulting translation adjustments are reported as a separate component within the statements of comprehensive income.

Deferred Offering Costs

Deferred offering costs consist primarily of investment banking, accounting, legal, advisory, and other fees that are directly related to the Company’s issuance, or proposed issuances, of equity securities. Offering costs that are considered direct and incremental to an equity offering are deferred and recorded in the Company’s consolidated balance sheets as deferred offering costs and are charged against the gross proceeds of the offering as a reduction of additional paid-in capital upon completion of the offering. All other costs associated with an equity offering that are not considered direct and incremental are expensed as incurred. If an equity offering is abandoned, any previously deferred offering costs are expensed in the period the offering is abandoned.

TAILORED BRANDS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

NOTE 2 | SUMMARY OF SIGNIFICANT EVENTS AND ACCOUNTING POLICIES (cont.)

Accounting Pronouncements Adopted

Income Tax Disclosures:    In December 2023, the FASB issued Accounting Standards Update (“ASU”) No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. This standard requires entities to disclose more detailed information in the reconciliation of their statutory tax rate to their effective tax rate. The standard also requires entities to make additional disclosures on income taxes paid as well as on certain income statement-related disclosures. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024. The Company adopted the new standard during the fourth quarter of 2025 on a full retrospective basis and recast certain prior period amounts and disclosures to conform to current year presentation. See Note 10. Income Taxes, for additional information.

Segment Reporting:    In November 2023, the FASB issued ASC 2023-07, Segment Reporting (Topic 280) Improvements to Reportable Segment Disclosures (“ASU 2023-07”). The amendments in ASU 2023-07 require annual and interim disclosures about significant segment expenses and other additional information related to the Company’s segments. The Company adopted ASU 2023-07 in fiscal 2025 by enhancing segment reporting footnote disclosures to include significant segment expenses. Refer to Note 20. Segment Reporting.

Accounting Pronouncements Not Yet Adopted

Internal-Use Software:    In September 2025, the FASB issued ASU 2025-06, Intangibles — Goodwill and Other (Subtopic 350-40) Targeted Improvements to the Accounting for Internal-Use Software (“ASU 2025-06”), which is intended to modernize the accounting for software costs that are accounted for under Subtopic 350-40. ASU 2025-06 removes references to prescriptive and sequential software development stages and replaces them with a probable-to-complete recognition threshold. ASU 2025-06 also clarifies which disclosures apply to capitalized internal-use software costs. ASU 2025-06 is effective for annual reporting periods beginning after December 15, 2027, and interim reporting periods within those reporting periods. Early adoption at the beginning of a fiscal year is permitted. The Company is currently evaluating the effect that ASU 2025-06 will have on its consolidated financial statements.

Disaggregation of Income Statement Expenses:    In November 2024, the FASB issued ASU 2024-03, Income Statement (Subtopic 220-40) — Reporting Comprehensive Income-Expense Disaggregation Disclosures (“ASU 2024-03”). This update requires enhanced disaggregation of certain income statement expenses and related qualitative information to be disclosed in the notes to the financial statements. The amendments in ASU 2024-03 are effective for fiscal years beginning after December 15, 2026 and interim periods within annual reporting periods beginning after December 15, 2027. Early adoption is permitted. The Company is currently evaluating the impact of the new disclosure requirements. Other than the expanded disclosure requirements, adoption of this guidance is not expected to have a significant impact on the Company’s consolidated financial statements.

The Company has considered all other new accounting pronouncements and has concluded none are expected to have a material impact on its financial statements.

TAILORED BRANDS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

NOTE 3 | REVENUE RECOGNITION

Revenues

The table below provides additional net sales information by banner and geographic area, classified primarily based on the location of the Company’s customers:

(in thousands)	Fiscal 2025	Fiscal 2024	Fiscal 2023
Net sales:
Men’s Wearhouse	$1,604,244	$1,577,123	$1,669,317
Jos. A. Bank	404,318	387,117	404,212
K&G	352,280	343,424	363,482
Total U.S. net sales	2,360,842	2,307,664	2,437,011

Moores	167,334	168,095	187,360
Total Canada net sales	167,334	168,095	187,360

Total net sales	$2,528,176	$2,475,759	$2,624,371

For retail clothing product revenue, the Company transfers control and recognizes revenue at a point in time, upon sale or shipment of the merchandise, net of actual sales returns and an accrual for estimated sales returns. For each rental and alteration services customer transaction, the Company transfers control and recognizes revenue at a point in time, upon receipt of the rental product by the customer or completed alteration service by the Company. Revenue is measured as the amount of consideration the Company expects to receive in exchange for transferring goods or providing services. Sales, use, and value added taxes collected from customers are remitted to governmental agencies and are excluded from revenue.

Loyalty Programs

Tailored Brands maintains a customer loyalty program for the TMW, JAB and Moores brands in which customers receive points for purchases. Points are generally equivalent to dollars spent on a one-to-one basis, excluding any sales tax dollars. Upon reaching 500 points, customers are issued a $50 reward certificate which they may redeem for purchases in stores or online. Generally, reward certificates earned must be redeemed no later than six months from the date of issuance for TMW and JAB. For Moores, the certificates do not expire. Unused points are forfeited after 25 months of inactivity. The Company believes the loyalty program represents a customer option that is a material right and, accordingly, is a performance obligation in the contract with the customer. Therefore, the Company records the obligation for future point redemptions using a deferred revenue model.

When loyalty program members earn points, the Company recognizes a portion of the transaction as revenue for merchandise product sales or services and defers a portion of the transaction representing the allocated consideration of the related points. The allocated consideration related to the points is recorded in deferred revenue in the consolidated balance sheets and recognized into revenue upon redemption of the rewards certificates.

The Company recognizes revenue for points earned and certificates issued that will not be redeemed by loyalty members as breakage on a proportional basis over the redemption period based on historical breakage rates.

The Company’s estimate of the expected usage of points and certificates requires significant management judgment. Current and future changes to the Company’s assumptions or to loyalty program rules may result in material changes to the deferred revenue balance as well as recognized revenues from the loyalty programs.

TAILORED BRANDS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

NOTE 3 | REVENUE RECOGNITION (cont.)

Gift Card Breakage

Proceeds from the sale of gift cards are recorded as a contract liability and are recognized as net sales from products and services when the cards are redeemed. Gift cards do not have expiration dates. To the extent gift cards are not expected to be redeemed, the Company recognizes revenue related to gift card breakage in proportion to actual redemption patterns (“gift card breakage”). This method records gift card breakage as revenue on a proportional basis over the redemption period based on historical gift card breakage rates.

Sales Returns

Revenue from merchandise product sales is reported net of sales returns, which includes an estimate of future returns based on historical return rates, with a corresponding reduction to cost of sales. Sales returns reserve is included in accrued expenses and other current liabilities in the consolidated balance sheets and represents the expected value of the refund that will be due to customers. Sales returns reserves were $5.5 million as of both January 31, 2026, and February 1, 2025. The Company also has a corresponding asset included in other current assets that represents the right to recover products from customers associated with sales returns. The corresponding assets were $2.2 million and $2.3 million as of January 31, 2026, and February 1, 2025, respectively.

Contract Liabilities

The following tables provide details on contract liabilities, which are included within accrued expenses and other current liabilities in the consolidated balance sheets:

(in thousands)	February 1, 2025	Liabilities Issued but Not Redeemed	Revenue Recognized from Beginning Liability	January 31, 2026
Loyalty program liabilities(1)	$11,875	$4,506	$(6,762)	$9,619
Unredeemed gift cards(2)	18,040	8,119	(8,601)	17,558
Customer deposits and prepayments	36,680	35,505	(36,163)	36,022

____________

(1)      Pretax breakage income of $5.3 million was recognized during fiscal 2025.

(2)      Pretax breakage income of $2.0 million was recognized during fiscal 2025.

(in thousands)	February 3, 2024	Liabilities Issued but Not Redeemed	Revenue Recognized from Beginning Liability	February 1, 2025
Loyalty program liabilities(1)	$12,046	$4,417	$(4,588)	$11,875
Unredeemed gift cards(2)	18,293	7,892	(8,145)	18,040
Customer deposits and prepayments	40,848	35,132	(39,300)	36,680

____________

(1)      Pretax breakage income of $3.5 million was recognized during fiscal 2024.

(2)      Pretax breakage income of $1.5 million was recognized during fiscal 2024.

TAILORED BRANDS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

NOTE 4 | FAIR VALUE MEASUREMENTS

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The authoritative guidance for fair value measurements establishes a three-level hierarchy, which encourages an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The three levels of the hierarchy are defined as follows:

•        Level 1 — inputs to the valuation techniques that are quoted prices in active markets for identical assets or liabilities

•        Level 2 — inputs to the valuation techniques that are other than quoted prices but are observable for the assets or liabilities, either directly or indirectly

•        Level 3 — inputs to the valuation techniques that are unobservable for the assets or liabilities

Assets and Liabilities that are Measured at Fair Value on a Nonrecurring Basis

Long-lived assets, including property and equipment, operating lease right-of-use assets, assets held for sale, and identifiable intangible assets, are evaluated for impairment at least annually to determine whether events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company did not record any impairment charges during fiscal 2025, fiscal 2024 and fiscal 2023.

Fair Value of Financial Instruments

The Company’s financial instruments consist primarily of cash, accounts receivable, accounts payable, accrued expenses and other current liabilities, and current and long-term debt. The Company estimates that, as of January 31, 2026 and February 1, 2025, the carrying values of cash, accounts receivable, accounts payable, and accrued expenses and other current liabilities approximated their fair values due to the highly liquid or short-term nature of these instruments.

Borrowings under the Company’s asset-based lending facility, as further described in Note 12. Long-Term Debt, also approximated fair value as of January 31, 2026, and February 1, 2025, as the interest rates on such borrowings are variable and reset on a short-term basis based on prevailing market rates.

The fair value of the Company’s term loan and senior secured notes, as further described in Note 12. Long-Term Debt, was estimated as of January 31, 2026, using observable secondary-market trading prices for the same instruments. Accordingly, the fair value measurement was classified as Level 2 within the fair value hierarchy. As of February 1, 2025, the fair value of the Company’s prior term loan was estimated using unobservable market data for similar debt instruments and was classified as Level 3 within the fair value hierarchy. The Level 3 fair value measurement reflects unobservable inputs related to credit risk, which were informed by observable bid-ask credit spreads for similarly sized companies with comparable credit ratings, adjusted to reflect the Company’s specific risk profile.

The following table presents the carrying amount and estimated fair value of the Company’s term loan and senior secured notes as of the dates indicated:

	January 31, 2026		February 1, 2025
(in thousands)	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Term loan	$650,000	$649,188	$365,795	$376,550
Senior secured notes	450,000	467,438	—	—
Less: Deferred financing costs and original issue discount	(29,486)	—	(13,573)	—
Term loan and senior secured notes, net (including current portion)	$1,070,514	$1,116,626	$352,222	$376,550

TAILORED BRANDS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

NOTE 5 | INVENTORY

The following table provides details of inventory as of January 31, 2026, and February 1, 2025:

(in thousands)	January 31, 2026	February 1, 2025
Finished goods	$363,085	$349,554
Work in process	25,070	37,933
Raw materials	4,001	5,573
In-transit	37,509	40,132
Total inventory	$429,665	$433,192

NOTE 6 | ASSETS HELD FOR SALE

The following table provides details of assets classified as held for sale as of January 31, 2026, and February 1, 2025:

(in thousands)	January 31, 2026	February 1, 2025
Data center in Houston, Texas	$3,763	$—
Hub facility in Nashville, Tennessee	—	974
Total assets held for sale	$3,763	$974

Assets held for sale are measured at the lower of their carrying amount or fair value less costs to sell. As the Company believes the fair value less costs to sell of these assets exceed their carrying amounts, no adjustments to their carrying values were recorded during fiscal 2025 and fiscal 2024, respectively.

During fiscal 2025, the Company completed the sale of its Nashville, Tennessee hub facility for net cash proceeds of $3.5 million, which resulted in a gain of $2.5 million. The Company records any related gains or losses in selling, general and administrative expenses in the Company’s consolidated statements of income. The Company recorded gains of $2.5 million, $9.6 million and $1.9 million during fiscal 2025, fiscal 2024 and fiscal 2023 respectively.

NOTE 7 | OTHER CURRENT ASSETS

The following table provides details of other current assets as of January 31, 2026, and February 1, 2025:

(in thousands)	January 31, 2026	February 1, 2025
Prepaid expenses	$32,912	$32,416
Tax receivable	8,942	1,926
Other	6,826	7,996
Total other current assets	$48,680	$42,338

NOTE 8 | PROPERTY AND EQUIPMENT, NET

The following table presents property and equipment by major class as of January 31, 2026, and February 1, 2025:

(in thousands)	January 31, 2026	February 1, 2025
Land	$16,396	$16,257
Buildings	58,366	62,993
Leasehold improvements	148,045	119,385
Furniture, fixtures and equipment	198,791	154,499
Property and equipment, gross	421,598	353,134
Less: Accumulated depreciation	(213,324)	(166,658)
Property and equipment, net	$208,274	$186,476

TAILORED BRANDS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

NOTE 9 | INTANGIBLE ASSETS

The gross carrying amount of the identifiable indefinite-lived intangible assets, consisting of tradenames, are as follows:

(in thousands)
Balance as of February 3, 2024	$101,721
Translation adjustment	(549)
Balance as of February 1, 2025	$101,172
Translation adjustment	488
Balance as of January 31, 2026	$101,660

As a result of the Company’s indefinite-lived intangible asset impairment analysis, there were no impairment losses during fiscal 2025, fiscal 2024, and fiscal 2023.

NOTE 10 | INCOME TAXES

The following table provides details on income before income taxes:

(in thousands)	Fiscal 2025	Fiscal 2024	Fiscal 2023
U.S.	$245,314	$178,103	$253,734
Foreign	13,678	21,514	24,383
Total	$258,992	$199,617	$278,117

The provision for income taxes consists of the following:

(in thousands)	Fiscal 2025	Fiscal 2024	Fiscal 2023
Current tax expense:
Federal	$16,057	$17,693	$42,746
State	5,670	6,844	11,966
Foreign	8,045	4,883	8,086
Deferred tax (benefit) expense
Federal	13,865	212	(44,568)
State	4,175	(3,355)	(11,429)
Foreign	(6,039)	326	(153)
Total	$41,773	$26,603	$6,648

For fiscal 2025, fiscal 2024, and fiscal 2023, the Company’s effective income tax rates were 16%, 13%, and 2%, respectively. The effective rate for fiscal 2025 is lower than the statutory rate primarily due to foreign tax benefits and excess tax benefits on share-based payments. The effective rate for fiscal 2024 is lower than the statutory rate primarily due to share-based compensation recorded in the fourth quarter of 2024. The effective rate for fiscal 2023 is lower than the statutory rate primarily due to the partial release of the valuation allowance in fiscal 2023.

TAILORED BRANDS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

NOTE 10 | INCOME TAXES (cont.)

A reconciliation of the statutory federal income tax rates to the Company’s effective tax rates is as follows:

(in thousands)	Fiscal 2025		Fiscal 2024		Fiscal 2023
Federal statutory tax rate	$54,388	21%	$41,920	21%	$58,405	21%
State income taxes, net of federal benefit*	7,960	3%	2,446	1%	(1,654)	(1)%
Foreign tax effects
Canada
Statutory tax rate difference between Canada Federal and the United States	1,931	1%	2,992	1%	2,887	1%
Statutory tax rate difference between Canada Provincial and the United States	1,519	1%	2,353	1%	2,271	1%
U.S. Foreign Tax Credit	(8,335)	(4)%	(5,345)	(3)%	(5,158)	(2)%
Other	(391)	—%	(151)	—%	2,861	1%
Statutory tax rate difference between Cayman Islands and the United States	164	—%	(330)	—%	(1,079)	—%
Effects of Cross-Border Laws
Foreign-derived intangible income	(11,283)	(5)%	(9,224)	(5)%	(7,077)	(3)%
Other	(1,142)	—%	330	—%	1,079	—%
Tax credits
Research & development tax credit	(2,666)	(1)%	(2,407)	(1)%	(3,000)	(1)%
Other	(477)	—%	(303)	—%	(200)	—%
Changes in valuation allowance	5,911	2%	3,584	2%	(32,754)	(12)%
Nontaxable or nondeductible items
U.S. Return to Provision Adjustments	(1,136)	—%	(1,775)	(1)%	(11,732)	(4)%
Stock based compensation	(6,849)	(3)%	(13,010)	(6)%	441	—%
Other	(682)	—%	(836)	—%	240	—%
Changes in Unrecognized Tax Benefits
Foreign-derived intangible income	2,251	1%	6,098	3%	—	—%
Other	513	—%	868	—%	1,166	1%
Other Adjustments	97	—%	(607)	—%	(48)	—%
Effective income tax expense and rate	$41,773	16%	$26,603	13%	$6,648	2%

____________

*        State taxes in California, Illinois, New Jersey, and New York made up the majority (greater than 50 percent) of the tax in this category.

Deferred tax assets of $42.3 million and $57.9 million as of January 31, 2026, and February 1, 2025, respectively, are included in other noncurrent assets in the consolidated balance sheets. There were no deferred tax liabilities as of January 31, 2026. Deferred tax liabilities were $3.4 million as of February 1, 2025. These are included in other noncurrent liabilities in the consolidated balance sheets.

TAILORED BRANDS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

NOTE 10 | INCOME TAXES (cont.)

Total deferred tax assets and liabilities and the related temporary differences as of January 31, 2026, and February 1, 2025, were as follows:

(in thousands)	January 31, 2026	February 1, 2025
Deferred tax assets:
Lease liability	$149,905	$135,109
Deferred revenue and other expense	9,394	9,484
Accrued compensation	6,537	10,540
Inventory reserves	2,287	5,035
Tax attributes	4,137	8,552
Foreign tax credit	17,744	11,832
Capitalized inventory costs	3,358	11,681
Property and equipment	2,085	—
Capitalized research costs	16,785	20,813
Other	1,390	127
Total deferred tax assets	$213,622	$213,173
Valuation allowance	(17,744)	(15,252)
Net deferred tax assets	$195,878	$197,921
Deferred tax liabilities:
Property and equipment	—	(5,685)
Tradenames	(10,315)	(8,479)
Right-of-use assets	(143,252)	(129,251)
Total deferred tax liabilities	$(153,567)	$(143,415)
Total net deferred tax assets	$42,311	$54,506

The Company regularly evaluates the realizability of its net deferred tax assets. In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that a portion or all of the deferred tax assets will be released. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

At January 31, 2026, the Company had federal net operating loss (“NOL”) and post-apportionment state NOLs of approximately $17.4 million and $5.4 million, respectively. The federal NOL can be carried forward indefinitely. Most of the state NOL carryforwards will expire between fiscal 2028 and 2040, although some carry forward indefinitely.

The Company has foreign tax credit carryovers in the amount of $17.7 million and $11.8 million as of January 31, 2026 and February 1, 2025, respectively. The company believes that it is more likely than not that these credits will not be utilized prior to their expiration. Accordingly, valuation allowances of $17.7 million and $11.8 million have been recorded on these deferred tax assets related to the foreign tax credits. The foreign tax credits have a carryforward period of 10 years and expire between fiscal years 2032 and 2035.

The following table summarizes the activity related to the Company’s valuation allowance:

(in thousands)	January 31, 2026	February 1, 2025	February 3, 2024
Valuation allowance, beginning balance	$15,252	$12,059	$55,081
Additions charged to tax expense	5,911	3,584	3,045
Reductions/releases credited to tax expense	—	—	(35,799)
Other adjustments	(3,419)	(391)	(10,268)
Valuation allowance, ending balance	17,744	15,252	12,059

TAILORED BRANDS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

NOTE 10 | INCOME TAXES (cont.)

Other tax liabilities were $11.8 million and $9.0 million at January 31, 2026, and February 1, 2025, respectively, which are included in other noncurrent liabilities in the consolidated balance sheets.

The following table summarizes the activity related to the Company’s uncertain tax positions:

(in thousands)	January 31, 2026	February 1, 2025	February 3, 2024
Gross uncertain tax positions, beginning balance	$7,859	$1,739	$714
Increase in tax positions for prior years	51	3,691	425
Decrease in tax positions for prior years	(112)	—	—
Decrease in tax positions resulting from lapse of statute of limitation	(334)	—	—
Increase in tax positions for current year	2,866	2,429	600
Gross uncertain tax positions, ending balance	$10,330	$7,859	$1,739

As of January 31, 2026, and February 1, 2025, interest and/or penalties related to uncertain tax positions were $0.3 million and $0.6 million, respectively. As of January 31, 2026, and February 1, 2025, interest and/or penalties in income tax payable related to uncertain tax positions were $1.4 million and $1.1 million, respectively.

The following table summarizes the income taxes paid, net of refunds:

(in thousands)	January 31, 2026	February 1, 2025	February 3, 2024
Federal	$21,208	$11,122	$47,907
State
New York State	*	980	*
Other	9,948	2,422	13,482
Canada – Federal	5,389	2,392	*
Canada – Provincial
Ontario	2,113	1,119	*
Other	1,787	1,222	3,351
Total	$40,445	$19,257	$64,740

____________

*        Jurisdiction below the threshold for the period presented.

The Company is subject to routine compliance examinations on tax matters by various tax jurisdictions in the ordinary course of business. There are no U.S. or Canadian tax return years which are open to examinations. The Company’s tax jurisdictions primarily consist of the U.S. and Canada as well as their states, territories, provinces, and other political subdivisions.

In December 2021, the Organization for Economic Cooperation and Development introduced Base Erosion and Profit Shifting (“BEPS”) Pillar 2 rules that impose a global minimum tax rate of 15%. Numerous countries, including European Union member states, have enacted or are expected to enact legislation to be effective for tax years beginning as early as January 1, 2024, with general implementation of global minimum tax by January 1, 2025. The Company considered the impacts of BEPS Pillar 2 on its consolidated financial statements and determined that it meets the revenue threshold to be a BEPS taxpayer, however, the Company has met the safe harbor tests such that no additional tax liability applies.

On January 5, 2026, the OECD/G20 Inclusive Framework on BEPS published the so-called Side-by-Side Package on the Pillar 2 regime. The Company is evaluating the application of the “side-by-side” safe harbor, which, if applicable, would permit it to treat top-up tax as zero in certain jurisdictions for the Income Inclusion Rule and Undertaxed Profits Rule. These rules will not apply to the Company until the tax year beginning February 1, 2026. Based on the current assessment, the Company does not expect the transitional impact of these rules to have a material effect on the consolidated financial statements, but will continue to monitor the implementation of the OECD side-by-side package and its impact on the global effective tax rate.

TAILORED BRANDS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

NOTE 11 | ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

The following table provides details of accrued expenses and other current liabilities as of January 31, 2026, and February 1, 2025:

(in thousands)	January 31, 2026	February 1, 2025
Customer deposits and prepayments	$36,022	$36,680
Sales, value-added, payroll, property, and other taxes payable	25,721	13,313
Accrued cash dividends	20,207	—
Unredeemed gift cards	17,558	18,040
Loyalty program liabilities	9,619	11,875
Sales returns reserve	5,476	5,537
Accrued royalties	1,594	2,045
Accrued interest	1,368	10,435
Other	9,468	7,803
Total accrued expenses and other current liabilities	$127,033	$105,728

NOTE 12 | LONG-TERM DEBT

The following table provides details on the Company’s long-term debt as of January 31, 2026, and February 1, 2025:

(in thousands)	January 31, 2026	February 1, 2025
Term Loan(1)	$650,000	$365,795
Senior Secured Notes: 9.000% due 2031	450,000	—
ABL Facility(2)	140,000	170,000
Less: Deferred financing costs and original issue discount	(29,486)	(13,573)
Total debt, net	1,210,514	522,222
Current portion of long-term debt	(23,591)	—
Total long-term debt, net of current portion	$1,186,923	$522,222

____________

(1)      The average interest rate on the Term Loan was 9.4% and 11.1% as of January 31, 2026, and February 1, 2025, respectively.

(2)      The weighted average interest rate on the ABL Facility was 5.5% and 5.9% as of January 31, 2026, and February 1, 2025, respectively.

Term Loans

Prior Term Loan

On February 26, 2024, the Company entered into a senior secured term loan facility (the “Prior Term Loan”) with existing shareholders and third-party lenders in an aggregate principal amount of $550.0 million, which was scheduled to mature on February 26, 2029. The Prior Term Loan was issued with an original issue discount of $16.5 million and amortized in quarterly installments equal to 7.5% per annum of the original principal amount, commencing in August 2024.

Borrowings under the Prior Term Loan bore interest of (i) Alternate Base Rate (“ABR”) or Term Secured Overnight Financing Rate (“SOFR”), as applicable, plus (ii) Applicable Rate. On September 18, 2025, the Company completed Amendment No. 1 to the existing Term Loan (the “Amendment”), which reduced the Applicable Rate from 6.50% to 5.75% for SOFR-based borrowings and from 5.50% to 4.75% for ABR-based borrowings. No other terms were modified. The Company evaluated the repricing and determined that the changes did not result in substantially different terms. Accordingly, the repricing was accounted for as a modification rather than an extinguishment. Any fees paid to lenders in connection with the amendment were capitalized and amortized over the remaining term of the Prior Term Loan, and third-party costs were expensed as incurred.

TAILORED BRANDS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

NOTE 12 | LONG-TERM DEBT (cont.)

The Prior Term Loan was secured by a first-priority lien on substantially all of the assets of the Company and certain of its subsidiaries, subject to the priority of the Company’s asset-based lending facility with respect to specified collateral.

On January 28, 2026, in connection with the consummation of a senior secured financing transaction (the “Senior Secured Financing”), the Company repaid the remaining outstanding principal balance of $223.9 million and accrued and unpaid interest of $5.1 million and terminated the Prior Term Loan. As a result, the Prior Term Loan was extinguished for accounting purposes. The write-off of unamortized deferred financing costs and original issue discount resulted in a loss on extinguishment of debt of $6.6 million and was included in loss on extinguishment of debt in the Company’s consolidated statements of income.

Interest expense related to the Prior Term Loan partially held by an existing shareholder was $4.8 million and $4.3 million for fiscal 2025 and fiscal 2024, respectively. All amounts due to the shareholder lender were paid as of fiscal 2025 year end.

New Term Loan

On January 28, 2026, simultaneously with the repayment of the Prior Term Loan, The Men’s Wearhouse, LLC (the “Borrower”), and certain direct and indirect wholly owned subsidiaries of the Company (collectively, the “Loan Parties”) entered into a Term Loan Credit Agreement (the “Term Loan Credit Agreement”) with Goldman Sachs Bank USA, as administrative agent and collateral agent, and the lenders party thereto.

The Term Loan Credit Agreement provides for a senior secured term loan facility in an aggregate principal amount of $650.0 million (the “Term Loan”). The Term Loan was issued with an original issue discount of $9.8 million and was funded on January 28, 2026. Net proceeds from the Term Loan were used, together with other sources of funds, to refinance existing indebtedness and to fund a dividend payment to shareholders. As of January 31, 2026, two existing shareholders held 30.0% and 5.4% of the outstanding Term Loan balance, respectively. The Company incurred interest expense associated with the two existing shareholders of $0.2 million during fiscal 2025.

The Term Loan matures on January 28, 2031, subject to customary earlier maturity upon the occurrence of certain events, including the acceleration of the Term Loan following an event of default. The Term Loan requires quarterly amortization payments equal to 1.875% of the original principal amount, beginning after the second full fiscal quarter following the effective date, with the remaining principal due at maturity.

Borrowings under the Term Loan Credit Agreement bear interest at a variable rate based on SOFR plus an applicable rate. The Applicable Rate is defined as a percentage per annum equal to 5.75% in the case of any SOFR Loan.

The Borrower may prepay borrowings, in whole or in part, at any time. Prepayments of the initial term loans prior to the first anniversary of the effective date, and certain lender replacements, are subject to a 1.00% prepayment premium, except in connection with a change of control or a qualifying initial public offering (“IPO”), after which no premium applies.

In addition, following the end of each fiscal year, commencing with the first full fiscal year after January 28, 2026, the Term Loan requires the Company to make a mandatory prepayment based upon a percentage of the Company’s excess cash flow (“ECF”), reduced by any voluntary prepayments made. The percentage will range from 25% to 75% depending on the first lien leverage ratio.

The Term Loan Credit Agreement contains customary affirmative and negative covenants and events of default, including limitations on additional indebtedness, liens, asset sales, investments, restricted payments and transactions with affiliates.

TAILORED BRANDS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

NOTE 12 | LONG-TERM DEBT (cont.)

Obligations under the Term Loan Credit Agreement are guaranteed by the Loan Parties (other than the Borrower) and are secured by first-priority liens on substantially all assets of the Loan Parties, subject to customary exceptions and the terms of applicable intercreditor agreements governing the relative priorities of the Term Loan and the Company’s asset-based lending facility (defined below).

The Company incurred deferred financing costs totaling $11.2 million in connection with the Term Loan Credit Agreement. These costs are presented as a direct deduction from the carrying amount of the Term Loan on the consolidated balance sheets and are amortized to interest expense over the term of the Term Loan.

Senior Secured Notes

On January 28, 2026, The Men’s Wearhouse, LLC (the “Issuer”), a wholly owned subsidiary of the Company, issued $450.0 million aggregate principal amount of 9.000% Senior Secured Notes due 2031 (the “Senior Secured Notes”) pursuant to an indenture dated January 28, 2026 (the “Indenture”). The Senior Secured Notes mature on February 1, 2031 and bear interest at a fixed rate of 9.000% per annum, payable semi-annually on February 1 and August 1, commencing August 1, 2026. As of January 31, 2026, two existing shareholders held 18.4% and 1.5% of the outstanding Senior Secured Notes, respectively. The Company incurred interest expense associated with the two existing shareholders of $0.1 million during fiscal 2025.

The Senior Secured Notes are senior secured obligations of the Issuer and are guaranteed on a senior secured basis by certain existing and future wholly owned domestic subsidiaries of the Company, subject to customary exclusions. The Senior Secured Notes and the related guarantees are secured by first-priority liens on substantially all of the assets of the Issuer and the guarantors, subject to permitted liens and the priority of the Company’s asset-based revolving credit facility with respect to specified collateral, and rank pari passu with the Company’s senior secured term loan facility.

The Indenture permits the Issuer to incur additional indebtedness, including additional senior secured indebtedness, subject to compliance with customary incurrence-based covenants. The Indenture contains covenants that, among other things, limit the Company’s ability to incur additional indebtedness, make restricted payments, incur liens, dispose of assets, enter into transactions with affiliates and engage in certain fundamental transactions, subject to customary exceptions and baskets. The Senior Secured Notes do not require scheduled amortization prior to maturity.

The Senior Secured Notes are redeemable at the Issuer’s option, in whole or in part, prior to February 1, 2028, at a price equal to 100% of the principal amount plus an applicable premium and accrued and unpaid interest. Also, prior to February 1, 2028, the Issuer may redeem up to a maximum of 10% of the Senior Secured Notes at a price equal to 103% of the principal amount plus accrued and unpaid interest, while any unused portion from any year may be carried forward to the following year. In addition, and subject to certain limitations, the Issuer may redeem up to 40% of the aggregate principal amount of the Senior Secured Notes prior to February 1, 2028 with the net proceeds of certain equity offerings at a redemption price of 109.000% of the principal amount, plus accrued and unpaid interest. Upon the completion of a qualifying IPO the Issuer may utilize the proceeds to redeem the notes in whole, and not in part, at a price equal to 109% of the principal amount plus accrued and unpaid interest. On or after February 1, 2028, the Senior Secured Notes are redeemable in whole or in part at declining redemption prices, beginning at 104.500% of the principal amount and decreasing to 100% on or after February 1, 2030, in each case plus accrued and unpaid interest.

Upon the occurrence of a change of control triggering event, the Issuer is required to offer to repurchase the Senior Secured Notes at 101% of the principal amount, plus accrued and unpaid interest, subject to the terms and conditions set forth in the Indenture.

The Company incurred deferred financing costs totaling $8.6 million in connection with the issuance of the Senior Secured Notes. These costs are presented as a direct deduction from the carrying amount of the Senior Secured Notes on the consolidated balance sheets and are amortized to interest expense over the term of the Senior Secured Notes.

The net proceeds from the issuance of the Senior Secured Notes were used, together with other sources of funds, to refinance existing indebtedness and to fund a dividend payment to shareholders.

TAILORED BRANDS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

NOTE 12 | LONG-TERM DEBT (cont.)

ABL Facility

The Amended and Restated Credit Agreement provides for a senior secured, asset-based revolving credit facility (the “ABL Facility”) with a total commitment of $400.0 million, expandable to a maximum of $550.0 million, maturing on March 31, 2028. As of January 31, 2026, the Company had remaining deferred financing costs of $1.2 million included in other noncurrent assets on the consolidated balance sheets, which are amortized to interest expense over the term of the ABL Facility.

The obligations under the ABL Facility are secured on a senior basis by a first priority lien on the inventory and accounts receivable assets of the Company and certain of its U.S. subsidiaries and Moores, and by a second priority lien on all other assets. The related guarantees and security interests granted thereunder are senior secured obligations and will rank equally with all present and future senior indebtedness of the Company, the co-borrowers and the respective guarantors. The ABL Facility contains customary non-financial and financial covenants and is guaranteed, jointly and severally, by the Company and certain of the Company’s subsidiaries.

The ABL Facility has several borrowing and interest rate options including the following indices: (i) adjusted SOFR, (ii) Canadian Dollar Offered Rate, (iii) Canadian prime rate or (iv) an alternate base rate (equal to the greater of the prime rate, the New York Federal Reserve Bank plus 0.5% or adjusted Term SOFR for a one-month interest period plus 1.0%). Advances under the ABL Facility bear interest at a rate per annum using the selected indices plus a varying applicable interest rate between 0.50% and 2.00%. The ABL Facility also provides for fees applicable to the issuance of letters of credit which range from 1.625% to 2.125%, and a fee on unused commitments ranging from 0.25% to 0.30%. The Company utilizes letters of credit primarily as collateral for worker’s compensation claims. At January 31, 2026, letters of credit totaling approximately $17.2 million were issued and outstanding. As of January 31, 2026, borrowings available under the ABL Facility were $182.0 million.

Long-Term Debt Payments Through Maturity

The following table provides principal payments due on long-term debt, excluding unamortized discounts and deferred financing costs, through maturity:

Fiscal Year	(in thousands)
2026	$24,375
2027	48,750
2028	188,750
2029	48,750
2030	929,375
Total long-term debt	$1,240,000
Deferred financing costs	(29,486)
Total debt, net	$1,210,514

See Note 4. Fair Value Measurements for information regarding the estimated fair value of the Company’s long-term debt.

NOTE 13 | FINANCING LIABILITIES

In July 2025, the Company completed the sale of its owned distribution center in Cambridge, Ontario for $22.8 million in net cash proceeds and simultaneously entered into a 15-year lease agreement with the buyer, which includes four optional 5-year renewal periods. The transaction was deemed a failed sale-leaseback and was accounted for as a financing arrangement. The lease was classified as a finance lease, as the total lease term, including renewal options, represents substantially all (90% or more) of the remaining economic life of the property.

Similarly, in December 2023, the Company sold its owned distribution center in Houston, Texas and entered into a long-term lease with the buyer. This transaction was also determined to be a failed sale-leaseback and was accounted for as a financing arrangement.

TAILORED BRANDS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

NOTE 13 | FINANCING LIABILITIES (cont.)

As control of the properties did not transfer to the buyer-lessors, both transactions were determined to be failed sale-leasebacks and are accounted for as financing arrangements. Accordingly, the Company continues to recognize the properties within property and equipment, net in the consolidated balance sheets and depreciates them over their estimated useful lives. Corresponding financing liabilities have been recorded to reflect the proceeds received.

As a result of this determination, the Company is viewed as having received the sales proceeds from the buyer/lessor in the form of a hypothetical loan collateralized by its leased properties. The hypothetical loans are payable as principal and interest in the form of “lease payments” to the buyer/lessor. The Company does not recognize rent expense related to these leases and has recorded finance liabilities for the failed sale-leasebacks. In the initial periods, cash payments are less than the interest expense recognized in the consolidated statements of income, which causes the related finance liabilities to increase during the beginning of the lease terms.

As of January 31, 2026, and February 1, 2025, the carrying value of the financing liabilities were $85.6 million and $61.2 million, respectively.

The following table summarizes remaining future cash payments related to the financing liabilities, for each of the next five years and in the aggregate:

(in thousands)
Year 1	$5,901
Year 2	6,576
Year 3	6,721
Year 4	6,870
Year 5	6,879
Thereafter	304,196
Total future cash payments	$337,143
Less: Interest	(251,544)
Present value of financing liability	$85,599

NOTE 14 | LEASES

The Company leases store locations, office and warehouse facilities, vehicles, and equipment under various noncancelable operating leases expiring in various years through 2039.

Substantially all of the Company’s stores are leased, generally for five to 10 year initial terms. Certain leases include one or more options to renew, with renewal terms that range from one to 10 years. The Company uses its judgment to determine if a renewal option is reasonably certain of being exercised including consideration of the significant investment related to the identification, opening and operation of these store locations. In addition, under real estate leases, the Company pays costs such as real estate taxes and common area maintenance. Certain of the Company’s lease agreements include rental payments based on a percentage of retail sales over contractually defined amounts. These costs are generally considered variable lease payments and are recognized when deemed probable of payment. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.

Operating lease right-of-use assets and operating lease liabilities are recognized at the lease commencement date. Operating lease liabilities represent the present value of lease payments. Operating lease right-of-use assets represent rights to use an underlying asset and are based upon the operating lease liabilities adjusted for prepayments or accrued lease payments, lease incentives, initial direct costs, and impairment of operating lease right-of-use assets. To determine the present value of the lease payments, the Company utilizes an estimated incremental borrowing rate based on the Company’s current applicable secured credit rating.

TAILORED BRANDS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

NOTE 14 | LEASES (cont.)

The components of lease cost are as follows:

(in thousands)	Fiscal 2025	Fiscal 2024	Fiscal 2023
Operating lease cost	$195,538	$184,692	$174,743
Variable lease cost	58,491	59,841	57,151
Total lease cost	$254,029	$244,533	$231,894

Operating lease cost is recognized on a straight-line basis over the lease term. Total lease costs for stores and the distribution network are included in cost of sales, while other lease costs are included in selling, general and administrative expenses in the Company’s consolidated statements of income.

The weighted-average remaining lease term and discount rate for operating leases were as follows:

	January 31, 2026	February 1, 2025
Weighted-average remaining lease term	4.6 years	4.1 years
Weighted-average discount rate	7.5%	8.0%

Supplemental disclosures of cash flow information consist of the following:

(in thousands)	Fiscal 2025	Fiscal 2024	Fiscal 2023
Cash paid for operating leases	$195,142	$185,795	$172,292
Non-cash operating lease assets additions, net of other reductions	$207,388	$148,101	$213,264

As of January 31, 2026, there were approximately $574.8 million of noncancelable operating lease commitments. The following table summarizes the undiscounted annual future minimum lease payments for each of the next five years and in the aggregate:

(in thousands)	Operating Leases
Year 1	$179,344
Year 2	168,693
Year 3	122,819
Year 4	81,060
Year 5	51,069
Thereafter	80,296
Total lease payments	$683,281
Less: Interest	(108,479)
Present value of lease liabilities	$574,802

NOTE 15 | REDEEMABLE CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS’ (DEFICIT) EQUITY

Redeemable Convertible Preferred Stock

Issuance of Preferred Stock

The Company’s Board of Directors (the “Board”) is authorized to issue up to 100.0 million shares of preferred stock with a par value of $0.001 per share. In February 2024, the Board authorized, and subsequently issued, 14.0 million shares of its preferred stock as Series A Mandatory Convertible Preferred Stock (the “Series A Preferred Stock”), with a par value of $0.001 per share. As of January 27, 2026, 13.6 million shares of Series A Preferred Stock were

TAILORED BRANDS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

NOTE 15 | REDEEMABLE CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS’ (DEFICIT) EQUITY (cont.)

issued and outstanding. The Company’s Board is authorized, without further action by the Company’s stockholders, to determine the rights, preferences, and privileges of the Series A Preferred Stock, including dividend rights, redemption provisions, liquidation preferences, conversion rights, voting rights, and sinking fund provisions.

The Company cannot declare or pay regular dividends on the Series A Preferred Stock. However, holders of the Series A Preferred Stock are entitled to receive dividends or other distributions, whether in cash, in kind, or other property, paid on shares of common stock on an as-converted basis, based on the number of shares of common stock issuable upon conversion of the Series A Preferred Stock. The Series A Preferred Stock carries voting rights equivalent to those of common stock on an as-converted basis.

Each outstanding share of Series A Preferred Stock converts into common stock immediately prior to the closing of a qualifying liquidity event (including a sale event, initial public offering, or direct listing) that does not constitute a mandatory redemption transaction, or upon a supermajority optional conversion, defined as the voluntary conversion of at least two-thirds of the outstanding Series A Preferred Stock, in each case based on the conversion calculations set forth in the certificate of designations. Holders of the Series A Preferred Stock have redemption rights upon the occurrence of a mandatory redemption transaction, which includes a Sale Event or the transfer of all or substantially all of the Company’s assets, pursuant to which the holders are entitled to receive the Mandatory Redemption Price for all outstanding shares. A Sale Event is not considered to be solely within the Company’s control; accordingly, the Series A Preferred Stock was classified as temporary equity. However, because a Sale Event was not probable of occurring, the Series A Preferred Stock was not required to be remeasured at each reporting date as it was not currently redeemable and was not probable of becoming redeemable.

Conversion of Preferred Stock

On January 10, 2026, the Board authorized a cash payment to holders of the Company’s Series A Preferred Stock to incentivize the conversion of such shares into shares of the Company’s common stock (the “Conversion Incentive Payment”). The aggregate Conversion Incentive Payment totaled $52.5 million, or $3.8639 per share of Series A Preferred Stock outstanding as of the authorization date. Payment of the Conversion Incentive Payment was subject to, among other conditions, (i) the exercise by funds managed by Silver Point Capital, L.P. and its affiliates (“Silver Point”) of their optional conversion rights under the Certificate of Designations governing the Series A Preferred Stock (the “Certificate of Designations”), (ii) the mandatory conversion of all remaining outstanding shares of Series A Preferred Stock pursuant to the Certificate of Designations, (iii) the consummation of a dividend recapitalization transaction, and (iv) the Board’s determination of adequate surplus under applicable provisions of the Delaware General Corporation Law.

On January 20, 2026, Silver Point exercised its optional conversion right to convert all shares of Series A Preferred Stock held by it into shares of common stock at a conversion rate of 0.8696 shares of common stock for each share of Series A Preferred Stock. The optional conversion was conditioned upon, and occurred immediately following, the consummation of the Company’s senior secured financing transaction on January 28, 2026 (the “Optional Conversion Time”). In connection with Silver Point’s optional conversion, and in accordance with the Certificate of Designations, all remaining outstanding shares of Series A Preferred Stock held by other investors were mandatorily converted into shares of common stock at the same conversion rate effective as of the Optional Conversion Time.

As a result of these transactions, on January 28, 2026, all 13.6 million shares of Series A Preferred Stock were converted into 11.8 million shares of common stock, and the Series A Preferred Stock shares were retired and cancelled in accordance with the Certificate of Designations. No shares of Series A Preferred Stock were issued or outstanding as of January 31, 2026.

At the Optional Conversion Time, the Company became unconditionally obligated to pay the Conversion Incentive Payment to the former holders of the Series A Preferred Stock. The Conversion Incentive Payment represents a deemed dividend to preferred stockholders and was recorded as a reduction of retained earnings in the consolidated balance sheets. Of the Conversion Incentive Payment, $51.8 million was paid on January 30, 2026. As of January 31, 2026, $0.7 million remained unpaid and is included in accrued expenses and other current liabilities in the consolidated balance sheets.

TAILORED BRANDS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

NOTE 15 | REDEEMABLE CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS’ (DEFICIT) EQUITY (cont.)

Dividends Declared

Dividends declared by the Company are recorded as a reduction of retained earnings, including periods in which such dividends result in a retained earnings deficit. In connection with the conversion of the Series A Preferred Stock and the consummation of the Company’s Senior Secured Financing, the Board declared a cash dividend on the Company’s common stock (the “Recap Common Stock Dividend”). The Recap Common Stock Dividend was payable to all holders of record of the Company’s common stock as of January 28, 2026, at 6:00 p.m. New York City time, in an amount of $17.7141 per share.

The Recap Common Stock Dividend was declared on January 28, 2026 and $853.4 million was paid on January 30, 2026. As of January 31, 2026, $12.0 million remained unpaid and is included in accrued expenses and other current liabilities in the consolidated balance sheets.

The Company also accrued dividend equivalents on certain unvested equity awards. See Note 16, Share-Based Compensation.

Common Stock

The Company’s Board is authorized to issue up to 200.0 million shares of common stock, each with a par value of $0.001 per share. As of January 31, 2026, 77.3 million shares of Common Stock were issued, of which 48.9 million shares were outstanding.

Tender Offer and Exchange

During March 2024, the Company executed a cash tender offer for its Common Stock and a cashless exchange offer of Common Stock for the Series A Preferred Stock. These offers were extended to and accepted by the Company’s existing shareholders, participants in the Company’s 2021 Board Equity Incentive Plan, and participants in the Company’s 2021 Management Equity Incentive Plan.

Tender Offer — Cash Settled

The Company repurchased 29.6 million shares of Common Stock at a price of $25.35 per share (the “Cash Tender Offer”). Of the total shares of Common Stock repurchased, 27.3 million were issued and outstanding and settled in cash for $693.1 million at the closing of the Cash Tender Offer. The remaining shares of Common Stock repurchased relate to stock awards under the Company’s 2021 MEIP, which were subsequently settled on January 31, 2025, resulting in a cash payment of $59.0 million, including $2.4 million in accrued interest. The cash payment also included $21.4 million to settle taxes for which shares were withheld from participants.

The Company recognized share-based compensation expense associated with the 2021 MEIP awards settled in cash of $37.0 million, during fiscal 2024. This includes expense associated with the modifications related to the Cash Tender Offer.

Tender Offer — Exchanged

In March 2024, the Company exchanged 14.0 million shares of Common Stock for 14.0 million shares of the Preferred Stock (“Preferred Stock Exchange Offer”). Under the Preferred Stock Exchange Offer, of the total shares of Common Stock exchanged, 12.6 million shares were held by the Company’s existing shareholders (excluding 2021 BEIP and 2021 MEIP participants). The Company recognized the shares into temporary equity at a fair value of $30.52 per share for a total of $384.7 million. The excess per-share fair value of the Preferred Stock over the fair value per-share of these shares of Common Stock was recognized as a deemed dividend of $65.2 million and recorded in retained earnings in the consolidated balance sheets.

The Company’s 2021 BEIP participants exchanged 0.4 million shares which were recognized into temporary equity at a fair value of $30.52 per share for a total of $11.1 million. The excess per-share fair value of the Preferred Stock over the fair value per-share of the 2021 BEIP shares was recognized as share-based compensation expense of $1.9 million.

TAILORED BRANDS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

NOTE 15 | REDEEMABLE CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS’ (DEFICIT) EQUITY (cont.)

The Company’s 2021 MEIP participants exchanged an aggregate 0.3 million vested awards, which the Company recognized in temporary equity the redemption value of $25.35 per share for a total of $8.1 million. The excess per-share fair value of the Preferred Stock over the fair value per-share of the vested 2021 MEIP awards was recognized as share-based compensation expense of $1.6 million. The difference between the repurchase price and the present value of the cash redemption value was recognized as compensation expense through settlement date.

The remaining 0.7 million shares tendered for exchange related to unvested 2021 MEIP awards. For these awards the Company recognized in temporary equity the redemption value of $25.35 per share for a total of $18.0 million as of settlement on January 31, 2025. At settlement, the Company also paid $14.0 million in cash to settle taxes for which shares were withheld from participants. The shares withheld were immediately retired.

The excess per-share fair value of the Preferred Stock over the fair value per-share of the unvested 2021 MEIP awards was recognized as share-based compensation of $7.1 million. The difference between the repurchase price and the present value of the cash redemption value was recognized as compensation expense through settlement date.

The Company recognized share-based compensation expense associated with the 2021 MEIP awards exchanged for the Preferred Stock of $10.6 million during fiscal 2024.

Treasury Stock

The Company accounts for repurchased shares of common stock as treasury stock at cost and presents treasury stock as a separate component of stockholders’ equity. In connection with the conversion of the Series A Preferred Stock, the Company reissued 11.8 million shares of Common Stock from Treasury Stock to satisfy the shares issuable upon conversion. As of January 31, 2026, the Company held 28.5 million shares of Common Stock in Treasury Stock with an aggregate carrying value of $724.9 million, as presented in the consolidated balance sheets.

NOTE 16 | SHARE-BASED COMPENSATION

Board Equity Incentive Plan (BEIP)

Plan Overview

The Company maintains the BEIP, to provide equity-based compensation to its non-employee directors. In March 2025, the Company granted approximately 0.1 million restricted stock units (“RSUs”) to members of the Board of Directors under the BEIP. These RSUs vest ratably over a four-year service period, with final vesting occurring in March 2029, subject to continued service.

Types of Awards

RSUs granted under the BEIP include both equity-settled and cash-settled components.

The grant agreements initially provide that upon settlement, 60% of the granted RSUs (the “Equity-Settled Portion”) is settled into shares of the Company’s common stock, and the remaining 40% (the “Cash-Settled Portion”) is settled in cash based on the fair market value of the underlying common stock on the vesting date. Participants may elect to increase the percentage to be settled in common stock prior to settlement of each annual vesting.

•        The Equity-Settled Portion is classified as equity and measured at grant-date fair value. Compensation expense related to this portion is recognized on a straight-line basis over the requisite service period.

•        The Cash-Settled Portion is classified as a liability and initially measured at grant-date fair value. This portion is remeasured at each reporting date until settlement, with changes in fair value recognized in compensation expense. Compensation expense for the Cash-Settled Portion is also recognized on a straight-line basis over the requisite service period.

TAILORED BRANDS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

NOTE 16 | SHARE-BASED COMPENSATION (cont.)

Valuation of Awards

The grant-date fair value of RSUs granted under the BEIP was estimated using an option-pricing method that treats common stock and preferred stock as call options on the total equity value of the enterprise, with exercise prices based on the liquidation preference of the preferred stock.

Compensation Expense

The following table summarizes share-based compensation expense recognized under the BEIP for fiscal 2025, fiscal 2024, and fiscal 2023:

(in thousands)	Fiscal 2025	Fiscal 2024	Fiscal 2023
Time-based equity-settled awards	$732	$119	$2,102
Time-based cash-settled awards	59	—	—
Total share-based compensation expense	$791	$119	$2,102
Total share-based compensation expense, net of tax	$664	$103	$2,050

As of January 31, 2026, the weighted average grant-date fair value of the Equity-Settled Portion was $29.38. As of January 31, 2026, the fair value of the Cash-Settled awards was $21.53. As of January 31, 2026, approximately $2.0 million of unrecognized compensation expense related to unvested BEIP awards remained, which is expected to be recognized over a weighted average period of 3.1 years.

Dividend Equivalents

In connection with the declaration of the Recap Common Stock Dividend (see Note 15. Redeemable Convertible Preferred Stock and Shareholders’ (Deficit) Equity), the Company accrued dividend equivalents on unvested BEIP RSU awards of $17.7141 per-share. As of January 31, 2026, $1.7 million of unpaid dividend equivalents were accrued, of which, $0.5 million was included in accrued expenses and other current liabilities and $1.2 million was included in other noncurrent liabilities in the consolidated balance sheets.

The dividend equivalents are payable only upon vesting of the underlying awards and are forfeited if the awards do not vest. Accordingly, the unvested BEIP RSU awards do not have a nonforfeitable right to receive dividends or dividend equivalents during the vesting period and therefore are not considered participating securities for purposes of applying the two-class method of earnings per share.

Management Equity Incentive Plan (MEIP)

Plan Overview

The Company maintains the MEIP to provide equity-based compensation to eligible employees. During fiscal 2024, the Company amended the 2021 MEIP (as amended, the “Amended 2021 MEIP”) to clarify certain terms and conditions. These amendments did not result in material changes to the fair value, vesting conditions, or classification of outstanding awards.

During fiscal 2024, the Company granted all remaining 2.3 million shares authorized for issuance under the Amended 2021 MEIP. In addition, the Company adopted the 2024 Management Equity Incentive Plan (“2024 MEIP”), which authorizes the issuance of 1.2 million shares.

The Amended 2021 MEIP and the 2024 MEIP are collectively referred to as the “Plans.”

Award Modification

On September 5, 2025, the Company’s Board of Directors approved an amendment to the performance vesting terms of certain performance-based RSUs outstanding under the Plans. The amendment applied to Tranche I performance-based RSUs granted in January and February 2025 and modified the Adjusted EBITDA performance conditions by lowering the vesting thresholds, thereby increasing the probability of vesting.

TAILORED BRANDS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

NOTE 16 | SHARE-BASED COMPENSATION (cont.)

This amendment was accounted for as a modification of the affected awards and resulted in the recognition of incremental compensation expense, which was immaterial.

Types of Awards

RSUs granted under the Plans consist of time-based, performance-based, and market-based awards.

•        Time-based RSUs vest solely based on continued service over the applicable vesting period and generally vest ratably, subject to continued employment. Vesting of time-based RSUs is accelerated upon the occurrence of a sale of the Company.

•        Performance-based RSUs are subject to both service-based and performance-based vesting conditions. These awards have a requisite service period from the grant date through the last day of the applicable fiscal year and vest upon the earlier of (i) the achievement of specified performance goals upon the occurrence of a sale of the Company, measured based on the trailing twelve months ending on the last day of the fiscal month immediately preceding the month of the sale, or (ii) the achievement of specified performance goals as of the last day of the applicable fiscal year. Performance goals are based on earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”), further adjusted to exclude items not considered representative of ongoing operating performance. Depending on the level of performance achieved, the number of shares ultimately issued may range from 0% to 100% of the target award.

•        Market-based RSUs are subject to both service-based and market-based vesting conditions. These awards have a requisite service period from the grant date through January 31, 2029, and vest upon the earlier of (i) the achievement of specified market conditions upon the occurrence of a sale of the Company, measured based on the trailing twelve months ending on the last day of the fiscal month immediately preceding the month of the sale, or (ii) the achievement of specified market conditions as of January 31, 2029. The market conditions are based on total return stock price targets as determined by a third-party valuation firm. Depending on the level of market performance achieved, the number of shares ultimately issued may range from 0% to 100% of the target award.

RSU Activity

The following table summarizes activity related to time-based, performance-based and market-based RSUs for fiscal 2025:

	Time-Based Awards		Performance-Based Awards		Market-Based Awards
	Number of RSUs	Weighted- Average Grant Date Fair Value	Number of RSUs	Weighted- Average Grant Date Fair Value	Number of RSUs	Weighted- Average Grant Date Fair Value
Unvested at February 1, 2025	763,039	$29.38	1,503,327	$29.38	—	$—
Granted	562,251	28.16	208,903	28.18	240,250	12.13
Vested	(390,986)	28.70	—	—	—	—
Forfeited	(233,859)	29.37	(275,944)	29.37	—	—
Unvested at January 31, 2026	700,445	$28.78	1,436,286	$29.21	240,250	$12.13

Valuation of Awards

Time-based and Performance-based RSUs

The grant date fair values of the time-based and performance-based RSUs granted during fiscal 2025 under the 2024 MEIP were estimated using an option-pricing method that treats common stock and preferred stock as call options on the total equity value of the enterprise. Exercise prices were based on the liquidation preference of the preferred stock.

TAILORED BRANDS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

NOTE 16 | SHARE-BASED COMPENSATION (cont.)

Time-based and Performance-based units grant date fair values prior to fiscal 2025 were estimated using a Monte Carlo simulation model that incorporated multiple valuation assumptions, including the probability of achieving the specified performance and market conditions for the Performance-based RSUs. Additional assumptions used in the valuation included expected volatility based on a blend of Company and peer group company historical data adjusted for the Company’s leverage, and a risk-free interest rate based on continuously compounded U.S. Treasury yields with a term equal to the vesting period.

The weighted-average assumptions used for grants during fiscal 2024 and fiscal 2023 are as follows:

	Fiscal 2024	Fiscal 2023
Expected volatility	45.0%	30.5%
Risk-free interest rate	4.28%	5.21%

Market-based RSUs

The grant date fair values of market-based RSUs granted during fiscal 2025 under the 2024 MEIP were determined using an option-pricing model. The total return stock price condition represents a market condition. Accordingly, the fair value of the portion of the award subject to this condition is fixed at the grant date and is not subsequently adjusted for actual performance during the vesting period.

The following table summarizes the weighted-average assumptions used in the valuation of market-based RSUs for fiscal 2025:

Fiscal 2025
Fair value	$12.13
Assumptions:
Expected term (years)	1.4 years
Volatility	50.0%
Risk-free rate	3.8%
Discount for lack of marketability	15.0%

Compensation Expense

The following table summarizes share-based compensation expense recognized under the Plans for fiscal 2025, fiscal 2024, and fiscal 2023:

(in thousands)	Fiscal 2025	Fiscal 2024	Fiscal 2023
Time-based awards	$10,725	$3,743	$6,329
Performance-based awards	1,737	6,004	6,097
Market-based awards	411	—	—
Unallocated bonus awards	—	(28,168)	6,227
Exchanged awards settled in preferred shares	—	10,627	—
Total equity share-based compensation expense (income)	$12,873	$(7,794)	$18,653
Liability awards settled in cash	—	36,985	—
Total share-based compensation expense	$12,873	$29,191	$18,653
Total equity share-based compensation expense, net of tax	$10,813	$25,279	$18,186

The following table presents unrecognized compensation cost and the weighted-average period over which such cost is expected to be recognized for RSUs outstanding as of January 31, 2026:

	Time-Based Awards	Performance- Based Awards	Market-Based Awards
Unrecognized compensation cost (in thousands)	$20,141	$4,771	$2,503
Remaining weighted-average period cost expected to be recognized	1.7 years	2.2 years	3.0 years

TAILORED BRANDS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

NOTE 16 | SHARE-BASED COMPENSATION (cont.)

The aggregate grant-date fair value of time-based RSUs vested during fiscal 2025, fiscal 2024, and fiscal 2023 was $11.2 million, $8.4 million and $12.5 million, respectively. No performance-based RSUs vested during fiscal 2025 or fiscal 2023. The aggregate grant-date fair value of performance-based RSUs vested during fiscal 2024 was $26.9 million.

Dividend Equivalents

In connection with the declaration of the Recap Common Stock Dividend (see Note 15. Redeemable Convertible Preferred Stock and Shareholders’ (Deficit) Equity), the Company accrued dividend equivalents on unvested RSU awards of $17.7141 per-share. As of January 31, 2026, $27.6 million of unpaid dividend equivalents were accrued, of which $6.9 million was included in accrued expenses and other current liabilities and $20.7 million was included in other noncurrent liabilities in the consolidated balance sheets.

The dividend equivalents are payable only upon vesting of the underlying awards and are forfeited if the awards do not vest. Accordingly, the unvested MEIP RSU awards do not have a nonforfeitable right to receive dividends or dividend equivalents during the vesting period and therefore are not considered participating securities for purposes of applying the two-class method of earnings per share.

NOTE 17 | EARNINGS PER SHARE

Basic earnings per share is computed by dividing net income available to common shareholders by the weighted-average number of common shares outstanding during the period. Net income available to common shareholders is calculated after deducting earnings allocated to participating securities and deemed dividends, as applicable.

Diluted earnings per share is computed by dividing net income by the weighted-average number of common shares outstanding and common share equivalents, assuming the conversion of potentially dilutive securities. For periods in which participating or convertible securities are outstanding, diluted earnings per share reflects the more dilutive of (i) the two-class method or (ii) the if-converted method.

Common share equivalents include the dilutive effect of restricted stock units and performance share units that are probable of vesting, calculated using the treasury stock method. Potential common shares are excluded from diluted earnings per share in periods in which their effect would be anti-dilutive.

The following table provides a reconciliation of basic and diluted earnings per share:

(In thousands, except per share amounts)	Fiscal 2025	Fiscal 2024	Fiscal 2023
	As Restated	As Restated
Net income	$217,219	$173,014	$271,469
Less: Deemed dividends	(52,500)	(65,164)	—
Less: Allocation of undistributed earnings to participating preferred shares	(44,098)	(30,298)	—
Net Income Attributable to Common Shareholders (Basic)	$120,621	$77,552	$271,469
Add: Undistributed earnings allocated to participating preferred shares	44,098	30,298	—
Less: Reallocation of undistributed earnings to participating preferred shares	(43,935)	(29,827)	—
Add: After-tax interest on convertible debt	—	—	2,851
Net Income Attributable to Common Shareholders (Diluted)	$120,784	$78,023	$274,320

Basic weighted-average shares outstanding	37,169	35,834	9,079
Convertible debt (if converted)	—	—	65,759
Restricted stock units and performance stock units	188	340	976
Diluted weighted-average shares outstanding(1)	37,357	36,174	75,814

Basic earnings per share	$3.25	$2.16	$29.90
Diluted earnings per share	$3.23	$2.16	$3.62

____________

(1)      There were no awards excluded from the computation of diluted earnings per share, as none of the outstanding share-based compensation awards were anti-dilutive.

TAILORED BRANDS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

NOTE 17 | EARNINGS PER SHARE (cont.)

The Company corrected its previously reported earnings per share for fiscal 2025 and fiscal 2024, as reflected in this note and in the Consolidated Statements of Income. In calculating earnings per share, the Company incorrectly included an adjustment to net income related to an increase in the liquidation preference (the “Accretion”) of the Series A Convertible Preferred Stock. The increase in the liquidation preference is considered to be a liquidating dividend and should not have any impact on net income available to common shareholders until a liquidation event has occurred. As a liquidation event has not occurred, the Company incorrectly deducted the impact of the Accretion from net income. The correction increased basic and diluted earnings per share by $0.94 and $0.93, respectively, for fiscal 2025, and by $0.69 and $0.70, respectively, for fiscal 2024. Management determined that the impact of these errors is immaterial, and the correction had no other impact on the Company’s Consolidated Financial Statements.

NOTE 18 | RETIREMENT PLANS

Tailored Brands has Employee Retirement Income Security Act 401(k) savings plans, including a safe harbor 401(k) plan, which allows eligible employees to save for retirement on a tax-deferred basis. Employer matching contributions under the 401(k) savings plans are made in accordance with the matching formula, under which all eligible employees receive a matching contribution equal to 100% of each participant’s elective deferrals not exceeding 3% of the participant’s compensation, plus 50% of each participant’s elective deferrals not exceeding an additional 2% of the participant’s compensation. During fiscal 2025 and fiscal 2024, the Company’s matching contributions for the plans were $7.2 million and $7.3 million, respectively.

The Company also maintains a noncontributory defined benefit pension plan and a post-retirement benefit plan which cover union and nonunion employees at JAB and certain former corporate employees. The plans provide for eligible employees to receive benefits based principally on years of service. Amounts related to the defined benefit pension and post-retirement benefit plans were immaterial to the consolidated financial statements.

NOTE 19 | COMMITMENTS AND CONTINGENCIES

Commitments

As of January 31, 2026, the Company had noncancelable commitments of $212.9 million related to certain marketing, licensing and information technology programs. These commitments include agreements to purchase goods or services that are enforceable, legally binding, and specify all significant terms, including fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. Payments under these commitments are scheduled to be made as follows:

Fiscal Year	(in millions)
2026	$60.8
2027	$52.9
2028	$34.5
2029	$25.2
2030	$21.3
Thereafter	$18.2

The Company issues inventory purchase orders in the ordinary course of business, which represent authorizations to purchase that are cancelable by their terms. The Company does not consider purchase orders to be firm inventory commitments. If the Company chooses to cancel a purchase order, it may be obligated to reimburse the vendor for unrecoverable outlays incurred prior to cancellation.

Legal Proceedings

The Company is involved, from time to time, in litigation, other legal claims, and proceedings involving matters associated with or incidental to our business, including, among other things, matters involving employee relations, trademark and other intellectual property, licensing, importation and exportation of our products, real estate, taxation, and privacy. The Company records accruals for legal matters when a loss is considered probable and the amount or

TAILORED BRANDS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

NOTE 19 | COMMITMENTS AND CONTINGENCIES (cont.)

range of loss can be reasonably estimated. For matters in which a loss is reasonably probable, the Company evaluates the need to disclose an estimate or range of possible losses in excess of amounts accrued, if any. The Company believes at present that the resolution of currently pending matters will not individually or in the aggregate have a material adverse effect on its consolidated financial statements. However, its assessment of any current litigation or other legal claims could potentially change in light of the discovery of facts not presently known or determinations by judges, juries, or other finders of fact which are not in accord with management’s evaluation of the possible liability or outcome of such litigation or claims.

NOTE 20 | SEGMENT REPORTING

The Company has identified two operating segments, which also represent its reportable segments and reflect the manner in which the Chief Operating Decision Maker (“CODM”), defined as the Company’s Chief Executive Officer (“CEO”), evaluates operating results and allocates resources. These segments are Specialty Menswear and K&G.

In evaluating segment performance, the CODM reviews operating income. In making resource allocation decisions, the CODM considers actual results relative to expectations, as well as each segment’s growth opportunities and strategic priorities.

The Specialty Menswear segment offers a broad assortment of exclusive and non-exclusive merchandise, as well as rental and alteration services, through retail stores and e-commerce platforms. These offerings are supported by omni channel capabilities, including cross banner rental pickup and return. The K&G segment is a value focused specialty retailer offering a wide selection of national brand and private label merchandise at accessible price points across men’s, women’s, and children’s apparel, footwear, and accessories.

Corporate and other unallocated expenses primarily consist of costs that are not directly attributable to a reportable segment, including expenses related to centralized corporate functions such as brand management, corporate strategy, information technology, finance, treasury, legal, human resources, and other shared services. These costs are managed and evaluated on a consolidated basis and are not allocated to the Company’s reportable segments. Accordingly, such amounts are reflected as reconciling items between total segment operating income and consolidated income before tax.

The Company does not report assets by reportable segment, as such information is not used by the CODM in evaluating segment performance or making resource allocation decisions.

The following tables provide the Company’s segment information for Fiscal 2025, Fiscal 2024 and Fiscal 2023:

	Fiscal 2025
(in thousands)	Specialty Menswear	K&G	Total
Net Sales	$2,175,896	$352,280	$2,528,176
Cost of sales	815,073	195,115	1,010,188
Occupancy costs (inclusive of depreciation)	253,915	44,229	298,144
Advertising expenses	125,904	9,121	135,025
Store expenses	357,820	49,641	407,461
Selling, general and administrative expenses(1)	118,179	7,152	125,331
Depreciation (exclusive of depreciation in occupancy costs)	18,428	301	18,729
Segment operating income	$486,577	$46,721	$533,298

Less: Corporate and other unallocated expenses(2)			217,585
Interest expense, net			45,283
Loss on extinguishment of debt			11,438
Income before income taxes			$258,992

TAILORED BRANDS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

NOTE 20 | SEGMENT REPORTING (cont.)

	Fiscal 2024
(in thousands)	Specialty Menswear	K&G	Total
Net Sales	$2,132,335	$343,424	$2,475,759
Cost of sales	832,902	193,325	1,026,227
Occupancy costs (inclusive of depreciation)	249,165	42,612	291,777
Advertising expenses	119,201	7,861	127,062
Store expenses	362,830	48,933	411,763
Selling, general and administrative expenses(1)	117,700	7,670	125,370
Depreciation (exclusive of depreciation in occupancy costs)	17,996	77	18,073
Segment operating income	$432,541	$42,946	$475,487

Less: Corporate and other unallocated expenses(2)			208,256
Interest expense, net			59,519
Loss on extinguishment of debt			8,095
Income before income taxes			$199,617
	Fiscal 2023
(in thousands)	Specialty Menswear	K&G	Total
Net Sales	$2,260,889	$363,482	$2,624,371
Cost of sales	921,040	203,948	1,124,988
Occupancy costs (inclusive of depreciation)	240,339	40,395	280,734
Advertising expenses	119,608	8,450	128,058
Store expenses	381,492	50,592	432,084
Selling, general and administrative expenses(1)	127,945	7,850	135,795
Depreciation (exclusive of depreciation in occupancy costs)	13,234	106	13,340
Segment operating income	$457,231	$52,141	$509,372

Less: Corporate and other unallocated expenses(2)			210,350
Interest expense, net			20,611
Loss on extinguishment of debt			294
Income before income taxes			$278,117

____________

(1)      Selling, general and administrative expenses are exclusive of advertising and store expenses.

(2)      Corporate and other unallocated expenses primarily consist of corporate costs that are not directly attributable to a reportable segment including corporate incentive plans, payroll and benefits associated with centralized corporate functions such as IT, brand management, finance, legal, human resources and other shared services of $135.8 million, $127.3 million and $119.8 million in fiscal years 2025, 2024, and 2023, respectively. In addition, this includes corporate IT costs of $39.3 million, $42.3 million and $44.5 million in fiscal years 2025, 2024, and 2023, respectively.

TAILORED BRANDS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

NOTE 21 | PARENT COMPANY INFORMATION TAILORED BRANDS, INC.

Condensed Balance Sheets

(in thousands, except par value and share data)

	January 31, 2026	February 1, 2025
Assets
Current assets:
Other current assets	$203	$163
Total current assets	203	163
Investment in subsidiaries	856,672	636,327
Deferred tax asset noncurrent	1,416	7,212
Total assets	$858,291	$643,702
Liabilities, Redeemable Convertible Preferred Stock, and Shareholders’ Deficit
Current liabilities:
Accounts payable	$20	$—
Accrued compensation and benefits	59	—
Current portion of accrued cash dividends	20,207	—
Accrued expenses and other current liabilities	10,120	—
Total current liabilities	30,406	—
Payable to subsidiaries	1,432,360	560,319
Noncurrent accrued cash dividends	21,923	—
Other noncurrent liabilities	5,018	1,561
Total liabilities	1,489,707	561,880
Commitments and contingencies
Redeemable convertible preferred stock par value $0.001, Authorized – 100.0 million shares, Issued and outstanding – No shares and 13.6 million shares, respectively	—	407,841
Shareholders’ deficit:
Common shares par value $0.001, Authorized – 200.0 million shares, Issued – 77.3 million shares; Outstanding – 48.9 million and 37.0 million shares, respectively	77	77
Capital in excess of par	321,480	200,610
(Accumulated deficit) retained earnings	(226,368)	503,693
Accumulated other comprehensive loss	(1,745)	(4,963)
Treasury stock, at cost: 28.4 million and 40.3 million shares, respectively	(724,860)	(1,025,436)
Total shareholders’ deficit	(631,416)	(326,019)
Total liabilities, redeemable convertible preferred stock, and shareholders’ deficit	$858,291	$643,702

TAILORED BRANDS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

NOTE 21 | PARENT COMPANY INFORMATION TAILORED BRANDS, INC. (cont.)

Parent Company Information Tailored Brands, Inc.

Condensed Statements of Income and Comprehensive Income

(in thousands)

	Fiscal 2025	Fiscal 2024	Fiscal 2023
Net sales:
Total net sales	$—	$—	$—
Selling, general and administrative expenses	14,706	30,894	22,349
Loss from operations	(14,706)	(30,894)	(22,349)
Interest expense, net	—	(434)	(5,531)
Loss before income taxes	(14,706)	(31,328)	(27,880)
Benefit for income taxes	(11,580)	(29,665)	(3,262)
Earnings from equity investment, net of income taxes	220,345	174,677	296,087
Net income	217,219	173,014	271,469
Currency translation adjustments, net of tax	3,050	(4,091)	(482)
Adjustment to minimum pension liability, net of tax	168	112	(175)
Other comprehensive income (loss)	3,218	(3,979)	(657)
Comprehensive income	$220,437	$169,035	$270,812

Parent Company Information Tailored Brands, Inc.

Condensed Statements of Cash Flows

(in thousands)

	Fiscal 2025	Fiscal 2024	Fiscal 2023
Cash flows from operating activities:
Net income	$217,219	$173,014	$271,469
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in earnings of subsidiaries	(220,345)	(174,677)	(296,087)
PIK interest	—	865	3,752
Share-based compensation	13,605	(7,675)	20,755
Changes in operating assets and liabilities	(10,479)	8,473	111
Net cash provided by operating activities	—	—	—
Net cash used in investing activities	—	—	—
Net cash provided/used in financing activities	—	—	—
Increase (decrease) in cash and cash equivalents	—	—	—
Cash and cash equivalents at beginning of period	—	—	—
Cash and cash equivalents at end of period	$—	$—	$—

TAILORED BRANDS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

NOTE 21 | PARENT COMPANY INFORMATION TAILORED BRANDS, INC. (cont.)

	Fiscal 2025	Fiscal 2024	Fiscal 2023
Supplemental disclosures of cash flow information:
Noncash investing and financing activities:
Conversion of convertible notes into equity	$—	$65,759	$—
Deemed dividend	$—	$(65,164)	$—
Tender offer repurchases and exchanges of common stock	$—	$(1,068,527)	$—
Series A Preferred Stock exchanged for common stock, net of forfeitures	$—	$421,836	$—
Preferred stock conversion incentive payment	$(52,500)	$—	$—
Conversion of Series A Preferred Stock to common stock	$407,841	$—	$—
Dividend declared to common shareholders; $17.7141 per share	$(865,420)	$—	$—
Dividend equivalents; $17.7141 per share	$(29,360)	$—	$—

BASIS OF PRESENTATION

Tailored Brands, Inc. (the “Parent Company”) is a holding company that conducts substantially all of its business operations through its subsidiaries. Accordingly, the Parent Company depends on dividends or distributions by its subsidiaries to meet its obligations. The ability of the Parent Company’s operating subsidiaries to pay dividends or distributions to the Parent Company is restricted by the subsidiaries’ debt facilities, including the terms of the credit agreements governing our Term Loan and ABL Facility and the Senior Secured Notes Indenture. For example, under the Term Loan Credit Agreement and the Senior Secured Notes Indenture, dividends may only be paid to the Parent Company for corporate overhead expenses and otherwise pursuant to customary dollar baskets, a “builder” basket in the debt instruments based on 50% of cumulative “Consolidated Net Income” (each as defined in the respective debt instruments) and equity proceeds among other things, and an unlimited amount subject to the Parent Company’s total debt/leverage ratio not exceeding certain thresholds on a pro forma basis and the absence of certain defaults. Under the credit agreement governing the ABL Facility, dividends may be paid to the Parent Company in an unlimited amount, subject to satisfying minimum availability requirements for borrowings under the ABL Facility and the absence of certain defaults.

The Parent Company’s assets consist primarily of its investment in its subsidiaries. As of January 31, 2026, net assets restricted in the aggregate for the Parent Company’s consolidated subsidiaries were $1.0 billion. The Parent Company’s Board of Directors is authorized to issue up to 100.0 million shares of preferred stock and up to 200.0 million shares of common stock, each with a par value of $0.001 per share (see Note 15. Redeemable Convertible Preferred Stock and Shareholders’ (Deficit) Equity). The Parent Company incurs share-based compensation expense associated with its equity incentive plans, which is included in selling, general and administrative expenses (see Note 16. Share-Based Compensation). In addition, the Parent Company may incur certain expenses that are generally insignificant or are paid directly by its subsidiaries on behalf of the Parent Company. The Parent Company’s ability to fund its operations and meet its obligations is dependent on its subsidiaries.

Certain lease obligations of the Company’s subsidiaries are guaranteed by the Parent Company. These guarantees are provided to the respective landlords and represent unsecured obligations of the Parent Company to satisfy the payment of such lease obligations in the event of default by the subsidiaries. The guarantees do not result in the recognition of additional liabilities in the Company’s Consolidated Financial Statements, as the underlying lease obligations are already reflected within the Company’s Consolidated Balance Sheets.

These condensed financial statements include the accounts of the Parent Company and, on an equity basis, its consolidated subsidiaries. Accordingly, these condensed financial statements have been presented on a “parent-only” basis. These parent-only financial statements are not the general-purpose financial statements of Tailored Brands, Inc., and they should be read in conjunction with the Company’s Consolidated Financial Statements.

Intercompany balances and transactions between the Parent Company and its subsidiaries have been eliminated in this parent-only presentation. Investments in subsidiaries and the related equity in earnings of subsidiaries reflect the underlying net assets and results of the subsidiaries.

TAILORED BRANDS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

NOTE 22 | SUBSEQUENT EVENTS

The Company evaluated subsequent events through April 21, 2026, the date on which the January 31, 2026 financial statements were originally issued, and June 16, 2026, the date on which the January 31, 2026 financial statements were restated for the immaterial earnings per share error as described in Note 17.

Tariffs

On February 20, 2026, the U.S. Supreme Court ruled that tariffs imposed under the International Emergency Economic Powers Act (“IEEPA”) were not authorized by the statute. The Company is the importer of record for certain merchandise that was previously subject to such tariffs under IEEPA. The ruling does not establish a refund process, and significant uncertainty remains regarding how and when any amounts may be recovered. The Company is evaluating the ruling and potential actions available to it. Because the process, timing, and amount of any recovery are uncertain, the Company is unable to estimate the financial effects at the time of filing of this registration statement.

No additional matters were identified affecting the accompanying consolidated financial statements or related disclosures not otherwise reflected herein.

TAILORED BRANDS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands, except par value and share data) (Unaudited)

	As of
	August 1, 2026	August 2, 2025	January 31, 2026
Assets
Current assets:
Cash and cash equivalents	$100,142	$117,208	$149,030
Accounts receivable, net	20,746	20,529	19,974
Inventory	427,488	444,484	429,665
Assets held for sale	3,695	4,738	3,763
Other current assets	49,849	37,977	48,680
Total current assets	601,920	624,936	651,112
Property and equipment, net	213,279	179,409	208,274
Operating lease right-of-use assets	571,570	565,741	560,546
Rental product, net	52,231	51,142	45,558
Intangible assets, net	101,405	101,529	101,660
Other noncurrent assets	58,717	72,625	59,176
Total assets	$1,599,122	$1,595,382	$1,626,326
Liabilities, Redeemable Convertible Preferred Stock & Shareholders’ Deficit
Current liabilities:
Accounts payable	$140,006	$147,447	$151,650
Accrued compensation and benefits	61,844	59,391	68,904
Accrued expenses and other current liabilities	176,818	147,291	127,033
Income taxes payable	7,299	1,739	—
Current portion of operating lease liabilities	141,334	136,340	141,705
Current portion of long-term debt	—	—	23,591
Total current liabilities	527,301	492,208	512,883
Long-term debt, net	1,028,056	359,207	1,186,923
Noncurrent operating lease liabilities	443,896	441,572	433,097
Financing liabilities	85,334	84,668	85,599
Other noncurrent liabilities	31,582	15,354	39,240
Total liabilities	2,116,169	1,393,009	2,257,742
Commitments and contingencies (Note 15)
Redeemable convertible preferred stock par value $0.001, Authorized – 100.0 million shares, Issued and outstanding – no shares, 13.6 million shares, and no shares, respectively	—	407,841	—
Shareholders’ deficit:
Common shares par value $0.001, Authorized – 200.0 million shares, Issued – 77.3 million shares; Outstanding – 49.2 million, 37.0 million, and 48.9 million shares, respectively	77	77	77
Capital in excess of par	317,198	204,660	321,480
(Accumulated deficit) retained earnings	(114,830)	617,689	(226,368)
Accumulated other comprehensive loss	(3,151)	(2,458)	(1,745)
Treasury stock, at cost: 28.1 million, 40.3 million, and 28.4 million shares, respectively	(716,341)	(1,025,436)	(724,860)
Total shareholders’ deficit	(517,047)	(205,468)	(631,416)
Total liabilities, redeemable convertible preferred stock, and shareholders’ deficit	$1,599,122	$1,595,382	$1,626,326

The accompanying Notes are an integral part of these unaudited Condensed Consolidated Financial Statements.

TAILORED BRANDS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(In thousands) (Unaudited)

	For the Six Months Ended
	August 1, 2026	August 2, 2025
Net sales:
Retail sales	$1,146,873	$1,097,624
Rental services	211,055	194,875
Total net sales	1,357,928	1,292,499
Cost of sales:
Retail sales	489,315	488,153
Rental services	29,309	29,422
Occupancy costs (inclusive of depreciation)	151,930	147,421
Total cost of sales	670,554	664,996
Total gross margin	687,374	627,503
Selling, general and administrative expenses	468,808	451,085
Depreciation (exclusive of depreciation in cost of sales)	11,917	12,296
Operating income	206,649	164,122
Interest expense, net	(56,836)	(25,744)
Loss on extinguishment of debt	(6,557)	(4,763)
Income before income taxes	143,256	133,615
Provision for income taxes	32,211	19,619
Net income	$111,045	$113,996

Earnings per share:
Basic	$2.26	$2.25
Diluted	$2.25	$2.25
Weighted-average shares outstanding:
Basic	$49,177	$37,039
Diluted	$49,316	$37,136

The accompanying Notes are an integral part of these unaudited Condensed Consolidated Financial Statements.

TAILORED BRANDS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Comprehensive Income

(In thousands) (Unaudited)

	For the Six Months Ended
	August 1, 2026	August 2, 2025
Net income	$111,045	$113,996
Currency translation adjustments, net of tax	(1,406)	2,505
Other comprehensive (loss) income	$(1,406)	$2,505
Comprehensive income	$109,639	$116,501

The accompanying Notes are an integral part of these unaudited Condensed Consolidated Financial Statements.

TAILORED BRANDS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Redeemable Convertible Preferred Stock and Shareholders’ Deficit

(In thousands) (Unaudited)

	Redeemable Convertible Preferred Stock		Common Stock		Treasury Stock		Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Shareholders’ Deficit
	Shares	Amount	Shares	Par Value	Shares	Amount
BALANCES – January 31, 2026	—	$—	48,855	$77	28,494	$(724,860)	$321,480	$(226,368)	$(1,745)	$(631,416)
Net income	—	—	—	—			—	111,045	—	111,045
Other comprehensive loss	—	—	—	—	—	—	—	—	(1,406)	(1,406)
Issuance of common stock under share-based payment plans	—	—	335	—	(335)	8,519	(8,519)	—	—	—
Share-based compensation	—	—	—	—	—	—	6,023	—	—	6,023
Dividend equivalents forfeited	—	—	—	—	—	—	—	493	—	493
Shares withheld for employee tax withholdings	—	—	—	—	—	—	(1,786)	—	—	(1,786)
BALANCES – August 1, 2026	—	$—	49,190	$77	28,159	$(716,341)	$317,198	$(114,830)	$(3,151)	$(517,047)
	Redeemable Convertible Preferred Stock		Common Stock		Treasury Stock		Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Shareholders’ Deficit
	Shares	Amount	Shares	Par Value	Shares	Amount
BALANCES – February 1, 2025	13,587	$407,841	37,040	$77	40,309	$(1,025,436)	$200,610	$503,693	$(4,963)	$(326,019)
Net income	—	—	—	—	—	—	—	113,996	—	113,996
Other comprehensive income	—	—	—	—	—	—	—	—	2,505	2,505
Share-based compensation	—	—	—	—	—	—	4,050	—	—	4,050
BALANCES – August 2, 2025	13,587	$407,841	37,040	$77	40,309	$(1,025,436)	$204,660	$617,689	$(2,458)	$(205,468)

The accompanying Notes are an integral part of these unaudited Condensed Consolidated Financial Statements.

TAILORED BRANDS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In thousands) (Unaudited)

	For the Six Months Ended
	August 1, 2026	August 2, 2025
Cash flows from operating activities:
Net income	$111,045	$113,996
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	25,859	24,551
Noncash lease expense	77,198	74,570
Financing liabilities noncash interest expense	519	445
Rental product amortization	14,506	15,111
Amortization of deferred financing costs and discount on long-term debt	3,035	1,716
Loss on extinguishment of debt	6,557	4,763
Loss on disposition of assets, net	2,893	2,686
Share-based compensation	6,023	4,050
Deferred tax expense (benefit)	1,631	(647)
Changes in operating assets and liabilities:
Accounts receivable, net	(808)	1,166
Inventory	1,287	(9,996)
Rental product, net	(23,929)	(18,615)
Other current and noncurrent assets	4,162	6,817
Accounts payable	(2,928)	17,654
Accrued compensation and benefits	(6,993)	11,140
Accrued expenses and other current liabilities	50,243	41,234
Income taxes payable	7,299	(4,774)
Operating lease and other noncurrent liabilities	(85,097)	(71,657)
Net cash provided by operating activities	192,502	214,210
Cash flows from investing activities:
Capital expenditures	(44,801)	(22,945)
Net cash used in investing activities	(44,801)	(22,945)
Cash flows from financing activities:
Payments on term loan	(161,600)	(139,212)
Proceeds from asset-based revolving credit facility	70,000	40,000
Payments on asset-based revolving credit facility	(100,000)	(70,000)
Deferred financing costs	(1,710)	—
Proceeds from sale-leaseback financing arrangement, net	—	22,759
Payment of offering costs	(578)	—
Repurchases of shares for tax withholding	(1,786)	—
Net cash used in financing activities	(195,674)	(146,453)
Effect of exchange rate changes on cash and cash equivalents	(915)	1,176
(Decrease) increase in cash and cash equivalents	(48,888)	45,988
Cash and cash equivalents at beginning of period	149,030	71,220
Cash and cash equivalents at end of period	$100,142	$117,208

TAILORED BRANDS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows — (Continued)

(In thousands) (Unaudited)

	For the Six Months Ended
	August 1, 2026	August 2, 2025
Supplemental disclosures of cash flow information:
Noncash investing and financing activities:
Unpaid capital expenditures within accounts payable and accrued expenses and other current liabilities	$9,049	$7,161
Unpaid deferred offering costs within accounts payable	$4,576	$—
Unpaid deferred financing costs within accounts payable	$190	$—
Dividend equivalents forfeited	$493	$—
Treasury shares reduced at cost	$8,519	$—
Cash paid for:
Interest	$24,431	$29,531
Income taxes, net of refunds	$18,453	$24,662

The accompanying Notes are an integral part of these unaudited Condensed Consolidated Financial Statements.

TAILORED BRANDS, INC. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

NOTE 1 | SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The interim unaudited Condensed Consolidated Financial Statements herein are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S.”) (“GAAP”) and include the accounts of Tailored Brands, Inc., and Subsidiaries (the “Company”). Intercompany accounts and transactions have been eliminated in the unaudited Condensed Consolidated Financial Statements. The Company uses the same accounting policies in preparing interim and annual financial statements. Certain information and footnote disclosures normally included in the Company’s annual Consolidated Financial Statements have been condensed or omitted. The interim unaudited Condensed Consolidated Financial Statements should be read in conjunction with the audited Consolidated Financial Statements and notes thereto.

The interim unaudited Condensed Consolidated Financial Statements reflect all normal recurring adjustments that are, in the opinion of management, necessary for fair presentation of the results of the interim period. Operating results of the interim periods presented are not necessarily indicative of the financial results for the full year.

Deferred Offering Costs

Deferred offering costs consist primarily of investment banking, accounting, legal, advisory, and other fees that are directly related to the Company’s issuance, or proposed issuances, of equity securities. Offering costs that are considered direct and incremental to an equity offering are deferred and recorded in the Company’s consolidated balance sheets as deferred offering costs and are charged against the gross proceeds of the offering as a reduction of additional paid-in capital upon completion of the offering. All other costs associated with an equity offering that are not considered direct and incremental are expensed as incurred. If an equity offering is abandoned, any previously deferred offering costs are expensed in the period the offering is abandoned.

Recent Accounting Pronouncements Not Yet Adopted

Internal-Use Software:    In September 2025, the FASB issued ASU 2025-06, Intangibles-Goodwill and Other (Subtopic 350-40) Targeted Improvements to the Accounting for Internal-Use Software (“ASU 2025-06”), which is intended to modernize the accounting for software costs that are accounted for under Subtopic 350-40. ASU 2025-06 removes references to prescriptive and sequential software development stages and replaces them with a probable-to complete recognition threshold. ASU 2025-06 also clarifies which disclosures apply to capitalized internal-use software costs. ASU 2025-06 is effective for annual reporting periods beginning after December 15, 2027, and interim reporting periods within those reporting periods. Early adoption at the beginning of a fiscal year is permitted. The Company is currently evaluating the effect that ASU 2025-06 will have on its Consolidated Financial Statements.

Disaggregation of Income Statement Expenses:    In November 2024, the FASB issued ASU 2024-03, Income Statement (Subtopic 220-40) — Reporting Comprehensive Income-Expense Disaggregation Disclosures (“ASU 2024-03”). This update requires enhanced disaggregation of certain income statement expenses and related qualitative information to be disclosed in the notes to the financial statements. The amendments in ASU 2024-03 are effective for fiscal years beginning after December 15, 2026 and interim periods within annual reporting periods beginning after December 15, 2027. Early adoption is permitted. The Company is currently evaluating the impact of the new disclosure requirements. Other than the expanded disclosure requirements, adoption of this guidance is not expected to have a significant impact on the Company’s consolidated financial statements.

The Company has considered all other new accounting pronouncements and has concluded none are expected to have a material impact on its financial statements.

TAILORED BRANDS, INC. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

NOTE 2 | REVENUE RECOGNITION

Revenues

The table below provides additional net sales information by banner and geographic area, classified primarily based on the location of the Company’s customers:

	For the Six Months Ended
(in thousands)	August 1, 2026	August 2, 2025
Net sales:
Men’s Wearhouse	$874,849	$817,626
Jos. A. Bank	204,956	196,697
K&G	188,777	189,494
Total U.S. net sales	1,268,582	1,203,817

Moores	89,346	88,682
Total Canada net sales	89,346	88,682

Total net sales	$1,357,928	$1,292,499

Sales Returns

Revenue from merchandise product sales is reported net of sales returns, which includes an estimate of future returns based on historical return rates, with a corresponding reduction to cost of sales. Sales returns reserve is included in accrued expenses and other current liabilities in the unaudited Condensed Consolidated Balance Sheets and represents the expected value of the refund that will be due to customers. Sales returns reserves were $6.1 million, $5.9 million and $5.5 million as of August 1, 2026, August 2, 2025, and January 31, 2026, respectively. The Company also has a corresponding asset included in other current assets that represents the right to recover products from customers associated with sales returns. The corresponding assets were $2.4 million, $2.4 million, and $2.2 million as of August 1, 2026, August 2, 2025, and January 31, 2026, respectively.

Contract Liabilities

The following tables provide details on contract liabilities, which are included within accrued expenses and other current liabilities in the unaudited Condensed Consolidated Balance Sheets:

(in thousands)	January 31, 2026	Liabilities Issued but Not Redeemed	Revenue Recognized from Beginning Liability	August 1, 2026
Loyalty program liabilities(1)	$9,619	$3,202	$(4,212)	$8,609
Unredeemed gift cards(2)	17,558	2,552	(5,544)	14,566
Customer deposits and prepayments	36,022	69,349	(34,329)	71,042

____________

(1)      Pretax breakage income of $1.0 million was recognized during the six months ended August 1, 2026.

(2)      Pretax breakage income of $1.3 million was recognized during the six months ended August 1, 2026.

TAILORED BRANDS, INC. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

NOTE 2 | REVENUE RECOGNITION (cont.)

(in thousands)	February 1, 2025	Liabilities Issued but Not Redeemed	Revenue Recognized from Beginning Liability	August 2, 2025
Loyalty program liabilities(1)	$11,875	$4,395	$(6,456)	$9,814
Unredeemed gift cards(2)	18,040	2,639	(5,351)	15,328
Customer deposits and prepayments	36,680	67,676	(33,366)	70,990

____________

(1)      Pretax breakage income of $3.5 million was recognized during the six months ended August 2, 2025.

(2)      Pretax breakage income of $1.0 million was recognized during the six months ended August 2, 2025.

NOTE 3 | FAIR VALUE MEASUREMENTS

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The authoritative guidance for fair value measurements establishes a three-level hierarchy, which encourages an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The three levels of the hierarchy are defined as follows:

•        Level 1 — inputs to the valuation techniques that are quoted prices in active markets for identical assets or liabilities

•        Level 2 — inputs to the valuation techniques that are other than quoted prices but are observable for the assets or liabilities, either directly or indirectly

•        Level 3 — inputs to the valuation techniques that are unobservable for the assets or liabilities

Assets and Liabilities that are Measured at Fair Value on a Nonrecurring Basis

Long-lived assets, including property and equipment, operating lease right-of-use assets, assets held for sale, and identifiable intangible assets, are evaluated for impairment at least annually to determine whether events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company did not record any impairment charges during the six months ended August 1, 2026 or August 2, 2025.

Fair Value of Financial Instruments

The Company’s financial instruments consist primarily of cash, accounts receivable, accounts payable, accrued expenses and other current liabilities, and current and long-term debt. The Company estimates that, as of August 1, 2026, August 2, 2025, and January 31, 2026, the carrying values of cash, accounts receivable, accounts payable, and accrued expenses and other current liabilities approximated their fair values due to the highly liquid or short-term nature of these instruments.

Borrowings under the Company’s asset-based lending facility, as further described in Note 10. Long-Term Debt, also approximated fair value as of August 1, 2026, August 2, 2025 and January 31, 2026, as the interest rates on such borrowings are variable and reset on a short-term basis based on prevailing market rates.

The fair values of the Company’s term loan and senior secured notes, as further described in Note 10. Long-Term Debt, were estimated as of August 1, 2026 and January 31, 2026 using observable secondary-market trading prices for the same instruments. Accordingly, the fair value measurement was classified as Level 2 within the fair value hierarchy. As of August 2, 2025, the fair value of the Company’s prior term loan was estimated using unobservable market data for similar debt instruments and was classified as Level 3 within the fair value hierarchy. The Level 3 fair value measurement reflects unobservable inputs related to credit risk, which were informed by observable bid-ask credit spreads for similarly sized companies with comparable credit ratings, adjusted to reflect the Company’s specific risk profile.

TAILORED BRANDS, INC. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

NOTE 3 | FAIR VALUE MEASUREMENTS (cont.)

The following table presents the carrying amount and estimated fair value of the Company’s term loan and senior secured notes as of the dates indicated:

(in thousands)	August 1, 2026		August 2, 2025		January 31, 2026
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Term loan	$490,000	$494,288	$226,584	$240,760	$650,000	$649,188
Senior secured notes	450,000	476,438	—	—	450,000	467,438
Less: Deferred financing costs and original issue discount	(21,944)	—	(7,377)	—	(29,486)	—
Term loan and senior secured notes, net (including current portion)	$918,056	$970,726	$219,207	$240,760	$1,070,514	$1,116,626

NOTE 4 | INVENTORY

The following table provides details of inventory as of August 1, 2026, August 2, 2025, and January 31, 2026:

(in thousands)	August 1, 2026	August 2, 2025	January 31, 2026
Finished goods	$369,496	$365,388	$363,085
Work in process	26,534	35,194	25,070
Raw materials	4,960	6,071	4,001
In-transit	26,498	37,831	37,509
Total inventory	$427,488	$444,484	$429,665

NOTE 5 | ASSETS HELD FOR SALE

The following table provides details of assets classified as held for sale as of August 1, 2026, August 2, 2025, and January 31, 2026:

(in thousands)	August 1, 2026	August 2, 2025	January 31, 2026
Data center in Houston, Texas	$3,695	$3,764	$3,763
Hub facility in Nashville, Tennessee	—	974	—
Total assets held for sale	$3,695	$4,738	$3,763

Assets held for sale are measured at the lower of their carrying amount or fair value less costs to sell. As the Company believes the fair value less costs to sell of these assets exceed their carrying amounts, no adjustments to their carrying values were recorded during the six months ended August 1, 2026, and August 2, 2025.

The Company records any related gains or losses in selling, general and administrative expenses in the Company’s unaudited Condensed Consolidated Statements of Income. The Company did not record any gains or losses during the six months ended August 1, 2026, and August 2, 2025.

TAILORED BRANDS, INC. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

NOTE 6 | OTHER CURRENT ASSETS

The following table provides details of other current assets as of August 1, 2026, August 2, 2025, and January 31, 2026:

(in thousands)	August 1, 2026	August 2, 2025	January 31, 2026
Prepaid expenses	$34,639	$30,091	$32,912
Deferred offering costs	5,154	—	—
Tax receivable	4,304	1,574	8,942
Other	5,752	6,312	6,826
Total other current assets	$49,849	$37,977	$48,680

NOTE 7 | PROPERTY AND EQUIPMENT, NET

The following table presents property and equipment by major class as of August 1, 2026, August 2, 2025, and January 31, 2026:

(in thousands)	August 1, 2026	August 2, 2025	January 31, 2026
Land	$16,323	$16,359	$16,396
Buildings	60,217	60,063	58,366
Leasehold improvements	164,851	126,324	148,045
Furniture, fixtures and equipment	211,227	167,661	198,791
Property and equipment, gross	452,618	370,407	421,598
Less: Accumulated depreciation	(239,339)	(190,998)	(213,324)
Property and equipment, net	$213,279	$179,409	$208,274

NOTE 8 | INCOME TAXES

The Company’s effective income tax rate increased to 22% for the six months ended August 1, 2026, from 15% for the six months ended August 2, 2025. This increase is primarily due to excess tax benefits on share-based payments in the prior year.

Net deferred tax assets of $40.7 million, $57.9 million, and $42.3 million as of August 1, 2026, August 2, 2025, and January 31, 2026, respectively, are included in other noncurrent assets in the unaudited Condensed Consolidated Balance Sheets. There were no net deferred tax liabilities as of August 1, 2026 and January 31, 2026. Net deferred tax liabilities were $2.9 million as of August 2, 2025. These are included in other noncurrent liabilities in the unaudited Condensed Consolidated Balance Sheets.

TAILORED BRANDS, INC. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

NOTE 9 | ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

The following table provides details of accrued expenses and other current liabilities as of August 1, 2026, August 2, 2025, and January 31, 2026:

(in thousands)	August 1, 2026	August 2, 2025	January 31, 2026
Customer deposits and prepayments	$71,042	$70,990	$36,022
Accrued interest	32,298	6,351	1,368
Sales, value-added, payroll, property, and other taxes payable	17,794	16,776	25,721
Unredeemed gift cards	14,566	15,328	17,558
Loyalty program liabilities	8,609	9,814	9,619
Sales returns reserve	6,084	5,881	5,476
Accrued cash dividends	5,760	—	20,207
Accrued royalties	4,254	4,873	1,594
Other	16,411	17,278	9,468
Total accrued expenses and other current liabilities	$176,818	$147,291	$127,033

NOTE 10 | LONG-TERM DEBT

The following table provides details on the Company’s long-term debt as of August 1, 2026, August 2, 2025, and January 31, 2026:

(in thousands)	August 1, 2026	August 2, 2025	January 31, 2026
Term Loan(1)	$490,000	$226,584	$650,000
Senior Secured Notes: 9.000% due 2031	450,000	—	450,000
ABL Facility(2)	110,000	140,000	140,000
Less: Deferred financing costs and original issue discount	(21,944)	(7,377)	(29,486)
Total debt, net	1,028,056	359,207	1,210,514
Current portion of long-term debt	—	—	(23,591)
Total long-term debt, net of current portion	$1,028,056	$359,207	$1,186,923

____________

(1)      The average interest rate on the Term Loan was 9.4%, 10.8%, and 9.4% as of August 1, 2026, August 2, 2025 and January 31, 2026, respectively.

(2)      The weighted average interest rate on the ABL Facility was 5.2%, 6.2% and 5.5% as of August 1, 2026, August 2, 2025 and January 31, 2026, respectively.

Term Loan

On January 28, 2026, the Company entered into a senior secured term loan facility (the “Term Loan”) in an aggregate principal amount of $650.0 million, maturing on January 28, 2031. The term loan was issued with an original issue discount of $9.8 million.

The term loan requires quarterly amortization payments equal to 1.875% of the original principal amount, with the remaining balance due at maturity. As of August 1, 2026, two existing shareholders held 13.4% and 5.4%, respectively, of the outstanding term loan balance. The Company incurred interest expense associated with the two existing shareholders of $5.3 million during the six months ended August 1, 2026.

Borrowings under the Term Loan bear interest at a variable rate based on SOFR plus an applicable rate. The Applicable Rate is defined as a percentage per annum equal to 5.75% in the case of any SOFR Loan.

TAILORED BRANDS, INC. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

NOTE 10 | LONG-TERM DEBT (cont.)

The Company may prepay the Term Loan, in whole or in part, at any time. Certain prepayments and lender replacements made prior to the first anniversary of the effective date are subject to a 1.00% prepayment premium, subject to customary exceptions, including transactions related to a change of control or a qualifying initial public offering. Following the end of each fiscal year, commencing with the first full fiscal year after January 28, 2026, the Company is also required to make mandatory prepayments based on a percentage of excess cash flow, ranging from 25% to 75% depending on the first lien leverage ratio, net of voluntary prepayments.

During the six months ended August 1, 2026, the Company made voluntary principal prepayments of $160.0 million on the Term Loan. In connection with these prepayments, the Company paid prepayment premiums of $1.7 million and accrued interest of $2.5 million. The Company recognized losses on extinguishment of debt of $6.4 million during the six months ended August 1, 2026, which were recorded in loss on extinguishment of debt in the unaudited Condensed Consolidated Statements of Income.

As of August 1, 2026, $7.6 million of deferred financing costs and $6.6 million of original issue discount related to the Term Loan are presented as direct deductions from the carrying amount of the Term Loan on the unaudited Condensed Consolidated Balance Sheets and are amortized to interest expense over the term of the Term Loan.

Senior Secured Notes

On January 28, 2026, The Men’s Wearhouse, LLC (the “Issuer”), a wholly owned subsidiary of the Company, issued $450.0 million aggregate principal amount of 9.000% senior secured notes due 2031 (the “Senior Secured Notes”). Interest on the Senior Secured Notes is payable semi-annually, beginning August 1, 2026, and the Senior Secured Notes mature on February 1, 2031.

The Senior Secured Notes are senior secured obligations guaranteed by certain subsidiaries of the Company and rank pari passu with the Company’s Term Loan. As of August 1, 2026, $7.7 million of deferred financing costs related to the notes were included in other noncurrent assets on the unaudited Condensed Consolidated Balance Sheets and are amortized over the term of the Senior Secured Notes.

ABL Facility

The Company’s Amended and Restated Credit Agreement, as amended, provides for a senior secured asset-based revolving credit facility (the “ABL Facility”) with aggregate commitments of $400.0 million, consisting of $350.0 million of U.S. commitments and $50.0 million of Canadian commitments. Subject to customary conditions and lender approval, the commitments may be increased by up to an additional $150.0 million.

Availability under the ABL Facility is limited to the lesser of the aggregate revolving commitments and the borrowing base, less outstanding credit exposure. The borrowing base is determined based on eligible inventory, eligible rental inventory, eligible accounts receivable, eligible credit card receivables and eligible cash, subject to customary eligibility criteria, advance rates, caps and reserves.

The obligations under the ABL Facility are guaranteed, jointly and severally, by the borrowers and certain other loan parties and are secured by liens on the collateral granted by the loan parties, subject to permitted liens, excluded assets and the terms of the applicable intercreditor arrangements governing the relative rights of the secured parties under the ABL Facility, the Term Loan and the Senior Secured Notes.

Borrowings under the ABL Facility bear interest, at the Company’s election, based on adjusted SOFR or an alternate base rate for U.S. borrowings and adjusted Term CORRA or Canadian prime rate for Canadian borrowings, plus an applicable margin based on average excess availability. Following the Seventh Amendment described below, the applicable margin ranges from 1.25% to 1.75% for SOFR and Term CORRA borrowings, and from 0.25% to 0.75% for alternate base rate and Canadian prime rate borrowings. The ABL Facility also provides for letter of credit participation fees at rates equivalent to the applicable margin on SOFR and Term CORRA borrowings, a fronting fee of 0.125%, customary issuing bank fees and an unused commitment fee of 0.25% per annum.

TAILORED BRANDS, INC. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

NOTE 10 | LONG-TERM DEBT (cont.)

On July 21, 2026, the Company entered into the Seventh Amendment to the ABL Facility (the “Seventh Amendment”), which extended the maturity date from March 31, 2028 to July 21, 2031 and amended certain other provisions, including pricing terms, borrowing base provisions and certain administrative matters. The amendment did not change the aggregate revolving commitments under the ABL Facility.

In connection with the Seventh Amendment, the Company incurred approximately $1.9 million of debt issuance costs, which were capitalized and are being amortized over the remaining term of the ABL Facility. The Company also recognized a loss on extinguishment of debt of approximately $0.1 million related primarily to the write-off of unamortized deferred financing costs associated with lenders that did not participate in the amended facility.

As of August 1, 2026, August 2, 2025, and January 31, 2026 deferred financing costs related to the ABL Facility were $2.7 million, $1.5 million, and $1.2 million, respectively, and were included in other noncurrent assets in the unaudited Condensed Consolidated Balance Sheets. These costs are being amortized to interest expense over the remaining term of the ABL Facility.

At August 1, 2026, letters of credit totaling approximately $17.1 million were issued and outstanding. As of August 1, 2026, borrowings available under the ABL Facility were $186.8 million.

The ABL Facility contains a springing fixed charge coverage ratio covenant requiring a ratio of not less than 1.00 to 1.00 during any covenant period. A covenant period begins when excess availability falls below the greater of 10% of the line cap and $35.0 million and ends when excess availability has equaled or exceeded such threshold for 30 consecutive days. The ABL Facility also contains customary affirmative and negative covenants and events of default, including restrictions on indebtedness, liens, investments, acquisitions, asset dispositions, restricted payments and affiliate transactions.

Long-Term Debt Payments Through Maturity

The following table provides principal payments due on long-term debt, excluding unamortized discounts and deferred financing costs, through maturity:

Fiscal Year	(in thousands)
2026	$—
2027	—
2028	—
2029	10,625
2030	929,375
2031	110,000
Total long-term debt	$1,050,000
Deferred financing costs	(21,944)
Total debt, net	$1,028,056

NOTE 11 | FINANCING LIABILITIES

The Company previously completed sale-leaseback transactions involving its distribution centers in Cambridge, Ontario and Houston, Texas, which were determined to be failed sale-leasebacks and are accounted for as financing arrangements. The Company continues to recognize the related properties within property and equipment, net in the unaudited Condensed Consolidated Balance Sheets and depreciates them over their estimated useful lives. The proceeds received were recorded as financing liabilities and are repaid through scheduled “lease payments” to the buyer/lessor, which are treated as principal and interest rather than rent expense. In the initial periods, cash payments are less than the interest expense recognized in the unaudited Condensed Consolidated Statements of Income, which causes the related finance liabilities to increase during the beginning of the lease terms.

TAILORED BRANDS, INC. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

NOTE 11 | FINANCING LIABILITIES (cont.)

As of August 1, 2026, August 2, 2025, and January 31, 2026, the carrying value of the financing liabilities were $85.3 million, $84.7 million, and $85.6 million, respectively.

NOTE 12 | LEASES

The Company leases store locations, office and warehouse facilities, vehicles, and equipment under various noncancelable operating leases expiring in various years through 2039.

Substantially all of the Company’s stores are leased, generally for five to 10 year initial terms. Certain leases include one or more options to renew, with renewal terms that range from one to 10 years. The Company uses its judgment to determine if a renewal option is reasonably certain of being exercised including consideration of the significant investment related to the identification, opening, and operation of these store locations. In addition, under real estate leases, the Company pays costs such as real estate taxes and common area maintenance. Certain of the Company’s lease agreements include rental payments based on a percentage of retail sales over contractually defined amounts. These costs are generally considered variable lease payments and are recognized when deemed probable of payment. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.

Operating lease right-of-use assets and operating lease liabilities are recognized at the lease commencement date. Operating lease liabilities represent the present value of lease payments. Operating lease right-of-use assets represent rights to use an underlying asset and are based upon the operating lease liabilities adjusted for prepayments or accrued lease payments, lease incentives, initial direct costs, and impairment of operating lease right-of-use assets. To determine the present value of the lease payments, the Company utilizes an estimated incremental borrowing rate based on the Company’s current applicable secured credit rating.

The components of lease cost are as follows:

	For the Six Months Ended
(in thousands)	August 1, 2026	August 2, 2025
Operating lease cost	$98,987	$96,213
Variable lease cost	29,712	29,196
Total lease cost	$128,699	$125,409

Operating lease cost is recognized on a straight-line basis over the lease term. Total lease costs for stores and the distribution network are included in cost of sales, while other lease costs are included in selling, general and administrative expenses in the Company’s unaudited Condensed Consolidated Statements of Income.

The weighted-average remaining lease term and discount rate for operating leases were as follows:

	August 1, 2026	August 2, 2025	January 31, 2026
Weighted-average remaining lease term	4.8 years	4.5 years	4.6 years
Weighted-average discount rate	7.3%	7.7%	7.5%

Supplemental disclosures of cash flow information consist of the following:

	For the Six Months Ended
(in thousands)	August 1, 2026	August 2, 2025
Cash paid for operating leases	$99,669	$96,659
Non-cash operating lease assets additions, net of other reductions	$89,730	$134,306

TAILORED BRANDS, INC. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

NOTE 13 | REDEEMABLE CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS’ DEFICIT

Preferred Stock

The Company’s Board of Directors (the “Board”) is authorized to issue up to 100.0 million shares of preferred stock, par value $0.001 per share. In February 2024, the Company issued 14.0 million shares of Series A Mandatory Convertible Preferred Stock (the “Series A Preferred Stock”). On January 28, 2026, all 13.6 million outstanding shares of Series A Preferred Stock were converted into 11.8 million shares of common stock and were subsequently retired and cancelled. Accordingly, no shares of Series A Preferred Stock were issued or outstanding as of August 1, 2026.

In connection with the conversion of the Series A Preferred Stock, the Company paid a conversion incentive payment of $52.5 million, which represented a deemed dividend to preferred stockholders and was recorded as a reduction of retained earnings. In addition, the Company declared and paid a cash dividend on common stock on January 28, 2026. Refer to the audited Consolidated Financial Statements and notes thereto for additional information.

Common Stock

The Company’s Board is authorized to issue up to 200.0 million shares of common stock, each with a par value of $0.001 per share. As of August 1, 2026, 77.3 million shares of Common Stock were issued, of which 49.2 million shares were outstanding.

Treasury Stock

The Company accounts for repurchased shares of common stock as treasury stock at cost and presents treasury stock as a separate component of shareholders’ deficit. As of August 1, 2026, the Company held 28.1 million shares of Common Stock in Treasury Stock with an aggregate carrying value of $716.3 million, as presented in the unaudited Condensed Consolidated Balance Sheets.

NOTE 14 | SHARE-BASED COMPENSATION

Board Equity Incentive Plan

Plan Overview

The Company maintains the Board Equity Incentive Plan (the “BEIP”) to provide equity-based compensation to its non-employee directors. Restricted stock units (“RSUs”) granted under the BEIP vest ratably over a four-year service period and include both equity-settled and cash-settled components. The equity-settled portion is classified as equity, while the cash-settled portion is classified as a liability and is remeasured at each reporting date, with changes in fair value recognized in compensation expense.

Compensation Expense

The following table summarizes share-based compensation expense recognized under the BEIP for the six months ended August 1, 2026 and August 2, 2025:

	For the Six Months Ended
(in thousands)	August 1, 2026	August 2, 2025
Time-based equity-settled awards	$105	$215
Time-based cash-settled awards	53	144
Total share-based compensation expense	$158	$359
Total share-based compensation expense, net of tax	$123	$289

TAILORED BRANDS, INC. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

NOTE 14 | SHARE-BASED COMPENSATION (cont.)

As of August 1, 2026, the weighted average grant-date fair value of the equity-settled awards was $29.38. As of August 1, 2026, the fair value of the cash-settled awards was $21.53. As of August 1, 2026, approximately $1.2 million of unrecognized compensation expense related to unvested BEIP awards remained, which is expected to be recognized over a weighted average period of 2.6 years.

Dividend Equivalents

During fiscal year 2025, the Company accrued dividend equivalents on unvested BEIP awards. As of August 1, 2026, $0.9 million of unpaid dividend equivalents had been accrued, of which, $0.3 million was included in accrued expenses and other current liabilities and $0.6 million was included in other noncurrent liabilities in the unaudited Condensed Consolidated Balance Sheets.

The dividend equivalents are payable only upon vesting of the underlying awards and are forfeited if the awards do not vest. Accordingly, the unvested BEIP RSU awards do not have a nonforfeitable right to receive dividends or dividend equivalents during the vesting period and therefore are not considered participating securities for purposes of applying the two-class method of earnings per share.

Plan Overview

The Company maintains the Management Equity Incentive Plan (the “MEIP”) to provide equity-based compensation to eligible employees. RSUs granted under the MEIP include time-based, performance-based, and market-based awards.

RSU Activity

The following table summarizes activity related to time-based, performance-based and market-based RSUs for the six months ended August 1, 2026:

	Time-Based Awards		Performance-Based Awards		Market-Based Awards
	Number of RSUs	Weighted- Average Grant Date Fair Value	Number of RSUs	Weighted- Average Grant Date Fair Value	Number of RSUs	Weighted- Average Grant Date Fair Value
Unvested at January 31, 2026	700,445	$28.78	1,436,286	$29.21	240,250	$12.13
Granted	—	—	—	—	—	—
Vested	—	—	—	—	—	—
Forfeited	(6,953)	28.66	(13, 813)	29.02	—	—
Unvested at August 1, 2026	693,492	$28.79	1,422,473	$29.21	240,250	$12.13

Compensation Expense

The following table summarizes share-based compensation expense recognized under the BEIP for the six months ended August 1, 2026 and August 2, 2025:

(in thousands)	For the Six Months Ended
	August 1, 2026	August 2, 2025
Time-based awards	$4,425	$3,305
Performance-based awards	1,077	530
Market-based awards	416	—
Total equity share-based compensation expense	$5,918	$3,835
Total equity share-based compensation expense, net of tax	$4,613	$3,090

TAILORED BRANDS, INC. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

NOTE 14 | SHARE-BASED COMPENSATION (cont.)

The following table presents unrecognized compensation cost and the weighted-average period over which such cost is expected to be recognized for RSUs outstanding as of August 1, 2026:

	Time-Based Awards	Performance- Based Awards	Market-Based Awards
Unrecognized compensation cost (in thousands)	$15,517	$3,591	$2,087
Remaining weighted-average period cost expected to be recognized	1.4 years	1.7 years	2.5 years

No time-based RSUs or performance-based RSUs vested during the six months ended August 1, 2026 or August 2, 2025.

Dividend Equivalents

During fiscal year 2025, the Company accrued dividend equivalents on unvested MEIP awards. As of August 1, 2026, $20.5 million of unpaid dividend equivalents had been accrued, of which $5.5 million was included in accrued expenses and other current liabilities and $15.0 million was included in other noncurrent liabilities in the unaudited Condensed Consolidated Balance Sheets.

The dividend equivalents are payable only upon vesting of the underlying awards and are forfeited if the awards do not vest. Accordingly, the unvested MEIP RSU awards do not have a nonforfeitable right to receive dividends or dividend equivalents during the vesting period and therefore are not considered participating securities for purposes of applying the two-class method of earnings per share.

NOTE 15 | EARNINGS PER SHARE

Basic earnings per share is computed by dividing net income available to common shareholders by the weighted-average number of common shares outstanding during the period. Net income available to common shareholders is calculated after deducting earnings allocated to participating securities and deemed dividends, as applicable.

Diluted earnings per share is computed by dividing net income by the weighted-average number of common shares outstanding and common share equivalents, assuming the conversion of potentially dilutive securities. For periods in which participating or convertible securities are outstanding, diluted earnings per share reflects the more dilutive of (i) the two-class method or (ii) the if-converted method.

Common share equivalents include the dilutive effect of restricted stock units and performance share units that are probable of vesting, calculated using the treasury stock method. Potential common shares are excluded from diluted earnings per share in periods in which their effect would be anti-dilutive.

The following table provides a reconciliation of basic and diluted earnings per share:

(In thousands, except per share amounts)	For the Six Months Ended
	August 1, 2026	August 2, 2025
Net income	$111,045	$113,996
Less: allocation of undistributed earnings to participating preferred shares	—	(30,597)
Net Income Attributable to Common Shareholders (Basic)	$111,045	$83,399
Add: undistributed earnings allocated to participating preferred shares	—	30,597
Less: reallocation of undistributed earnings to participating preferred shares	—	(30,539)
Net Income Attributable to Common Shareholders (Diluted)	$111,045	$83,457

TAILORED BRANDS, INC. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

NOTE 15 | EARNINGS PER SHARE (cont.)

(In thousands, except per share amounts)	For the Six Months Ended
	August 1, 2026	August 2, 2025
Basic weighted-average shares outstanding	49,177	37,039
Restricted stock units and performance stock units	139	97
Diluted weighted-average shares outstanding	49,316	37,136
Anti-dilutive Awards(1)	756	—

Basic earnings per share	$2.26	$2.25
Diluted earnings per share	$2.25	$2.25

____________

(1)      Reflects the total number of shares related to outstanding share-based compensation awards that have been excluded from the computation of net income per diluted share because the impact would have been anti-dilutive.

NOTE 16 | SEGMENT REPORTING

The Company has identified two operating segments, which also represent its reportable segments and reflect the manner in which the Chief Operating Decision Maker (“CODM”), defined as the Company’s Chief Executive Officer (“CEO”), evaluates operating results and allocates resources. These segments are Specialty Menswear and K&G.

In evaluating segment performance, the CODM reviews operating income. In making resource allocation decisions, the CODM considers actual results relative to expectations, as well as each segment’s growth opportunities and strategic priorities.

The Specialty Menswear segment offers a broad assortment of exclusive and non-exclusive merchandise, as well as rental and alteration services, through retail stores and e-commerce platforms. These offerings are supported by omni channel capabilities, including cross banner rental pickup and return. The K&G segment is a value focused specialty retailer offering a wide selection of national brand and private label merchandise at accessible price points across men’s, women’s, and children’s apparel, footwear, and accessories.

Corporate and other unallocated expenses primarily consist of costs that are not directly attributable to a reportable segment, including expenses related to centralized corporate functions such as brand management, corporate strategy, information technology, finance, treasury, legal, human resources, and other shared services. These costs are managed and evaluated on a consolidated basis and are not allocated to the Company’s reportable segments. Accordingly, such amounts are reflected as reconciling items between total segment operating income and consolidated income before tax.

The Company does not report assets by reportable segment, as such information is not used by the CODM in evaluating segment performance or making resource allocation decisions.

	For the Six Months Ended August 1, 2026

(in thousands)	Specialty Menswear	K&G	Total
Net Sales	$1,169,151	$188,777	$1,357,928
Cost of sales	415,965	102,659	518,624
Occupancy costs (inclusive of depreciation)	129,704	22,226	151,930
Advertising expenses	69,962	5,168	75,130
Store expenses	183,352	25,028	208,380
Selling, general and administrative expenses(1)	65,880	3,160	69,040
Depreciation (exclusive of depreciation in occupancy costs)	8,459	192	8,651
Segment operating income	$295,829	$30,344	$326,173

Less: Corporate and other unallocated expenses(2)			119,524
Interest expense, net			56,836
Loss on extinguishment of debt			6,557
Income before income taxes			$143,256

TAILORED BRANDS, INC. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

NOTE 16 | SEGMENT REPORTING (cont.)

	For the Six Months Ended August 2, 2025

(in thousands)	Specialty Menswear	K&G	Total
Net Sales	$1,103,005	$189,494	$1,292,499
Cost of sales	413,076	104,499	517,575
Occupancy costs (inclusive of depreciation)	125,515	21,906	147,421
Advertising expenses	67,806	5,148	72,954
Store expenses	177,722	24,746	202,468
Selling, general and administrative expenses(1)	63,384	3,458	66,842
Depreciation (exclusive of depreciation in occupancy costs)	9,287	148	9,435
Segment operating income	$246,215	$29,589	$275,804

Less: Corporate and other unallocated expenses(2)			111,682
Interest expense, net			25,744
Loss on extinguishment of debt			4,763
Income before income taxes			$133,615

____________

(1)      Selling, general and administrative expenses are exclusive of advertising and store expenses.

(2)      Corporate and other unallocated expenses primarily consist of corporate costs that are not directly attributable to a reportable segment including corporate incentive plans, payroll and benefits associated centralized corporate functions such as IT, brand management, finance, legal, human resources and other shared services of $71.8 million and $65.0 million during the six months ended August 1, 2026 and August 2, 2025, respectively. In addition, this includes corporate IT costs of $20.8 million and $19.6 million during the six months ended August 1, 2026 and August 2, 2025, respectively.

NOTE 17 | COMMITMENTS AND CONTINGENCIES

Legal Proceedings

The Company is involved, from time to time, in litigation, other legal claims, and proceedings involving matters associated with or incidental to our business, including, among other things, matters involving employee relations, trademark and other intellectual property, licensing, importation and exportation of its products, real estate, taxation, and privacy. The Company records accruals for legal matters when a loss is considered probable and the amount or range of loss can be reasonably estimated. For matters in which a loss is reasonably probable, the Company evaluates the need to disclose an estimate or range of possible losses in excess of amounts accrued, if any. The Company believes at present that the resolution of currently pending matters will not individually or in the aggregate have a material adverse effect on its unaudited Condensed Consolidated Financial Statements. However, its assessment of any current litigation or other legal claims could potentially change in light of the discovery of facts not presently known or determinations by judges, juries, or other finders of fact which are not in accord with management’s evaluation of the possible liability or outcome of such litigation or claims.

NOTE 18 | SUBSEQUENT EVENTS

The Company has evaluated subsequent events through the date the unaudited Condensed Consolidated Financial Statements were available for issuance on August 31, 2026.

No matters were identified affecting the accompanying unaudited Condensed Consolidated Financial Statements or related disclosures not otherwise reflected herein.

          Shares

Common Stock

_______________________________

PRELIMINARY PROSPECTUS

_______________________________

          , 2026

Joint Bookrunning Managers
Goldman Sachs & Co. LLC	Morgan Stanley	Jefferies
BofA Securities	Evercore ISI	Guggenheim Securities	Wells Fargo Securities	Baird	Stifel

Co-Managers

Telsey Advisory Group
Fifth Third Securities	Academy Securities	Loop Capital Markets

Through and including            , 2026 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all expenses to be paid by the registrant, other than estimated underwriting discounts and commissions, in connection with this offering. All expenses will be borne by the registrant. All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee and the exchange listing fee.

Amount to be Paid
SEC Registration Fee	$	*
FINRA filing fee		*
Exchange listing fee		*
Printing expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent fees		*
Miscellaneous expenses		*
Total:	$	*

____________

*        To be provided by amendment.

Item 14. Indemnification of Directors and Officers.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings, whether civil, criminal, administrative or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Our amended and restated certificate of incorporation provides that a director will not be liable to us or our stockholders for monetary damages to the fullest extent permitted by the DGCL. Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. In addition, if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a member of our Board, will be limited to the fullest extent permitted by the amended DGCL. Our amended and restated certificate of incorporation and amended and restated bylaws provide that we will indemnify, and advance expenses to, any officer or director to the fullest extent authorized by the DGCL.

We have obtained directors’ and officers’ insurance to cover our directors, officers and some of our employees for certain liabilities. In addition, we intend to enter into indemnification agreements with our current and future directors and officers containing provisions that are in some respects broader than the specific indemnification provisions contained in the DGCL. The indemnification agreements will require us, among other things, to indemnify our directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The proposed form of underwriting agreement to be filed as Exhibit 1.1 to this registration statement provides for indemnification to our directors and officers by the underwriters against certain liabilities.

Item 15. Recent Sales of Unregistered Securities.

Preferred Equity Issuance and Exchange

In March 2024, we issued 14.0 million shares of the Series A Mandatory Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), with an aggregate liquidation preference of $25.35 per share, accreting daily at 11.50% per annum, compounded quarterly, in exchange for 14.0 million shares of our common stock.

In March 2024, we issued 65.8 million shares of our common stock for $65.8 million in aggregate principal amount of convertible notes to the holders of such convertible notes pursuant to a conversion notice in accordance with the indenture governing such convertible notes.

On January 28, 2026, we issued 11.8 million shares of our common stock in consideration for all 13.6 million shares of outstanding Series A Preferred Stock. The Series A Preferred Stock were converted at a conversion rate of 0.8696 shares of common stock per share of Series A Preferred Stock. In connection with the conversion, the Company made cash payments of approximately $52.5 million, or $3.8639 per share of Series A Preferred Stock, to the then holders of the Series A Preferred Stock.

Equity Plan-Related Issuances

From January 29, 2023 through the date of this prospectus, we granted to our non-employee directors restricted stock units representing an aggregate of 2,216,393 shares of our common stock under the BEIP. From January 29, 2023 through the date of this prospectus, we granted to eligible employees restricted stock units representing an aggregate of 4,745,491 shares of our common stock under the MEIPs.

The issuances of the securities in the transactions described above were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act and/or Rule 506, Rule 701, or Regulation S promulgated thereunder. The securities were issued directly by us and did not involve a public offering or general solicitation.

Item 16. Exhibits and Financial Statement Schedules.

(a)     Exhibits

See the Exhibit Index immediately preceding the signature page hereto, which is incorporated by reference as if fully set forth herein.

(b)    Financial Statement Schedules

Schedules not listed have been omitted because the information required to be set forth therein is not applicable, not material or is shown in the Consolidated Financial Statements.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

1.      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

2.      The undersigned registrant hereby undertakes that:

(A)    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(B)    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit Number	Description
1.1**	Form of Underwriting Agreement.
3.1*	Form of Third Amended and Restated Certificate of Incorporation of Tailored Brands, Inc.
3.2*	Form of Fourth Amended and Restated Bylaws of Tailored Brands, Inc.
4.1	Second Amended and Restated Stockholders Agreement, dated as of March 29, 2024, by and among Tailored Brands, Inc. and the stockholders party thereto.
5.1	Form of Opinion of Kirkland & Ellis LLP.
10.1

Seventh Amendment to Credit Agreement, dated as of July 21, 2026, by and among, inter alios, The Men’s Wearhouse, LLC, as U.S. borrower, Moores The Suit People Corp./Vetements Pour Hommes Moores Corp., as Canadian borrower, Tailored Brands, Inc. and New TMW Midco LLC, as Holdco guarantors, JPMorgan Chase Bank, N.A., as administrative agent, and JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian administrative agent.

10.2*

Credit Agreement, dated as of January 28, 2026, by and among, inter alios, New TMW LLC, as initial holdings, The Men’s Wearhouse, LLC, as borrower, Tailored Brands, Inc. and New TMW Midco LLC, as Holdco guarantors, and Goldman Sachs Bank, USA, as administrative agent and collateral agent, and the lenders party thereto.

10.3*

Indenture, dated as of January 28, 2026, by and among The Men’s Wearhouse, LLC, as issuer, Tailored Brands, Inc., as guarantor, and the other guarantors party thereto from time to time, U.S. Bank Trust Company, National Association, as trustee and notes collateral agent, governing the 9.000% Senior Secured Notes due 2031.

10.4	Form of Director Nomination Agreement.
10.5#*	Tailored Brands Executive Severance Plan.
10.6#*	Tailored Brands Inc. Amended and Restated 2021 Equity Incentive Plan.
10.7#*	Form of Restricted Stock Unit Award Notice and Agreement pursuant to the Tailored Brands Inc. Amended and Restated 2021 Equity Incentive Plan.
10.8#*	Form of Performance-Based Restricted Stock Unit Award Notice and Agreement pursuant to the Tailored Brands Inc. Amended and Restated 2021 Equity Incentive Plan.
10.9#*	Tailored Brands Inc. 2024 Equity Incentive Plan.
10.10#*	Form of Restricted Stock Unit Award Notice and Agreement pursuant to the Tailored Brands Inc. 2024 Equity Incentive Plan.
10.11#*	Form of Performance-Based Restricted Stock Unit Award Notice and Agreement pursuant to the Tailored Brands Inc. 2024 Equity Incentive Plan.
10.12#*	Tailored Brands Inc. 2025 Director Equity Plan.
10.13#*	Form of Restricted Stock Unit Award Notice and Agreement pursuant to the Tailored Brands Inc. 2025 Director Equity Plan.
10.14#	Form of Tailored Brands, Inc. 2026 Omnibus Incentive Plan.
10.15#*	Employment Agreement, dated as of June 18, 2025, by and between Tailored Brands, Inc. and John Tighe.
10.16#*	Offer Letter, dated as of November 10, 2025, by and between Tailored Shared Services, LLC and Michael Baughn.

Exhibit Number	Description
10.17#*	Offer Letter, dated as of January 22, 2025, by and between Tailored Shared Services, LLC and Whit Alexander.
10.18#*	Offer Letter, dated as of April 21, 2021, by and between Tailored Shared Services, LLC and Karla Gray.
10.19#*	Promotion Letter, dated as of December 1, 2025, by and between Tailored Shared Services, LLC and Karla Gray.
10.20#*	Offer Letter, by and between Tailored Shared Services, LLC and Jamie Bragg, effective as of May 7, 2019.
10.21#*	Offer Letter, dated as of January 31, 2024, by and between Tailored Shared Services, Inc. and Peter Sachse.
10.22#*	Offer Letter, dated as of August 1, 2025, by and between Tailored Brands, Inc. and Peter Sachse.
10.23#*	Offer Letter, dated as of October 4, 2021, by and between Tailored Shared Services, LLC and Brandy Richardson.
10.24#*	Restricted Stock Unit Award Notice and Agreement pursuant to the Tailored Brands Inc. 2024 Equity Incentive Plan for John Tighe
10.25#*	Performance-Based Restricted Stock Unit Award Notice and Agreement pursuant to the Tailored Brands Inc. 2024 Equity Incentive Plan for John Tighe
10.26#	Form of Tailored Brands, Inc. Employee Stock Purchase Plan
10.27#	Form of Restricted Stock Unit Grant Notice and Agreement pursuant to the Tailored Brands, Inc. 2026 Omnibus Incentive Plan
10.28#	Form of Performance-Based Restricted Stock Unit Grant Notice and Agreement pursuant to the Tailored Brands, Inc. 2026 Omnibus Incentive Plan
10.29	Form of Indemnification Agreement.
21.1*	List of Subsidiaries of the Registrant.
23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm.
23.2	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1 hereto).
24.1*	Powers of Attorney (contained on signature pages to the Registration Statement on Form S-1).
107*	Filing Fee Exhibit.

____________

#        Denotes management contract or compensatory plan or arrangement.

*        Previously filed.

**      To be filed by amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on August 31, 2026.

Tailored Brands, Inc.
By:	/s/ John Tighe
	Name:	John Tighe
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ John Tighe	Chief Executive Officer and Director	August 31, 2026
John Tighe	(Principal Executive Officer)

/s/ Michael Baughn	Chief Financial Officer	August 31, 2026
Michael Baughn	(Principal Financial Officer)

/s/ Staci Watkins	Chief Accounting Officer	August 31, 2026
Staci Watkins	(Principal Accounting Officer)

*	Director	August 31, 2026
Peter Sachse

*	Director	August 31, 2026
Timothy Lavelle

*	Director	August 31, 2026
Sean Mahoney

*	Director	August 31, 2026
Wesley S. McDonald

*	Director	August 31, 2026
Julie Rosen

/s/ Delaney Steele	Director	August 31, 2026
Delaney Steele
*By:	/s/ John Tighe
John Tighe
Attorney-in-Fact